    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, DATED MAY 12, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 U S WEST, INC.
             (Exact name of registrant as specified in its charter)

       DELAWARE                   4811               84-0926774
    (State or other        (Primary Standard      (I.R.S. Employer
    jurisdiction of            Industrial          Identification
   incorporation or       Classification Code           No.)
     organization)              Number)

                                 U S WEST, INC.
                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6500
         (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                             STEPHEN E. BRILZ, ESQ.
                                 U S WEST, INC.
                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6500
      (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:
                             DENNIS J. BLOCK, ESQ.
                             WEIL, GOTSHAL & MANGES
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
                            ------------------------
        Approximate date of commencement of proposed sale to the public:
             As soon as practicable after approval by shareholders.
                            ------------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                   AMOUNT TO         MAXIMUM         AGGREGATE        AMOUNT OF
    TITLE OF EACH CLASS OF            BE         OFFERING PRICE      OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED (1)      PER UNIT         PRICE (2)         FEE (2)
U S WEST Communications Group
 Common Stock, par value $.01
 per share (3)................    470,564,209          --               --               --
U S WEST Media Group Common
 Stock, par value $.01 per
 share (3)....................    470,564,209          --               --               --
Total.........................        --               --              $100             $100

(1) If the Recapitalization Proposal described herein is approved by the shareholders and the reincorporation merger of U S WEST, Inc., a Colorado corporation ("U S WEST Colorado"), with and into U S WEST, Inc., a Delaware corporation ("U S WEST Delaware"), becomes effective, each share of Common Stock, without par value ("Existing Common Stock"), of U S WEST Colorado outstanding at the effective time of the merger will be converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share ("Communications Stock"), and one share of U S WEST Media Group Common Stock, par value $.01 per share ("Media Stock"), of U S WEST Delaware. The amount of Communications Stock and Media Stock being registered is based on the 470,564,209 shares of Existing Common Stock issued and outstanding at May 10, 1995.
(2) The shares will be distributed to shareholders without consideration. Accordingly, pursuant to Section 6(b) of the Securities Act of 1933, as amended, the amount of the registration fee is $100. For purposes solely of filing the Registration Statement, the Registrant has included a nominal proposed maximum aggregate offering price of $100.
(3) Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Communications Stock or Media Stock, as applicable.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 U S WEST, INC.

    Cross Reference Sheet Pursuant to Rule  404(a) under the Securities Act  and
Item 501(b) of Regulation S-K, showing the location in the Proxy Statement and Prospectus of the information required by Part I of Form S-4.

S-4 ITEM NUMBER AND CAPTION                                                   LOCATION IN PROXY STATEMENT AND PROSPECTUS
- ------------------------------------------------------------------------  ---------------------------------------------------
       A.  Information About the Transaction
                  1.  Forepart of Registration Statement and Outside
                       Front Cover Page of Prospectus...................  Facing Page of Registration Statement; Outside
                                                                           Front Cover of Proxy Statement and Prospectus
                  2.  Inside Front and Outside Back Cover Pages of
                       Prospectus.......................................  Available Information; Incorporation of Certain
                                                                           Documents by Reference; Table of Contents
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges
                       and Other Information............................  Proxy Statement Summary; Special Considerations;
                                                                           General; Incorporation of Certain Documents by
                                                                           Reference
                  4.  Terms of the Transaction..........................  Proposal 1 -- The Recapitalization Proposal
                  5.  Pro Forma Financial Information...................                           *
                  6.  Material Contacts with the Company Being
                       Acquired.........................................                           *
                  7.  Additional Information Required for Reoffering by
                       Persons and Parties Deemed to be Underwriters....                           *
                  8.  Interests of Named Experts and Counsel............  Experts; Legal Opinions
                  9.  Disclosure of Commission Position on
                       Indemnification for Securities Act Liabilities...                           *
       B.  Information About the Registrant
                 10.  Information with Respect to S-3 Registrants.......  Incorporation of Certain Documents by Reference;
                                                                           Annex V -- U S WEST, Inc.; Annex VI --
                                                                           Communications Group; Annex VII -- Media Group
                 11.  Incorporation of Certain Information by
                       Reference........................................  Incorporation of Certain Documents by Reference
                 12.  Information with Respect to S-2 or S-3
                       Registrants......................................                           *
                 13.  Incorporation of Certain Information by
                       Reference........................................                           *
                 14.  Information with Respect to Registrants Other Than
                       S-2 or S-3 Registrants...........................                           *
       C.  Information About the Company Being Acquired
                 15.  Information with Respect to S-3 Companies.........  Incorporation of Certain Documents by Reference
                 16.  Information with Respect to S-2 or S-3
                       Companies........................................                           *
                 17.  Information with Respect to Companies Other Than
                       S-2 or S-3 Companies.............................                           *

S-4 ITEM NUMBER AND CAPTION                                                   LOCATION IN PROXY STATEMENT AND PROSPECTUS
- ------------------------------------------------------------------------  ---------------------------------------------------
       D.  Voting and Management Information
                 18.  Information if Proxies, Consent of Authorizations
                       are to be Solicited..............................  Outside Front Cover Page of Proxy Statement and
                                                                           Prospectus; Proxy Statement Summary; General;
                                                                           Proposal 1 -- The Recapitalization Proposal;
                                                                           Solicitation Statement; Shareholder Proposals for
                                                                           1996 Annual Meeting
                 19.  Information if Proxies, Consents or Authorizations
                       are not be Solicited, or in an Exchange Offer....                           *

- ------------------------
*Omitted because not required or inapplicable.

                      PRELIMINARY COPY, DATED MAY 12, 1995
                                                                 [U S WEST LOGO]

                                                                          , 1995

To Our Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders of U S
WEST,  Inc., a Colorado  corporation ("U S WEST"),  to be held  at     :   a.m.,
Mountain Time, on       , 1995 at the             .

    At this Special Meeting, you will be asked to consider and approve a proposal (the "Recapitalization Proposal") being recommended by U S WEST's Board of Directors to create two classes of common stock that are intended to reflect separately the performance of U S WEST's communications and multimedia businesses and to change the state of incorporation of U S WEST from Colorado to Delaware. If the Recapitalization Proposal is approved, U S WEST will be reincorporated as a Delaware corporation ("U S WEST Delaware") and each outstanding share of U S WEST Common Stock will be automatically converted, tax free, into one share of common stock of U S WEST Delaware intended to reflect the performance of U S WEST's communications businesses ("Communications Stock") and one share of common stock of U S WEST Delaware intended to reflect the performance of U S WEST's multimedia businesses ("Media Stock").

    If approved, the Recapitalization Proposal will permit separate market valuations of the Communications Stock and the Media Stock based upon the separate operating results of U S WEST's communications and multimedia businesses. It will enable investors to gain a better understanding of these businesses and to invest in either or both securities depending upon their investment objectives. The Recapitalization Proposal would also allow U S WEST to preserve the strategic, financial and operational benefits it currently enjoys as a single, integrated corporation. The Recapitalization Proposal is also intended to provide U S WEST with greater flexibility in raising capital. Reincorporating in Delaware will enable U S WEST to benefit from Delaware's comprehensive corporate laws.

    If the Recapitalization Proposal is adopted by shareholders, the Board of Directors currently intends to pay dividends on the Communications Stock initially at a quarterly rate of $0.535 per share, which is the current quarterly dividend on U S WEST's existing common stock. With regard to the Media Stock, the Board currently intends to retain future earnings, if any, for the development of the Company's multimedia businesses and does not anticipate paying dividends on the Media Stock in the foreseeable future.

    At the Special Meeting, you will also be asked to consider and approve other related Proposals which would amend the U S WEST, Inc. 1994 Stock Plan and the U S WEST, Inc. Deferred Compensation Plan to reflect the new capital structure of U S WEST.

    The Board of Directors has carefully considered the terms of the Recapitalization Proposal and the related proposals, believes their adoption is in the best interests of U S WEST and its shareholders and unanimously recommends that the shareholders approve their adoption. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, including those described in the accompanying Proxy Statement and Prospectus.

    Please give these proxy materials careful attention. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. Accordingly, whether or not you plan to attend the Special Meeting, please promptly mark, sign and date the enclosed proxy and return it in the enclosed postage-paid envelope to assure that your shares will be represented at the Special Meeting.

    If you plan to be present in person, please mark the box provided on the proxy card, and you will be sent an attendance card which will expedite your admission to the meeting.

                                          Sincerely,

                                          Richard D. McCormick
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                      PRELIMINARY COPY, DATED MAY 12, 1995

                                     [LOGO]
                             7800 East Orchard Road
                           Englewood, Colorado 80111

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD              , 1995

    A Special Meeting of Shareholders of U S WEST, Inc., a Colorado  corporation
("U  S WEST"), will be held at the               on        , 1995, at   :  a.m.,
Mountain Time, for the following purposes:

        1. To consider and vote upon an Agreement and Plan of Merger, a copy of which is attached as Annex I to the accompanying Proxy Statement and Prospectus, pursuant to which (a) U S WEST would be merged with and into U S WEST, Inc., a Delaware corporation ("U S WEST Delaware"), with U S WEST Delaware continuing as the surviving corporation, (b) each outstanding share of Common Stock of U S WEST would be converted into one share of U S WEST Communications Group Common Stock of U S WEST Delaware and one share of U S WEST Media Group Common Stock of U S WEST Delaware, and (c) each outstanding share of Series B Preferred Stock of U S WEST would be converted into one share of Series C Preferred Stock of U S WEST Delaware, all as more fully described in the accompanying Proxy Statement and Prospectus;

        2. To consider and vote upon a proposal to approve the related amendments to the U S WEST, Inc. 1994 Stock Plan described in Annex IX to the accompanying Proxy Statement and Prospectus;

        3. To consider and vote upon a proposal to approve the related amendments to the U S WEST, Inc. Deferred Compensation Plan described in Annex X to the accompanying Proxy Statement and Prospectus; and

        4. To transact any such other business as may properly come before the meeting.

    Proposals 2 and 3 are conditioned upon approval of Proposal 1 and will not be implemented if Proposal 1 is not approved by shareholders and implemented by the Board. Accordingly, a vote against Proposal 1 will have the effect of a vote against Proposals 2 and 3.

    Only  shareholders  of record  on the  books of  U  S WEST  on the  close of
business on          , 1995 will be  entitled to vote at the Special Meeting  of
Shareholders.

                                          By order of the Board of Directors,

                                          Charles P. Russ, III
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Englewood, Colorado
        , 1995

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                               TABLE OF CONTENTS

                                                PAGE
                                              ---------
Proxy Statement and Prospectus..............          1
  Available Information.....................          4
  Incorporation of Certain Documents by
   Reference................................          5
  Summary Comparison of Terms of Existing
   Common Stock with Terms of Communications
   Stock and Media Stock....................          6
  Proxy Statement Summary...................         11
  Price Ranges of Existing Common Stock.....         26
  Special Considerations....................         26
  General...................................         32
  Proposal 1 -- The Recapitalization
   Proposal.................................         34
    General.................................         34
    Recommendation of the Board.............         34
    Exchange Procedures; Odd-Lot Program....         35
    Background and Reasons for the
     Recapitalization Proposal..............         35
    Certain Management Policies.............         38
    Accounting Matters and Policies.........         39
    Dividend Policy.........................         41
    Description of Communications Stock and
     Media Stock............................         42
    Future Inter-Group Interest.............         54
    Stock Transfer Agent and Registrar......         55
    Stock Exchange Listings.................         55
    Financial Advisors......................         55
    Comparison of Shareholder Rights........         55
    Certain Federal Income Tax
     Considerations.........................         63
    Restated Rights Agreement...............         66
    Convertible Securities..................         68
    Preferred Stock.........................         69
    Anti-Takeover Considerations............         70
    Dissenters' Rights......................         71
  Proposal 2 -- Amendment of the U S WEST,
   Inc. 1994 Stock Plan.....................         75
  Proposal 3 -- Amendment of the U S WEST,
   Inc. Deferred Compensation Plan..........         75
  Solicitation Statement....................         76
  Shareholder Proposals for 1996 Annual
   Meeting..................................         76
  Experts...................................         76
  Legal Opinions............................         76

                                                PAGE
                                              ---------
  Annex I -- Agreement and Plan of Merger...        I-1
  Annex II -- Restated Certificate of
   Incorporation of U S WEST, Inc...........       II-1
  Annex III -- By-Laws of U S WEST, Inc.....      III-1
  Annex IV -- Colorado Business Corporation
   Act -- Article 113.......................       IV-1
  Annex V -- U S WEST, Inc..................        V-1
    Selected Financial Data.................        V-2
    Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations.............................        V-3
    Consolidated Financial Statements.......       V-21
  Annex VI -- Communications Group..........       VI-1
    Description of Business.................       VI-2
    Selected Combined Financial Data........       VI-9
    Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations.............................      VI-10
    Combined Financial Statements...........      VI-24
  Annex VII -- Media Group..................      VII-1
    Description of Business.................      VII-2
    Selected Combined Financial Data........     VII-14
    Unaudited Pro Forma Combined Statement
     of Operations..........................     VII-18
    Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations.............................     VII-19
    Combined Financial Statements...........     VII-37
  Annex VIII -- Illustrations of Inter-Group
   Interest.................................     VIII-1
  Annex IX -- Proposed Amendments to the U S
   WEST, Inc. 1994 Stock Plan...............       IX-1
  Annex X -- Proposed Amendments to the U S
   WEST, Inc. Deferred Compensation Plan....        X-1

                           GLOSSARY OF DEFINED TERMS

    Set forth below is a list of certain defined terms used in this Proxy Statement and Prospectus and the Annexes thereto.

TERM                                           PAGE
- -------------------------------------------  ---------
Acquiring Person                                    66
Acquisition Trigger Date                            67
Advance/Newhouse                                 VII-5
Advanced Technologies                             VI-7
Affinity Group                                   VII-5
AirTouch                                             6
AirTouch -- U S WEST PCS Partnership             VII-7
Announcement Date                                   73
Article 113                                         71
Articles                                             2
ATI                                              VII-3
AT&T                                              VI-3
Atlanta Systems                                     12
Bell Atlantic                                    VII-2
Bellcore                                          VI-7
Board                                                1
Broadband Network                                 VI-4
CAPs                                              VI-6
CBCA                                                19
CEIT                                              VI-2
Code                                                63
Commission                                           4
Common Stock                                         1
Communications Group                                 2
Communications Group Available Dividend
 Amount                                             43
Communications Group Region                          6
Communications Group Subsidiaries                   46
Communications Right                                66
Communications Stock                                 1
Company                                              1
Compensation Plan                                   75
Composite Tape                                      26
Conversion Date                                    II-
Convertible Security                                68
D.C. District Court                               VI-3
DBS                                             VII-12
Disposition                                         44
Dissenter                                           72
Dissenter's Notice                                  72
Dissenter's Responsive Notice                       74
Distribution Date                                   66
EBITDA                                              22
Effective Time                                      34
Exchange Act                                         4
Existing By-Laws                                    18
Existing Certificates                               35
Existing Common Stock                                1

TERM                                           PAGE
- -------------------------------------------  ---------
Existing Preferred Stock                            42
Existing Rights                                     66
Existing Series A Preferred Stock                   42
Existing Series B Preferred Stock                    1
Expiration Date                                     67
FCC                                                 31
FSA                                                 69
GAAP                                                23
Fund American                                       69
Foreign Exchanges                                    2
Full Service Network                             VII-3
Group                                                2
Home Box Office                                  VII-9
Inter-Group Interest                                18
Inter-Group Interest Fraction                       54
Junior Stock                                        70
LATAs                                             VI-2
LECs                                            VII-11
LYONs                                               68
LYONs Indenture                                     68
Mailing Date                                        35
Management Committee                             VII-4
Market Capitalization                              II-
Market Value                                       II-
Market Value Ratio                                 II-
Marketing Resources                                 38
Media Group                                          2
Media Group Available Dividend Amount               43
Media Group Subsidiaries                            47
Media Right                                         66
Media Stock                                          1
Merger                                               1
Merger Agreement                                     1
MFJ                                               VI-3
MMDS                                            VII-12
MSA                                              VII-3
Mountain Bell                                     VI-3
Net Proceeds                                        45
New By-Laws                                          1
NewVector                                           12
1992 Cable Act                                  VII-10
Non-Competition Restrictions                    VII-10
Northwestern Bell                                 VI-3
Number of Shares Issuable with Respect to
 the Inter-Group Interest                           54
Non-Regulated Communication Businesses              39
NYNEX                                            VII-2

TERM                                           PAGE
- -------------------------------------------  ---------
NYSE                                                 2
ONA                                              VI-21
Outside Activities Restrictions                  VII-7
Outstanding Media Fraction                          54
Ownership Trigger Date                              66
Pacific Northwest Bell                            VI-3
Parity Stock                                        69
Payment Demand                                      72
Payment Demand Date                                 72
PCS                                                 13
PCS Primeco                                      VII-7
POPs                                             VII-6
Preferred Stock                                     42
Proxy Statement                                      1
PSC                                               VI-8
PSE                                                  2
PUCs                                                31
Qualifying Securities                               45
RBOCs                                             VI-7
Recapitalization Proposal                            1
Redemption Date                                    II-
Redemption Price                                    68
Registration Statement                               4
Related Business Transaction                        45
Restated Certificate                                 1
Restated Rights Agreement                           66
Restructuring Plan                                VI-2
Rights                                              66
Rights Agreement                                    66
Rights Redemption Date                              68
TERM                                           PAGE
- -------------------------------------------  ---------
Series A Preferred Stock                            42
Series B Preferred Stock                            42
Series C Preferred Stock                             1
Series A Purchase Price                             67
Series B Purchase Price                             67
Service                                             19
SFAS                                               V-3
Shareholder's Notice of Intent to Dissent           72
Six Flags                                        VII-9
SMATV                                           VII-12
Special Committee                                   35
Special Meeting                                      1
Stock Plan                                          75
TCI International                                VII-5
TeleWest                                             6
TITUS                                            VII-6
Trading Day                                        II-
TWE - A/N Partnership                            VII-5
TWE General Partners                             VII-9
TWE Japan                                        VII-6
TWE                                                  6
U S WEST                                             1
U S WEST Communications                              2
U S WEST Delaware                                    1
U S WEST International                           VII-5
U S WEST Multimedia                              VII-3
VDT                                              VI-22
WMC Partners                                     VII-7

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 12, 1995

                             ---------------------

                                 U S WEST, INC.
                             A COLORADO CORPORATION

                                PROXY STATEMENT
                             ---------------------

                                 U S WEST, INC.
                             A DELAWARE CORPORATION

                                   PROSPECTUS
                             ---------------------

            SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AT     A.M.,
                      MOUNTAIN TIME, ON             , 1995

    This Proxy Statement and Prospectus (the "Proxy Statement") is being furnished to the shareholders of U S WEST, Inc., a Colorado corporation ("U S WEST"), in connection with the solicitation of proxies by the Board of Directors of U S WEST (the "Board") from holders of outstanding shares of U S WEST's
Common Stock, without par value (the "Existing Common Stock"), for use at the Special Meeting of Shareholders of U S WEST to be held at : a.m., Mountain
Time, on             , 1995, and at any adjournment or postponement thereof (the
"Special  Meeting"). This Proxy Statement and the accompanying form of proxy are
first being mailed to shareholders of U S WEST on or about             , 1995.

    Holders of Existing Common Stock and Series B Cumulative Redeemable Preferred Stock, par value $1.00 per share, of U S WEST (the "Existing Series B Preferred Stock") will be asked at the Special Meeting to consider and approve Proposal 1 (the "Recapitalization Proposal") that would create two classes of common stock that are intended to reflect separately the performance of U S WEST's communications and multimedia businesses and change the state of incorporation of U S WEST from Colorado to Delaware. Under the Recapitalization Proposal, shareholders of U S WEST will be asked to approve an Agreement and
Plan of Merger (the "Merger Agreement"), dated as of             , 1995, between
U S WEST and U S WEST, Inc., a Delaware corporation and wholly-owned subsidiary of U S WEST ("U S WEST Delaware"), pursuant to which U S WEST would be merged (the "Merger") with and into U S WEST Delaware with U S WEST Delaware continuing as the surviving corporation. Immediately prior to the effective time of the Merger, the Certificate of Incorporation of U S WEST Delaware would be amended and restated (as so amended and restated, the "Restated Certificate") to, among other things, create two classes of common stock, the U S WEST Communications Group Common Stock, par value $.01 per share ("Communications Stock"), and the U S WEST Media Group Common Stock, par value $.01 per share ("Media Stock"). The Communications Stock and Media Stock are sometimes referred to herein collectively as "Common Stock" and individually as a class of "Common Stock." Upon consummation of the Merger, each share of Existing Common Stock would be automatically converted, tax free, into one share of Communications Stock and one share of Media Stock and each share of Existing Series B Preferred Stock would be converted, tax free, into one share of Series C Cumulative Redeemable Preferred Stock, par value $1.00, of U S WEST Delaware (the "Series C Preferred Stock"), having substantially the same rights, preferences and limitations as the Existing Series B Preferred Stock. As used herein, the term the "Company" refers to U S WEST prior to the Merger and to U S WEST Delaware following the Merger. The full text of the Merger Agreement, the Restated Certificate and the By-Laws of U S WEST Delaware (the "New By-Laws") are set forth in Annexes I, II and III hereto, respectively. This Proxy Statement also constitutes a prospectus of U S WEST Delaware with respect to the shares of Communications Stock and Media Stock to be issued in the Merger.

    The  Communications  Stock   and  Media  Stock   are  designed  to   provide
stockholders with securities that are intended to reflect separately the performance of the communications business of U S WEST

Communications, Inc. ("U S WEST Communications") and certain other subsidiaries of the Company (the "Communications Group") and the Company's multimedia businesses (the "Media Group"), respectively, without diminishing the benefits of remaining a single, integrated corporation. The Communications Group and Media Group are sometimes referred to herein collectively as the "Groups" and individually as a "Group". The Recapitalization Proposal will permit separate market valuations of the Communications Stock and the Media Stock based upon the separate operating results of the Communications Group and Media Group, respectively. This will enable investors to gain a better understanding of these businesses and to invest in either or both securities depending upon their investment objectives. The Recapitalization Proposal is also intended to provide the Company with greater flexibility in raising capital.

    The reincorporation of the Company in Delaware will not result in any change in the business, management, board of directors, assets, liabilities or net worth of the Company, and the business of the Company will continue to be managed from its corporate headquarters in Englewood, Colorado. It will, however, allow the Company to benefit from Delaware's well-developed corporate laws, which are periodically updated and revised to meet changing business needs. Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has been established construing Delaware law and establishing public policies with respect to Delaware corporations. As a consequence, a greater measure of predictability is possible in Delaware with respect to corporate legal affairs than is available in other states. In addition, the Company believes that Delaware law will offer clearer guidance with respect to legal issues that may arise as a result of the existence of separate classes of Common Stock of the Company.

    If the Recapitalization Proposal is approved, subject to the legal restrictions on the payment of dividends described in this Proxy Statement, the Board currently intends to pay regular quarterly dividends on the Communications Stock in an amount equal to $0.535 per share, which is the current quarterly dividend rate on the Existing Common Stock. With regard to the Media Stock, the Board currently intends to retain future earnings, if any, for the development of the Media Group's businesses and does not anticipate paying dividends on the Media Stock in the foreseeable future. Future dividends on the Communications Stock and the Media Stock will be payable when, as and if declared by the Board out of the lesser of (i) all funds of the Company legally available therefor and
(ii) the Available Dividend Amount with respect to the relevant Group. Subject to certain conditions, the Communications Stock and the Media Stock may be redeemed or converted into shares of the other class of Common Stock. The relative voting power of shares of Communications Stock and Media Stock will fluctuate from time to time, with each share of Communications Stock having one vote and each share of Media Stock having a variable vote, based upon the relative market values of one share of Media Stock and one share of Communications Stock. The rights of the holders of Communications Stock and Media Stock upon liquidation of the Company will be in proportion to the respective per share liquidation units of such class. Each share of Communications Stock will have one liquidation unit and each share of Media Stock will have . of a liquidation unit. These features, as well as other special considerations, are discussed under "Special Considerations" and "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock."

    The Restated Certificate provides for the authorization of 4 billion shares of Common Stock, as compared to 2 billion shares of Existing Common Stock which are currently authorized under U S WEST's Articles of Incorporation (the
"Articles"). Of such 4 billion shares, 2 billion would be shares of Communications Stock and 2 billion would be shares of Media Stock. The authorized but unissued shares of Communications Stock and Media Stock would be available for issuance by the Company from time to time, as determined by the Board, for any proper corporate purpose, which could include raising capital, payment of stock dividends, stock splits, providing compensation or benefits to employees or acquiring or investing in other companies or businesses.

    There has been no prior market for the Communications Stock or Media Stock. Applications will be made with the New York Stock Exchange (the "NYSE"), the Pacific Stock Exchange (the "PSE") and the foreign exchanges on which the Existing Common Stock is listed (the "Foreign Exchanges")
to amend the Company's current listing agreements to provide for the redesignation of the Existing Common Stock as Communications Stock and the listing of the Media Stock. See "Proposal 1 -- The Recapitalization Proposal -- Stock Exchange Listings."

    WHEN EVALUATING THE RECAPITALIZATION PROPOSAL, SHAREHOLDERS OF U S WEST SHOULD BE AWARE OF CERTAIN SPECIAL CONSIDERATIONS RELATING THERETO. SEE "SPECIAL CONSIDERATIONS."

    Shareholders will also be asked to consider and approve Proposal 2 to amend the U S WEST, Inc. 1994 Stock Plan to authorize the granting of stock awards in either Communications Stock or Media Stock, or both, and Proposal 3 to amend the
U S WEST, Inc. Deferred Compensation Plan to provide for         . If Proposal 1
is approved, it will be implemented whether or not Proposals 2 and 3 are approved. If Proposal 1 is not approved, Proposals 2 and 3 will not be implemented.

    THE BOARD HAS UNANIMOUSLY ADOPTED EACH PROPOSAL AND BELIEVES THAT THEIR APPROVAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF EACH PROPOSAL.

                            ------------------------
THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROXY   STATEMENT.
       ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

Dated:         , 1995

    NO   PERSON  IS  AUTHORIZED   TO  GIVE  ANY  INFORMATION   OR  TO  MAKE  ANY
REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PSE, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of the Existing Common Stock are listed.

    U S WEST Delaware has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, covering shares of Communications Stock and shares of MediaVision Stock issuable in connection with the Recapitalization Proposal. This Proxy Statement, which also constitutes the Prospectus of U S WEST Delaware filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by U S WEST with the Commission (File No. 1-8611) are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1994 and (ii) Current Reports on Form 8-K dated January 19, 1995, April 10, 1995 and April 18, 1995. All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, U S WEST, 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE          , 1995 [FIVE BUSINESS DAYS
PRIOR TO THE SPECIAL MEETING].

    Questions concerning the Proposals to be  acted upon at the Special  Meeting
should  be directed to the Company's Information Agent,              , toll-free
at          . Additional copies of this Proxy Statement or the Proxy Card may be obtained from the Information Agent or the Company's Investor Relations Department at its principal office.

                    SUMMARY COMPARISON OF TERMS OF EXISTING
                           COMMON STOCK WITH TERMS OF
                      COMMUNICATIONS STOCK AND MEDIA STOCK

    THE FOLLOWING IS A COMPARISON OF THE EXISTING COMMON STOCK AND THE PROPOSED COMMUNICATIONS STOCK AND MEDIA STOCK. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE ANNEXES HERETO. SEE "PROXY STATEMENT SUMMARY," "SPECIAL CONSIDERATIONS," "PROPOSAL 1 -- THE RECAPITALIZATION PROPOSAL -- DESCRIPTION OF COMMUNICATIONS
STOCK AND MEDIA STOCK" AND "-- COMPARISON OF SHAREHOLDER RIGHTS." UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT. SEE GLOSSARY OF DEFINED TERMS. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

                                                                       THE RECAPITALIZATION PROPOSAL
                                      EXISTING            --------------------------------------------------------
                                    COMMON STOCK             COMMUNICATIONS STOCK              MEDIA STOCK
                             ---------------------------  ---------------------------  ---------------------------
Governing Law:               Colorado                     Delaware                     Delaware

Business:                    All businesses of the        The Communications Group is  The Media Group is
                             Company                      comprised of businesses      comprised of:
                                                          which provide regulated      - the Company's cable and
                                                          communications services to     telecommunications
                                                          customers in the Company's     businesses outside of the
                                                          14 state region (the           Communications Group
                                                          "Communications Group          Region, including its
                                                          Region"), including local      cable systems in the
                                                          telephone services,            Atlanta, Georgia
                                                          exchange access services       metropolitan area and its
                                                          and certain long distance      investments in Time
                                                          services, as well as           Warner Entertainment
                                                          various new services,          Company, L.P. ("TWE") and
                                                          including Caller ID, voice     TeleWest Communications
                                                          messaging and high-speed       plc ("TeleWest");
                                                          data networking services.    - the Company's wireless
                                                          The Communications Group is    communications
                                                          beginning construction of      businesses, including its
                                                          an interactive broadband       proposed joint venture
                                                          telecommunications network     with AirTouch
                                                          in its region, capable of      Communications, Inc.
                                                          providing a broader range      ("AirTouch") and Mercury
                                                          of products and services to    One-2-One, its personal
                                                          its customers.                 communications services
                                                                                         joint venture in the
                                                                                         United Kingdom; and
                                                                                       - the Company's multimedia
                                                                                         content and services
                                                                                         businesses, including its
                                                                                         directory publishing
                                                                                         operations.

Issuance:                    --                           Each share of Existing       Each share of Existing
                                                          Common Stock will be         Common Stock will be
                                                          converted into one share of  converted into one share of
                                                          Communications Stock and     Communications Stock and
                                                          one share of Media Stock.    one share of Media Stock.

                                                          The Communications Stock is  The Media Stock is intended
                                                          intended to reflect          to reflect separately the
                                                          separately the performance   performance of the Media
                                                          of the Communications        Group.
                                                          Group.

                                                                       THE RECAPITALIZATION PROPOSAL
                                      EXISTING            --------------------------------------------------------
                                    COMMON STOCK             COMMUNICATIONS STOCK              MEDIA STOCK
                             ---------------------------  ---------------------------  ---------------------------
Number of Shares             470,564,209                  470,564,209                  470,564,209
Outstanding (based on
number of shares of Common
Stock outstanding as of May
10, 1995):

Listing:                     NYSE, PSE and the Foreign    Application will be made to  Application will be made to
                             Exchanges under the symbol   the NYSE, the PSE and the    the NYSE, the PSE and the
                             "USW."                       Foreign Exchanges for the    Foreign Exchanges for
                                                          redesignation of the         approval of the listing of
                                                          Existing Common Stock as     the Media Stock under the
                                                          Communications Stock, which  symbol "   ."
                                                          would continue to trade
                                                          under the symbol "USW."

Management Policies:         --                           The Company intends to       The Company intends to
                                                          follow certain polices with  follow certain polices with
                                                          respect to the businesses    respect to the businesses
                                                          of the Communications Group  of the Media Group and the
                                                          and the Media Group,         Communications Group,
                                                          including (i) the            including (i) the
                                                          requirement that, subject    requirement that, subject
                                                          to certain exceptions, all   to certain exceptions, all
                                                          transactions between the     transactions between the
                                                          Communications Group and     Media Group and the
                                                          the Media Group consistent   Communications Group be
                                                          with arm's-length terms and  consistent with arm's-
                                                          (ii) the use by the Board    length terms and (ii) the
                                                          of its good faith business   use by the Board of its
                                                          judgment to allocate         good faith business
                                                          corporate opportunities      judgment to allocate
                                                          between the two Groups.      corporate opportunities
                                                                                       between the two Groups.

Dividends:                   The Company's quarterly      The Company currently        The Company currently does
                             dividend rate is presently   intends to pay dividends on  not intend to pay dividends
                             $0.535 per share of          the Communications Stock     on the Media Stock.
                             Existing Common Stock.       initially at a quarterly
                             Dividends are payable out    rate of $0.535 per share.    Dividends on the Media
                             of all assets of the                                      Stock will be paid at the
                             Company legally available    Dividends on the             discretion of the Board
                             for dividends.               Communications Stock will    based primarily upon the
                                                          be paid at the discretion    financial condition,
                             Dividends on the Existing    of the Board based           results of operations and
                             Common Stock are limited to  primarily upon the           business requirements of
                             legally available funds      financial condition,         the Media Group and the
                             under Colorado law and are   results of operations and    Company as a whole.
                             payable at the discretion    business requirements of     Dividends, if any, will be
                             of the Board based           the Communications Group     payable out of the lesser
                             primarily upon the           and the Company as a whole.  of (i) the funds of the
                             financial condition,         Dividends will be payable    Company legally available
                             results of operations and    out of the lesser of (i)     for the payment of
                             business requirements of     the funds of the Company     dividends and (ii) the
                             the Company.                 legally available for the    Media Group Available
                                                          payment of dividends and     Dividend Amount.
                                                          (ii) the Communications
                                                          Group Available Dividend
                                                          Amount.

                                                                       THE RECAPITALIZATION PROPOSAL
                                      EXISTING            --------------------------------------------------------
                                    COMMON STOCK             COMMUNICATIONS STOCK              MEDIA STOCK
                             ---------------------------  ---------------------------  ---------------------------
Voting Rights:               One vote per share.          Except as otherwise          Except as otherwise
                                                          described herein, the        described herein, the
                                                          holders of Communications    holders of Media Stock and
                                                          Stock and Media Stock will   Communications Stock will
                                                          vote together as a single    vote together as a single
                                                          class. The Communications    class. Each share of Media
                                                          Stock will have one vote     Stock will have a variable
                                                          per share.                   number of votes equal to
                                                                                       the ratio of the Market
                                                                                       Value over a period of time
                                                                                       of one share of Media Stock
                                                                                       to one share of
                                                                                       Communications Stock and
                                                                                       may have more than, less
                                                                                       than or exactly one vote
                                                                                       per share. Initially, the
                                                                                       Media Stock will have  .
                                                                                       of a vote per share.

Rights on Disposition:       None.                        If the Company disposes of   If the Company disposes of
                                                          all or substantially all of  all or substantially all of
                                                          the properties and assets    the properties and assets
                                                          of the Communications Group  of the Media Group (i.e.,
                                                          (i.e., 80% or more), other   80% or more), other than in
                                                          than in a Related Business   a Related Business
                                                          Transaction in which the     Transaction in which the
                                                          Company receives Qualifying  Company receives Qualifying
                                                          Securities of an entity      Securities of an entity
                                                          primarily engaged in a       primarily engaged in a
                                                          business similar or          business similar or
                                                          complementary to the         complementary to the
                                                          business of the              business of the Media
                                                          Communications Group, the    Group, the Company must
                                                          Company must either (i)      either (i) distribute to
                                                          distribute to holders of     holders of Media Stock an
                                                          Communications Stock an      amount in cash and/or
                                                          amount in cash and/or        securities or other
                                                          securities or other          property equal to their
                                                          property equal to the Net    proportionate interest in
                                                          Proceeds of such             the Net Proceeds of such
                                                          disposition, either by       disposition, either by
                                                          special dividend or by       special dividend or by
                                                          redemption of all or part    redemption of all or part
                                                          of the outstanding shares    of the outstanding shares
                                                          of Communications Stock, or  of Media Stock, or (ii)
                                                          (ii) convert each share of   convert each share of Media
                                                          Communications Stock into a  Stock into a number of
                                                          number of shares of Media    shares of Communications
                                                          Stock equal to    % of the   Stock equal to    % of the
                                                          ratio of the Market Value    ratio of the Market Value
                                                          of one share of              of one share of Media Stock
                                                          Communications Stock to one  to one share of
                                                          share of Media Stock during  Communications Stock during
                                                          a specified period of time   a specified period of time
                                                          after consummation of the    after consummation of the
                                                          Disposition.                 Disposition.

                                                                       THE RECAPITALIZATION PROPOSAL
                                      EXISTING            --------------------------------------------------------
                                    COMMON STOCK             COMMUNICATIONS STOCK              MEDIA STOCK
                             ---------------------------  ---------------------------  ---------------------------
                                                          The Company may, at any      The Company may, at any
                                                          time prior to the first      time prior to the first
                                                          anniversary of a dividend    anniversary of a dividend
                                                          on, or partial redemption    on, or partial redemption
                                                          of, shares of                of, shares of Media Stock
                                                          Communications Stock         following a disposition of
                                                          following a disposition of   all or substantially all of
                                                          all or substantially all of  the properties and assets
                                                          the properties and assets    of the Media Group, convert
                                                          of the Communications        each remaining outstanding
                                                          Group, convert each          share of Media Stock into a
                                                          remaining outstanding share  number of shares of
                                                          of Communications Stock      Communications Stock equal
                                                          into a number of shares of   to    % of the ratio of the
                                                          Media Stock equal to    %    Market Value over a period
                                                          of the ratio of the Market   of time of one share of
                                                          Value over a period of time  Media Stock to one share of
                                                          of one share of              Communications Stock.
                                                          Communications Stock to one
                                                          share of Media Stock.

Sales of Less than                                        The proceeds from any        The proceeds from any
Substantially All of the                                  disposition of assets that   disposition of assets that
Assets of a Group:                                        do not comprise all or       do not comprise all or
                                                          substantially all of the     substantially all of the
                                                          properties and assets of     properties and assets of
                                                          the Communications Group     the Media Group will be
                                                          will be assets of the        assets of the Media Group
                                                          Communications Group and     and used for its benefit,
                                                          used for its benefit,        subject to the management
                                                          subject to the management    policies described under
                                                          policies described under     "Proposal 1 -- The
                                                          "Proposal 1 -- The           Recapitalization Proposal
                                                          Recapitalization Proposal    -- Certain Management
                                                          -- Certain Management        Policies."
                                                          Policies."

Conversion at Option of      None.                        At any time following the    The Company may at any time
Company:                                                  ninth anniversary of the     convert each share of Media
                                                          Effective Time, the Company  Stock into a number of
                                                          may convert each share of    shares of Communications
                                                          Communications Stock into a  Stock equal to    % of the
                                                          number of shares of Media    ratio of the Market Value
                                                          Stock equal to    % of the   over a period of time of
                                                          ratio of the Market Value    one share of Media Stock to
                                                          over a period of time of     one share of Communications
                                                          one share of Communications  Stock for the first five
                                                          Stock to one share of Media  years following the
                                                          Stock.                       Effective Time and
                                                                                       thereafter declining
                                                                                       annually to    % on the
                                                                                       ninth anniversary of the
                                                                                       Effective Time.

                                                                       THE RECAPITALIZATION PROPOSAL
                                      EXISTING            --------------------------------------------------------
                                    COMMON STOCK             COMMUNICATIONS STOCK              MEDIA STOCK
                             ---------------------------  ---------------------------  ---------------------------
Redemption in Exchange for   None.                        The Company may redeem the   The Company may redeem the
Stock of Subsidiary:                                      Communications Stock for     Media Stock for a number of
                                                          all of the shares of the     shares of one or more
                                                          common stock of one or more  wholly-owned subsidiaries
                                                          wholly-owned subsidiaries    of the Company that hold
                                                          of the Company that hold     all of the assets and
                                                          all of the assets and        liabilities of the Media
                                                          liabilities of the           Group equal to the
                                                          Communications Group.        proportionate interest in
                                                                                       the Media Group represented
                                                                                       by the Media Stock.

Liquidation:                 Holders of Existing Common   In the event of the          In the event of the
                             Stock are entitled to        liquidation of the Company,  liquidation of the Company,
                             receive the net assets of    holders of Communications    holders of Media Stock will
                             the Company, if any,         Stock will be entitled to a  be entitled to a portion of
                             remaining for distribution   portion of the assets        the assets remaining for
                             to common shareholders.      remaining for distribution   distribution to holders of
                                                          to holders of Common Stock   Common Stock on a per share
                                                          on a per share basis in      basis in proportion to the
                                                          proportion to the per share  per share liquidation units
                                                          liquidation units of the     of the Media Stock. Each
                                                          Communications Stock. Each   share of Media Stock will
                                                          share of Communications      have .  of a liquidation
                                                          Stock will have one          unit.
                                                          liquidation unit.

Stockholders of One          --                           Holders of Communications    Holders of Media Stock will
Company:                                                  Stock will continue to be    continue to be subject to
                                                          subject to risks associated  risks associated with an
                                                          with an investment in a      investment in a single
                                                          single company and of all    company and of all of the
                                                          of the Company's             Company's businesses,
                                                          businesses, assets and       assets and liabilities.
                                                          liabilities. Financial       Financial effects arising
                                                          effects arising from the     from the Communications
                                                          Media Group that affect the  Group that affect the
                                                          Company's results of         Company's results of
                                                          operations or financial      operations or financial
                                                          condition could, if          condition could, if
                                                          significant, affect the      significant, affect the
                                                          results of operations or     results of operations or
                                                          financial position of the    financial position of the
                                                          Communications Group.        Media Group.
                                                          Any net losses of the        Any net losses of the Media
                                                          Communications Group or the  Group or the Communications
                                                          Media Group, and dividends   Group, and dividends or
                                                          or distributions on, or      distributions on, or
                                                          repurchases of,              repurchases of, Media
                                                          Communications Stock, Media  Stock, Communications Stock
                                                          Stock or Preferred Stock,    or Preferred Stock, will
                                                          will reduce the legally      reduce the legally
                                                          available funds of the       available funds of the
                                                          Company available for        Company available for
                                                          payment of future dividends  payment of future dividends
                                                          on the Communications Stock  on the Media Stock and the
                                                          and the Media Stock.         Communications Stock.

                            PROXY STATEMENT SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE ANNEXES HERETO. REFERENCE IS MADE TO, AND THIS PROXY STATEMENT SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT AND THE ANNEXES HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS PROXY STATEMENT SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT. SEE GLOSSARY OF DEFINED TERMS. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING...  A Special Meeting of Shareholders of the Company will be
                                    held on          , 1995, at     a.m., Mountain Time,  in
                                    the         .
MEETING RECORD DATE...............  , 1995.
PROPOSALS TO BE CONSIDERED AT THE
 MEETING..........................  The  following Proposals of the Board will be considered at the Special Meeting:
                                    - Proposal 1 -- The Recapitalization Proposal.
                                    - Proposal 2 -- A proposal  to amend the U S WEST,  Inc.
                                    1994  Stock Plan  to provide  for the  granting of stock
                                      awards in Communications Stock and/or Media Stock  and
                                      to  establish  the  number of  shares  of  Media Stock
                                      available for awards.
                                    - Proposal 3 -- A proposal  to amend the U S WEST,  Inc.
                                      Deferred Compensation Plan to provide for         .
                                    If  Proposal 1 is approved  by the shareholders, it will
                                    be implemented  whether or  not Proposals  2 and  3  are
                                    approved.   If  Proposal  1  is   not  approved  by  the
                                    shareholders, Proposals 2 and 3 will not be implemented.
VOTE REQUIRED.....................  The  following  shareholder   votes  are  required   for
                                    approval  of the Proposals, with  each share of Existing
                                    Common  Stock  and  each  share  of  Existing  Series  B
                                    Preferred Stock having one vote:
                                    -  Proposal 1 -- The affirmative vote of (i) the holders
                                    of a  majority of  the  outstanding shares  of  Existing
                                      Common  Stock, voting  as a  separate class,  (ii) the
                                      holders of  two-thirds of  the outstanding  shares  of
                                      Existing   Series  B  Preferred  Stock,  voting  as  a
                                      separate class, and (iii) the holders of a majority of
                                      the outstanding shares  of Existing  Common Stock  and
                                      Existing  Series B Preferred Stock, voting together as
                                      a single class.
                                    - Proposal 2 -- The affirmative vote of the holders of a
                                      majority of the  shares of the  Existing Common  Stock
                                      represented  in  person  or by  proxy  at  the Special
                                      Meeting.
                                    - Proposal 3 -- The affirmative vote of the holders of a
                                      majority of the  shares of the  Existing Common  Stock
                                      represented  in  person  or by  proxy  at  the Special
                                      Meeting.
                                    The directors and  executive officers  of the  U S  WEST
                                    beneficially   own   less  than   one  percent   of  the
                                    outstanding shares of Existing Common Stock.

                                        THE COMPANY
                                   7800 East Orchard Road
                                 Englewood, Colorado 80111
                                       (303) 793-6500
THE COMMUNICATIONS GROUP..........  The  Communications  Group,  through   U  S  WEST   Com-
                                    munications,  provides regulated communications services
                                    to  more  than  25  million  residential  and   business
                                    customers   in  the  Communications  Group  Region.  The
                                    Communications Group Region currently includes 7 of  the
                                    10   fastest  growing  states   in  the  United  States.
                                    Communications   services   offered   by   U   S    WEST
                                    Communications   include   local   telephone   services,
                                    exchange access services (which connect customers to the
                                    facilities  of   carriers,   including   long   distance
                                    providers  and  wireless  operators),  and  certain long
                                    distance  services  within   geographic  areas  in   the
                                    Communications  Group  Region. U  S  WEST Communications
                                    also offers  its  customers various  new  services,  in-
                                    cluding  Caller ID, voice  messaging and high-speed data
                                    networking  services.   U  S   WEST  Communications   is
                                    beginning   construction  of  an  interactive  broadband
                                    telecommunications  network  capable   of  providing   a
                                    broader  range of products and services to its customers
                                    in the Communications Group Region.

                                    The Communications Group also provides customer premises
                                    equipment  and   certain  communications   services   to
                                    business customers and governmental agencies both inside
                                    and  outside the Communications Group Region. See "Annex
                                    VI -- Communications Group -- Description of  Business,"
                                    "--  Selected Combined Financial Data," "-- Management's
                                    Discussion  and  Analysis  of  Financial  Condition  and
                                    Results   of  Operations"  and  "--  Combined  Financial
                                    Statements."

THE MEDIA GROUP...................  The  Media  Group  is   comprised  of:  (i)  cable   and
                                    telecommunications  network  businesses  outside  of the
                                    Communications Group  Region and  internationally,  (ii)
                                    domestic   and  international   wireless  communications
                                    network businesses and (iii) domestic and  international
                                    multimedia content and services businesses.

                                    The   Media   Group's   cable   and   telecommunications
                                    businesses includes domestic cable and
                                    telecommunications businesses and investments outside of
                                    the Communications Group Region, including the Company's
                                    cable systems in the Atlanta, Georgia metropolitan  area
                                    (the  "Atlanta Systems")  and its  interest in  TWE, the
                                    second largest provider of cable television services  in
                                    the   United   States,  and   international   cable  and
                                    telecommunications investments, including the  Company's
                                    interest  in TeleWest, the  largest provider of combined
                                    cable and  telecommunications  services  in  the  United
                                    Kingdom.

                                    The  Media Group, through U S WEST NewVector Group, Inc.
                                    ("NewVector"), provides domestic wireless communications
                                    products and services, including cellular services, to a
                                    rapidly

                                    growing customer  base.  U  S  WEST  and  AirTouch  have
                                    announced  plans  to  combine  their  domestic  cellular
                                    properties and create the third largest cellular company
                                    in  the  United  States.  In  addition,  U  S  WEST  and
                                    AirTouch,  in partnership with Bell Atlantic Corporation
                                    and NYNEX Corporation, have  formed a national  wireless
                                    alliance,   which  successfully   bid  on   11  personal
                                    communications services ("PCS") licenses in March  1995,
                                    and  have agreed  to coordinate the  operations of their
                                    PCS  and  cellular  businesses.  The  Media  Group  also
                                    provides wireless communications services
                                    internationally,  including  through  Mercury One-2-One,
                                    the world's first PCS service, in the United Kingdom.

                                    The  Media  Group's  multimedia  content  and   services
                                    business  develops and packages  content and information
                                    services,  including  telephone  directories,   database
                                    marketing and other interactive services in domestic and
                                    international  markets. See "Annex VII -- Media Group --
                                    Description  of   Business,"   "--   Selected   Combined
                                    Financial   Data,"   "--  Management's   Discussion  and
                                    Analysis  of   Financial   Condition  and   Results   of
                                    Operations" and "-- Combined Financial Statements."

                        PROPOSAL 1 -- THE RECAPITALIZATION PROPOSAL

GENERAL...........................  The shareholders of U S WEST are being asked to consider and  approve  the  Recapitalization  Proposal  which, if
                                    approved,  would  constitute  approval  of  the   Merger
                                    Agreement, pursuant to which:

                                    (i)  U S  WEST would  be merged with  and into  U S WEST
                                      Delaware with  U S  WEST  Delaware continuing  as  the
                                      surviving corporation; and

                                    (ii) each outstanding share of the Existing Common Stock
                                      would  be automatically converted,  tax-free, into one
                                      share of Communications Stock  and one share of  Media
                                      Stock  and each outstanding share of Existing Series B
                                      Preferred  Stock  would  be  automatically  converted,
                                      tax-free, into one share of Series C Preferred Stock.

                                    For  a description  of the procedures  pursuant to which
                                    the  Media  Stock  and  new  certificates   representing
                                    Communications    Stock    will   be    distributed   to
                                    shareholders, see  "Proposal 1  -- The  Recapitalization
                                    Proposal  -- Exchange  Procedures; Odd-Lot  Program." No
                                    state or federal  regulatory approvals  are required  in
                                    connection with the consummation of the Merger.

                                    IF  THE RECAPITALIZATION PROPOSAL IS NOT APPROVED BY THE
                                    SHAREHOLDERS, THE MERGER WILL NOT BE CONSUMMATED AND THE
                                    EXISTING  COMMON  STOCK  WILL  NOT  BE  CONVERTED   INTO
                                    COMMUNICATIONS STOCK AND MEDIA STOCK.

SPECIAL CONSIDERATIONS............  When    evaluating   the    Recapitalization   Proposal,
                                    shareholders of  U S  WEST should  be aware  of  certain
                                    special  considerations  relating thereto.  See "Special
                                    Considerations."

REASONS FOR THE RECAPITALIZATION
 PROPOSAL.........................  The Recapitalization  Proposal  is intended  to  enhance
                                    shareholder   value   by  providing   shareholders  with
                                    securities   that   should   reflect   separately    the
                                    performance   of   the   Company's   communications  and
                                    multimedia businesses.  It  should enable  investors  to
                                    gain  a better  understanding of  the value  inherent in
                                    these businesses  and allow  shareholders to  invest  in
                                    either   or   both  securities   depending   upon  their
                                    investment objectives. The Recapitalization Proposal  is
                                    also  intended to provide the Company with an additional
                                    equity security that  can be  used to  raise capital  as
                                    well as for issuance in connection with acquisitions and
                                    investments.  The  Recapitalization Proposal  would also
                                    preserve for the  Company the  strategic, financial  and
                                    operational  benefits  of  doing  business  as  a single
                                    corporation by  enabling  each  Group  to  benefit  from
                                    synergies    with   the   other.    In   addition,   the
                                    Recapitalization Proposal  would permit  the Company  to
                                    grant  incentive awards to employees  using the class of
                                    Common Stock which reflects the performance of the Group
                                    in which the employees work.

                                    By reincorporating in Delaware, the Company will be able
                                    to   benefit   from    Delaware's   comprehensive    and
                                    well-developed  corporate laws. For  many years Delaware
                                    has followed a  policy of  encouraging incorporation  in
                                    that  state. In furtherance of that policy, Delaware has
                                    adopted a modern  and comprehensive corporation  statute
                                    that  has been periodically updated  and revised to meet
                                    changing business needs. As a result, many publicly held
                                    corporations have  initially chosen  Delaware for  their
                                    domicile or have subsequently reincorporated in Delaware
                                    in a manner similar to that proposed by the Company. The
                                    Company  believes that  Delaware law  will offer clearer
                                    guidance with respect to legal issues that may arise  as
                                    a  result of the existence of separate classes of Common
                                    Stock. See "Proposal 1 -- The Recapitalization  Proposal
                                    --  Background  and  Reasons  for  the  Recapitalization
                                    Proposal."

RECOMMENDATION OF THE BOARD.......  THE BOARD HAS  UNANIMOUSLY ADOPTED THE  RECAPITALIZATION
                                    PROPOSAL  AND BELIEVES THAT ITS  APPROVAL IS IN THE BEST
                                    INTERESTS  OF   THE   COMPANY  AND   ITS   SHAREHOLDERS.
                                    ACCORDINGLY,   THE  BOARD  UNANIMOUSLY  RECOMMENDS  THAT
                                    SHAREHOLDERS  VOTE  IN  FAVOR  OF  THE  RECAPITALIZATION
                                    PROPOSAL.

DIVIDEND POLICY...................  The  Company  has  historically  paid  dividends  on the
                                    Existing Common Stock, most recently at a quarterly rate
                                    of $0.535 per share. If the Recapitalization Proposal is
                                    adopted, the Board currently intends to pay dividends on
                                    the Communications Stock initially  at a quarterly  rate
                                    of $0.535 per share,

                                    the  same dividend currently being  paid on the Existing
                                    Common Stock. With regard to the Media Stock, the  Board
                                    currently intends to retain future earnings, if any, for
                                    the development of the businesses of the Media Group and
                                    does  not anticipate paying dividends on the Media Stock
                                    in the  foreseeable future.  While  the Board  does  not
                                    currently  intend  to  change this  dividend  policy, it
                                    reserves the right to do so at any time and from time to
                                    time.

                                    Determinations of future dividends on the Communications
                                    Stock and  the Media  Stock, if  any, will  reflect  the
                                    financial  condition, results of operations and business
                                    requirements of the Communications  Group and the  Media
                                    Group,  respectively, and  the Company  as a  whole. For
                                    information concerning restrictions on the funds out  of
                                    which  dividends  on  the Communications  Stock  and the
                                    Media  Stock  may  be  paid,  see  "Proposal  1  --  The
                                    Recapitalization  Proposal --  Dividend Policy"  and "--
                                    Description of Communications Stock  and Media Stock  --
                                    Dividends."

DESCRIPTION OF COMMUNICATIONS
 STOCK AND MEDIA STOCK............  DIVIDENDS.   Dividends  on the  Communications Stock and
                                    the Media  Stock will  be subject  to substantially  the
                                    same limitations as are dividends on the Existing Common
                                    Stock,  which  are  limited to  legally  available funds
                                    under applicable  law  and  are  subject  to  the  prior
                                    payment of dividends on outstanding Preferred Stock. Net
                                    losses  of any Group, and dividends or distributions on,
                                    and  repurchases  of,  any  class  of  Common  Stock  or
                                    Preferred  Stock,  will  reduce  funds  of  the  Company
                                    legally available for payment of future dividends on the
                                    Communications Stock and the Media Stock.

                                    Dividends on  the  Communications Stock  and  the  Media
                                    Stock,  in addition to the  limitations set forth above,
                                    would further be limited to  an amount not in excess  of
                                    the  Available  Dividend  Amount  with  respect  to  the
                                    relevant  Group.  Subject  to  certain  exceptions,  the
                                    Available  Dividend Amount with respect  to any Group is
                                    intended to  be similar  to the  amount of  assets  that
                                    would  be  available  for payment  of  dividends  on the
                                    Common Stock relating to  such Group under Delaware  law
                                    if  such Group were  a separate company  and will be in-
                                    creased or  decreased,  as  the  case  may  be,  by  the
                                    earnings  of the Company attributable to such Group. See
                                    "Proposal  1   --  The   Recapitalization  Proposal   --
                                    Description  of Communications Stock  and Media Stock --
                                    Dividends."

                                    The Board, subject  to the limitations  with respect  to
                                    each of the Communications Stock and the Media Stock set
                                    forth  above, may,  in its sole  discretion, declare and
                                    pay dividends exclusively  on the Communications  Stock,
                                    exclusively  on the Media Stock or on both such classes,
                                    in  equal  or   unequal  amounts,  notwithstanding   the
                                    respective amount of funds

                                    available  for  dividends on  any  class, the  amount of
                                    prior dividends declared  on any  class, the  respective
                                    voting  rights  of any  class or  any other  factor. See
                                    "Proposal 1 -- The Recapitalization Proposal -- Dividend
                                    Policy."

                                    CONVERSION AND REDEMPTION.   The  Articles currently  do
                                    not provide for either mandatory or optional conversions
                                    or   redemptions  of  the  Existing  Common  Stock.  The
                                    Restated  Certificate  would   permit  conversions   and
                                    redemptions  of the  Communications Stock  and the Media
                                    Stock upon the terms described below, subject to certain
                                    conditions.

                                    Upon the Disposition of all or substantially all of  the
                                    properties  and  assets of  any Group  (other than  in a
                                    Related  Business  Transaction  in  which  the   Company
                                    receives  Qualifying Securities  of an  entity primarily
                                    engaged in a  business similar or  complementary to  the
                                    business  of  such  Group),  the  Company  is  required,
                                    subject to certain exceptions and conditions, to  either
                                    (i)  distribute to holders of  the class of Common Stock
                                    relating  to  such  Group  an  amount  in  cash   and/or
                                    securities    or   other   property   equal   to   their
                                    proportionate interest  in  the  Net  Proceeds  of  such
                                    Disposition, either by special dividend or by redemption
                                    of  all or part of the outstanding shares of such Common
                                    Stock or (ii)  convert each share  of such Common  Stock
                                    into  a number  of shares of  the class  of Common Stock
                                    relating to the other Group equal to     % of the  ratio
                                    of the average Market Value of one share of Common Stock
                                    relating  to the Group subject to the Disposition to the
                                    average Market  Value  of  one  share  of  Common  Stock
                                    relating   to  the   other  Group   during  a  specified
                                    ten-Trading  Day  period   after  consummation  of   the
                                    Disposition.  The Company may, at  any time prior to the
                                    first  anniversary  of   a  dividend   on,  or   partial
                                    redemption  of, shares of  a class of  Common Stock of a
                                    Group following a  Disposition of  all or  substantially
                                    all  of the properties and assets of such Group, convert
                                    each remaining outstanding share of the class of  Common
                                    Stock  relating to such Group into a number of shares of
                                    the class of  Common Stock relating  to the other  Group
                                    equal  to    % of  the ratio of the average Market Value
                                    over a  period of  time  of one  share of  Common  Stock
                                    relating  to the Group subject to the Disposition to the
                                    average Market  Value  of  one  share  of  Common  Stock
                                    relating to the other Group.

                                    The  proceeds from  any disposition of  assets of either
                                    Group that do not comprise  all or substantially all  of
                                    the  properties and assets of  such Group will be assets
                                    of such Group and used  for its benefit, subject to  the
                                    management  policies described under  "Proposal 1 -- The
                                    Recapitalization   Proposal   --   Certain    Management
                                    Policies."

                                    For these purposes, "substantially all of the properties
                                    and  assets"  of  any  Group  means  a  portion  of such
                                    properties and assets  that represents at  least 80%  of
                                    the  then-current  market  value of  the  properties and
                                    assets of such Group.

                                    The Company  may at  any time  convert each  outstanding
                                    share  of  Media  Stock  into  a  number  of  shares  of
                                    Communications Stock at a conversion rate equal to     %
                                    of  the ratio of the average  Market Value over a period
                                    of time  of one  share  of Media  Stock to  the  average
                                    Market  Value of one share  of Communications Stock over
                                    that same period for the first five years following  the
                                    Effective Time and thereafter declining annually to    %
                                    on the ninth anniversary of the Effective Time.

                                    At  any  time  following the  ninth  anniversary  of the
                                    Effective Time, the Company may convert each outstanding
                                    share of Communications Stock into a number of shares of
                                    Media Stock equal to     % of  the ratio of the  average
                                    Market  Value  over a  period of  time  of one  share of
                                    Communications Stock to the average Market Value of  one
                                    share of Media Stock over that same period.

                                    All  outstanding shares  of Communications  Stock may be
                                    redeemed, at the sole discretion  of the Board, for  all
                                    of the outstanding shares of common stock of one or more
                                    wholly-owned  subsidiaries of the Company holding all of
                                    the assets and liabilities of the Communications  Group.
                                    Similarly,  all outstanding shares of Media Stock may be
                                    redeemed, at the  sole discretion  of the  Board, for  a
                                    number  of  shares  of  common  stock  of  one  or  more
                                    wholly-owned subsidiaries of the Company holding all  of
                                    the  assets and liabilities of  the Media Group equal to
                                    the  proportionate   interest   in   the   Media   Group
                                    represented  by the Media Stock.  See "Proposal 1 -- The
                                    Recapitalization Proposal -- Description of
                                    Communications Stock and Media  Stock -- Conversion  and
                                    Redemption."

                                    VOTING.    Currently, holders  of Existing  Common Stock
                                    have one  vote per  share on  all matters  submitted  to
                                    shareholders.  The  Restated  Certificate  would provide
                                    that holders  of Communications  Stock and  Media  Stock
                                    would  vote together as a single class on all matters as
                                    to which stockholders generally are entitled to vote. On
                                    all such  matters, each  share of  Communications  Stock
                                    will  have one vote, and each  share of Media Stock will
                                    have a  fluctuating  vote  equal to  the  ratio  of  the
                                    average Market Value, calculated over a specified period
                                    of  time prior to the record date, of one share of Media
                                    Stock to  the  average  Market Value  of  one  share  of
                                    Communications  Stock.  The Media  Stock  initially will
                                    have    .    of a  vote per  share  until such  vote  is
                                    adjusted  prior to the next record date. See "Proposal 1
                                    --  The  Recapitalization  Proposal  --  Description  of
                                    Communications Stock and Media Stock -- Voting Rights."

                                    LIQUIDATION.   Currently, in the  event of a liquidation
                                    or winding-up of the Company, after the payment of debts
                                    and liabilities and the payment of preferential  amounts
                                    to  holders  of  Existing  Preferred  Stock,  holders of
                                    Existing Common Stock would be entitled to share ratably
                                    in the remaining  net assets of  the Company. Under  the
                                    Recapitalization  Proposal,  holders  of  Communications
                                    Stock   and    Media    Stock    would    be    entitled

                                    to  receive a portion  of the net  assets of the Company
                                    remaining for distribution to holders of Common Stock on
                                    a per share  basis in proportion  to the respective  per
                                    share  liquidation units  of each  class. Each  share of
                                    Communications Stock will have one liquidation unit  and
                                    each  share  of  Media  Stock  will  have      .    of a
                                    liquidation unit, subject to an antidilution  adjustment
                                    if  the  outstanding shares  of  either class  of Common
                                    Stock are subdivided or combined or if shares of  either
                                    class  are  issued as  a dividend  or a  distribution to
                                    holders of shares of that class. See "Proposal 1 --  The
                                    Recapitalization Proposal -- Description of
                                    Communications Stock and Media Stock -- Liquidation."

FUTURE INTER-GROUP INTEREST.......  The  number of shares  of Media Stock  to be issued upon implementation of  the  Recapitalization  Proposal  will
                                    represent  100%  of  the  equity  value  of  the Company
                                    attributable  to  the  Media  Group.  Under   management
                                    policies adopted by the Board, however, the Board could,
                                    in  its sole discretion, determine  from time to time to
                                    contribute, as additional equity, cash or other property
                                    of the  Communications  Group  to  the  Media  Group  or
                                    purchase  shares of Media Stock  in the open market with
                                    cash or other property  of the Communications Group.  In
                                    such  event,  the  Communications  Group  would  hold an
                                    interest in the equity value of the Company attributable
                                    to the  Media  Group  (an  "Inter-Group  Interest").  An
                                    Inter-Group  Interest  would not  constitute outstanding
                                    shares of Common  Stock and, accordingly,  would not  be
                                    represented  by shares of  Media Stock and  would not be
                                    voted by the Communications  Group. However, the  Market
                                    Value attributable to the Inter-Group Interest should be
                                    reflected  in  the  Market Value  of  the Communications
                                    Stock, which in  turn would affect  the voting power  of
                                    the   Communications  Group.  See  "Proposal  1  --  The
                                    Recapitalization   Proposal   --   Certain    Management
                                    Policies,"  "-- Description of  Communications Stock and
                                    Media Stock -- Voting Rights" and "-- Future Inter-Group
                                    Interest."

STOCK EXCHANGE LISTINGS...........  Application will be made to amend the Company's  current stock exchange listing agreements with the NYSE, the PSE
                                    and   the   Foreign   Exchanges  to   provide   for  the
                                    redesignation  of   the   Existing   Common   Stock   as
                                    Communications  Stock and the listing of the Media Stock
                                    under the  symbol  "      ."  See  "Proposal  1  --  The
                                    Recapitalization Proposal -- Stock Exchange Listings."

COMPARISON OF SHAREHOLDER
 RIGHTS...........................  The  rights of holders of  the Existing Common Stock are governed by the Articles, the  By-Laws of U S WEST  (the
                                    "Existing  By-Laws") and Colorado  law. Upon approval of
                                    the Recapitalization  Proposal and  consummation of  the
                                    Merger,  the rights of holders  of the Common Stock will
                                    be governed by the Restated Certificate, the New By-Laws
                                    and Delaware  law. For  a  description of  the  material
                                    differences   between  the  rights  of  holders  of  the
                                    Existing  Common  Stock  and   the  Common  Stock,   see
                                    "Proposal   1  --   The  Recapitalization   Proposal  --
                                    Comparison of Shareholder Rights."

TAX CONSIDERATIONS................  The Company has  been advised  by its  counsel that  the
                                    Communications  Stock and Media  Stock should be treated
                                    as common stock  of the Company  for federal income  tax
                                    purposes  and  that no  income, gain  or loss  should be
                                    recognized by  the  Company  or the  shareholders  as  a
                                    result  of  the implementation  of  the Recapitalization
                                    Proposal (except with respect to the receipt of cash  by
                                    shareholders  who  exercise  their  dissenters' rights).
                                    However, there are  no federal  income tax  regulations,
                                    court  decisions or  published Internal  Revenue Service
                                    (the "Service") rulings bearing directly on transactions
                                    similar to the Recapitalization Proposal. Moreover,  the
                                    Service  announced during 1987 that  it was studying the
                                    federal income tax consequences of stock similar to  the
                                    Communications  Stock and  the Media  Stock and, earlier
                                    this year, the  Service included the  issuance of  stock
                                    with similar characteristics among the transactions upon
                                    which  it would not issue advance rulings. See "Proposal
                                    1 -- The  Recapitalization Proposal  -- Certain  Federal
                                    Income Tax Considerations."

ODD-LOT SHARES....................  Each  holder of Existing Common Stock who is entitled to receive fewer than 100 shares of each of  Communications
                                    Stock  and Media Stock in  the Merger may participate in
                                    the Odd-Lot Program  pursuant to which  such holder  may
                                    have  the exchange agent (i) sell all, but not less than
                                    all, of  the  Communications Stock  and/or  Media  Stock
                                    which  such holder is entitled  to receive in the Merger
                                    or (ii)  purchase  additional shares  of  Communications
                                    Stock and/or Media Stock for its account so as to "round
                                    up"   such  shareholder's  holdings  to  100  shares  of
                                    Communications Stock and/or Media Stock. See "Proposal 1
                                    -- The Recapitalization Proposal -- Exchange Procedures;
                                    Odd-Lot Program."

DISSENTERS' RIGHTS................  Under  the  Colorado   Business  Corporation  Act   (the
                                    "CBCA"), a holder of shares of the Existing Common Stock
                                    will have the right to dissent from the Merger and elect
                                    to  have the fair value of  such holder's shares paid to
                                    such holder  in cash.  Each  shareholder who  wishes  to
                                    dissent  must cause  U S WEST  to receive,  prior to the
                                    taking  of   the   vote   on   the   approval   of   the
                                    Recapitalization  Proposal,  a  written  notice  of  the
                                    shareholder's intent to demand payment if the Merger  is
                                    effectuated  and must comply with the other requirements
                                    of Article 113 of  the CBCA, the full  text of which  is
                                    attached   to  this  Proxy  Statement  as  Annex  IV.  A
                                    shareholder's vote for  the approval of  the Merger,  or
                                    delivery  of  a  proxy in  connection  with  the Special
                                    Meeting (unless the proxy  specifies a vote against,  or
                                    expressly abstains from the vote on, the approval of the
                                    Recapitalization  Proposal), will constitute a waiver of
                                    such shareholder's right to dissent and will nullify any
                                    written notice of intent to demand payment. A  deviation
                                    from the detailed requirements of Article 113 may result
                                    in  a forfeiture of dissenters'  rights. See "Proposal 1
                                    -- The Recapitalization Proposal -- Dissenters' Rights."

                                      OTHER PROPOSALS

Description.......................  At the Special Meeting, shareholders will also be  asked to  consider and  approve (i)  Proposal 2,  which would,
                                    among other things, amend the U S WEST, Inc. 1994  Stock
                                    Plan  to reflect  the revised  capital structure  of the
                                    Company and authorize the  granting of awards in  either
                                    Communications  Stock or  Media Stock, or  both and (ii)
                                    Proposal 3,  which  would  amend  the  U  S  WEST,  Inc.
                                    Deferred  Compensation  Plan to                .  If the
                                    Recapitalization   Proposal   is    approved   by    the
                                    shareholders,  it  will  be implemented  whether  or not
                                    Proposals 2 and 3 are approved. If the  Recapitalization
                                    Proposal  is not approved, Proposals 2 and 3 will not be
                                    implemented.

Recommendation of the Board.......  THE BOARD  HAS UNANIMOUSLY  ADOPTED  EACH OF  THE  OTHER
                                    PROPOSALS  AND BELIEVES  THEIR APPROVAL  IS IN  THE BEST
                                    INTERESTS  OF   THE   COMPANY  AND   ITS   SHAREHOLDERS.
                                    ACCORDINGLY,   THE  BOARD  UNANIMOUSLY  RECOMMENDS  THAT
                                    SHAREHOLDERS VOTE IN FAVOR OF EACH PROPOSAL.

                                 U S WEST, INC.
                            SELECTED FINANCIAL DATA

    The following table sets forth Selected Financial Data of U S WEST and should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1994 included herein. See "Annex V--U S WEST, Inc.--Consolidated financial Statements." The Selected Financial Data for the five years ended December 31, 1994 are derived from the Consolidated Financial Statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts."

                                                        1994       1993       1992       1991       1990
                                                      ---------  ---------  ---------  ---------  ---------
                                                         DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA
Sales and other revenues............................  $  10,953  $  10,294  $   9,823  $   9,528  $   9,369
Income from continuing operations (1)...............      1,426        476      1,076        840      1,145
Net income (loss)...................................      1,426     (2,806)      (614)       553      1,199
Total assets........................................  $  23,204  $  20,680  $  23,461  $  23,375  $  22,160
Total debt (2)......................................      7,938      7,199      5,430      5,969      5,147
Shareowners' equity.................................      7,382      5,861      8,268      9,587      9,240
Earnings per common share (continuing operations)
 (1)................................................       3.14       1.13       2.61       2.09       2.97
Earnings (loss) per common share....................       3.14      (6.69)     (1.49)      1.38       3.11
Dividends per common share..........................       2.14       2.14       2.12       2.08       2.00
Book value per common share.........................      15.73      13.29      19.95      23.39      23.48
Return on common shareowners' equity (3)............       21.6%    --           14.4%       5.7%      13.7%
Percentage of debt to total capital (2).............       51.8%      55.1%      39.6%      38.4%      35.8%
Capital expenditures (2)............................  $   2,820  $   2,441  $   2,554  $   2,425  $   2,217
OTHER SELECTED DATA (WHOLLY OWNED DOMESTIC
 OPERATIONS)
Telephone network access lines in service
 (thousands)........................................     14,336     13,843     13,345     12,935     12,562
Billed access minutes of use (millions).............     52,275     48,123     44,369     41,701     38,832
Cellular subscribers................................    968,000    601,000    415,000    300,000    219,000
Cable television basic subscribers served...........    486,000     --         --         --         --
Employees...........................................     61,505     60,778     63,707     65,829     65,469
Number of common shareowners........................    816,099    836,328    867,773    899,082    935,530
Weighted average common shares outstanding
 (thousands)........................................    453,316    419,365    412,518    401,332    386,012

- ------------------------

(1) 1994 income from continuing operations includes a gain of $105 ($.23 per share) on the sale of 24.4 percent of U S WEST's joint venture interest in cable television/telephone operations in the United Kingdom (TeleWest), a gain of $41 ($.09 per share) on the sale of the company's paging unit and a gain of $51 ($.11 per share) on the sale of certain rural telephone exchanges. 1993 income from continuing operations was reduced by a restructuring charge of $610 ($1.46 per share) and $54 ($.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $230 ($.57 per share).

(2) Capital expenditures, debt and the percentage of debt to total capital exclude discontinued operations.

(3) 1993 return on shareowners' equity is not presented. Return on shareowners' equity for fourth quarter 1993 was 19.9 percent based on income from continuing operations. 1992 return on shareowners' equity is based on income before the cumulative effect of change in accounting principles.

                              COMMUNICATIONS GROUP
                        SELECTED COMBINED FINANCIAL DATA

    The following table sets forth Selected Combined Financial Data of the Communications Group and should be read in conjunction with the Communications Group Management's Discussion and Analysis of Financial Condition and Results of Operations and Combined Financial Statements. The Selected Combined Financial Data at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, have been derived from the Communications Group Combined Financial Statements audited by Coopers & Lybrand L.L.P. At December 31, 1992, 1991 and 1990 and for the years ended December 31, 1991 and 1990, the Selected Combined Financial Data have been derived from unaudited Communications Group Combined Financial Statements. The unaudited Combined Financial Statements have been prepared on the same basis as the audited Combined Financial
Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                            1994       1993       1992       1991       1990
                                                          ---------  ---------  ---------  ---------  ---------
                                                               DOLLARS IN MILLIONS (EXCEPT PER SHARE DATA)
FINANCIAL DATA
Operating revenues......................................  $   9,176  $   8,870  $   8,530  $   8,345  $   8,235
Net income (loss) (1)...................................      1,150     (2,809)      (815)       771        935
EBITDA (2)..............................................      4,010      3,723      3,528      3,519      3,469
Total assets............................................     15,944     15,423     20,655     20,244     19,756
Total debt..............................................      6,124      5,673      5,181      5,287      5,029
Communications Group equity.............................      3,179      2,722      6,003      7,530      7,279
Return on Communications Group equity (3, 4)............       39.0%      22.5%      13.7%      12.8%      12.8%
Percentage of debt to total capital (4).................       65.8%      67.6%      46.3%      41.3%      40.9%
Capital expenditures....................................  $   2,477  $   2,226  $   2,385  $   2,194  $   2,022

OPERATING DATA
Telephone network access lines in service (thousands)...     14,336     13,843     13,345     12,935     12,562
Billed access minutes of use (millions).................     52,275     48,123     44,369     41,701     38,832
Employees...............................................     51,402     52,598     55,352     57,725     57,410
PRO FORMA INFORMATION
Earnings per share......................................  $    2.53
Dividends per share.....................................       2.14
Average shares outstanding..............................    453,316

- ------------------------
(1) 1994 net income includes a gain of $51 on the sale of certain rural telephone exchanges. 1993 net income was reduced by a $534 restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 net income was also reduced by extraordinary charges of $3,123 for the discontinuance of Statement of Financial Accounting Standards ("SFAS") No. 71 and $77 for the early extinguishment of debt. 1992 net income was reduced by $1,745 for the cumulative effect of change in accounting principles. 1991 net income was reduced by $173 for a restructuring charge.
(2) Earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA excludes gains on sales of rural telephone exchanges, restructuring charges and other income. The Communications Group considers EBITDA an important indicator of the operational strength of its businesses.
(3) 1993 return on Communications Group equity is based on net income excluding extraordinary items, a restructuring charge and the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1992 return on Communications Group equity is based on income before cumulative effect of change in accounting principles. 1991 return on Communications Group equity is based on net income excluding the effects of a restructuring charge.
(4) The increases in the percentage of debt to total capital and return on Communications Group equity since 1992 are impacted by the effects of discontinuing SFAS No. 71 in 1993 and the cumulative effect of change in accounting principles in 1992.

                                  MEDIA GROUP
                        SELECTED COMBINED FINANCIAL DATA

    The Media Group uses consolidation and proportionate principles of accounting to present certain financial information. Consolidation accounting principles are used to prepare the Combined Financial Statements. See Note 1 to the Media Group Combined Financial Statements included in Annex VII for a complete description of the accounting principles used to prepare the Combined Financial Statements. Proportionate financial information is not required by generally accepted accounting principles ("GAAP") or intended to replace the Combined Financial Statements prepared in accordance with GAAP. Under GAAP, the Media Group combines the entities in which it has a controlling interest and uses the equity method to account for entities in which the Media Group does not have a controlling interest. In contrast, proportionate accounting reflects the Media Group's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. Because significant assets of the Media Group are not consolidated, and because of the substantial effect of certain joint ventures on the year-to-year comparability of the Media Group's combined financial results, the Media Group believes that proportionate financial and operating data facilitate the understanding and assessment of its Combined Financial Statements.

SELECTED COMBINED FINANCIAL DATA

    The following table sets forth Selected Combined Financial Data of the Media Group and should be read in conjunction with the Media Group Management's Discussion and Analysis of Financial Condition and Results of Operations and Combined Financial Statements. The Selected Combined Financial Data at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, have been derived from the Media Group Combined Financial Statements audited by Coopers & Lybrand L.L.P. At December 31, 1992, 1991 and 1990 and for the years ended December 31, 1991 and 1990, the Selected Combined Financial Data has been derived from unaudited Media Group Combined Financial Statements. The unaudited Combined Financial Statements have been prepared on the same basis as the audited Combined Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1994       1993       1992       1991       1990
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                DOLLARS IN MILLIONS
Sales and other revenues.....................................  $   1,908  $   1,549  $   1,384  $   1,261  $   1,194
Income from continuing operations (1)........................        276         85        146         69        210
Net income (loss)............................................        276          3        201       (218)       264
Total assets.................................................      7,394      5,446      3,130      3,235      2,555
Total debt (2)...............................................      1,814      1,526        249        682        118
Media Group equity...........................................      4,203      3,139      2,265      2,057      1,961
Percentage of debt to total capital (2)......................      30.1%      32.7%       9.9%      24.9%       5.7%
Capital expenditures (2).....................................  $     343  $     215  $     169  $     231  $     195
Employees....................................................     10,103      8,180      8,355      8,104      8,059
PRO FORMA INFORMATION
Earnings per share (3).......................................  $     .61
Average shares outstanding (3)...............................    453,316

- ------------------------------
(1) 1994 income from continuing operations includes a gain of $105 on the sale of 24.4 percent of the Company's joint venture interest, TeleWest, and a gain of $41 from the sale of the Company's paging operations. 1993 income from continuing operations was reduced by restructuring charges of $76. 1991 income from continuing operations was reduced by restructuring charges of $57.
(2) Debt, the percentage of debt to total capital and capital expenditures exclude discontinued operations. Including discontinued operations the percentage of debt to total capital was 42.4%, 49.1%, 61.9%, 67.2%, and 66.9% for the five years ended in 1994.

SELECTED PROPORTIONATE FINANCIAL DATA

    The following table shows the entities included in the Media Group Combined Financial Statements and the percent ownership by industry segment. The proportionate financial and operating data for these entities are summarized in the proportionate data table below.

               CABLE AND TELECOMMUNICATIONS            WIRELESS COMMUNICATIONS           MULTIMEDIA CONTENT AND SERVICES
           ------------------------------------  ------------------------------------  ------------------------------------

               DOMESTIC         INTERNATIONAL        DOMESTIC         INTERNATIONAL        DOMESTIC         INTERNATIONAL
           -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
    C
    O
    N
    S                                                                                                          Thomson
    O                                                                                      U S WEST          Directories
    L       Atlanta Systems                          NewVector                             Marketing            100%
    I            100%                                 84% (1)                           Resources, Inc.       U S WEST
    D                                                                                        100%              Polska
    A                                                                                                           100%
    T
    E
    D
                                                                         Mercury
                                                                        One-2-One
                                                                           50%
    E                                                                    Westel
    Q                             TeleWest                            Radiotelefon
    U             TWE               37.8%                                  49%
    I           25.51%         TeleWest Europe                         Westel 900
    T                                50%                                   44%
    Y                                                                EuroTel Czech &
                                                                         Slovak
                                                                          24.5%

- ------------------------
The above table and the selected proportionate financial data that follows excludes certain international and domestic investments (collectively not material) for which the Media Group does not receive timely detailed financial statements.

(1)  NewVector  is  a  wholly-owned  subsidiary  of  U  S  WEST.   Proportionate
    information   reflects  an  approximate  16  percent  minority  interest  in
    NewVector's underlying operations.

    The following table is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP. It is presented supplementally because the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Combined Financial Statements. The following table includes allocations of Media Group corporate activity. The table does not reflect financial data of the capital assets segment, which had net assets of $302 million at December 31, 1994.

                                     CABLE AND TELECOMMUNICATIONS   WIRELESS COMMUNICATIONS     MULTIMEDIA CONTENT AND
                                                                                                       SERVICES           TOTAL
                                     ----------------------------   ------------------------   ------------------------   ------
1994                                 DOMESTIC (1)   INTERNATIONAL   DOMESTIC   INTERNATIONAL   DOMESTIC   INTERNATIONAL
- -----------------------------------  ------------   -------------   --------   -------------   --------   -------------
FINANCIAL DATA (MILLIONS):
  Revenues.........................     $2,386          $ 69          $634         $ 186        1$,005        $ 78        $4,358
  Operating expenses...............      1,853           112           483           256          587           78         3,369
  Depreciation and amortization....        302            29            80            36           24           10           481
  Operating income.................        231           (72)           71          (106)         394          (10)          508
  EBITDA (2).......................        533           (43)          151           (70)         418        --              989
  Debt (3).........................     --             --             --          --             --          --            3,865

OPERATING DATA (THOUSANDS):
  Subscribers/Customers............      2,407           135           817           169         --          --            3,528
  Advertisers......................     --             --             --          --              468          147           615
  Homes passed.....................      3,952           438          --          --             --          --            4,390
  POPs.............................     --             --           18,900        18,000         --          --           36,900
  Telephone lines..................     --                54          --          --             --          --               54


1993
- -----------------------------------
FINANCIAL DATA (MILLIONS):
  Revenues.........................     $2,047          $ 47          $432         $  78         $958         $  7        $3,569
  Operating expenses...............      1,600            84           328           125          583           10         2,730
  Depreciation and amortization....        241            18            78             9           19        --              365
  Operating income.................        206           (55)           26           (56)         356           (3)          474
  EBITDA (2).......................        447           (37)          104           (47)         375           (3)          839
  Debt (3).........................     --             --             --          --             --          --            3,492

OPERATING DATA (THOUSANDS):
  Subscribers/Customers............      1,837           125           509            41         --          --            2,512
  Advertisers......................     --             --             --          --              459           25           484
  Homes passed.....................      3,061           382          --          --             --          --            3,443
  POPs.............................     --             --           18,200        15,100         --          --           33,300
  Telephone lines..................     --                32          --          --             --          --               32

- ------------------------------
(1) The proportionate results are based on the Media Group's 25.51 percent pro rata priority and residual equity interests in TWE. Due to special allocations of income stipulated by the TWE Partnership Agreement, the proportionate results do not reflect the Media Group's current share of income or cash flow from the TWE investment. Although the TWE and Atlanta Systems acquisitions occurred within 1993 and 1994, for comparability in reporting, 1993 proportionate results include 12 months of TWE activity and 1994 proportionate results include 12 months of activity for the Atlanta Systems.

(2) Proportionate EBITDA represents the Media Group's equity interest in the entities multiplied by the entities' EBITDA. As such, proportionate EBITDA does not represent cash available to the Media Group.

(3) See Note 5 to the Media Group Combined Financial Statements included in Annex VII for additional information regarding the obligations inherent in the capital structure of the TWE partnership. Included in debt is the Company's proportionate share of TWE external debt of $1,835 and $1,824 in 1994 and 1993, respectively.

                     PRICE RANGES OF EXISTING COMMON STOCK

    The following table sets forth the high and low sales prices of the Existing Common Stock on the New York Stock Exchange Composite Tape (the "Composite Tape") and the dividends paid per share of the Existing Common Stock during the periods indicated.

                                                             CLOSING SALE PRICES
                                                             --------------------   DIVIDENDS
                                                               HIGH        LOW        PAID
                                                             ---------  ---------  -----------
1993
  First Quarter............................................  $  43.875  $  37.750   $   0.535
  Second Quarter...........................................     46.00      40.625       0.535
  Third Quarter............................................     49.375     44.50        0.535
  Fourth Quarter...........................................     50.750     45.750       0.535
1994
  First Quarter............................................  $  46.25   $  38.50    $   0.535
  Second Quarter...........................................     43.75      38.25        0.535
  Third Quarter............................................     43.125     38.25        0.535
  Fourth Quarter...........................................     38.875     34.625       0.535
1995
  First Quarter............................................  $  41.375  $  35.125   $   0.535
  Second Quarter (through May 10, 1995)....................     42.875     40.00        0.535

    On April 7, 1995, the trading day prior to the Company's announcement of the Recapitalization Proposal, and on May 10, 1995, the closing sales price of the Existing Common Stock, as reported on the Composite Tape, was $41.875 and $41.50, respectively. As of May 10, 1995, there were 470,564,209 shares of Existing Common Stock outstanding and 803,952 holders of record of Existing Common Stock.

                             SPECIAL CONSIDERATIONS

    STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE GROUP COULD AFFECT THE OTHER. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the Communications Group and the Media Group for the purpose of preparing the respective financial statements of such Groups, holders of Communications Stock and Media Stock will continue to be subject to risks associated with an investment in a single company and of all of the Company's businesses, assets and liabilities. Such allocation of assets and liabilities and change in the equity structure of the Company will not affect responsibility for the liabilities of the Company and, as a result, will not affect the rights of holders of the Company's or any of its subsidiaries' debt. Financial effects arising from either Group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial position of the other Group. In addition, the incurrence of significant indebtedness by the Company or one of its subsidiaries on behalf of a Group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, would continue to affect the credit ratings of the Company and its subsidiaries and therefore could increase the borrowing costs of the other Group and the Company as a whole. Any net losses of the Communications Group or the Media Group, and dividends or distributions on, or repurchases of, Communications Stock, Media Stock or Preferred Stock, will reduce the legally available funds of the Company available for payment of future dividends on the Communications Stock and the Media Stock. Accordingly, the Company's consolidated financial information should be read in conjunction with the Communications Group's and the Media Group's combined financial information.

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, the Company will provide to holders of Communications Stock and Media Stock separate financial statements, management's discussion and analysis of financial condition and results of operations, business descriptions and other information for the relevant Group and for the consolidated Company.

The financial statements of each Group would reflect the financial position, results of operations and cash flows of the businesses included therein. Consistent with the Restated Certificate and relevant policies, such Group's financial statements would also include allocated portions of the Company's corporate assets and liabilities (including contingent liabilities) that are not separately identified with the operations of a specific Group. Upon request, the Company would provide to any holder of Communications Stock or Media Stock a copy of the separate financial statements of the other Group. See "Proposal 1 -- The Recapitalization Proposal -- Accounting Matters and Policies" and the financial information of the Company, the Communications Group and the Media Group set forth in Annexes V, VI, and VII hereto, respectively.

    LIMITED ADDITIONAL STOCKHOLDER RIGHTS; NO ADDITIONAL DUTIES WITH RESPECT TO THE GROUPS. Under the Recapitalization Proposal, holders of Communications Stock and Media Stock would have only the rights customarily held by common stockholders of the Company and would not be provided any rights specifically related to their separate class, other than (i) the dividend, redemption and conversion provisions described under "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock -- Dividends" and "-- Conversion and Redemption" and (ii) certain limited class voting rights provided under Delaware law. In addition, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. See "-- Limited Separate Stockholder Voting Rights; Effects on Voting Power" below.

    POTENTIAL DIVERGING INTERESTS. The existence of separate classes of Common Stock could give rise to occasions when the interests of the holders of Communications Stock and holders of Media Stock diverge or appear to diverge. Examples include determinations by the Board to (i) pay or omit the payment of dividends on Communications Stock or Media Stock, (ii) allocate consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company among holders of Communications Stock and Media Stock, (iii) convert one class of Common Stock into shares of the other class of Common Stock, (iv) approve certain dispositions of assets of any Group,
(v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of Media Stock either to the Communications Group in respect of the Inter-Group Interest or to the equity of the Media Group, (vi) formulate uniform public policy positions for the Company and (vii) make operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group, including whether to make transfers of funds between Groups as described below. When making decisions with regard to matters that create potential diverging interests, the Board would act in accordance with the terms of the Restated Certificate, the management and accounting policies described in "-- Certain Management Policies" and "-- Accounting Matters and Policies" below, to the extent applicable, and its fiduciary duties, which require the Board to consider the impact of such decisions on all stockholders. The Board could also from time to time refer to an existing committee or one or more new committees of the Board matters involving such conflict issues and have such committee or committees report to the Board on such matters or decide such matters to the extent permitted by the New By-Laws and applicable law. Each of the foregoing potential conflicts of interest is discussed below:

        NO ASSURANCE OF PAYMENT OF DIVIDENDS. The Board currently intends that the dividend policy applicable to the Communications Stock would be the same as the dividend policy applicable to the Existing Common Stock and believes that implementation of the Recapitalization Proposal would not adversely affect the Company's ability to pay dividends on the Communications Stock. The Board currently does not intend to pay dividends on the Media Stock. Determinations as to the future dividends on the Communications Stock and the Media Stock would be based primarily upon the financial condition, results of operations and business requirements of the relevant Group and the Company as a whole. Dividends on the Communications Stock and the Media Stock, if any, would be payable out of the lesser of (i) all funds of the Company legally available for the payment of dividends and (ii) the Available Dividend Amount with respect to the relevant Group. Subject only to such limitations, the Board reserves the right to declare and pay dividends on the Communications Stock and the Media Stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on the Communications Stock, exclusively on the Media Stock or on both, in equal or unequal amounts, notwithstanding the amount of assets available for dividends on any class, the amount of prior dividends declared on each class, the respective voting or liquidation rights of each class or any other factor. In addition, net losses of any Group, dividends and distributions on, and repurchases of, any class of Common Stock or Preferred Stock would reduce the assets of the Company legally available for future dividends on the Communications Stock and the Media Stock. See "Proposal 1 -- The Recapitalization Proposal -- Dividend Policy" and "-- Description of Communications Stock and Media Stock -- Dividends."

        ALLOCATION OF PROCEEDS OF MERGERS OR CONSOLIDATIONS. The Restated Certificate does not contain any provisions governing how consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the entire Company is to be allocated among holders of different classes of Common Stock. In any such merger or consolidation, the percentage of the consideration to be allocated to holders of any class of Common Stock will be determined by the Board and may be materially more or less than that which might have been allocated to such holders had the Board chosen a different method of allocation. See "-- Limited Separate Stockholder Voting Rights; Effects on Voting Power" below.

        OPTIONAL CONVERSION OF CLASS OF COMMON STOCK. The Board could, in its sole discretion, at any time determine to convert shares of Media Stock into shares of Communications Stock at a premium equal to % for the first five years and thereafter declining annually to by the ninth anniversary of the Effective Time and could also, following the ninth anniversary of the Effective Time, in its sole discretion, determine to convert shares of Communications Stock into shares of Media Stock at no premium. In addition, the Board could, in its sole discretion, determine to convert shares of the class of Common Stock of one Group into shares of the class of Common Stock of the other Group at a % premium following any dividend or partial redemption undertaken in connection with a disposition of all or substantially all of the properties or assets of the Group whose stock is being converted. Any such determination could be made at a time when either or both of the Communications Stock and the Media Stock may be considered to be overvalued or undervalued. In addition, any such conversion at any premium would dilute the interests in the Company of the holders of the class of Common Stock not subject to conversion and would preclude holders of both classes of Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant Group. See "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock -- Conversion and Redemption" below.

        DISPOSITIONS OF GROUP ASSETS. Assuming the assets of any Group represent less than substantially all of the properties and assets of the Company, the Board could, in its sole discretion and without stockholder approval, approve sales and other dispositions of any amount of the properties and assets of such Group because Delaware law and the Restated Certificate require stockholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire Company. The proceeds from any such disposition would be assets of such Group and used for its benefit, subject to the management policies described under "Proposal 1 -- The Recapitalization Proposal -- Certain Management Policies." The Restated Certificate contains provisions that, in the event of a Disposition of all or substantially all of the properties and assets of any Group (i.e., 80% or more), require the Company to either (i) distribute to holders of the class of Common Stock relating to the Group subject to such Disposition an amount equal to their proportionate interest in the Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of such Common Stock, or
    (ii) convert the outstanding shares of such Common Stock into a number of shares of the class of Common Stock relating to the other Group equal to
       % of the ratio of the Market Value over a period of time of one share of the Common Stock relating to the Group subject to such Disposition to the average Market Value of one share of Common Stock relating to the other Group over the same period. See "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock -- Conversion and Redemption." The terms of the Common Stock do not require the Board to select the option which would result in the distribution with the highest value to the holders of the Common Stock relating to the Group subject to such Disposition or with the smallest effect on the Common Stock relating to the other Group.

        ALLOCATION OF PROCEEDS UPON ISSUANCE OF MEDIA STOCK. If the Communications Group, at the time the Company issues any shares of Media Stock, holds an Inter-Group Interest representing an interest in the equity value of the Media Group, the Board would, in its sole discretion, determine whether to allocate all or any portion of the proceeds of such issuance to the Media Group or to the Communications Group. To the extent the net proceeds of such issuance of shares of Media Stock are allocated to the Media Group, the financial statements of the Media Group would reflect the receipt of such proceeds. To the extent such net proceeds are allocated to the Communications Group, the financial statements of the Communications Group would reflect a reduction in the Inter-Group Interest and the receipt of such proceeds.

        PUBLIC POLICY DETERMINATIONS. Because of the nature of the businesses of the Communications Group and the Media Group, the Groups may have diverging interests as to the position the Company should take with respect to various regulatory issues. For example, the Communications Group's interests may be advanced by regulation requiring all common carriers, including new entrants, to comply with the same tariff filing and approval requirements, while the Media Group's interests may be advanced by regulation permitting non-dominant, new entrants to comply with a relaxed set of requirements. In addition, increasing overlap between the businesses of the two Groups resulting from regulatory changes and technological advancements may increase such conflicts.

        OPERATIONAL AND FINANCIAL DECISIONS. The Board could, it its sole discretion, from time to time, make operational and financial decisions that affect disproportionately the businesses of the Communications Group and the Media Group, such as transfers of services, funds or assets between Groups and other inter-Group transactions, the allocation of financing opportunities in the public markets and the allocation of business opportunities, resources and personnel that may be suitable for both Groups. Any such decision may favor one Group at the expense of the other. For example, the decision to obtain funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies. In addition, the increasing overlap between the businesses of the two Groups as a result of regulatory changes and technological advancements will make such operational and financial decisions more difficult. The Board will make any such decision in accordance with its good faith business judgment of the Company's best interests. For further discussion of potential divergences of interests, see "-- Fiduciary Duties of the Board," "-- Transfer of Funds Between Groups; Equity Contributions" and "-- Certain Management Policies." Many of the foregoing conflicts exist today with respect to decisions that affect disproportionately U S WEST Communications and the rest of the Company's businesses.

    FIDUCIARY DUTIES OF THE BOARD. Although the Company is not aware of any precedent involving the fiduciary duties of directors of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which are defined by reference to specified operations of the corporation, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed Board, or a committee thereof, with respect to any matter having disparate impacts upon holders of Communications Stock and holders of Media Stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of Common Stock. Nevertheless, a Delaware court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above, or may develop new principles of Delaware law, in order to decide such a case, which would be a case of first impression.

    LIMITED SEPARATE STOCKHOLDER VOTING RIGHTS; EFFECTS ON VOTING POWER. Following implementation of the Recapitalization Proposal, subject to certain limited exceptions, holders of Communications Stock and Media Stock would vote as one class on all matters coming before any meeting of stockholders. Holders of Communications Stock and holders of Media Stock would not have any right to vote on matters as a separate class or series except pursuant to certain limited class voting rights provided under Delaware law. Accordingly, separate meetings for the holders of Communications Stock and Media Stock would not be held. When a vote is taken on any matter as to which all stock is voting together as one class, any class or series that is entitled to more than the number of votes required to approve such matter will be in a position to control the outcome of the vote on such matter. The Company anticipates that the Communications Stock will initially represent a majority of the voting power of all the Company's stock entitled to vote in the election of directors.

    The relative voting power of shares of Communications Stock and Media Stock would fluctuate from time to time, with each share of Communications Stock having one vote and each share of Media Stock having a variable number of votes, based upon the relative average Market Value, over a specific period, of one share of Media Stock to one share of Communications Stock. This formula is intended to equate the proportionate voting rights of each class of Common Stock to their respective Market Values at the time of any vote. In the event that there is an increase in the Market Value of the Media Stock relative to the Market Value of the Communications Stock, or if additional shares of Media Stock were issued, the aggregate number of votes to which the Media Stock would be entitled at such time would increase and the relative voting power of the two classes of Common Stock would change. In the event that there is an increase in the Market Value of the Communications Stock relative to the Market Value of the Media Stock, or if additional shares of Communications Stock were issued, the aggregate number of votes to which the Communications Stock would be entitled at such time would increase and the relative voting power of the two classes of Common Stock would change. See "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock -- Voting Rights." Such changes in the aggregate votes or relative voting power of the Media Stock or Communications Stock could result from the market's reaction to a decision by the Company's management or Board that is perceived to disparately affect one class of Common Stock in comparison to another.

    The Restated Certificate and the DGCL do not require that a merger or consolidation of the Company be approved by a separate vote of holders of any class of Common Stock. As a result, if the holders of Common Stock having a majority of the voting power of all shares of Common Stock outstanding approved a merger or consolidation of the Company, then (a) the merger or consolidation could be consummated even if the holders of a majority of any class of Common Stock had voted against the merger or consolidation and (b) the amount to be received by the holders of such class of Common Stock in the merger or consolidation might be materially less than the amount such holders would have received had the approval of the holders of a majority of such class of Common Stock been required. See "-- Potential Conflicts of Interest -- Allocation of Proceeds of Mergers or Consolidations."

    MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The Board has adopted certain management and accounting policies described herein applicable to the preparation of the financial statements of the Communications Group and the Media Group and the conduct of their respective businesses, which policies may be modified or rescinded in the sole discretion of the Board without approval of the shareholders, although there is no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Communications Stock and Media Stock, would be made by the Board based on its good faith business judgment that such decision is in the best interests of the Company and all the Company's stockholders, including the holders of Communications Stock and the holders of Media Stock. In making such determination, the Board may also consider regulatory requirements imposed on U S WEST Communications by the public utility commissions of various states (the "PUCs") and the Federal Communications Commission (the "FCC"). In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established. See "Proposal 1 -- The Recapitalization Proposal -- Certain Management Policies" and "-- Accounting Matters and Policies."

    TRANSFER OF FUNDS BETWEEN GROUPS; EQUITY CONTRIBUTIONS. The Company does not intend to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with the Company's centralized cash management. The Board may, however, in certain circumstances determine to transfer funds between Groups. Any such determination to transfer funds between Groups would be made by the Board in the exercise of its good faith business judgment based upon all relevant circumstances, including the financing and investing needs and objectives of each Group, the availability, cost and time associated with alternative financing sources, investment opportunities, prevailing interest rates and general economic conditions. Any such transfer would be accounted for, in the sole discretion of the Board, as either a market rate interest bearing loan or, as described in the next paragraph, an equity contribution. No loans will be made by the regulated businesses of the Communications Group to the Media Group. See "Proposal 1 -- The Recapitalization Proposal -- Certain Management Policies."

    Under management policies adopted by the Board, the Board could in its sole discretion, determine from time to time to contribute, as additional equity, cash or other property of the Communications Group to the Media Group, thereby creating or increasing the Inter-Group Interest, which will represent an interest in the equity value of the Company attributable to the Media Group. Similarly, the Board could, in its sole discretion, determine from time to time to transfer cash or other property from the Media Group to the Communications Group, thereby decreasing the Inter-Group Interest. Although any increase in the Inter-Group Interest resulting from an equity contribution by the Communications Group to the Media Group or any decrease in the Inter-Group Interest resulting from a transfer of funds from the Media Group to the Communications Group would be determined by reference to the then current Market Value of Media Stock, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued. The holders of outstanding shares of Media Stock would not have an opportunity to participate in a similar transaction. See "Proposal 1
- -- The Recapitalization Proposal -- Future Inter-Group Interest."

    LIMITED   APPROVAL  RIGHTS  OF  FUTURE  ISSUANCES.    The  approval  of  the
stockholders of the Company will not be solicited by the Company for the issuance of authorized but unissued shares of Communications Stock or Media Stock, unless such approval is deemed advisable by the Board or is required by applicable law, regulation or stock exchange listing requirements.

    LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS. If the Communications Group or Media Group were stand-alone corporations, any person interested in acquiring either of such corporations without negotiation with management could seek control of the outstanding stock of such corporation by means of a tender offer or proxy contest. Although the Recapitalization Proposal would create two classes of Common Stock that are intended to reflect the separate performance of the Groups, a person interested in acquiring only one Group without negotiation with the Company's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of the Company entitled to vote on such acquisition, including the class of Common Stock related to the other Group. See "-- Limited Separate Stockholder Voting Rights; Effects on Voting Power" and "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock -- Voting Rights."

    ANTI-TAKEOVER CONSIDERATIONS. As a result of the reincorporation of the Company in Delaware, certain provisions of Delaware law could have the potential to make an attempted takeover of the Company by a third party more difficult.
See  "Proposal   1   --   The   Recapitalization   Proposal   --   Anti-Takeover
Considerations."

    POTENTIAL EFFECTS OF POSSIBLE DISPOSITION OF ASSETS OF A GROUP. The terms of the Common Stock provide that upon a Disposition of all or substantially all of the properties and assets of any Group, the Company would be required, subject to certain exceptions, either to pay a special dividend on or redeem the outstanding shares of the class of Common Stock relating to such Group or convert such Common Stock into shares of the class of Common Stock relating to the other Group. If the Group subject to such Disposition were a separate independent company and its shares were acquired by another person, certain costs of such Disposition, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such separate independent company in connection with such an acquisition might be greater than the Net Proceeds that would be received by holders of the class of Common Stock relating to such Group if the assets of such Group were sold. In addition, no assurance can be given that the Net Proceeds per share of the class of Common Stock relating to such Group to be received in connection with a Disposition will be equal to or more than the market value per share of such Common Stock prior to or after announcement of such Disposition. See "-- No Assurance as to Market Price" and "Proposal 1 -- The Recapitalization Proposal -- Description of Communications Stock and Media Stock -- Conversion and Redemption."

    NO ASSURANCE AS TO MARKET PRICE. Because there has been no prior market for the Communications Stock or the Media Stock, there can be no assurance as to their market price following the Merger. Moreover, there can be no assurance that the combined market values of the Communications Stock and the Media Stock held by a stockholder after the Merger will equal or exceed the market value of the Existing Common Stock held by such stockholder prior to the Merger. See "Price Range of Existing Common Stock."

    The market prices of the Communications Stock and the Media Stock would be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Communications Group and the Media Group, investors' expectations for the Company as a whole, the Communications Group and the Media Group, the regulatory environment, trading volume and general economic and market conditions. There can be no assurance that investors would assign values to the Communications Stock and Media Stock based on the reported financial results and prospects of the relevant Group or the dividend policies established by the Board with respect to such Group. Accordingly, financial effects of either Group that affect the Company's consolidated results of operations or financial condition could affect the market price of shares of both the Communications Stock and the Media Stock. In addition, the Company cannot predict the impact on their market prices of certain terms of the securities, such as the redemption and conversion rights applicable upon the disposition of substantially all the assets of the Media Group, the ability of the Company to convert each share of Media Stock into shares of Communications Stock or the discretion of the Board to make various determinations.

                                    GENERAL

    This Proxy Statement is furnished to the shareholders of U S WEST in connection with the solicitation of proxies by the Board for use at the Special
Meeting to be held  on             , 1995. This Proxy  Statement is first  being
mailed  to shareholders on or  about            , 1995.  At the Special Meeting,
holders of Existing Common Stock will consider and vote upon approval of the Recapitalization Proposal and Proposals 2 and 3. Such stockholders will also consider and vote upon such other matters as may properly be brought before the meeting.

    Only  holders  of record  of shares  of  the Existing  Common Stock  and the
Existing Series B Preferred Stock at the  close of business on           ,  1995
will be eligible to vote at the Special

Meeting.  As of           , 1995, the Company had issued  and outstanding
shares of Existing Common Stock and  50,000 shares of Series B Preferred  Stock.
The         shares of Existing Common Stock  held in the Company's treasury will not be voted. Each share of Existing Common Stock is entitled to one vote on all Proposals and each share of Existing Series B Preferred Stock is entitled to one vote only with respect to the Recapitalization Proposal. The presence of a majority of the outstanding shares of the Existing Common Stock and a majority of the outstanding shares of the Existing Series B Preferred Stock represented in person or by proxy at the Special Meeting will constitute a quorum. Shares represented by properly executed proxies in time for the Special Meeting will be voted at such meeting in the manner specified by the holders thereof. Proxies which are properly executed but which do not contain voting instructions will be voted in favor of approval and adoption of the Recapitalization Proposal and Proposals 2 and 3. Shares represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on one or more but less than all the proposals will nevertheless be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the Special Meeting as to the proposal as to which authority to vote is withheld by the broker ("broker non-votes"). It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters. The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a new proxy at a later date, by filing with the Secretary of the Company a duly executed revocation of proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

    The Recapitalization Proposal will require (i) the affirmative vote of the holders of a majority of the outstanding shares of Existing Common Stock, voting as a separate class, (ii) the affirmative vote of the holders of two-thirds of the outstanding shares of Existing Series B Preferred Stock, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of all outstanding shares of Existing Common Stock and Existing Series B Preferred Stock, voting together as a single class. Accordingly, with respect to the Recapitalization Proposal, abstentions and broker non-votes will have the same effect as negative votes. Proposals 2 and 3 will each be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Accordingly, with respect to Proposals 2 and 3, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which such brokers withhold authority, a broker non-vote will not have the same effect as a negative vote.

    The directors and executive officers of U S WEST beneficially own less than one percent of the outstanding shares of Existing Common Stock.

    A PROXY CARD IS ENCLOSED FOR YOUR USE. YOU ARE SOLICITED ON BEHALF OF THE BOARD TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES.

    U S WEST Delaware is a wholly-owned subsidiary of U S WEST and is not engaged in any business activity unrelated to the Merger. The principal executive offices of U S WEST and U S WEST Delaware are located at 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                  PROPOSAL 1 -- THE RECAPITALIZATION PROPOSAL

GENERAL

    The holders of the Existing Common Stock are being asked to consider and approve the Recapitalization Proposal which, if approved, would constitute approval of the Merger Agreement, pursuant to which:

        (i) U S WEST would be merged with and into U S WEST Delaware with U S WEST Delaware continuing as the surviving corporation; and

        (ii) each outstanding share of Existing Common Stock would be automatically converted, tax-free, into one share of Communications Stock and one share of Media Stock and each outstanding share of Existing Series B Preferred Stock would be automatically converted, tax-free, into one share of Series C Preferred Stock.

    The ratio of one share of Media Stock for each share of Existing Common Stock was determined by the Board in consultation with Lehman Brothers Inc., the Company's lead financial advisor, and Morgan Stanley & Co. Incorporated, the Company's co-advisor in connection with the Recapitalization Proposal, and is based upon the desired initial trading range of the Media Stock and the common shareholders' equity value of the Company attributable to the Media Group. This equity value was established by taking into account, among other factors, the initial level of the Company's debt and equity capitalization to be assigned to the Media Group, the Media Group's recent historical financial performance relative to its competitors that are publicly traded and the current state of the markets for public offerings and other stock transactions.

    IF THE RECAPITALIZATION PROPOSAL IS NOT APPROVED BY THE SHAREHOLDERS, THE MERGER WILL NOT BE CONSUMMATED AND THE EXISTING COMMON STOCK WILL NOT BE CONVERTED INTO COMMUNICATIONS STOCK AND MEDIA STOCK.

    If the Recapitalization Proposal is approved by shareholders, the Company anticipates that the Merger will become effective at the close of business on the date on which a certificate of merger is filed with the Secretary of State of Delaware and articles of merger are filed with the Secretary of State of Colorado. The time of such effectiveness is referred to herein as the "Effective Time." It is presently anticipated that such filings will be made as promptly as practicable after the Special Meeting. No state or federal regulatory approvals are required in connection with the consummation of the Merger.

    The authorized but unissued shares of Communications Stock and Media Stock would be available for issuance from time to time by the Company at the discretion of the Board for any proper corporate purpose, which could include raising capital, payment of dividends, providing compensation or benefits to employees or acquiring companies or businesses. The issuance of such additional shares would not be subject to approval by the stockholders of the Company unless deemed advisable by the Board or required by applicable law, regulation or stock exchange listing requirements.

    The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after shareholder approval, by the Board. In addition, the terms of the Merger Agreement may be amended prior to the Effective Time, provided that the Merger Agreement may not be amended after the Merger has been approved by U S WEST's shareholders if, in the judgment of the Board, such amendment would have a material adverse effect on the rights of shareholders.

RECOMMENDATION OF THE BOARD

    THE BOARD HAS UNANIMOUSLY ADOPTED THE RECAPITALIZATION PROPOSAL AND BELIEVES THAT ITS APPROVAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE RECAPITALIZATION PROPOSAL.

EXCHANGE PROCEDURES; ODD-LOT PROGRAM

    Upon consummation of the Merger, the Existing Common Stock share certificates ("Existing Certificates") will represent shares of Communications Stock. On a date (the "Mailing Date") as soon as practicable following the Effective Time, holders of Existing Common Stock of record as of the Effective Time will be mailed (i) certificates representing shares of Media Stock, (ii) information with respect to the Odd-Lot Program described below and (iii) instructions pursuant to which each holder may, at its option, forward its
Existing  Certificates to                , as  exchange agent, for surrender and
exchange for certificates representing shares of Communications Stock.

    Pursuant to the terms of the Odd-Lot Program, each holder of Existing Common Stock who is entitled to receive fewer than 100 shares of each of Communications Stock and Media Stock pursuant to the Merger may instruct the exchange agent, acting as agent for such shareholder, (i) to sell all, but not less than all, of such stockholder's shares of Communications Stock and/or Media Stock on the NYSE for its account for cash or (ii) to purchase for its account additional shares of Communications Stock and/or Media Stock so as to "round up" such stockholder's holdings to 100 shares of Communications Stock and/or Media Stock. The Odd-Lot Program will commence shortly after the Mailing Date and remain open for 90 days thereafter. During this period, the exchange agent will periodically offset requests from stockholders who participate in the Odd-Lot Program who wish to sell their odd-lot holdings of Communications Stock and/or Media Stock against requests from other participants who wish to purchase additional shares to "round-up" their odd-lot holdings of Communications Stock and/or Media Stock to 100 shares. The exchange agent will sell or arrange the sale of any shares not taken up in such off-setting process, or purchase any shares needed to satisfy requests for "rounding up" that cannot be satisfied through such off-setting process, in the open market. A stockholder buying or selling shares of Communications Stock and/or Media Stock under the Odd-Lot Program will pay or receive, as the case may be, the weighted average price for all shares of Communications Stock and/or Media Stock purchased or sold under the Odd-Lot Program in open-market transactions on the day the participant's sale occurs, less a small fee to cover administrative fees and brokerage transactions. In the event, however, that sales and purchases of Communications Stock and/or Media Stock under the Odd-Lot Program are evenly matched for any given processing interval, so that requested "rounding up" purchases are exactly satisfied by requested sales, the price at which shares shall be deemed to be purchased or sold under the Odd-Lot Program will be the average of the high and low sale price  for  the  applicable  class of  Common  Stock  on the  day  on  which the participating stockholder's request was offset against that of another participating stockholder, as reported on the Composite Tape.

    More detailed information and a form for use in the Odd-Lot Program will be mailed to stockholders shortly after the Mailing Date. A completed form must be postmarked for receipt by, or delivered to, the exchange agent on or before
         , 1995 for a stockholder to elect to participate in the Odd-Lot Program. The Company will not solicit or make any recommendations to stockholders to either sell or purchase shares of Common Stock in the Odd-Lot Program. See "Certain Federal Income Tax Considerations" for a discussion of the federal income tax treatment of the sale of shares in the Odd-Lot Program.

BACKGROUND AND REASONS FOR THE RECAPITALIZATION PROPOSAL

    The Recapitalization Proposal was adopted by the Board following its review of various alternatives for enhancing shareholder value, creating flexibility for the future growth of the Company and advancing the Company's strategic objectives.

    At a meeting held on February 3, 1995, the Board, after receiving preliminary reports from management and the Company's financial advisors on their analysis of capital restructuring alternatives, formed a special committee (the "Special Committee") to facilitate the review of the Recapitalization Proposal as well as various alternative proposals. The Special Committee met on February 9, 1995, March 8, 1995 and March 20, 1995, together with the Company's financial and legal advisors, to evaluate the alternatives available to the Company in view of the Company's strategy objectives and capital requirements. These alternatives included (i) the preservation of the Company's current capital structure, (ii) an exchange offer pursuant to which a new series of dividend-paying preferred stock would be offered in exchange for a portion of the Existing Common Stock, with the Board eliminating the payment of a dividend on the remaining Existing Common Stock, (iii) the segmentation of the businesses of the Communication Group and the Media Group through a distribution of all or a portion of those businesses in a spin-off to shareholders and (iv) the creation of two classes of common stock intended to reflect separately the businesses of the Communications Group and the Media Group.

    At meetings held on March 27, 1995, April 6 and 7, 1995 and May 5, 1995, the Board reviewed these alternatives and, with the assistance of its financial and legal advisors, considered the following factors in arriving at its determination that the Recapitalization Proposal is in the best interests of the Company and its shareholders:

    - The Company's current strategic requirements and the rationale for a change in its capital structure.

    - The Company's long-term strategic objectives in view of the business environment and opportunities for the Company's regulated local exchange operations and multimedia operations.

    - The Existing Common Stock trades at a discount to its theoretical public market trading value (the estimated stand-alone public trading value of the component businesses that comprise the Company), primarily due to the relatively low value that dividend yield and income oriented investors attribute to the businesses that comprise the Media Group.

    - The use by other companies of equity securities intended to reflect separately the performance of specific businesses and the market performance of such securities.

    - Corporate governance issues, particularly in view of the convergence of the telecommunications, cable and wireless industries and the changing regulatory environment.

    -   The   Company's  strategic  flexibility   after  implementation  of  the
        Recapitalization Proposal, including the ability to engage in mergers, acquisitions, divestitures, spin-offs, split-offs and recombinations.

    -   Potential    groupings   of   the   Company's   businesses   under   the
        Recapitalization Proposal.

    Following deliberation over and consideration of the advantages and disadvantages of the various alternatives, the Board determined that the Recapitalization Proposal was the best alternative for the Company and its shareholders. The Board identified the following as the principal advantages of the Recapitalization Proposal:

    - The creation of two classes of common stock intended to reflect separately the performance of the Communications Group and the Media Group should increase shareholder value. The Recapitalization Proposal creates investment vehicles that meet the requirements of distinct investor groups -- those looking for yield and income of a relatively more mature business, in the case of the Communications Stock, and those looking for the growth potential of less mature businesses, in the case of Media Stock -- which should encourage proper valuation of the assets in each of the Groups.

    - The Media Stock should provide the Company with an additional equity security that can be used to raise capital and can be issued in connection with acquisitions and investments. Because the Board does not expect to declare a dividend on the Media Stock for the foreseeable future, any issuance of such stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for capital investments. In addition, the Company should be able to reduce its cost of capital because of the improved equity valuation that should result from the implementation of the Recapitalization Proposal.

    - The Recapitalization Proposal will retain for the Company the advantages of doing business as a single corporation. As part of a single entity, each Group would be in a position to benefit from synergies with the other, including synergies that may result from the eventual convergence of the telecommunications, cable and wireless industries as well as synergies between access providers and information and content suppliers. In addition, by remaining a single entity, the Company will continue to enjoy certain strategic, financial and operational benefits that would not be available if the Communications Group and Media Group were separate legal entities.

    In addition, the Board considered the following other advantages of the Recapitalization Proposal:

    - Implementation of the Recapitalization Proposal should not be taxable to the Company or its shareholders.

    - The Recapitalization Proposal retains future restructuring flexibility by preserving the Company's ability to undertake future capital restructuring and asset segmentation as well as to modify the Company's capital structure.

    - The creation of two classes of stock that are intended to reflect separately distinct businesses increases the Company's ability to focus the management of the respective Groups and provide incentives for employees of each Group that are tied directly to the stock price performance of the Group in which they are employed.

    - The implementation of the Recapitalization Proposal is not expected to have any adverse impact on the Company's credit rating and cost of borrowing.

    The Board also evaluated the potential adverse consequences of the Recapitalization Proposal, including (i) the possibility that some confusion resulting from a more complex capital structure could inhibit the efficient valuation of either or both classes of stock and (ii) the potential conflicting interests between the two Groups and the issues that could arise in resolving such conflicts. The Board determined, however, that, on balance, the positive aspects of the Recapitalization Proposal outweighed any potentially adverse consequences and concluded that the Recapitalization Proposal is in the best interests of the Company and its shareholders.

    Finally, the Board considered that, by reincorporating in Delaware, the Company will be able to benefit from Delaware's comprehensive and well developed corporate laws. For many years Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, Delaware has adopted a modern and comprehensive corporation statute that has been periodically updated and revised to meet changing business needs. As a result, many publicly held corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware in a manner similar to that proposed by the Company. Because of Delaware's historic significance as the state of incorporation for many publicly held corporations, the Delaware judiciary has become particularly familiar with matters of corporate law and corporate financial and business transactions and a substantial body of court decisions has developed construing Delaware corporate law and establishing public policy with respect to Delaware corporations. As a consequence, a greater measure of predictability is possible in Delaware with respect to corporate legal affairs than is available in other states. In addition, the Company believes that Delaware law will offer clearer guidance with respect to issues that may arise as a result of the existence of separate classes of Common Stock of the Company.

CERTAIN MANAGEMENT POLICIES
    In connection with the Recapitalization Proposal, the Company intends to follow certain policies with respect to the businesses of the Communications Group and the Media Group, including the following:

        INTER-GROUP BUSINESS TRANSACTIONS. Because of the nature of the businesses of the Communications Group and the Media Group, business transactions between the two Groups will take place on a regular basis. Such transactions may include (i) agreements by one Group to provide certain products and services for use by the other Group, including for use over the other Group's networks, (ii) technology transfers and sharing agreements between the two Groups, (iii) transfers of assets between the Groups and
    (iv) joint venture agreements between the two Groups to develop new products and services for use by the businesses of both Groups. Except as described below, all transactions between the Communications Group and the Media Group are intended to be on terms consistent with those that would be applicable to arm's-length dealings.

        Notwithstanding   the   policy   that  all   transactions   between  the
    Communications Group and the Media Group be consistent with arm's-length terms, transactions between U S WEST Communications and the Media Group are subject to certain FCC affiliate transaction accounting rules. Pursuant to such rules, transactions involving the provision of goods and services between the Media Group and U S WEST Communications must be recorded on U S WEST Communications' regulated books, which are used by the PUCs to determine rates, at tariffed rates, prevailing company price or fully distributed cost. In addition, such rules require that assets transferred must be recorded at either net book value or fair market value.

        U S WEST Communications currently provides and, following the implementation of the Recapitalization Proposal, will continue to provide certain customer lists and billing and collection and other services to U S WEST Marketing Resources Group, Inc. ("Marketing Resources"), a business to be included in the Media Group, for use in the directory publications and other businesses of Marketing Resources. Such data and services are provided to Marketing Resources on the same terms and conditions on which such data and services are provided to unaffiliated third parties. Marketing Resources provides certain services, including the publication and delivery of directories with listings of U S WEST Communications' customers, at no charge. Marketing Resources believes that any incremental cost incurred to publish and deliver white page directories which include listings of U S WEST Communications' customers is offset by the enhancement in value provided by a directory which includes such listings.

        Transactions involving the transfer of technology between the Communications Group and the Media Group are subject to the Company's Technology Fair Compensation Policy. Pursuant to this policy, if one Group funds the research and development of technology (whether within the Company or not), such Group shall receive fair compensation if the other Group either uses the technology or sells the technology to a third party. Fair compensation will be determined by representatives of the two Groups and will be reviewed for reasonableness by the Fair Compensation Review Committee, which is comprised of an equal number of representatives of the businesses of the Communications Group and the Media Group.

        INTER-GROUP FINANCING TRANSACTIONS. The Company does not intend to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with the Company's centralized cash management. The Board may, however, in its sole discretion, determine to transfer funds between Groups either as a loan, which would be made on an arm's-length basis, or as an equity contribution. See "-- Future Inter-Group Interest." Any such determination to transfer funds between Groups would be made by the Board in the exercise of its business judgment based upon all relevant circumstances, including the financing and investing needs and objectives of each Group, the availability, cost and time associated with alternative financing sources, investment opportunities, prevailing interest rates and general economic conditions. No loans will be made by the regulated businesses of the Communications Group to the Media Group. See "-- Accounting Matters and Policies -- Financing Activities."

        CORPORATE OPPORTUNITIES. To the extent a business opportunity arises which could be undertaken by either Group, the Board will use its good faith business judgment to allocate such opportunity to a Group or permit both Groups jointly to pursue such opportunity. In making any such determination, the Board may consider a number of factors, including whether the business opportunity is principally within the existing scope of a Group's business, whether the business opportunity is principally within a geographic area served by a Group and whether a Group, because of its managerial or operational expertise, would be better positioned to undertake the business opportunity.

        In certain situations, existing contractual restrictions will require the allocation of certain business opportunities to a specific Group. For example, pursuant to an agreement between the Company and AirTouch, subject to certain exceptions, the Company may generally only offer wireless services through the Company's joint venture with AirTouch, which will be included in the Media Group, except that such agreement permits the Communications Group to offer certain limited wireless services in the Communications Group Region over a specified PCS spectrum. In addition, pursuant to the TWE partnership agreement, the Company, subject to certain exceptions, may only engage in programming, filmed entertainment and out-of-region cable through TWE, which will be included in the Media Group. See "Annex VI -- Communications Group -- Description of Business" and "Annex VII -- Media Group -- Description of Business."

    These policies may be modified or rescinded without the approval of the stockholders, although the Company has no present intention to do so. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such determination that would have disparate impacts upon the respective holders of Communications Stock and Media Stock, would be made by the Board in its good faith business judgment of the Company's best interests. In making such determination, the Board may also consider regulatory requirements imposed on U S WEST Communications by the PUCs and the FCC. See "Special Considerations -- Potential Diverging Interests."

ACCOUNTING MATTERS AND POLICIES

    If the Recapitalization Proposal is approved by shareholders and implemented by the Board, the Company will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for each of the Groups, and these financial statements, taken together, will comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The financial statements of each of the Groups will principally reflect the financial position, results of operations and cash flows of the businesses included therein. Consistent with the Restated Certificate and relevant policies, such Group financial statements also include allocated portions of the Company's corporate assets and liabilities (including contingent liabilities) that are not separately identified with the operations of a specific Group.

    U S WEST Communications, the principal subsidiary of the Communications Group, is subject to regulation by the PUCs and the FCC and has historically been operated as a separate business unit for which separate audited financial statements have been prepared on an annual basis. U S WEST Communications has also conducted its own borrowing activities, and none of the other debt of the Company and its subsidiaries is for the benefit of or attributable to U S WEST Communications. Financing activities for the businesses included in the Media Group and the businesses of the Communications Group other than U S WEST Communications (the "Non-Regulated Communications Businesses") have historically been conducted independently from the financing activities of U S WEST Communications. Accordingly, many of the accounting and management policies described below have historically been employed by the Company in managing the businesses conducted by the two Groups, particularly in light of the regulation of U S WEST Communications by the PUCs and the FCC.

    Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing Group financial statements, holders of Communications Stock or Media Stock will continue to be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Special Considerations -- Stockholders of One Company; Financial Impacts on One Group Could Affect the Other."

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, upon the Effective Time, cash management, tax sharing and allocation of principal corporate activities between the Communications Group and the Media Group would be based upon policies that management of the Company believes to be reasonable. These policies are reflected in the combined financial statements included in Annexes VI and VII hereto, as follows:

        FINANCING ACTIVITIES. Financing activities for the Communications Group and the Media Group, including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of preferred stock, will be managed by the Company on a centralized basis. Notwithstanding such centralized management, financing activities for U S WEST Communications will be separately identified and accounted for in the Company's records and U S WEST Communications will continue to conduct its own borrowing activities. All debt incurred and investments made by the Company and its subsidiaries would be specifically allocated to and reflected on the financial statements of the Media Group except that debt incurred and investments made by the Company and its subsidiaries on behalf of the Non-Regulated Communications Businesses and all debt incurred and investments made by U S WEST Communications would be specifically allocated to and reflected on the financial statements of the Communications Group. Debt incurred by the Company or a subsidiary on behalf of a Group would be charged to such Group at the borrowing rate of the Company or such subsidiary.

        The Company does not intend to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with the Company's centralized cash management. Such short-term transfers of funds will be accounted for as short-term loans between the Groups bearing interest at the market rate at which management determines the borrowing Group could obtain funds on a short-term basis. If the Board, in its sole discretion, determines that a transfer of funds between the Groups should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including the interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which management determines such Group could borrow funds on a similar basis. The financial statements of the lending Group will be credited, and the financial statements of the borrowing Group will be charged, with the amount of any such loan, as well as with periodic interest accruing thereon. The Board may determine that a transfer of funds from the Communications Group to the Media Group should be accounted for as an equity contribution, in which case an Inter-Group Interest (determined by the Board based on the then current Market Value of shares of Media Stock) will either be created or increased, as applicable. Similarly, if an Inter-Group Interest exists, the Board may determine that a transfer of funds from the Media Group to the Communications Group should be accounted for as a reduction in the Inter-Group Interest. See "-- Future Inter-Group Interest."

        EQUITY ISSUANCES. All financial impacts of issuances of additional shares of Communications Stock and of securities convertible into Communications Stock and, if and to the extent the Communications Group holds an Inter-Group Interest in the Media Group, of additional shares of Media Stock which are attributed to the Communications Group, will be reflected in their entirety in the financial statements of the Communications Group. All financial impacts of issuances of additional shares of Media Stock and of securities convertible into Media Stock, the proceeds of which are attributed to the Media Group, will be reflected in their entirety in the financial statements of the Media Group. See "-- Future Inter-Group Interest."

        TAXES. Federal, state and local income taxes which are determined on a consolidated or combined basis will be allocated to each Group in accordance with tax sharing agreements between the Company and the entities within the Groups. Consolidated or combined state income tax provisions and related tax payments or refunds will be allocated between the Groups based on their respective contributions to consolidated or combined state taxable incomes. Consolidated Federal income tax provisions and related tax payments or refunds will be allocated between the Groups based on the aggregate of the taxes allocated among the entities within each Group. The allocations will generally reflect each Group's contribution (positive or negative) to consolidated Federal taxable income and consolidated Federal tax credits. A Group will be compensated only at such time as, and to the extent that, its tax attributes are utilized by the Company in a combined or consolidated income tax filing. Federal and state tax refunds and carryforwards or carrybacks of tax attributes will generally be allocated to the Group to which such tax attributes relate. The Media Group includes entities which operate in states where the Company does not file consolidated or combined state income tax returns. Separate state income tax returns are filed by these entities in accordance with the respective states' laws and regulations.

        ADMINISTRATIVE COSTS. Certain costs relating to the Company's general and administrative services (including certain executive management, legal, accounting and auditing, tax, treasury, strategic planning and public policy services) would be directly assigned to each Group based upon actual utilization or allocated based upon each Group's operating expenses, number of employees, external revenues, average capital and/or average equity. The Company will charge each Group for such services at fully distributed cost.

    The above policies and agreements could be modified or rescinded by the Board, in its sole discretion, without approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, to adopt additional policies, including any such decision that could have disparate effects upon holders of a class of common stock of the Company, would be made by the Board based on its good faith business judgment that such decision is in the best interests of the Company and all the Company's stockholders. In making such determination, the Board may also consider regulatory requirements imposed on U S WEST Communications by the PUCs and the FCC. See "-- Certain Management Policies." In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

DIVIDEND POLICY

    The Company's quarterly dividend rate is presently $0.535 per share of Existing Common Stock. The Board currently intends that the dividend policy applicable to the Communications Stock would be the same as the dividend policy applicable to the Existing Common Stock, with the initial dividend rate on the Communications Stock being the rate in effect for the Existing Common Stock at the time of conversion of the Existing Common Stock into Communications Stock and Media Stock. The Board believes that implementation of the Recapitalization Proposal would not adversely affect the Company's ability to pay dividends on the Communications Stock.

    While the Board does not currently intend to change the dividend policies referred to above, it reserves the right to do so at any time and from time to time. Under the Recapitalization Proposal and Delaware law, the Board would not be required to pay dividends in accordance with the foregoing dividend policies.

    Determinations as to future dividends on the Communications Stock would be based primarily upon the financial condition, results of operations and business requirements of the Communications Group and the Company as a whole. Under the terms of the Communications Stock, dividends would be payable in the sole discretion of the Board out of the lesser of (i) funds of the Company legally available for dividends and (ii) the Communications Group Available Dividend Amount. See
"-- Description of Communications Stock and Media Stock -- Dividends."

    With regard to the Media Stock, the Board currently intends to retain future earnings, if any, for the development of its multimedia businesses and does not anticipate paying cash dividends on the Media Stock in the foreseeable future. Future determinations by the Board to pay dividends on the Media Stock would be based primarily upon the respective financial condition, results of operations and business requirements of the Media Group and the Company as a whole. Under the terms of the Media Stock, dividends, if any, would be payable in the sole discretion of the Board out of the lesser of (i) the funds of the Company legally available therefor and (ii) the Media Group Available Dividend Amount. See "-- Description of Communications Stock and Media Stock -- Dividends."

    Subject to the restrictions on the funds out of which dividends on the Communications Stock and the Media Stock may be paid, as described under "-- Description of Communications Stock and Media Stock -- Dividends," the Board would be able, in its sole discretion, to declare and pay dividends exclusively on either the Communications Stock or the Media Stock, or on both, in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting or liquidation rights of any class, the amount of prior dividends declared on each class, or any other factor.

DESCRIPTION OF COMMUNICATIONS STOCK AND MEDIA STOCK

    THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO -- GLOSSARY OF DEFINED TERMS AND TO ANNEX II TO THIS PROXY STATEMENT, WHICH CONTAINS THE FULL TEXT OF THE PROPOSED RESTATED CERTIFICATE.

    GENERAL

    The Articles currently provide that the Company is authorized to issue 2,050,000,000 shares of capital stock, including 50,000,000 shares of preferred stock, par value $1.00 per share ("Existing Preferred Stock"), and 2,000,000,000 shares of Existing Common Stock. The Existing Preferred Stock consists of 2,000,000 shares designated as Series A Junior Participating Cumulative Preferred Stock ("Existing Series A Preferred Stock") and 50,000 shares designated as Existing Series B Preferred Stock. As of May 10, 1995, the Company had issued and outstanding 470,564,209 shares of Existing Common Stock, no shares of Existing Series A Preferred Stock and 50,000 shares of Existing Series B Preferred Stock. If the Recapitalization Proposal is adopted, pursuant to the Restated Certificate, the Company will be authorized to issue 4,200,000,000 shares of capital stock, including (i) 2,000,000,000 shares of Communications Stock, (ii) 2,000,000,000 shares of Media Stock and (iii) 200,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), of which 10,000,000 shares would be designated as Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"), 10,000,000 shares would be designated as Series B Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), and 50,000 shares would be designated as Series C Preferred Stock.

    The authorized but unissued shares of Communications Stock, Media Stock and Preferred Stock will be available for issuance by the Company from time to time, as determined by the Board, for any proper corporate purpose, which could include raising capital for use by either Group, payment of dividends, providing compensation or benefits to employees or acquiring other companies or businesses. The issuance of such shares would not be subject to approval by the stockholders of the Company unless deemed advisable by the Board or required by applicable law, regulation or stock exchange listing requirements. Any net proceeds from, or other effects of, the issuance by the Company of Communications Stock or Media Stock (other than shares of Media Stock which may be issued with respect to the Inter-Group Interest, if any) will be attributed to the Communications Group or the Media Group, respectively.

    DIVIDENDS

    Dividends on the Communications Stock and the Media Stock will be subject to substantially the same limitations as dividends on the Existing Common Stock, which are limited to legally available funds of the Company under applicable law and subject to the prior payment of dividends on outstanding shares of Preferred Stock. See "-- Comparison of Shareholder Rights -- Dividends."

    Dividends on the Communications Stock and the Media Stock will further be limited to an amount not in excess of the Communications Group Available Dividend Amount and the Media Group Available Dividend Amount, respectively. The Available Dividend Amount with respect to a Group is intended to be similar to the amount that would be legally available for the payment of dividends on the stock of such Group under Delaware law if such Group were a separate company. There can be no assurance that there would be an Available Dividend Amount with respect to either Group.

    The "Communications Group Available Dividend Amount," on any date, shall mean (i) an amount equal to the total assets of the Communications Group less its total liabilities as of such date determined on a basis consistent with that applied in determining the Media Group Available Dividend Amount, provided that there shall be excluded from such liabilities any preferred stock or other equity security of the Company, over (ii) the sum of (x) except to the extent that the Restated Certificate permits otherwise, the amount that would be needed to satisfy the preferential rights to which holders of preferred stock attributed to the Communications Group are entitled upon dissolution of the Company and (y) the aggregate par value of the outstanding shares of Communications Stock.

    The "Media Group Available Dividend Amount," on any date, shall mean (i) the product of (x) the Outstanding Media Fraction as of such date and (y) an amount equal to the total assets of the Media Group less its total liabilities as of such date determined on a basis consistent with that applied in determining the Communications Group Available Dividend Amount, provided that there shall be excluded from such liabilities any preferred stock or other equity security of the Company, over (ii) the sum of (x) except to the extent that the Restated Certificate permits otherwise, the amount that would be needed to satisfy the preferential rights to which holders of preferred stock attributed to the Media Group are entitled upon dissolution of the Company and (y) the aggregate par value of the outstanding shares of Media Stock.

    At December 31, 1994, based on their respective financial statements, the funds of the Company legally available for the payment of dividends under Delaware law would have been at least $7,372,000,000, the Communications Group Available Dividend Amount would have been at least $3,174,000,000 and the Media Group Available Dividend Amount would have been at least $4,198,000,000.

    Delaware law limits the amount of distributions on capital stock to the legally available funds of the Company, which are determined on the basis of the entire Company, and not just the respective Groups. Consequently, the amount of legally available funds would reflect the amount of any net losses of any Group and any distributions on, and repurchases of, Communications Stock, Media Stock or Preferred Stock. Dividend payments on the Communications Stock or on the Media Stock could be precluded because of the unavailability of legally available funds under Delaware law, even though the Available Dividend Amount test with respect to the relevant Group was met.

    Subject to the prior payment of dividends on outstanding shares of Preferred Stock and the foregoing limitations, the Board could, in its sole discretion, declare and pay dividends exclusively on Communications Stock, exclusively on Media Stock or on both such classes, in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on any class, the respective voting or liquidation rights of any class, the amount of prior dividends declared on any class or any other factor.

    At the time of any dividend or other distribution on the outstanding shares of Media Stock (including any dividend of Net Proceeds from the Disposition of all or substantially all of the properties and assets of the Media Group), the Communications Group's financial statements would be credited with, and the Media Group's financial statements would be charged with, an amount equal to the product of (i) the aggregate amount of such dividend or distribution paid or distributed in respect of the outstanding shares of Media Stock times (ii) a fraction, the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest, if any, and the denominator of which is the number of shares of Media Stock outstanding.

    See Annex VIII for illustrations of the calculation of the Inter-Group Interest and the related effects of dividends on shares of Media Stock.

    CONVERSION AND REDEMPTION

    The Articles currently do not provide for either mandatory or optional conversion or redemption of the Existing Common Stock. The Recapitalization Proposal will permit the conversion and redemption of the Communications Stock and the Media Stock upon the terms described below.

    MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF COMMON STOCK. Upon the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of stock or otherwise), in one transaction or a series of related transactions (a "Disposition"), by the Company of all or substantially all of the properties and assets of any Group to one or more persons or entities (other than (w) the Disposition by the Company of all or substantially all of the Company's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Company, (x) on a pro rata basis to the holders of all outstanding shares of the class of Common Stock relating to such Group and in the case of a Disposition of the properties and assets of the Media Group, the Company for the benefit of the Communications Group with respect to the Inter-Group Interest, if any, (y) any person or entity controlled by the Company, or (z) in connection with a Related Business Transaction), the Company is required, on or prior to the 85th Trading Day following the consummation of such Disposition, to either:

        (i) declare and pay a dividend in cash and/or securities or other property to the holders of outstanding shares of the class of Common Stock relating to the Group subject to such Disposition, subject to the limitations on dividends on such Common Stock set forth under "Dividends" above, in an aggregate amount equal to (A) in the case of a Disposition of the properties and assets of the Communications Group, the Net Proceeds of such Disposition and (B) in the case of a Disposition of the properties and assets of the Media Group, the product of the Outstanding Media Fraction and the Net Proceeds of such Disposition; or

        (ii) (1) if such Disposition involves all (not merely substantially all) of the properties and assets of such Group, then, if there are funds of the Company legally available therefor and if the Available Dividend Amount with respect to such Group would have been sufficient to permit a dividend in lieu thereof to be paid pursuant to clause (i) above, redeem all outstanding shares of Common Stock relating to the Group subject to such Disposition in consideration for cash and/or securities or other property in an aggregate amount equal to (A) in the case of a Disposition of the properties and assets of the Communications Group, the Net Proceeds of such Disposition and
    (B) in the case of a Disposition of the properties and assets of the Media Group, the product of the Outstanding Media Fraction and the Net Proceeds of such Disposition; or

            (2) if such Disposition involves substantially all (but not all) of the properties and assets of such Group, then, if there are funds of the Company legally available therefor and if the Available Dividend Amount with respect to such Group would have been sufficient to permit a dividend in lieu thereof to be paid pursuant to clause (i) above, redeem the lesser of
    (A) the number of whole outstanding shares of the class of Common Stock relating to the Group subject to such Disposition that has an aggregate average Market Value, during the ten-Trading Day period beginning on the 16th Trading Day following such consummation, closest to the value of (I) in the case of a Disposition of the properties and assets of the Communications Group, the Net Proceeds of such Disposition or (II) in the case of a Disposition of the properties and assets of the Media Group, the product of the Outstanding Media Fraction and the Net Proceeds of such Disposition, for cash and/or securities or other property in an amount equal to such Net Proceeds or product, as applicable, and (B) the number of shares of such class of Common Stock outstanding; or

       (iii) convert each outstanding share of the class of Common Stock relating to the Group subject to such Disposition into a number of fully paid and nonassessable shares of the class of

    Common Stock relating to the other Group (or, if there are no shares of Common Stock relating to the other Group outstanding on the Conversion Date and shares of another class or series of Common Stock of the Company (other than the class of Common Stock relating to the Group subject to such Disposition) is then publicly traded, of such other class or series of Common Stock as then has the largest Market Capitalization), equal to % of the average daily ratio (calculated to the nearest five decimal places) of the average Market Value of one share of Common Stock relating to the Group subject to such Disposition to the average Market Value of one share of Common Stock relating to the other Group (or such other class or series of Common Stock, as the case may be) during the ten-Trading Day period beginning on the 16th Trading Day following such consummation.

    The Board may, within one year after a dividend or redemption described above in this section, convert each outstanding share of the class of Common Stock relating to the Group subject to such Disposition into a number of fully paid and nonassessable shares of the class of Common Stock relating to the other Group (or, if there are no shares of the class of Common Stock relating to the other Group outstanding, and shares of another class of Common Stock (other than the class of Common Stock relating to the Group subject to such Disposition) are publicly traded on the Trading Day immediately preceding the date on which notice of such conversion is mailed to holders, of such other class of Common Stock as then has the largest Market Capitalization) equal to % of the Market Value Ratio as of the fifth Trading Day prior to the date notice of such conversion is mailed to such holders. Any such exchange would dilute the interest in the Company of holders of the class of Common Stock relating to the Group not subject to Disposition and would preclude holders of either class of Common Stock from retaining their investment in a security reflecting separately the business of their respective Group. In determining whether to effect any such conversion following such a dividend or partial redemption, the Board, in its sole discretion and consistent with its fiduciary duties to all the stockholders, in addition to other matters, would likely consider whether the remaining properties and assets of the Group subject to the Disposition continue to constitute a viable business. Other considerations could include the number of shares of the class of Common Stock relating to such Group remaining issued and outstanding, the per share market price of such Common Stock and the cost of maintaining stockholder accounts.

    For these purposes, "substantially all of the properties and assets" of any Group means a portion of such properties and assets that represents at least 80% of the then current market value of the properties and assets of such Group.

    A "Related Business Transaction" means any disposition of all or substantially all of the properties and assets of any Group (including, without limitation, by merger, consolidation or sale) in a transaction in which the Company receives primarily Qualifying Securities (as defined below) in consideration for the disposition of such properties and assets. The term "Qualifying Securities" means equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities), of the purchaser or acquiror of the assets and properties of such Group or an affiliate thereof, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to the business of such Group or a third party issuer, which purchaser, acquiror or other issuer is primarily engaged in one or more businesses similar or complementary to the business conducted by such Group immediately prior to such transaction, as determined in good faith by the Board. The purpose of the Related Business Transaction exception is to enable the Company to enter into transactions with other entities operating in similar or complementary business areas as a Group in which the properties or assets of such Group may technically be "disposed of" without resulting in a conversion or redemption of the class of Common Stock relating to such Group.

    The "Net Proceeds" of a Disposition of any of the properties and assets of any Group means an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Company in respect of such Disposition or in respect of any resulting dividend or redemption (or which would have been payable but for the utilization of tax benefits attributable to the other Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities (contingent or otherwise) of, attributed to, or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company with respect to such Group, incurred in connection with the Disposition or otherwise, or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the Preferred Stock attributed to such Group. The Company may elect to pay the dividend or redemption price referred to in clause
(i) or (ii) above either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property that the Board determines will have an aggregate market value, on a fully distributed basis, of not less than the amount of the Net Proceeds.

    At the time of any dividend made as a result of a Disposition of the properties and assets of the Media Group, the financial statements of the Communications Group will be credited, and the financial statements of the Media Group will be charged, with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times (ii) a fraction, the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest and the denominator of which is the number of shares of Media Stock then outstanding.

    The proceeds from any disposition of assets of either Group that do not comprise all or substantially all of the properties and assets of such Group will be assets of such Group and used for its benefit, subject to the management policies described under "Certain Management Policies."

    CONVERSION AT OPTION OF THE COMPANY. At any time following the ninth anniversary of the Effective Time, the Board may convert each of the outstanding shares of Communications Stock into a number of fully paid and nonassessable shares of Media Stock (or, if there are no shares of Media Stock outstanding and shares of another class of Common Stock (other than Communications Stock) are publicly traded on the Trading Day immediately preceding the date on which notice of such conversion is mailed to holders, of such other class of Common Stock as then has the largest Market Capitalization), equal to % of the Market Value Ratio as of the fifth Trading Day prior to the date notice of such conversion is mailed to such holders.

    The Board may at any time convert each outstanding share of Media Stock into a number of fully paid and nonassessable shares of Communications Stock (or, if there are no shares of Communications Stock outstanding and shares of another class of Common Stock (other than Media Stock) are publicly traded on the Trading Day immediately preceding the date on which notice of such conversion is mailed to holders, of such other class of Common Stock which at such time has the largest Market Capitalization), equal, for each 12-month period prior to the anniversary of the Effective Time indicated below, to the percentage set forth below of the Market Value Ratio as of the fifth Trading Day prior to the date notice of such conversion is mailed to such holders:

                                                                                         PERCENTAGE OF
ANNIVERSARY OF EFFECTIVE TIME                                                         MARKET VALUE RATIO
- ------------------------------------------------------------------------------------  -------------------
First through Fifth.................................................................                %
Sixth...............................................................................                %
Seventh.............................................................................                %
Eighth..............................................................................                %
Ninth...............................................................................                %
thereafter..........................................................................                %

    REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. At any time after the date on which all of the assets and liabilities of the Communications Group (and no other assets or liabilities) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (the "Communications Group Subsidiaries"), the Board may, in its sole discretion, provided that there are funds of the Company
legally   available  therefor,   redeem  all   of  the   outstanding  shares  of
Communications Stock for all of the outstanding shares of the common stock of the Communications Group Subsidiaries, on a pro rata basis.

    Any time after the date on which all of the assets and liabilities of the Media Group (and no other assets or liabilities) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (the "Media Group Subsidiaries"), the Board may, in its sole discretion, provided that there are funds of the Company legally available therefor, redeem all of the outstanding shares of Media Stock for a number of outstanding shares of the Media Group Subsidiaries equal to the product of the Outstanding Media Fraction and the number of all of the outstanding shares of the Media Group Subsidiaries, on a pro rata basis. The Company will retain the balance of the outstanding shares of the common stock of the Media Group Subsidiaries in lieu of the Inter-Group Interest of the Communications Group in the Media Group, if any.

    For the definitions of "Conversion Date," "Market Capitalization," "Market Value" and "Market Value Ratio," see Glossary of Defined Terms.

    EFFECTS ON CONVERTIBLE SECURITIES. After any conversion date or redemption date on which all outstanding shares of either class of Common Stock were converted or redeemed, any share of such class of Common Stock that is issued on conversion or exercise of any Convertible Securities will, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Company or its Board or the holder of such share of Common Stock:

    (i) in the event then-outstanding shares of such Common Stock were converted into Common Stock relating to the other Group on such conversion date pursuant to the provisions described under "-- Mandatory Dividend, Redemption or Conversion of Media Stock" or "-- Conversion at Option of the Company," be converted into the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion or exercise privilege in effect immediately prior to any conversion by the Company of any of its capital stock into shares of any other capital stock of the Company would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion or exercise would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received immediately following such action had such Convertible Security been converted or exercised immediately prior thereto; or

    (ii) in the event then-outstanding shares of such Common Stock were redeemed in whole pursuant to the provisions described under "-- Mandatory Dividend, Redemption or Conversion of Media Stock" or redeemed for common stock of the Communications Group Subsidiaries or Media Group Subsidiaries, as applicable, pursuant to the provisions described under "-- Redemption in Exchange for Stock of Subsidiary," be redeemed, to the extent of funds of the Company legally available therefor, for $.01 per share in cash.

    The provisions relating to Convertible Securities described in this section will not apply to the extent that adjustments in respect of such conversion or redemption are otherwise made pursuant to the provisions of such Convertible Securities.

    GENERAL CONVERSION AND REDEMPTION PROVISIONS. Not later than the 10th Trading Day following the consummation of a Disposition referred to above under "-- Mandatory Dividend, Redemption or Conversion of Common Stock," the Company will announce publicly by press release (i) the Net Proceeds of such Disposition, (ii) the number of outstanding shares of the class of Common Stock relating to the Group subject to such Disposition, (iii) the number of shares of such Common Stock into or for which Convertible Securities are then convertible or exercisable and the conversion or exercise price thereof and (iv) in the case of a Disposition of the properties and assets of the Media Group, the Outstanding Media Fraction. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Company will announce publicly by press release which of the actions specified in clause (i), (ii) or
(iii) of the first paragraph under "-- Mandatory Dividend, Redemption or Conversion of Common Stock" it has irrevocably determined to take.

    If the Company determines to pay a dividend as described in clause (i) of such paragraph, the Company is required, not later than the 30th Trading Day following the consummation of such Disposition, to cause to be given to each holder of outstanding shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities convertible into or exercisable for such Common Stock (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend, (iii) the kind and aggregate amount of shares of capital stock, cash and/ or other securities or property to be distributed in respect of outstanding shares of such Common Stock, (iv) the number of outstanding shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise price thereof and (v) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to receive such dividend only if they appropriately convert or exercise them prior to the record date referred to in clause (i) of this sentence.

    If the Company determines to undertake a redemption pursuant to clause (ii) of the first paragraph under " -- Mandatory Dividend, Redemption or Conversion of Common Stock," the Company is required, not later than the 30th Trading Day following consummation of the Disposition referred to in such paragraph, to cause to be given to each holder of record of outstanding shares of the class of Common Stock relating to the Group subject to such Disposition, and to each holder of Convertible Securities convertible into or exercisable for shares of such Common Stock (unless a provision for notice is otherwise made-pursuant to the terms of such Convertible Securities), a notice setting forth (i) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which will be the date as of which shares of such Common Stock then outstanding would be subject to redemption, (ii) the anticipated Redemption Date, (iii) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of outstanding shares of such Common Stock, (iv) the number of shares of such Common Stock to be redeemed, (v) the number of outstanding shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and (vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be eligible to participate in such redemption only if they appropriately convert or exercise them prior to the date referred to in clause (i) of this sentence and a statement as to what, if anything, such holders will be eligible to receive pursuant to the terms of such Convertible Securities and, if applicable, the provisions described under "Effects on Convertible Securities" if such holder thereafter converts or exercises such Convertible Securities. Promptly, but not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, following the date referred to in clause (i) of the preceding sentence, the Company is required to cause to be given to each holder of record as of such date of shares of such Common Stock to be so redeemed a notice setting forth (1) a statement that such shares of such Common Stock shall be redeemed, (2) the Redemption Date, (3) in the event of a partial redemption, the number of shares of such Common Stock to be redeemed, (4) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be distributed to such holder with respect to each share of such Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), would be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Company after the date of the applicable record date and (7) a statement to the effect that, except as otherwise provided below, dividends on such shares of such Common Stock shall cease to be paid as of such Redemption Date. Such notices shall be sent by first-class mail, postage prepaid to each holder of shares of such Common Stock subject to redemption, at such holder's address as the same appears on the stock transfer books of the Company.

    If less than all of the outstanding shares of such Common Stock are to be redeemed as described above under "-- Mandatory Dividend, Redemption or Conversion of Common Stock," such shares will be converted or redeemed by the Company pro rata among the holders of outstanding shares of such Common Stock or by such other method as may be determined by the Board to be equitable.

    In the event of any conversion as described above under "-- Conversion at Option of the Company" or "-- Mandatory Dividend, Redemption or Conversion of Common Stock," the Company will cause to be given to each holder of record of the class of Common Stock to be so converted and to each holder of Convertible Securities convertible into or exercisable for shares of such Common Stock (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that such shares of Common Stock will be converted, (ii) the Conversion Date, (iii) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Common Stock, including details as to the calculation thereof, (iv) the place or places where certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement) would be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (v) a statement to the effect that, except as otherwise provided below, dividends on such shares of such Common Stock shall cease to be paid as of such Conversion Date and (vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of such Common Stock only if such holder converts or exercises such Convertible Securities on or prior to the Conversion Date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described under "-- Effects on Convertible Securities" if such holder thereafter converts or exercises such Convertible Securities. Such notice would be sent by first-class mail, postage prepaid, not less than 35 nor more than 45 Trading Days prior to the Conversion Date at such holder's address as the same appears on the stock transfer books of the Company.

    If the Company determines to redeem shares of a class of Common Stock as described above under "-- Redemption in Exchange for Stock of Subsidiary," the Company will cause to be given to each holder of record of such Common Stock to be redeemed and of Convertible Securities convertible into or exercisable for shares of such Common Stock, a notice setting forth (i) a statement that all outstanding shares of such Common Stock will be redeemed in exchange for shares of common stock of the Communications Group Subsidiaries or Media Group Subsidiaries, as applicable, (ii) if Media Stock is being redeemed, the Outstanding Media Fraction, (iii) a date not earlier than the 30th Trading Day and not later than the 45th Trading Day after the date of such notice which will be the date as of which shares of such Common Stock then outstanding would be subject to redemption, (iv) the anticipated Redemption Date, (v) the number of outstanding shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible or exercisable and the conversion or exercise price thereof and (vi) a statement to the effect that holders of such Convertible Securities will only be eligible to participate in such redemption if they appropriately convert or exercise such Convertible Securities prior to the date referred to in clause (iii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described under "-- Effects on Convertible Securities" if such holder thereafter converts or exercises such Convertible Securities. Promptly, but not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, following the date referred to in clause (iii) of the preceding sentence, the Company shall cause to be given to each holder of record as of such date of shares of such Common Stock to be so redeemed a notice setting forth (1) a statement that such shares of such Common Stock shall be redeemed, (2) the Redemption Date, (3) the kind and per share amount of shares of common stock of the Communications Group Subsidiaries or the Media Group Subsidiaries, as applicable, to be distributed to such holder with respect to each share of such Common Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), would be surrendered for delivery of certificates for shares of common stock of the Communications Group Subsidiaries or Media Group Subsidiaries, as applicable, (5) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Company after the date of the applicable record date and (6) a statement to the effect that, except as otherwise provided below, dividends on such shares of such Common Stock shall cease to be paid as of such Redemption Date. Such notices would be sent by first-class mail, postage prepaid to each holder of shares of such Common Stock subject to such redemption, at such holder's address as the same appears on the stock transfer books of the Company.

    Neither the failure to mail any notice described above to any particular holder of shares of any class of Common Stock or of any Convertible Securities nor any defect therein would affect the sufficiency thereof with respect to any other holder of outstanding shares of such Common Stock or of outstanding Convertible Securities, or the validity of any such conversion or redemption.

    The Company will not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of any class of Common Stock upon any conversion, redemption, dividend or other distribution described above. If more than one share of such Common Stock is held at the same time by the same holder, the Company may aggregate the number of shares of any class of capital stock that is issuable or the amount of securities that is deliverable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of such Common Stock is a fraction, the Company will, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction will be
(i) in the case of any fraction of a share of capital stock of the Company, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board.

    No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of such Common Stock; provided, however, that if such shares are converted or redeemed by the Company after the record date for determining holders of such Common Stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion or redemption, in each case without interest.

    Before any holder of Communications Stock or Media Stock will be entitled to receive certificates representing shares of any capital stock, cash and/or other securities or property to be distributed to such holder with respect to any conversion or redemption of shares of such Common Stock, such holder is required to surrender at such place as the Company specified certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company waived such requirement). As soon as practicable after the Company's receipt of certificates for such shares of such Common Stock, the Company will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock, cash and/or other securities or property to which such person was entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of any Common Stock represented by any one certificate are to be converted or redeemed, the Company will issue and deliver a new certificate for the shares of such class of Common Stock not converted or redeemed.

    From and after any conversion or redemption of shares of any class of Common Stock, all rights of a holder of shares of such Common Stock that were converted or redeemed will cease, except for the right, upon surrender of the certificates representing such shares of such Common Stock, to receive certificates representing shares of the kind and amount of capital stock, cash and/or other securities or property for which such shares were converted or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest. No holder of a certificate that immediately prior to the conversion or redemption of any Common Stock represented shares of such Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which shares of such Common Stock were converted or redeemed until surrender of such holder's certificate in exchange for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the conversion or redemption, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion or redemption, the Company will, however, be entitled to treat the certificates for such Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind of capital stock for which the shares of such Common Stock represented by such certificates should have been converted or redeemed, notwithstanding the failure to surrender such certificates.

    The Company will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of any class of Common Stock pursuant hereto. The Company will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such Common Stock so converted or redeemed were registered, and no such issue or delivery would be made unless and until the person requesting such issue paid to the Company the amount of any such tax, or established to the satisfaction of the Company that such tax had been paid.

    VOTING RIGHTS

    Currently, holders of Existing Common Stock have one vote per share on all matters submitted to shareholders. In addition, holders of any series of Existing Preferred Stock would have the right to vote as a separate voting group under the CBCA in certain circumstances. See "-- Comparison of Shareholder Rights." The Restated Certificate will provide that the holders of all classes of Common Stock and any series of Preferred Stock outstanding at the time of such vote and entitled to vote together with the holders of Common Stock will vote together as a single class on all matters as to which common stockholders generally are entitled to vote other than a matter with respect to which the Common Stock or any class thereof or the Preferred Stock or any series thereof would be entitled to vote as a separate class. On all matters as to which both classes of Common Stock would vote together as a single class, (i) each outstanding share of Communications Stock shall have one vote, and (ii) subject to adjustment as provided below, each outstanding share of Media Stock shall
have    .
of a vote. On any date after February 28, 1996 fixed by the Board for determining the holders of Common Stock entitled to notice of or to vote at any meeting of stockholders, the number of votes to which each share of Media Stock shall be entitled shall be adjusted to equal a number of votes (including a fractional vote) equal to the quotient (calculated to the nearest three decimal places), as of the fifth Trading Day prior to such record date, of (A) the sum of (1) four times the average ratio of X to Y for the five-Trading Day period ending on such fifth Trading Day, (2) three times the average ratio of X to Y for the next preceding five-Trading Day period, (3) two times the average ratio of X to Y for the next preceding five-Trading Day period and (4) the average ratio of X to Y for the next preceding five-Trading Day period, divided by (B) ten; where X is the average Market Value of Media Stock and Y is the average Market Value of the Communications Stock for such five-Trading Day period. If shares of only one class of Common Stock are outstanding, each share of that class shall be entitled to one vote. If any class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall be entitled to one vote in the separate vote on such matter.

    To illustrate the foregoing, if the weighted average Market Values for the Communications Stock and Media Stock, as determined using the above formula,
were        and        , respectively, each share of Communications Stock  would
have  one  vote  and  each  share of  Media  Stock  would  have            votes
(______ DIVIDED BY  ______). In  voting on any  proposal where  both classes  of
Common Stock vote together as a single class (with no classes or series of Preferred Stocks, if any, entitled to vote together with the holders of Common Stock) and assuming there are issued and outstanding million shares of Communications Stock and million shares of Media Stock, the shares of
Communications  Stock  and  Media  Stock  would  represent       %  and       %,
respectively, of the total voting power.

    The Company anticipates that the Communications Stock would initially represent a majority of the voting power of all classes and series entitled to vote in the election of directors.

    If the Recapitalization Proposal is approved by shareholders and implemented by the Board, the Company will set forth the number of outstanding shares of Communications Stock and Media Stock in its Annual and Quarterly Reports filed pursuant to the Exchange Act, and will disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of the Communications Stock and the Media Stock.

    The relative voting rights of the Communications Stock and the Media Stock could fluctuate as described above so that a holder's voting rights would more closely reflect the Market Value of such holder's equity investment in the Company. Fluctuations in the relative voting rights of the Communications Stock and the Media Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of the Company, to acquire such percentage of both classes of Common Stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

    Following implementation of the Recapitalization Proposal, the holders of Communications Stock or Media Stock would not have any rights to vote separately as a class on any matter coming before stockholders of the Company, except for certain limited class voting rights provided under Delaware law described below. In addition to the approval of the holders of a majority of the voting power of all shares of Common Stock voting together as a single class, the approval of a majority of the outstanding shares of the Communications Stock or the Media Stock, voting as a separate class, would be required under Delaware law to approve any amendment to the Restated Certificate that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by the DGCL, the Restated Certificate will provide that an amendment to the Restated Certificate that increases or decreases the number of authorized shares of Communications Stock or Media Stock will only require the approval of the holders of a majority of the voting power of all shares of Common Stock, voting together as a single class, and will not require the approval of the holders of the class of Common Stock affected by such amendment, voting as a separate class. Consequently, because most matters brought to a stockholder vote would only require the approval of a majority of the voting power of the Communications Stock and Media Stock, voting together as a single class, if the holders of either class of Common Stock would have more than the number of votes required to approve any such matter, the holders of that class would be in a position to control the outcome of the vote on such matter. See "Special Considerations-Limited Separate Stockholder Voting Rights; Effects on Voting Power."

    LIQUIDATION

    Currently, in the event of a liquidation, dissolution or winding-up of the Company, after payment, or provision for payment, of the debts and other liabilities of the Company and the payment of full preferential amounts (including any accumulated and unpaid dividends) to which the holders of the Existing Preferred Stock are entitled, holders of Existing Common Stock would be entitled to share ratably in the remaining net assets of the Company. Under the Recapitalization Proposal, in the event of a dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of Communications Stock and Media Stock will be entitled to receive the net assets, if any, of the Company remaining for distribution to holders of Common Stock on a per share basis in proportion to the respective per share liquidation units of each class. Each share of Communications Stock will have one liquidation unit and each share of Media Stock will have . of a liquidation unit. Thus, the liquidation rights of the holders of the respective classes may not bear any relationship to the relative market values or the relative voting rights of the two classes. The Company considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to trading in Communications Stock and Media Stock.

    If the Company subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either Communications Stock or Media Stock, the number of liquidation units of the Communications Stock or the number of liquidation units of the Media Stock, as applicable, will be appropriately adjusted so as to avoid any dilution in aggregate liquidation rights of either class of Common Stock. For example, in case the Company were to effect a two-for-one split of the Communications Stock, the Communications Stock would be entitled to 0.5 of a liquidation unit per share in order to avoid dilution in the aggregate liquidation rights of holders of Communications Stock.

    Neither the merger or consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor any sale, transfer or lease of all or any part of the assets of the Company, will be deemed to be a dissolution, liquidation or winding-up for purposes of the liquidation provisions set forth above.

    DETERMINATIONS BY THE BOARD

    If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, any determinations made in good faith by the Board under any provision described under
"-- Description of Communications Stock and Media Stock," and any determinations with respect to any Group or the rights of holders of shares of either class of Common Stock, would be final and binding on all stockholders of the Company, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

    OTHER RIGHTS

    Neither the holders of the Communications Stock nor the holders of the Media Stock will have any preemptive rights or any rights to convert their shares into any other securities of the Company.

FUTURE INTER-GROUP INTEREST

    The number of shares of Media Stock to be issued upon consummation of the Recapitalization Proposal will represent 100% of the equity value of the Company attributable to the Media Group. Under management policies adopted by the Board, however, the Board could, in its sole discretion, determine from time to time to contribute, as additional equity, cash or other property of the Communications Group to the Media Group or purchase shares of Media Stock in the open market with cash or other property of the Communications Group. In such event, the Communications Group would hold an Inter-Group Interest, representing an interest in the equity value of the Company attributable to the Media Group. The Board will determine, in its sole discretion, to make any such contribution or purchase after consideration of a number of factors, including, among others, the financing needs and objectives of the Media Group, the investment objectives of the Communications Group, the relative levels of internally generated cash flow of each Group, the long-term business prospects for each Group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. See "-- Certain Management Policies -- Inter-Group Financing Transactions." An Inter-Group Interest, because it represents an interest between two business groups within the Company, would not constitute outstanding shares of Common Stock and, accordingly, would not be represented by shares of Media Stock and would not be voted by the Communications Group.

    The "Outstanding Media Fraction" means the percentage interest in the Media Group represented at any time by the outstanding shares of Media Stock and the "Inter-Group Interest Fraction" means the remaining percentage interest in the Media Group that is attributed to the Communications Group. The sum of the Inter-Group Interest Fraction and the Outstanding Media Fraction will always equal 100%. The "Number of Shares Issuable with Respect to the Inter-Group Interest" means the number of shares of Media Stock that could be sold or otherwise issued by the Company for the account of the Communications Group in respect of the Inter-Group Interest.

    If there is an Inter-Group Interest and additional shares of Media Stock are subsequently issued from time to time by the Company, the Board would determine
(i) the number of shares of such Media Stock issued for the account of the Communications Group with respect to the Inter-Group Interest, the net proceeds of which will be reflected entirely in the financial statements of the Communications Group, and (ii) the number of shares of such Media Stock issued for the account of the Media Group as an additional equity interest in the Media Group, the net proceeds of which will be reflected entirely in the financial statements of the Media Group. As additional shares of Media Stock are issued for the account of the Communications Group, the Inter-Group Interest Fraction and the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease and the Outstanding Media Fraction would increase accordingly. At the time all shares of Media Stock issuable with respect to the Inter-Group Interest are issued, the Number of Shares Issuable with Respect to the Inter-Group Interest would be zero and shares of Media Stock could no longer be issued for the account of the Communications Group. If additional shares of Media Stock are issued for the account of the Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would not decrease but the Inter-Group Interest Fraction would nonetheless decrease and the Outstanding Media Fraction would increase accordingly.

    If there is an Inter-Group Interest and the Board determines to issue shares of Media Stock as a distribution on the Communications Stock, such distribution would be treated as a distribution of shares issuable with respect to the Inter-Group Interest, and as a result, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Media Stock distributed to the holders of Communications Stock, resulting in a proportionate decrease in the Inter-Group Interest Fraction and a corresponding increase in the Outstanding Media Fraction.

    If there is an Inter-Group Interest and the Company repurchases shares of Media Stock with cash or property of the Communications Group, the Number of Shares Issuable with Respect to the Inter-Group Interest and the Inter-Group Interest Fraction would increase and the Outstanding Media

Fraction would decrease accordingly. If the repurchase of shares of Media Stock were attributed to the Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would not increase but the Inter-Group Interest Fraction would nonetheless increase and the Outstanding Media Fraction would decrease accordingly.

    The foregoing determinations with respect to the allocation of issuances of shares of Media Stock between the Groups and the choice of which Group's funds are to be used to repurchase shares of Media Stock will be made by the Board, in its discretion, after consideration of a number of factors, including, among others, the relative levels of internally generated cash flow of each Group, the long-term business prospects for each Group, and the availability and cost of alternative financing sources.

    The financial statements of the Communications Group will be credited, and the financial statements of the Media Group will be charged with, an amount equal to the product of (i) the aggregate amount of any dividend or other distribution paid or distributed in respect of the outstanding shares of Media Stock (including any dividend of Net Proceeds from a Disposition), times (ii) a fraction, the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest and the denominator of which is the number of shares of Media Stock then outstanding.

    For further discussion of, and illustrations of the calculation of the Inter-Group Interest Fraction, the Outstanding Media Fraction and the Number of Shares Issuable with Respect to the Inter-Group Interest and the effects thereon of dividends on, and issuances and repurchase of, shares of Media Stock, and transfers of cash or other property between Groups, see Annex VIII hereto.

STOCK TRANSFER AGENT AND REGISTRAR

    State Street Bank and Trust Company is the registrar and transfer agent for the Existing Common Stock. If the Recapitalization Proposal is approved by the shareholders and implemented by the Board, State Street Bank and Trust Company will be selected as the registrar and transfer agent for the Communications Stock and the Media Stock.

STOCK EXCHANGE LISTINGS

    Application will be made to amend the Company's listing agreements with the NYSE, PSE, the London Stock Exchange, the Amsterdam Stock Exchange, the Basel Stock Exchange, the Geneva Stock Exchange and the Zurich Stock Exchange to provide for the redesignation of the Existing Common Stock as Communications Stock, which shall continue to trade under the symbol "USW," and the listing of
the Media Stock under the symbol "    ."

FINANCIAL ADVISORS

    Lehman Brothers Inc. is acting as lead financial advisor and Morgan Stanley & Co. Incorporated is acting as co-advisor to the Company in connection with the Recapitalization Proposal. Both advisors are assisting the Company in the
solicitation  of proxies. The Company has  paid Lehman Brothers Inc. $       for
its services and  will pay Lehman  Brothers Inc. an  additional $        if  the
Recapitalization Proposal is approved by the Company's shareholders. The Company has agreed to pay Morgan Stanley & Co. Incorporated $ for its services. The Company has also agreed to reimburse Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated for certain of their reasonable out-of-pocket expenses (including fees and expenses of their legal counsel) and has agreed to indemnify Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated against certain liabilities, including liabilities under the Securities Act.

COMPARISON OF SHAREHOLDER RIGHTS

    At the Effective Time, the shareholders of U S WEST will become stockholders of U S WEST Delaware, a corporation governed by Delaware law and the Restated Certificate and New By-Laws. The following discussion summarizes the material differences between the rights of holders of the Existing Common Stock and holders of the Common Stock of U S WEST Delaware, based on a comparison of the Colorado and Delaware corporation laws and the charters and by-laws of U S WEST and U S WEST Delaware. FOR ADDITIONAL INFORMATION REGARDING THE SPECIFIC RIGHTS OF HOLDERS OF EXISTING

COMMON STOCK AND HOLDERS OF COMMON STOCK OF U S WEST DELAWARE, SEE "-- DESCRIPTION OF COMMUNICATIONS STOCK AND MEDIA STOCK." This summary does not purport to be complete and is qualified in its entirety by reference to the Articles and Existing By-Laws, the Restated Certificate and New By-Laws and the relevant provisions of the CBCA and the DGCL. Except as provided below, the relevant provisions of the Restated Certificate and the New By-Laws are substantially similar to those of the Articles and Existing By-Laws.

    VOTING GROUPS

    Under the CBCA, U S WEST's shareholders are entitled to vote in voting groups in certain circumstances. A voting group consists of all the shares of a class or series that, under the Articles or under the CBCA, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is approved by each such voting group. Although the Existing Common Stock is the only voting stock of U S WEST and the Articles do not provide for voting by voting groups, the Existing Series B Preferred Stock as well as any other class or series of capital stock that may be issued by U S WEST in the future is entitled to vote separately as a voting group under the CBCA in connection with certain amendments to the Articles and certain plans of merger and share exchange. See "-- Amendments to Articles of Incorporation and Certificate of Incorporation" and "-- Vote Required for Merger and Certain Other Transactions."

    The DGCL has no equivalent provisions for voting groups. Under the Restated Certificate, until such time as the Board may designate a series of Preferred Stock that has the right to vote together with the Communications Stock and the Media Stock, the Communications Stock and the Media Stock will be the only classes of voting stock of U S WEST Delaware. Under the DGCL, however, the Series C Preferred Stock will have the right to vote separately as a class in connection with certain amendments to the Restated Certificate. See "-- Amendments to Articles of Incorporation and Certificate of Incorporation."

    AMENDMENTS TO ARTICLES OF INCORPORATION AND CERTIFICATE OF INCORPORATION

    Under the CBCA, an amendment to the Articles (with certain exceptions) must be proposed by the Board or the holders of shares representing at least ten percent of all of the votes entitled to be cast on the amendment, and must then be approved by (i) the holders of two-thirds of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights, if any, under the CBCA and (ii) the holders of two-thirds of all votes cast within each other voting group entitled to vote on the amendment. In addition, the Articles require the approval of the holders of 80% of the outstanding shares of stock entitled to vote thereon to amend the provisions thereof which deal with certain business combinations and the removal of directors. If U S WEST were to remain a Colorado corporation and redesignate the Existing Common Stock as the Communications Stock and create a new class of Media Stock through an amendment of the Articles, such amendment would require the approval of the holders of two-thirds of the outstanding shares of Existing Common Stock but would not require the approval of holders of the outstanding shares of Existing Series B Preferred Stock.

    Under the CBCA, all of the holders of Existing Common Stock, and each holder of shares of an affected class or series of stock, voting in separate voting groups, are entitled to vote on any amendment of the Articles that would (i) increase or decrease the aggregate number of authorized shares of the class or series; (ii) effect an exchange or reclassification of all or part of the shares of the class or series into shares of another class or series; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the class or series; (iv) change the designation, preferences, limitations, or relative rights of all or part of the shares of the class or series; (v) change the shares of all or part of the class or series into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class or series; (vii) increase the rights, preferences, or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolutions that are prior, superior, or substantially equal to the shares of the class or series; or (viii) limit or deny an existing preemptive right of all or part of the shares of the class or series; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class or series.

    Under the DGCL and the Restated Certificate, amendments to the Restated Certificate must be adopted by the Board and must then be approved by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon except that amendments of the provisions which deal with certain business combinations and the removal of directors require the approval of the holders of 80% of the voting power of the outstanding shares of stock entitled to vote thereon. The DGCL requires the approval of a majority of the outstanding shares of a class of stock, voting as a separate class, for any amendment that increases or decreases the number of authorized shares of that class, changes the par value of that class or adversely affects the powers, preferences or special rights of that class. As permitted under the DGCL, the Restated Certificate will provide that an amendment that increases or decreases the number of authorized shares of Communications Stock or Media Stock will only require the approval of the holders of a majority of the voting power of all shares of Common Stock, voting together as a single class, and will not require the approval of the holders of the class of Common Stock affected by such amendment, voting as a separate class.

    AMENDMENTS TO BY-LAWS

    Under the CBCA and the Existing By-Laws, the Existing By-Laws may be adopted, amended, altered, changed or repealed by either the affirmative vote of the holders of 80% of the outstanding shares of stock entitled to vote thereon or by the affirmative vote of two-thirds of the members of the Board.

    As permitted under the DGCL, the Restated Certificate and New By-Laws will provide that by-laws may be adopted, amended, or repealed by either the affirmative vote of the holders of 80% of the voting power of the outstanding shares of stock entitled to vote thereon or by the affirmative vote of two-thirds of the members of the Board.

    VOTE REQUIRED FOR MERGER AND CERTAIN OTHER TRANSACTIONS

    Under the CBCA and the Articles, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of U S WEST's property must be adopted by the Board and then approved by each voting group entitled to vote separately on such plan, share exchange or transaction by the holders of a majority of all the votes entitled to be cast on such plan, share exchange or transaction by that voting group. The CBCA requires separate voting by voting groups (i) on a plan of merger if the plan contains a provision that, if contained in an amendment to the Articles, would require action by separate voting groups, and (ii) on a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group.

    Under the DGCL and the Restated Certificate, an agreement of merger or a sale, lease or exchange of all or substantially all of U S WEST Delaware's assets must be approved by the Board and then adopted by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. Under the Recapitalization Proposal, the disposition of all the assets of any Group requires certain actions by the Company. See "-- Description of Communications Stock and Media Stock -- Conversion and Redemption."

    DIRECTORS

    The Articles provide that the number of directors shall not be less than six nor more than 17 and shall be fixed by the Existing By-Laws. The Existing By-Laws currently fix the number of directors at 13. As permitted under the CBCA, the Articles and Existing By-Laws divide the Board into three classes, with each class being as nearly equal in number as possible. The term of the classes are staggered so that at each annual meeting of shareholders of U S WEST, one class of directors is elected for a three-year term or until their resignation, removal or retirement, if earlier.

    As permitted under the DGCL, the Restated Certificate and New By-Laws will establish a classified board substantially similar to that established by the Articles and Existing By-Laws.

    REMOVAL OF DIRECTORS

    Under the CBCA and the Articles, no member of the Board may be removed unless such removal is approved by the holders of 80% of the outstanding shares of stock entitled to vote thereon. In addition, a director may be removed by the district court of the county in Colorado in which U S WEST's principal or registered office is located, in a proceeding commenced either by U S WEST or by shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to U S WEST, and that removal is in U S WEST's best interests.

    Under the DGCL and the Restated Certificate, directors may be removed only for cause and only if such removal is approved by the holders of 80% of the voting power of the outstanding shares of stock entitled to vote thereon.

    NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    Under the Existing By-Laws, vacancies in the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and newly created directorships resulting from an increase in the number of directors, including an increase effected by the Board, may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose.

    Under the New By-Laws, vacancies and newly created directorships resulting from any increase in the number of directors, including an increase effected by the Board, will be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Under the DGCL, if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of stockholders holding at least 10% of the total number of outstanding shares having the right to vote for such directors, order that an election by the stockholders be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

    CUMULATIVE VOTING

    As permitted under the CBCA, the Articles expressly provide that there shall be no cumulative voting in the election of directors.

    Under the DGCL, stockholders are not entitled to cumulative voting in the election of directors unless specifically provided for in the certificate of incorporation. The Restated Certificate will not provide for cumulative voting in the election of directors.

    LIMITATION ON DIRECTOR'S LIABILITY

    As permitted by both the CBCA and the DGCL, both the Articles and the Restated Certificate eliminate or limit the personal liability of a director to U S WEST and U S WEST Delaware, respectively, or its shareholders for monetary damages based on such director's breach of fiduciary duty, provided that a director's liability is not eliminated or limited for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for certain excess or prohibited distributions, or for any transaction for which the director derived an improper personal benefit.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The CBCA and the DGCL contain generally similar provisions for the indemnification of directors and officers. The CBCA permits indemnification of a director in connection with conduct in an official capacity only if the director reasonably believed that his or her conduct was in the best interests of the corporation. The DGCL permits such indemnification if the director reasonably believed that such conduct was in or not opposed to the best interests of the corporation. The CBCA generally precludes indemnification if there is an adjudication of liability that the director obtained an improper personal benefit. The DGCL does not specifically deal with cases of improper personal benefit. Neither the CBCA nor the DGCL permits a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which such director was adjudged liable to the corporation, and the DGCL extends such limitation to indemnification of officers. However, both the CBCA and the DGCL permit indemnification for reasonable expenses in such situations if the indemnification is ordered by a court. Both the CBCA and the DGCL permit the corporation to advance expenses upon an undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. The CBCA prohibits provisions in articles of incorporation, by-laws, or contracts that are inconsistent with the statutory provisions, while the DGCL specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by by-laws, agreements, votes of stockholders or disinterested directors, or otherwise.

    The Existing By-Laws provide, and the New By-Laws will provide, that the Company will indemnify any person against any damage, judgment, settlement, penalty, fine, cost or expense (including attorneys' fees), incurred in connection with any proceeding in which the person may be involved as a party or otherwise, by reason of the fact that such person is or was serving as a director, officer, employee, or agent of the Company or, at the request of the Company, as a director, officer, employee, agent, fiduciary, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except to the extent that any such indemnification against a particular liability is expressly prohibited by applicable law or where a judgment or other final adjudication adverse to the indemnified person establishes, or where the corporation determines, that such person's acts or omission (i) were in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involved intentional misconduct or a knowing violation of law, or (iii) resulted in receipt by such person of an improper personal benefit. The Existing By-Laws require, and the New By-Laws will require, the Company to pay reasonable expenses in advance of the final disposition of such proceeding to the fullest extent permitted by law.

    SPECIAL MEETINGS OF SHAREHOLDERS; ACTION BY CONSENT

    Under the CBCA, a special meeting of the shareholders of U S WEST may be called for any purpose by the Chairman of the Board or by the Board, and must be called by the Chairman of the Board at the request of the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at such meeting. Under the CBCA, unless the articles of incorporation require that action be taken at a shareholders' meeting, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. The Articles do not contain provisions regarding shareholder actions by written consent.

    As permitted under the DGCL, the New By-Laws will provide that special meetings of stockholders of U S WEST Delaware may be called only by the Chairman of the Board or by the Board. No actions will be considered at a special meeting other than those specified in the notice thereof. Additionally, under the Restated Certificate, stockholder action will be permitted only at an annual or special meeting of stockholders and not by written consent.

    SHAREHOLDER PROPOSALS AND NOMINATIONS

    The Existing By-Laws provide that no proposal for action may be presented by any shareholder of U S WEST at an annual or special meeting of shareholders unless such proposal has been submitted in

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writing to U S WEST and received by the Secretary at least 30 days prior to  the date of such annual or special meeting and such proposal is an appropriate subject of shareholder action. In addition, such shareholder must provide certain specified information regarding such shareholder's shareownership and interest in such proposal.

    The New By-Laws will provide that a stockholder may present a proposal for action at an annual meeting of stockholders of U S WEST Delaware only if the stockholder submitting such proposal has delivered a written notice on the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to the Secretary of U S WEST Delaware at least 30 days before the annual meeting. In addition, the New By-Laws will provide that a stockholder may nominate individuals for election to the Board at any annual meeting or special meeting of stockholders at which directors are to be elected by delivering written notice, containing certain specified information with respect to the nominee and nominating stockholder, to the Secretary of U S WEST Delaware at least 30 days before the annual meeting or within 15 days following the announcement of the date of the special meeting.

    BUSINESS COMBINATIONS FOLLOWING A CHANGE IN CONTROL

    The CBCA does not contain any special provisions for business combinations following a change in control of U S WEST. The Articles, however, include a "fair price provision" which requires the affirmative vote of the holders of 80% of the outstanding shares of Existing Common Stock to approve certain business combinations (including certain mergers, security issuances, recapitalizations, and the sale, lease or transfer of a substantial part of U S WEST's assets) involving U S WEST or a subsidiary and an owner of ten percent or more of the outstanding Existing Common Stock (a "related person"), unless either (i) such business combination is approved by a majority of the directors unaffiliated with the related person or (ii) the shareholders receive a "fair price" (as defined therein) for their holdings and other procedural requirements are met.

    Section 203 of the DGCL prohibits certain transactions between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder," unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by
Section 203. The Restated Certificate will not contain such an election. An "interested stockholder" includes a person that is directly or indirectly a beneficial owner of fifteen percent or more of the voting power of the outstanding voting stock of the corporation and such person's affiliates and associates. The provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date such stockholder became an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding stock that is not owned by the interested stockholder.

    In addition, the Restated Certificate will contain the same "fair price provision" as the provision in the Articles described above.

    DISSENTERS' RIGHTS

    Under the CBCA, a shareholder who complies with prescribed statutory procedures, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of (i) consummation of a plan of merger to which U S WEST is a party, if approval by U S WEST's shareholders is required for the merger or if U S WEST were a subsidiary that was merged with its parent corporation, (ii) consummation of a plan of share exchange to which U S WEST is a party as the corporation whose shares will be acquired, (iii) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of U S WEST's property if a shareholder vote is required for such disposition, (iv) consummation of a sale, lease, exchange, or other disposition of

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all,  or substantially all, of the property of  an entity controlled by U S WEST if U S WEST's shareholders are entitled to vote on whether U S WEST will consent to the disposition, (v) an amendment to the Articles that materially and adversely affects rights in respect of the shareholder's shares because it (a) alters or abolishes a preferential right of the shares; or (b) creates, alters, or abolishes a right of redemption in the shares, and (vi) an amendment to the Articles that affects rights of the shareholder's shares because it (x) excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (y) reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if that fractional share or scrip is to be acquired for cash or the scrip is to be voided. See "Proposal 1 -- The Recapitalization Proposal -- Dissenters' Rights" for a description of the procedures to be followed by a shareholder who wishes to dissent from the Recapitalization Proposal.

    Generally, stockholders of a Delaware corporation who object to certain mergers or consolidations of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the fair value of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein). Further, Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. The Restated Certificate will not provide for appraisal rights upon the sale of all or substantially all of the assets of U S WEST Delaware.

    DIVIDENDS

    Under the CBCA and the Articles, a dividend may be paid on the Existing Common Stock unless, after payment of the dividend, (i) U S WEST would not be able to pay its debt as they become due in the usual course of business or (ii) U S WEST's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if U S WEST were dissolved, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

    Under the DGCL, a dividend may be paid on the Common Stock out of either surplus (defined as the excess of net assets over capital) or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid on such stock out of surplus if the capital of U S WEST Delaware is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The payment of dividends on each class of Common Stock will also be restricted by provisions in the Restated Certificate. See "-- Description of Communications Stock and Media Stock -- Dividends."

    STOCK REPURCHASES

    Under the CBCA, U S WEST may purchase, redeem or otherwise acquire its own shares, unless after giving effect thereto, (i) U S WEST would not be able to pay its debts as they become due in the usual course of business or (ii) U S WEST's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if U S WEST were dissolved, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders whose shares are to be acquired.

    Under the DGCL, U S WEST Delaware may purchase, redeem or otherwise acquire its own shares. However, U S WEST Delaware may not (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its

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stock,  if such shares will be retired upon their acquisition and the capital of the corporation reduced; or (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation.

    RELATED PARTY TRANSACTIONS

    Under the CBCA, no contract or transaction between U S WEST and one or more of its directors or officers, or between U S WEST and any other corporation, partnership, association, or other organization in which one or more of U S WEST's directors or officers are directors or officers, or have a financial interest, is void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because such director's votes are counted for that purpose, if: (i) the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (ii) the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the holders of the Existing Common Stock.

    In addition, under the CBCA, the Board or a committee thereof may not authorize a loan by U S WEST to a U S WEST director or to an entity in which a U S WEST director is a director or officer or has a financial interest, or a guaranty by U S WEST of an obligation of a U S WEST director or of an obligation of an entity in which a U S WEST director is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the holders of the Existing Common Stock.

    The DGCL contains provisions regarding transactions with directors that are substantially similar to those of the CBCA. In addition, the DGCL provides that U S WEST Delaware may loan money to, or guaranty any obligation incurred by, its officers (including those who are also directors) if, in the judgment of the Board, such loan or guarantee may reasonably be expected to benefit U S WEST Delaware.

    CORPORATE RECORDS; SHAREHOLDER INSPECTION

    Under the CBCA, a shareholder is entitled to inspect and copy, during regular business hours at U S WEST's principal office, the Articles, the Existing By-laws, minutes of all shareholders' meetings and records of all action taken by shareholders without a meeting for the past three years, all written communications within the past three years to shareholders as a group, a list of the names and business addresses of current directors and officers, a copy of the most recent corporate report delivered to the Colorado Secretary of State, and certain financial statements of U S WEST prepared for periods ending during the last three years. In addition, a shareholder who (i) has been a U S WEST shareholder for at least three months or who is a holder of at least five percent of all of the outstanding shares of any class of U S WEST's shares, (ii) makes a demand in good faith and for a purpose reasonably related to the shareholder's interest as a shareholder, (iii) describes with reasonable particularity the purpose and the records the shareholder desires to inspect, and (iv) requests records that are directly connected with the described purpose, is entitled to inspect and copy: excerpts from minutes or records of
any  Board  meeting  or  action,  excerpts  from  minutes  or  records  of   any
shareholders' meeting or action, excerpts of records of any action of a Board committee, waivers of notices of any shareholder, Board or Borad Committee meeting, accounting records of the corporation, and records of the names and addresses of shareholders.

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    Under the  DGCL, any  stockholder of  U S  WEST Delaware,  in person  or  by attorney or other agent, may, during the usual hours for business, inspect for any proper purpose, the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

    PREEMPTIVE RIGHTS

    As permitted by the CBCA, the Articles provide that shareholders shall have no preemptive right to acquire additional unissued or treasury shares of U S WEST or securities convertible into shares or carrying stock purchase warrants or privileges.

    Under the DGCL, the stockholders of U S WEST Delaware do not have preemptive rights unless specifically granted in the certificate of incorporation. The Restated Certificate will not grant stockholders preemptive rights.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The Company has received an opinion from its counsel, Weil, Gotshal & Manges, that, for federal income tax purposes, neither the Merger, nor the distribution of the Communications Stock and the Media Stock pursuant to the Merger, should be treated as taxable events to the shareholders or the Company. The Company will not apply for an advance tax ruling from the Service because the Service  has  announced  that it  will  not  issue advance  rulings  on  the classification of stock with characteristics similar to those of the Communications Stock and the Media Stock.

    The following general discussion summarizes the federal income tax consequences of the Recapitalization Proposal. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, published positions of the Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Communications Stock and the Media Stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code. Any future legislation or regulations could be enacted or promulgated to apply retroactively to the Recapitalization Proposal. However, the Company believes, based on the advice of counsel, that it is unlikely that such legislation or regulations would apply retroactively.

    This discussion addresses only those shareholders who hold their Existing Common Stock and would hold their Communications Stock and Media Stock as a capital asset within the meaning of Section 1221 of the Code and is included for general information only. It does not discuss all aspects of federal income taxation that may be relevant to a particular shareholder in light of his or her personal tax circumstances and does not apply to certain types of shareholders which may be subject to special treatment under the federal income tax laws, including, without limitation, tax-exempt organizations, S corporations and other pass-through entities, mutual funds, small business investment companies, regulated investment companies, insurance companies and other financial institutions, broker-dealers, and persons that hold their Existing Common Stock as part of a straddle, hedging or conversion transaction. In addition, neither foreign, state or local tax consequences nor estate and gift tax considerations are discussed. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY MAY BE SUBJECT.

    TAX IMPLICATIONS OF THE RECAPITALIZATION PROPOSAL TO THE SHAREHOLDERS

    RECEIPT OF COMMUNICATIONS STOCK AND MEDIA STOCK PURSUANT TO THE MERGER. In counsel's opinion, the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and each of the Communications Stock and the Media Stock should, for federal income tax purposes, be treated as common stock of the Company. Accordingly, a shareholder should not recognize any gain or loss on the exchange of such shareholder's Existing Common Stock for Communications Stock and Media Stock. As a result, the basis of the Existing Common Stock held by a shareholder immediately

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before  the Merger would  be allocated between the  Communications Stock and the
Media  Stock  received  in  proportion  to   the  fair  market  value  of   such
Communications Stock and Media Stock and, assuming that the Existing Common Stock was a capital asset in the hands of the shareholder on the Effective Date, the holding period of the Communications Stock and the Media Stock would include the holding period of the Existing Common Stock. Any shareholders of the Company who exercise dissenters' rights will recognize gain or loss equal to the difference between the amount of cash received and their basis in the shares surrendered, which gain or loss will be capital gain or loss if the Existing Common Stock was held as a capital asset.

    Shareholders of the Company should be aware that there are no federal income tax regulations, court decisions, or published Service rulings bearing directly on the effect of the dividend and certain other features of the Communications Stock and the Media Stock. In addition, the Service announced during 1987 that it was studying the federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. Earlier this year, the Service withdrew such stock from its list of matters under consideration and reiterated that it would not issue advance rulings regarding such stock. Therefore, the Service may take the position that the Communications Stock or the Media Stock represents property other than stock of the Company. Were the Communications Stock or the Media Stock treated as property other than stock of the Company, the receipt of one or both such classes of stock might be treated as a fully taxable dividend to the shareholders in an amount equal to the fair market value of such stock. While counsel recognizes that this matter cannot be viewed as free from doubt because there is no conclusive authority dealing with the precise facts presented by the Recapitalization Proposal, counsel believes that if the status of the
Communications Stock or the Media Stock as common stock of the Company for federal income tax purposes were challenged, a court would agree with counsel's conclusions.

    RECEIPT OF RIGHTS PURSUANT TO THE RESTATED RIGHTS AGREEMENT. Pursuant to a published ruling by the Service, the adoption of a plan similar to the Restated Rights Agreement (as defined below) which provides a corporation's shareholders with certain rights to purchase additional shares of stock upon the occurrence of certain events does not constitute a distribution of stock or property by the corporation, an exchange of property or stock, or any other event giving rise to the realization of gross income by any shareholder. Based on this published position, the proposed amendment and restatement of the Rights Agreement and the conversion of the Existing Rights into a Communications Right and a Media Right (with each such right attached to the certificate representing the share of Common Stock to which it relates) will not result in recognition of income or gain to the shareholders.

    SALE OR EXCHANGE OF COMMUNICATIONS STOCK OR MEDIA STOCK. Upon the taxable sale or exchange of Communications Stock or Media Stock, including pursuant to the Odd-Lot Program, a shareholder will recognize gain or loss. Such gain or loss would be equal to the difference between (i) any cash received plus the fair market value of any other consideration received and (ii) the tax basis of the Communications Stock or the Media Stock, determined as described in "Receipt of Communications Stock and Media Stock Pursuant to the Merger" above, that was sold or exchanged. Any gain or loss on the taxable sale or exchange of the Communications Stock or the Media Stock would be a capital gain or loss, assuming that such Communications Stock or Media Stock was held as a capital asset by the shareholder on the date of the sale or exchange.

    If the Company redeems the Communication Stock or the Media Stock for shares of the Communications Group Subsidiaries or the Media Group Subsidiaries, respectively, it intends to do so in a manner that will be tax free under
Section 355 of the Code. If the redemption does not qualify under Section 355 of the Code, then (i) the Company could recognize gain on the distribution of stock of the Communications Group Subsidiaries or the Media Group Subsidiaries, as the case may be, in an amount equal to the difference between the fair market value of such stock distributed and the Company's tax basis in such stock, and (ii) the holders of the Communications Stock or the Media Stock, as the case may be, could, depending on their individual circumstances, either (a) recognize

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gain  or loss on the redemption in an amount equal to the difference between the fair market value of the stock received and the stockholders' tax basis in their shares being redeemed or (b) be treated as having received a taxable dividend in an amount equal to the fair market value of the stock.

    Any conversion of one class of Common Stock into the other class of Common Stock upon the Company's exercise of any of its rights to do so should constitute a tax-free exchange to the exchanging shareholders, with a carryover adjusted tax basis in their newly-received Common Stock and generally a tacked holding period from the stock they previously held.

    ADJUSTMENTS TO CONVERTIBLE SECURITIES. In general, if a corporation has outstanding convertible or exchangeable securities and distributes shares of its stock with respect to the stock into which such securities are convertible or exchangeable, the distribution may result in a taxable stock dividend to the participating shareholders where the distribution results in an increase in the shareholders' proportionate interest in the assets or earnings and profits of the corporation. A distribution of stock, however, will not result in a taxable stock dividend if the conversion price or conversion ratio of the convertible or exchangeable securities is fully adjusted to compensate for the dilution caused by the stock distribution.

    If the Recapitalization Proposal is approved by stockholders, any outstanding Convertible Securities convertible into Existing Common Stock will become convertible into a combination of Communications Stock and Media Stock. As a result, the shareholders of the Company should not be deemed to realize a taxable stock dividend in the Recapitalization Proposal. Moreover, to the extent that, in connection with such transaction, the right to convert such Convertible Securities is adjusted only as necessary to prevent dilution, such adjustment should not be deemed a taxable stock distribution to the holders of Convertible Securities.

    UNITED STATES ALIEN HOLDERS. Dividend payments received by a United States Alien holder of the Communications Stock or Media Stock with respect to such stock will be subject to United States federal withholding tax in the same manner as such holder is subject to federal withholding tax on his, her or its Existing Common Stock. A United States Alien will not be subject to United States federal income or withholding tax on any gain realized on the taxable sale or exchange of Communications Stock or Media Stock, unless (a) the gain is derived from sources within the United States and the United States Alien is an individual who was present in the United States for 183 days or more during the taxable year, (b) such gain is effectively connected with a United States trade or business of the United States Alien or (c) the stock sold or exchanged is a "United States Real Property Interest" as defined in Section 897(c)(1) of the Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time is shorter. The Communications Stock and the Media Stock will be a United States Real Property Interest only if, at any time during such period, the Company is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and the United States Alien directly or constructively owned more than 5% of that class of stock of the Company being sold or exchanged. The Company believes that it is not, has not been and will not become a "United States real property holding corporation" for federal income tax purposes.

    A "United States Alien" is any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

    BACKUP WITHHOLDING. Certain noncorporate holders of Communications Stock or Media Stock may be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify under penalties of perjury that it has

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
furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding for failure to report payments of interest or dividends. Shareholders should consult their tax advisors regarding their qualification for a tax exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding from a payment to a holder of Communications Stock or Media Stock will be allowed as a credit against such shareholder's federal income tax liability and may entitle such shareholder to a refund, provided that the required information is furnished to the Service.

    TAX IMPLICATIONS OF THE RECAPITALIZATION PROPOSAL TO THE COMPANY

    In the opinion of counsel, the Communications Stock and the Media Stock should be common stock of the Company and no gain or loss should be recognized by the Company on the Merger. If, however, either the Communications Stock or the Media Stock were treated as property other than stock of the Company, the Company may recognize gain on the issuance of the Communications Stock or the Media Stock, as the case may be, pursuant to the Merger in an amount equal to the difference between the fair market value of such stock and its adjusted tax basis in such stock. Furthermore, if the Communications Stock or the Media Stock were treated as stock of a subsidiary of the Company, the Communications Group or the Media Group, as the case may be, could not be included in a single consolidated federal income tax return with the Company, and any dividends paid or deemed to be paid to the Company by such Group could be taxable to the Company.

RESTATED RIGHTS AGREEMENT

    Pursuant to a Rights Agreement (the "Rights Agreement"), dated April 7, 1989, as previously amended, by and between the Company and State Street Bank and Trust Company, as Rights Agent, preferred stock purchase rights (the "Existing Rights") were initially issued by the Board to all holders of Existing Common Stock. If the shareholders approve the Recapitalization Proposal, the Rights Agreement will be assumed by U S WEST Delaware and amended and restated in its entirety (as amended, the "Restated Rights Agreement"), to reflect the reincorporation of the Company in Delaware and the conversion of the Existing Common Stock into Communications Stock and Media Stock. Pursuant to the Merger Agreement and the Restated Rights Agreement, each share of Existing Common Stock, together with the Existing Right thereon, will be converted into one share of Communications Stock, together with a preferred stock purchase right relating to the Communications Stock (a "Communications Right"), and one share of Media Stock, together with a preferred stock purchase right relating to the Media Stock (a "Media Right"). The Communications Rights and the Media Rights are collectively referred to herein as the "Rights."

    The Restated Rights Agreement will provide that, prior to the earlier of (i) the tenth business day (the "Ownership Trigger Date") after the first public disclosure that a person or group (including any affiliate or associate of such person or group) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of Common Stock representing 20% or more of the total voting rights of the outstanding shares of Common Stock or (ii) the tenth business day after the commencement of, or announcement of the intent of any person or group to commence, a tender or exchange offer for shares of Common Stock representing 30% or more of the total voting rights of all outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), Communications Rights and Media Rights will be evidenced by the certificates representing shares of Communications Stock and Media Stock, respectively, then outstanding, and no separate Rights certificates will be distributed. Therefore, until the Distribution Date, the Communications Rights will be transferred with and only with the Communications Stock and the Media Rights will be transferred with and only with the Media Stock. For purposes of the Restated Rights Agreement, the total voting rights of the Common Stock shall be determined based upon the fixed voting rights of holders of outstanding shares of Communications Stock and Media Stock in effect at the time of any such determination. See "Description of Communications Stock and Media Stock -- Voting."

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
    Upon the close of business on the Distribution Date, the Rights will separate from the Common Stock, certificates representing the Rights will be issued and the Rights will become exercisable as described below. The Rights will expire on April 6, 1999 (the "Expiration Date"), unless earlier redeemed by the Company as described below.

    Following the Distribution Date, registered holders of Rights will be entitled to purchase from the Company (i) in the case of a Communications Right, one one-hundredth (1/100th) of a share of Series A Preferred Stock at a purchase price of $ , subject to adjustment (the "Series A Purchase Price"), and (ii) in the case of a Media Right, one one-hundredth (1/100th) of a share of Series B Preferred Stock at a purchase price of $ , subject to adjustment (the "Series B Purchase Price").

    Following the Ownership Trigger Date, the Rights would "flip-in" and (a) each Communications Right will entitle its holder to purchase, at the Series A Purchase Price, a number of shares of Communications Stock with a market value equal to twice the Series A Purchase Price and (b) each Media Right will entitle its holder to purchase, at the Series B Purchase Price, a number of shares of Media Stock with a market value equal to twice the Series B Purchase Price.

    In the event, following the Ownership Trigger Date, (a) the Company merges or consolidates with another entity in which the Company is not the surviving corporation or in which shares of the outstanding Common Stock are changed into or exchanged for stock or assets of another person or (b) 50% or more of the Company's consolidated assets or earning power are sold (other than transactions in the ordinary course of business) (the date of any such event being an
"Acquisition Trigger Date"), the Rights would "flip-over" and each Communications Right and each Media Right will entitle its holder to purchase, for the Series A Purchase Price and Series B Purchase Price, respectively, a number of shares of common stock of such corporation or purchaser with a market value equal to twice the applicable Purchase Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. After an Ownership Trigger Date or an Acquisition Trigger Date, any Rights that are or were beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and any holder of such Rights (whether or not such holder is an Acquiring Person or an affiliate or associate thereof) will thereafter have no right to exercise such Rights.

    At any time prior to the earliest of (i) the Ownership Trigger Date, (ii) the first Acquisition Trigger Date or (iii) the Expiration Date, if any person notifies the Company of such person's intention to make a cash tender offer for all the outstanding shares of Common Stock and complies with certain requirements set forth in the Restated Rights Agreement, including the delivery of evidence that all necessary financing therefor is firmly committed or otherwise available and an undertaking to pay the reasonable costs of any meeting of shareholders called in connection therewith, then the independent directors of the Company shall, with 15 business days, at their option, either
(1) engage a nationally recognized investment banking firm to render an opinion as to whether the tender offer purchase price is fair and adequate to the Company's stockholders from a financial point of view, which opinion must be delivered to the Board within 20 business days following such engagement, or (2) call a meeting of stockholders at the earliest practicable date to vote upon such tender offer. If (a) the tender offer purchase price is determined by such investment banking firm to be fair and adequate to the stockholders from a financial point of view or (b) the tender offer is approved by a majority of the shares voted at such meeting of stockholders and beneficially owned by persons other than the offeror, then (i) neither the commencement of, nor the announcement of an intention to make, such tender offer will be taken into account in determining whether the Distribution Date has or has not occurred and
(ii) the shares of Common Stock acquired pursuant to such tender offer shall not be taken into account in determining whether a person has become an Acquiring Person; provided, however, that a majority of the independent directors of the Company may suspend the operation of the foregoing clauses (i) and (ii) for a period of time not to exceed 180 days if they determine that such action is in the best interests of other stockholders of the Company.

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
    At any time prior to the earliest of (i) the Ownership Trigger Date, (ii) the first Acquisition Trigger Date or (iii) the Expiration Date, the Board may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.005 per Right (the "Redemption Price"). On the date specified by the Board for the redemption of the Rights (the "Rights Redemption Date"), the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Until the earliest of (i) the Ownership Trigger Date, (ii) the first Acquisition Trigger Date, (iii) the Rights Redemption Date or (iv) the Expiration Date, the Board may, without the approval of any holders of Rights, supplement or amend any provision of the Restated Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holders of Rights. At any time after the earlier of the Ownership Trigger Date or the first Acquisition Trigger Date but prior to the earlier of the Redemption Date or the Expiration Date, the Board may, without the approval of any holders of Rights, supplement or amend any provision of the Restated Rights Agreement in any manner so long as the interests of the holders of Rights are not materially and adversely affected thereby.

    A copy of the form of the Restated Rights Agreement (which includes as Exhibit the Form of Rights Certificate for Communications Rights and as Exhibit the Form of Rights Certificate for Media Rights) will be filed with the Commission as an Exhibit to the Registration Statement of which this Proxy Statement forms a part and is incorporated by reference herein. A copy of the Restated Rights Agreement will be available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement.

CONVERTIBLE SECURITIES

    Implementation of the Recapitalization Proposal will result in adjustment of the conversion rights of any security of the Company that is convertible into, or evidences the right to purchase, any shares of its common stock (a "Convertible Security"). Currently, the only Convertible Securities of the Company are its Liquid Yield Option Notes due 2011 ("LYONs"), which are convertible into shares of Existing Common Stock. Upon the Effective Time, each LYON will, as a result of the operation of adjustment provisions contained in the Indenture relating thereto (the "LYONs Indenture"), be convertible into one share of Communications Stock and one share of Media Stock for each share of Existing Common Stock into which the LYONs were convertible immediately prior to the Effective Time. A portion of the obligations represented by the LYONs will be allocated to and reflected on the financial statements of the Communications Group, with the remainder of such obligations allocated to and reflected on the financial statements of the Media Group. See "Annex VI -- Communications Group
- -- Combined Financial Statements -- Note 4: Debt" and "Annex VII -- Media  Group
- -- Combined Financial Statements -- Note 10: Debt."

    Following the conversion of one class of Common Stock into the other class of Common Stock in accordance with the procedures set forth under "--
Description of Communications Stock and Media Stock -- Conversion and Redemption," each holder of a LYON will, upon conversion, pursuant to adjustment provisions contained in the LYONs Indenture, be entitled to receive the number of shares of capital stock of the Company which such holder would have owned immediately following such conversion if such holder had converted the LYON immediately prior to such conversion. Any redemption by the Company of either class of Common Stock will have the effects on the LYONS set forth under "-- Description of Communications Stock and Media Stock -- Conversion and Redemption
- -- Effects on Convertible Securities."

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
    For a description of the effect of any conversion or redemption by the Company of either class of Common Stock on any future Convertible Securities issued by the Company, see "-- Description of Communications Stock and Media Stock -- Conversion and Redemption -- Effects on Convertible Securities."

PREFERRED STOCK

    Under the Articles, U S WEST is currently authorized to issue up to 50,000,000 shares of Existing Preferred Stock, of which 2,000,000 shares have been designated as the Existing Series A Preferred Stock and 50,000 shares have been designated as the Existing Series B Preferred Stock. Shares of Existing Series A Preferred Stock are reserved for issuance upon exercise of the preferred stock purchase rights described under "-- Restated Rights Agreement."
As of           , 1995, 50,000 shares of Existing Series B Preferred Stock  were issued and outstanding, all of which were issued to Fund American Enterprise Holdings, Inc. ("Fund American") in September 1994 in connection with the Company's disposition of common stock of Financial Security Assurance Holdings, Ltd. ("FSA"), a member of the Company's capital assets segment.

    If the Recapitalization Proposal is adopted, the Company would be authorized under the Restated Certificate to issue 50,000,000 shares of Preferred Stock, of which 2,000,000 shares would be designated as Series A Junior Preferred Stock, 2,000,000 shares would be designated as Series B Junior Preferred Stock and 50,000 shares would be designated as Series C Preferred Stock. Pursuant to the Merger Agreement, upon the Effective Time, each outstanding share of Existing Series B Preferred Stock will be automatically converted into one share of Series C Preferred Stock, which will have the same rights, preferences and restrictions as the Existing Series B Preferred Stock. The Series C Preferred Stock will be attributed to the Media Group. The Series A Junior Preferred Stock and the Series B Junior Preferred Stock will be reserved for issuance pursuant to the Restated Rights Agreement. See "-- Restated Rights Agreement."

    Pursuant to the Articles, the Board may currently issue, without the approval of the holders of Existing Common Stock, shares of Existing Preferred Stock in one or more series, with each such series having such designations, relative rights, preferences and limitations, including voting and conversion rights, as are authorized by the Board. The Board will have the same rights under the Restated Certificate to issue shares of Preferred Stock and to fix the terms thereof without the approval of the holders of Common Stock.

    The Existing Series B Preferred Stock entitles the holder to, and the Series C Preferred Stock, when issued upon conversion of the Existing Series B Preferred Stock in the Merger, will entitle the holder to, receive cumulative quarterly dividends when, as and if declared by the Board out of funds of the Company legally available therefor at the rate of $70.00 per annum per share. Dividends accrue cumulatively, whether or not such dividends are declared or funds are legally available for payments of dividends. The Existing Series B Preferred Stock is, and after the Effective Time, the Series C Preferred Stock will be, mandatorily redeemable on September 2, 2004 for $1000.00 per share plus accrued and unpaid dividends. All or a portion of such preferred stock may also be redeemed after September 2, 1999 at the option of the Company at specified redemption prices greater than $1000 plus accrued and unpaid dividends and in certain other circumstances. At the option of Fund American, the Existing Senior B Preferred Stock is, and after the Effective Time, the Series C Preferred Stock will be, redeemable for shares of common stock of FSA.

    For so long as any dividends are in arrears on the Existing Series B Preferred Stock or, following the Effective Time, on the Series C Preferred Stock, and until all dividends accrued on such preferred stock shall have been paid or declared and set apart so as to be available for payment in full thereof, and for so long as the Company fails to discharge the mandatory redemption obligations discussed above when such obligations are due, (i) the Company may not declare or pay any dividend on or make any distribution with respect to any class or series of preferred stock ranking on a parity with such preferred stock as to dividends ("Parity Stock") or any class or series of capital stock ranking junior to

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
such preferred stock as to dividends, including Existing Common Stock or Common Stock, as applicable ("Junior Stock") or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock or Junior Stock or set aside any money or assets for any such purpose (other than dividends in shares of Junior Stock) and (ii) neither the Company nor any subsidiary thereof may redeem, purchase or otherwise acquire any shares of Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock or Junior Stock, or make any payment to or make any amount available for any sinking or similar fund for such purpose (except by conversion or exchange of Convertible Securities into Junior Stock).

    In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, the holders of Existing Series B Preferred Stock and, after the Effective Time, the holders of Series C Preferred Stock shall be entitled to receive, in cash, out of the assets of the Company available for distribution to stockholders, $1,000 per share, plus accrued and unpaid dividends, before any distribution shall be made to the holders of Junior Stock.

    Following the Effective Time, the Board may at any time and from time to time, issue additional shares of Preferred Stock for any proper corporate purpose, which could include capital raising, payment of stock dividends or acquisition of businesses. In the event the Board decides to issue additional shares of Preferred Stock, the proceeds of such shares and the related obligations will be allocated to either the Communications Group or the Media Group. See "-- Certain Management Policies" and "-- Accounting Matters and Policies."

ANTI-TAKEOVER CONSIDERATIONS

    If the Recapitalization Proposal is approved and implemented by the Board, the DGCL, the Restated Certificate and the New By-Laws will contain provisions which could serve to discourage or make more difficult a change in control of the Company without the support of the Board or without meeting various other conditions. A summary of such provisions is set forth below. For a further discussion of the rights of stockholders of U S WEST Delaware under Delaware law, as well as a summary of the current rights of shareholders of U S WEST under Colorado law, see "-- Comparison of Shareholder Rights."

    The Restated Certificate will provide for the issuance of Preferred Stock, at the discretion of the Board, from time to time, in one or more series, without further action by the stockholders of the Company, unless approval of the stockholders is deemed advisable by the Board or required by applicable law, regulation or stock exchange listing requirements. In addition, the authorized but unissued shares of Communications Stock or Media Stock will be available for issuance from time to time at the discretion of the Board without the approval of the stockholders of the Company, unless such approval is deemed advisable by the Board or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved Common Stock and Preferred Stock could be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

    The Restated Certificate will provide for a classified Board under which one-third of the total number of directors are elected each year and prohibit the removal of directors unless such removal is approved by the holders of 80% of the total voting power of the Communications Stock and the Media Stock. In addition, pursuant to the Restated Certificate, only the Chairman of the Board or the Board, and not the stockholders of the Company, will be permitted to call a special meeting of stockholders and no actions will be considered at such special meeting other than those specified in the notice thereof.

    The Restated Certificate will contain a "fair price provision" pursuant to which the affirmative vote of the holders 80% of the total voting power of the Communications Stock and the Media Stock to

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
approve certain business combinations involving the Company and certain significant stockholders. In addition, Section 203 of the DGCL will prohibit the Company from engaging in certain transactions with an "interested stockholder." See "-- Comparison of Shareholder Rights -- Business Combinations Following a Change in Control."

    The New By-Laws will establish an advance notice procedure for stockholders to bring business before an annual or special meeting of stockholders of U S WEST. The New By-Laws will provide that a stockholder may present a proposal for action at an annual meeting of stockholders only if such stockholder delivers a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to the Secretary of the Company at least 30 days before the annual meeting. In addition, the New By-Laws will provide that a stockholder may nominate individuals for election to the Board at any annual meeting or special meeting of stockholders at which directors are to be elected by delivering written notice, containing certain specified information with respect to the nominee and nominating stockholder, to the Secretary of the Company at least 30 days before the annual meeting or within 15 days following the announcement of the date of the special meeting.

    The Restated Rights Agreement will permit disinterested stockholders to acquire additional shares of the Company or of an acquiring company at a substantial discount in the event of certain described changes in control. See "-- Restated Rights Agreement."

    Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of the Communications Stock and the Media Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination. However, in the event the Board receives an unsolicited offer to purchase all or a portion of the businesses of a Group, the Board would consider such offer in accordance with its fiduciary duties.

DISSENTERS' RIGHTS

    Under Article 113 of the CBCA ("Article 113"), if the Recapitalization Proposal is approved and the Merger is consummated, holders of the Existing
Common Stock and the Existing Series B Preferred Stock who exercise their dissenter's rights in accordance with Article 113 will be entitled to have the "fair value" of their shares paid to them in cash by complying with the provisions of Article 113. The following brief summary of Article 113 summarizes the procedures for demanding statutory dissenters' rights. This summary is qualified in its entirety by reference to Article 113, a copy of the text of which is attached to this Proxy Statement as Annex IV. The term "Fair value" is defined in Article 113 to mean the value of the shares immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger except to the extent that exclusion would be inequitable. Reference herein to "dissenters' rights" is a general reference to a shareholder's right to dissent to the Merger and obtain payment for the shareholder's shares in accordance with Article 113.

    WHO MAY DISSENT

    Each shareholder of Existing Common Stock and each shareholder of Existing Series B Preferred Stock may dissent to the Merger and obtain payment of the fair value of the shareholder's shares by following the procedures provided in
Article 113 and summarized here. The rights of the shareholder may differ depending on whether the shareholder is a shareholder of record holding shares for two or more beneficial shareholders or the shareholder is a beneficial shareholder whose shares are held of record by one or more record shareholders, as follows:

        (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the Company to receive written notice which states
    (1) such dissent and (2) the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

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
        (b) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (1) the beneficial shareholder causes the Company to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, and (2) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

The Company may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the Company that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement will be stated in the "Dissenters' Notice" that is referred to below.

   REQUIREMENTS TO BE MET BY A DISSENTER BEFORE THE VOTE ON THE RECAPITALIZATION PROPOSAL IS TAKEN

    A shareholder who wishes to assert dissenters' rights must (a) cause the Company to receive, before the vote is taken on the Recapitalization Proposal, written notice of the shareholders' intention to demand payment for the shareholder's shares if the Recapitalization Proposal is implemented (the "Shareholder's Notice of Intent to Dissent") and (b) not vote the shares in favor of the Recapitalization Proposal. A shareholder who does not satisfy the foregoing requirements is not entitled to demand payment for the shareholder's shares under Article 113.

   NOTICE REQUIRED TO BE GIVEN BY THE COMPANY TO DISSENTING SHAREHOLDERS IF THE RECAPITALIZATION PROPOSAL IS APPROVED

    If the Recapitalization Proposal is approved, the Company will give a written dissenters' notice (the "Dissenters' Notice") to each shareholder who has complied with the provisions summarized above and who is entitled to demand payment for shares under Article 113. The Dissenters' Notice may be given before the effective date of the Merger and will in any event be given no later than ten days after the effective date of the Merger. The Dissenters' Notice will (a) state that the Recapitalization Proposal was approved and state the effective date or the proposed effective date of the Merger; (b) state an address at which the Company will receive a Payment Demand (as defined below) and the address of a place where certificates for certificated shares must be deposited; (c) inform holders of uncertificated shares to what extent, if any, transfer of the shares will be restricted after the Payment Demand is received; (d) supply a Payment Demand form for demanding payment for shares, which form will request the shareholder to state an address to which payment is to be made; (e) set the date (the "Payment Demand Date") by which the Company must receive the Payment Demand and certificates for certificated shares, which Payment Demand Date will not be less than thirty days after the date the Dissenters' Notice is given; (f) if the Company has chosen to impose such a requirement, state that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the Company that the beneficial shareholder, and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder, have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights; and (g) be accompanied by a copy of Article 113.

    DISSENTER'S PROCEDURES FOR DEMANDING PAYMENT

    If the shareholder has given a Shareholder's Notice of Intent to Dissent in accordance with the provisions summarized above and wishes to assert the shareholder's dissenters' rights (such a person being referred to in this summary as a "Dissenter"), the Dissenter must (a) cause the Company to receive a payment demand (the "Payment Demand," which may, but need not, be on the Payment Demand form provided by the Company with the Dissenter's Notice), duly completed, and (b) deposit the Dissenter's certificates for certificated shares; provided, however, that, if the shares are uncertificated shares, the Company may, in lieu of deposit of certificates, restrict the transfer of the shares. A

Dissenter will have all rights of a shareholder, except the right to transfer the shares, until the effective date of the Merger but will have, after the effective date of the Merger, only the right to receive payment for the shares as to which payment has been demanded.

    The Payment Demand and deposit of certificates by a Dissenter will be irrevocable unless (1) the effective date of the Merger has not occurred within sixty days after the Payment Demand Date, or (2) the Company fails to make payment to the Dissenter, within sixty days after the Payment Demand Date, of the amount the Company estimates to be the fair value of the Dissenter's shares, plus accrued interest. If the effective date of the Merger is more than sixty days after the Payment Demand Date, then the Company will be required to send a new Dissenters' Notice and the provisions summarized above will again be applicable.

    If a Dissenter fails to demand payment and deposit certificates representing the shares as to which dissent is made, as required by the Dissenters' Notice, by the Payment Demand Date, the Dissenter will not be entitled to payment for the shares under Article 113 and will become a shareholder in U S WEST Delaware as if the Dissenter has not exercised any dissenters' right.

    PAYMENT FOR SHARES

    Upon the effective date of the Merger, or upon receipt of a Payment Demand given in accordance with the provisions of Article 113, whichever is later, the Company will pay each Dissenter who has complied with the requirements for demanding payment stated in Article 113, at the address stated in the Payment Demand, or, if no such address is stated in the Payment Demand, at the address shown on the Company's current record of shareholders for the record shareholder holding the Dissenter's shares, the amount the Company estimates to be the fair value of the Dissenter's shares, plus accrued interest. The payment will be accompanied by: (a) the Company's balance sheet, statement of changes in shareholders' equity, statement of cash flow and other financial statements complying with the requirements of section 7-113-206(2)(a); (b) a statement of the Company's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the Dissenter's right to demand payment in accordance with the provisions of Article 113 regarding the Dissenter's Responsive Notice summarized below; and (e) a copy of Article 113.

    FAILURE TO EFFECT MERGER

    If the effective date of the Merger does not occur within sixty days after the Payment Demand Date, the Company will return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the effective date of the Merger occurs more than sixty days after Payment Demand Date, then the Company shall send a new Dissenters' Notice, as provided in section 7-113-203, and the appropriate provisions of Article 113 shall again be applicable.

    SHARES ACQUIRED AFTER ANNOUNCEMENT OF RECAPITALIZATION PROPOSAL

    The Company may, in or with the Dissenters' Notice, state the date of the first announcement to news media or to shareholders of the terms of the Recapitalization Proposal (the "Announcement Date") and state that the Dissenter must certify in writing, in or with the Payment Demand, whether or not the Dissenter (or the person on whose behalf the Dissenter asserts dissenters' rights) acquired beneficial ownership of the shares before the Announcement Date. With respect to any Dissenter who does not so certify in writing, in or with the Payment Demand, that the Dissenter or the person on whose behalf the Dissenter asserts dissenters' rights acquired beneficial ownership of the shares before the Announcement Date, the Company may, in lieu of making payment for the shares, offer to make such payment if the Dissenter agrees to accept the payment in full satisfaction of the demand. Any such offer will include: (a) the Company's balance sheet, statement of changes in shareholders' equity, statement of cash flow and other financial statements complying with the requirements of section 7-133-206(2)(a); (b) a statement of the Company's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the Dissenter's right to demand payment in accordance with the provisions of Article 113 regarding the Dissenter's Responsive Notice summarized below; and (e) a copy of Article 113.

   PROCEDURE FOR DISSENTER TO FOLLOW IF DISSENTER IS DISSATISFIED WITH PAYMENT MADE OR OFFERED BY THE COMPANY

    A Dissenter may give notice (the "Dissenter's Responsive Notice") to the Company in writing of the Dissenter's estimate of the fair value of the Dissenter's shares and of the amount of interest due and may demand payment of such estimate (less any payment made by the Company as contemplated above) or may reject the Company's offer made as contemplated above with respect to shares acquired after the Announcement Date and may demand payment of the fair value of the shares and interest due, if: (a) the Dissenter believes that the amount paid or offered by the Company, as the case may be, is less than the fair value of the shares or that the interest due was incorrectly calculated; (b) the Company fails to make payment within sixty days after the Payment Demand Date, or (c) the Company does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required if the effective date of the Merger has not occurred within sixty days after the Payment Demand Date. A Dissenter waives the right to demand payment as outlined above unless the Dissenter causes the Company to receive the Dissenter's Responsive Notice within thirty days after the Company made or offered payment for the Dissenter's shares.

    COURT ACTION FOR APPRAISAL

    If the Dissenter's demand for payment pursuant to the Dissenter's Responsive Notice remains unresolved, the Company may, within sixty days after receiving the Dissenter's Responsive Notice, commence a proceeding and petition the district court of Arapahoe county to determine the fair value of the Dissenter's shares and accrued interest. If the Dissenter's demand for payment remains unresolved within that sixty day period and the Company does not commence the proceeding within that period, the Company must pay to the Dissenter the amount demanded in the Dissenter's Responsive Notice.

    The Company shall make all Dissenters whose demands remain thus unresolved parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition in the manner provided in Article
113. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. Each Dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the Dissenter's shares, plus interest, exceeds the amount paid by the Company, or for the fair value, plus interest, of the Dissenter's shares for which the Company elected to withhold payment under the provisions outlined above. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess the costs against the Company; except that the court may assess costs against all or some of the Dissenters, in amounts the court finds equitable, to the extent the court finds the Dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, (a) against the Company and in favor of any Dissenters if the court finds the Company did not substantially comply with the requirements of part 2 of Article 113; or (b) against either the Company or one or more Dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided in Article
113. If the court finds that the services of counsel for any Dissenter were of substantial benefit to other Dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the Dissenters who were benefitted.

         PROPOSAL 2 -- AMENDMENT OF THE U S WEST, INC. 1994 STOCK PLAN

    The holders of Existing Common Stock are being asked to consider and approve a related proposal to amend the U S WEST, Inc. 1994 Stock Plan (the "Stock Plan"), as set forth in Annex X hereto, to provide for the granting of stock awards in either Communications Stock or Media Stock, or both.

    If the Recapitalization Proposal is approved it is proposed that the Stock Plan be amended to clarify that grants made after the Merger may be made with respect to either the Communications Stock or the Media Stock, or both, in the same manner and to the same extent as currently permitted with respect to the Existing Common Stock. For the text of the Stock Plan as proposed to be amended, see Annex IX hereto.

    THE AFFIRMATIVE VOTE OF NOT LESS THAN A MAJORITY OF ALL THE SHARES OF THE EXISTING COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING IS REQUIRED FOR APPROVAL OF PROPOSAL 2. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

    PROPOSAL 3 -- AMENDMENT OF THE U S WEST, INC. DEFERRED COMPENSATION PLAN

    The holders of Existing Common Stock are being asked to consider and approve a related proposal to amend the U S WEST, Inc. Deferred Compensation Plan (the "Compensation Plan"), as set forth in Annex X hereto.

    THE AFFIRMATIVE VOTE OF NOT LESS THAN A MAJORITY OF ALL THE SHARES OF THE EXISTING COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING IS REQUIRED FOR APPROVAL OF PROPOSAL 3. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

                             SOLICITATION STATEMENT

    The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of the Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained and Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated to perform various advisory and solicitation services. The Company has agreed to
pay          a fee  of $      plus reimbursement of out-of-pocket expenses.  For
information concerning compensation to be paid to Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, see "Proposal 1 -- The Recapitalization Proposal -- Financial Advisors."

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Any shareholder proposal intended to be presented at the 1996 Annual Meeting of Shareholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, no later than November 17, 1995. Any such proposals must comply in all respects with the rules and regulations of the Commission.

                                    EXPERTS

    The consolidated financial statements of U S WEST and the combined financial statements of the Communications Group and the Media Group as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in this Proxy Statement have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as stated in their reports referred to herein given upon the authority of that firm as experts in accounting and auditing.

    The  Consolidated Financial Statements  and Consolidated Financial Statement
Schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    Representatives of Coopers & Lybrand L.L.P. will attend the Special Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

                                 LEGAL OPINIONS

    The validity of the Communications Stock and the Media Stock and certain tax matters will be passed upon for the Company by Weil, Gotshal & Manges (a partnership including professional corporations), New York, New York.

                                          By order of the Board,

                                          Charles P. Russ, III
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Dated             , 1995

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
                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT  AND PLAN OF MERGER, dated as of               , 1995, between U S
WEST, INC., a Colorado corporation ("U S WEST"), and U S WEST, INC., a Delaware corporation and wholly-owned subsidiary of U S WEST ("U S WEST Delaware").

    WHEREAS, U S WEST's authorized capital stock consists of 2,000,000,000 shares of Common Stock, without par value ("Existing Common stock"), and 50,000,000 shares of Preferred Stock, par value $1.00 per share, of which 2,000,000 shares have been designated Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Existing Series A Preferred Stock"), and 50,000 shares have been designated Series B Cumulative Redeemable Preferred Stock, par value $1.00 per share ("Existing Series B Preferred Stock");

    WHEREAS, at the close of business on               , 1995,        shares  of
Existing Common Stock and 50,000 shares of Existing Series B Preferred Stock were issued and outstanding and 2,000,000 shares of Existing Series A Preferred Stock were reserved for issuance upon exercise of preferred stock purchase rights (the "Existing Rights") pursuant to the Rights Agreement, dated April 7, 1989, as amended, between U S WEST and State Street Bank and Trust Company, as Rights Agent, (the "Rights Agreement");

    WHEREAS, U S WEST Delaware's authorized capital stock consists of 1,000 shares of Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding and held by U S WEST;

    WHEREAS, immediately prior to the Effective Time (as defined herein), the certificate of incorporation of U S WEST Delaware will be amended and restated (as so amended and restated, the "Restated Certificate") to, among other things, authorize (a) 2,000,000,000 shares of U S WEST Communications Group Common Stock, par value $.01 per share ("Communications Stock"), (b) 2,000,000,000 shares of U S WEST Media Group Common Stock, par value $.01 per share ("Media Stock"), and (c) 200,000,000 shares of Preferred Stock, par value $1.00 per share, of which 10,000,000 shares will be designated Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, 10,000,000 shares will be designated Series B Junior Participating Cumulative Preferred Stock, par value $1.00 per share, and 50,000 shares will be designated Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share ("New Series C Preferred Stock");

    WHEREAS, the Board of Directors of U S WEST has determined that it is advisable and in the best interests of U S WEST that U S WEST merge with and into U S WEST Delaware (the "Merger"), with U S WEST Delaware continuing as the surviving corporation (the "Surviving Corporation"), and has adopted this Agreement and has approved the transactions contemplated hereby and has recommended the approval by the shareholders of U S WEST of this Agreement; and

    WHEREAS, the Board of Directors of U S WEST Delaware has determined that the Merger is advisable and in the best interests of U S WEST Delaware and has approved this Agreement and the transactions contemplated hereby, and U S WEST, as the sole stockholder of U S WEST Delaware, has adopted this Agreement.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, U S WEST shall be merged with and into U S WEST Delaware in accordance with the Colorado Business Corporation Act

(the "CBCA") and the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time, the separate corporate existence of U S WEST shall cease and U S WEST Delaware shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of U S WEST and U S WEST Delaware in accordance with the DGCL.

    1.2. EFFECTIVE TIME. The Merger shall become effective as of the close of business on the date (the "Effective Time") when (i) articles of merger (the "Articles of Merger") are duly filed with the Colorado Secretary of State in accordance with the CBCA and (ii) this Agreement or a certificate of merger (the "Certificate of Merger") is duly filed with the Delaware Secretary of State in accordance with the DGCL, or at such later time as is specified in the Articles of Merger and the Certificate of Merger.

    1.3. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Restated Certificate shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law. The By-laws of U S WEST Delaware (the "By-Laws") shall be the By-laws of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

    1.4. DIRECTORS AND OFFICERS. The directors and officers of U S WEST at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation after the Effective Time, until expiration of their current terms as such, or prior resignation, removal or death, subject to the Restated Certificate and the By-laws.

    1.5. RIGHTS AGREEMENT. As of the Effective Date, the Rights Agreement shall be amended and restated to provide for (i) the assumption by U S WEST Delaware of all of the rights and obligations of U S WEST thereunder, (ii) the creation of preferred stock purchase rights with respect to the Communications Stock (the "Communications Rights") and (iii) the creation of preferred stock purchase rights with respect to the Media Stock (the "Media Rights").

                                   ARTICLE II

                        CONVERSION AND EXCHANGE OF STOCK

    2.1.   CONVERSION.   As of the Effective  Time, by virtue  of the Merger and
without any action of the part of any stockholder of U S WEST:

        (a) Each issued and outstanding share of Existing Common Stock, together with the Existing Right thereon, other than Dissenting Shares (as defined herein), shall be converted into and become (i) one validly issued, fully paid and non-assessable share of Communications Stock, together with a Communications Right thereon, and (ii) one validly issued, fully paid and non-assessable share of Media Stock, together with a Media Right thereon.

        (b) Each issued and outstanding share of Existing Series B Preferred Stock shall be converted into and become one validly issued, fully paid and non-assessable share of New Series C Preferred Stock.

        (c) Each share of Existing Common Stock that is owned by U S WEST or by any subsidiary of U S WEST shall be cancelled and retired and shall cease to exist.

        (d) Each share of Common Stock of U S WEST Delaware that is owned by U S WEST at the Effective Time shall be cancelled and retired and shall cease to exist.

    2.2. EXCHANGE PROCEDURES. (a) As of the Effective Time, each certificate theretofore representing issued and outstanding shares of Existing Common Stock, other than the Dissenting Shares ("Existing Certificates"), shall be deemed for all purposes to evidence ownership of, and to represent, the same number of shares of Communications Stock. The registered owner on the books and records of U S WEST Delaware or its transfer agents of any such Existing Certificate shall, until such certificate is surrendered for transfer pursuant to this Section 2.2, have and be entitled to exercise any and all voting and other rights with respect to, and receive any and all dividend and other distributions upon, the shares of Communications Stock evidenced by such Existing Certificate.

    (b) As soon as practicable after the Effective Time, such bank or trust company as U S WEST Delaware may designate (the "Exchange Agent"), for the benefit of the holders of Existing Certificates, shall mail to each holder of record of Existing Certificates: (i) certificates representing the number of shares of Media Stock ("Media Certificates") to which such holder is entitled pursuant to Section 2.1 hereof and (ii) instructions pursuant to which such holder may exchange Existing Certificates for certificates representing shares of Communications Stock ("Communications Certificates"), which shall specify that delivery shall be effected, and risk of loss and title to the Existing Certificates shall pass, only upon delivery of the Existing Certificates to the Exchange Agent.

    (c) Upon surrender, in accordance with the instructions delivered pursuant to Section 2.2(b)(ii), of Existing Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by U S WEST Delaware, duly executed, the holder of such Existing Certificates shall be entitled to receive in exchange therefor Communications Certificates representing a number of shares of Communications Stock equal to the number of shares of Existing Common Stock represented by such Existing Certificates. If any Communications Certificate is to be issued in a name other than that in which the Existing Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Existing Certificate so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise proper in form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a Communications Certificate in any name other than that of the registered holder of the Existing Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) At the Effective Time, the stock transfer books of U S WEST shall be closed and no transfer of shares of Existing Common Stock shall thereafter be made. If, after the Effective Time, Existing Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for Communications Certificates representing the number of shares of Communications Stock represented by such Existing Certificates.

    2.3. DISSENTING SHARES. Each share of Existing Common Stock (i) as to which a written notice of intent to demand payment was submitted to U S WEST prior to the vote of U S WEST's shareholders taken on this Agreement at a special meeting of the shareholders of U S WEST convened to consider and vote upon the approval of this Agreement (the "Special Meeting"), (ii) which is not voted in favor of adoption of this Agreement at the Special Meeting, and (iii) as to which a written demand for payment of fair value shall have been or may still be timely filed, and the Existing Certificates for such shares of Existing Common Stock shall have been or may still be deposited, with the Surviving Corporation ("Dissenting Shares"), shall not be converted into shares of Communications Stock and Media Stock. Each holder of Dissenting Shares who becomes entitled under the CBCA to receive payment of the fair value of such holder's Dissenting Shares shall receive such payment from the Surviving Corporation (but only after such fair value shall have been agreed upon or finally determined) and such Dissenting Shares shall thereupon be cancelled. Each Dissenting Share as to which dissenters' rights pursuant to the CBCA shall be effectively withdrawn or lost shall thereupon be deemed to have been converted into, at the Effective Time, one fully-paid and nonassessable share of Communications Stock and one fully-paid and nonassessable share of Media Stock.

                                  ARTICLE III

                    EMPLOYEE BENEFIT AND COMPENSATION PLANS

    As of the Effective Time, each employee benefit plan and incentive compensation plan to which U S WEST is then a party shall be assumed by and continue to be the plan of the Surviving Corporation.

                                   ARTICLE IV

                                   CONDITIONS

    Consummation of the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    4.1. SHAREHOLDER APPROVAL. This Agreement shall have been approved at the Special Meeting by the affirmative vote of (i) the holders of a majority of the shares of Existing Common Stock outstanding on the record date fixed for determining shareholders of U S WEST entitled to vote thereon (the "Record Date"), voting as a separate class, (ii) the holders of two-thirds of the shares of Existing Series B Preferred Stock outstanding on the Record Date, voting as a separate class, and (iii) the holders of a majority of the shares of Existing Common Stock and Existing Series B Preferred Stock outstanding on the record date, voting together as a single class.

                                   ARTICLE V

                                 MISCELLANEOUS

    5.1.  TERMINATION.   At any time  prior to the  consummation of the  Merger,
this Agreement may be terminated and the Merger abandoned by the Board of Directors of U S WEST.

    5.2. AMENDMENT. This Agreement may be amended at any time prior to the Effective Time with the mutual consent of the Boards of Directors of U S WEST and U S WEST Delaware; PROVIDED, HOWEVER, that this Agreement may not be amended after it has been adopted by the shareholders of U S WEST in any manner which, in the judgment of the Board of Directors of U S WEST, would have a material adverse effect on the rights of such shareholders or in any manner not permitted under applicable law.

    5.3. HEADINGS. The headings set forth herein are inserted for convenience or reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

    5.4.   COUNTERPARTS.    This  Agreement  may be  executed  in  two  or  more
counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

    5.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent the laws of the State of Colorado shall mandatorily apply to the Merger.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized all as of the date first above written.

                                          U S WEST, INC.
                                          (a Colorado Corporation)
                                          By ___________________________________
                                          Name:
                                          Title:

                                          U S WEST, INC.
                                          (a Delaware Corporation)
                                          By ___________________________________
                                          Name:
                                          Title:

                                                                        ANNEX II

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 U S WEST, INC.
                            (A DELAWARE CORPORATION)

                                                                       ANNEX III

                                    BY-LAWS
                                       OF
                                 U S WEST, INC.
                            (A DELAWARE CORPORATION)

                                     III-1

                                                                        ANNEX IV

                       COLORADO BUSINESS CORPORATION ACT

                                  ARTICLE 113
                               DISSENTERS' RIGHTS
                                     PART 1
                     RIGHT OF DISSENT -- PAYMENT FOR SHARES

    7-113-101  DEFINITIONS. --  For purposes of this article:

    (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

    (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action expect to the extent that exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101. C.R.S.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

    (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

    7-113-102 RIGHT TO DISSENT. -- (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a part if:

           (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

           (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

        (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

        (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

    (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

        (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

           (I) Alters or abolishes a preferential right of the shares; or

           (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

        (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

           (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

           (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

    (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

    (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (1) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholders' behalf only if:

        (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

    (3) The Corporation may require that, when a shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTER'S RIGHTS

    7-113-201 NOTICE OF DISSENTERS' RIGHTS. -- (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

    (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

    7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

        (a) Cause the corporation to receive, before the vote is taken,  written
    notice   of  the   shareholder's  intention   to  demand   payment  for  the
    shareholder's shares if the proposed corporate action is effectuated; and

        (b) Not vote the shares in favor of the proposed action.

    (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

    (3) A shareholder who does not satisfy the requirements of subsection (1) or
(2) of this section is not entitled to demand payment for the shareholder's shares under this article.

    7-113-203 DISSENTERS' NOTICE. -- (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

    (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

        (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

        (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited.

        (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

        (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice is required by subsection
    (1) of this section is given;

        (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

        (g) Be accompanied by a copy of this article.

    7-113-204 PROCEDURE TO DEMAND PAYMENT. -- (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

        (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

        (b) Deposit the shareholder's certificates for certificated shares.

    (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

    (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

    (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

    7-113-205 UNCERTIFICATED SHARES. -- (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

    (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

    7-113-206 PAYMENT. -- (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

    (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

        (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

        (b) A statement of the corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

        (e) A copy of this article.

    7-113-207 FAILURE TO TAKE ACTION. -- (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

    7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION. -- (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

    (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

    7-113-209  PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.  --
(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

        (a) The dissenter believes that the amount paid under section 7-113-26 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

        (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

        (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

    (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

    7-113-301 COURT ACTION. -- (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

    (2) The corporation  shall commence the  proceeding described in  subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their share, and all parties shall be served with a copy of the petition. Service on each dissenter shall be registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

    (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

    (5) Each dissenter made a party to the proceeding commenced under subsection
(2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

    7-113-302 COURT COSTS AND COUNSEL FEES. -- (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

        (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                         ANNEX V

                                 U S WEST, INC.

Selected Financial Data.............................................................        V-2

Management's Discussion and Analysis of Financial Condition and
 Results of Operations..............................................................        V-3

Index to Consolidated Financial Statements..........................................       V-21

                                 U S WEST, INC.
                            SELECTED FINANCIAL DATA

    The following table sets forth Selected Financial Data of U S WEST and should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1994 included herein. See "-- U S WEST, Inc. -- Consolidated Financial Statements." The Selected Financial Data for the five years ended December 31, 1994 are derived from the Consolidated Financial Statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts."

                                                        1994       1993       1992       1991       1990
                                                      ---------  ---------  ---------  ---------  ---------
                                                         DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA
Sales and other revenues............................  $  10,953  $  10,294  $   9,823  $   9,528  $   9,369
Income from continuing operations (1)...............      1,426        476      1,076        840      1,145
Net income (loss)...................................      1,426     (2,806)      (614)       553      1,199
Total assets........................................  $  23,204  $  20,680  $  23,461  $  23,375  $  22,160
Total debt (2)......................................      7,938      7,199      5,430      5,969      5,147
Shareowners' equity.................................      7,382      5,861      8,268      9,587      9,240
Earnings per common share (continuing operations)
 (1)................................................       3.14       1.13       2.61       2.09       2.97
Earnings (loss) per common share....................       3.14      (6.69)     (1.49)      1.38       3.11
Dividends per common share..........................       2.14       2.14       2.12       2.08       2.00
Book value per common share.........................      15.73      13.29      19.95      23.39      23.48
Return on common shareowners' equity (3)............       21.6%    --           14.4%       5.7%      13.7%
Percentage of debt to total capital (2).............       51.8%      55.1%      39.6%      38.4%      35.8%
Capital expenditures (2)............................  $   2,820  $   2,441  $   2,554  $   2,425  $   2,217
OTHER SELECTED DATA (WHOLLY OWNED DOMESTIC
 OPERATIONS)
Telephone network access lines in service
 (thousands)........................................     14,336     13,843     13,345     12,935     12,562
Billed access minutes of use (millions).............     52,275     48,123     44,369     41,701     38,832
Cellular subscribers................................    968,000    601,000    415,000    300,000    219,000
Cable television basic subscribers served...........    486,000     --         --         --         --
Employees...........................................     61,505     60,778     63,707     65,829     65,469
Number of common shareowners........................    816,099    836,328    867,773    899,082    935,530
Weighted average common shares outstanding
 (thousands)........................................    453,316    419,365    412,518    401,332    386,012

- ------------------------

(1) 1994 income from continuing operations includes a gain of $105 ($.23 per share) on the sale of 24.4 percent of U S WEST's joint venture interest in cable television/telephone operations in the United Kingdom (TeleWest), a gain of $41 ($.09 per share) on the sale of the company's paging unit and a gain of $51 ($.11 per share) on the sale of certain rural telephone exchanges. 1993 income from continuing operations was reduced by a restructuring charge of $610 ($1.46 per share) and $54 ($.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $230 ($.57 per share).

(2) Capital expenditures, debt and the percentage of debt to total capital exclude discontinued operations.

(3) 1993 return on shareowners' equity is not presented. Return on shareowners' equity for fourth quarter 1993 was 19.9 percent based on income from continuing operations. 1992 return on shareowners' equity is based on income before the cumulative effect of change in accounting principles.

                                 U S WEST, INC.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

RESULTS OF OPERATIONS
    1994 COMPARED WITH 1993
    NET INCOME (LOSS)

                                                                                    1994 (1)   1993 (2)   INCREASE
                                                                                    ---------  ---------  ---------
Income from continuing operations.................................................  $   1,426  $     476  $     950
Loss from discontinued operations.................................................     --            (82)        82
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax.......................................     --         (3,123)     3,123
  Early extinguishment of debt, net of tax........................................     --            (77)        77
                                                                                    ---------  ---------  ---------
Net income (loss).................................................................  $   1,426  $  (2,806) $   4,232
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Earnings per common share from continuing operations..............................  $    3.14  $    1.13  $    2.01
Loss per common share from discontinued operations................................     --           (.19)       .19
Extraordinary items:
  Discontinuance of SFAS No. 71...................................................     --          (7.45)      7.45
  Early extinguishment of debt....................................................     --           (.18)       .18
                                                                                    ---------  ---------  ---------
Income (loss) per common share....................................................  $    3.14  $   (6.69) $    9.83
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

- ------------------------
(1) 1994 income from continuing operations includes a gain of $105, or $.23 per share, from the sale of 24.4 percent of U S WEST's joint venture interest in cable television/telephone operations in the United Kingdom (TeleWest), a gain of $41, or $.09 per share, on the sale of the company's paging operations and a gain of $51, or $.11 per share, on the sale of certain rural telephone exchanges.

(2) 1993 income from continuing operations was reduced by $610, or $1.46 per share, for a restructuring charge and $54, or $.13 per share, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

    In 1994, U S WEST income from continuing operations and related earnings per common share ("earnings per share") were $1,426 and $3.14, respectively. Included in 1994 results are one-time, after-tax gains described in note (1) to the table above. Excluding these gains, income from continuing operations and related earnings per share were $1,229 and $2.71, respectively. In 1993, income from continuing operations was $476, or $1.13 per share, including the effects of one-time charges described in note (2) to the table above. Excluding the one-time effects, 1993 income from continuing operations and related earnings per share were $1,140 and $2.72, respectively. As normalized for one-time effects, 1994 income from continuing operations increased $89, or 7.8 percent, and related earnings per share decreased $.01 on an 8.1 percent increase in average shares outstanding. The increase in normalized income from continuing operations is primarily attributable to increased demand for telecommunications and domestic wireless services, partially offset by increased start-up losses associated with developing businesses.

    In 1993, U S WEST discontinued the operations of its capital assets segment. Also in 1993, the company incurred extraordinary charges for the discontinuance of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," and the early extinguishment of debt. See further discussion in "1993 Compared with 1992."

    Revenue  growth, partially offset  by higher operating  expenses, provided a
7.8 percent increase in the Company's EBITDA. EBITDA also excludes equity losses in unconsolidated ventures, gains on sales of assets, restructuring charges and other income. The Company considers EBITDA an important indicator of the operational strength of its businesses.

    INCOME FROM CONTINUING OPERATIONS -- BASE AND DEVELOPING BUSINESSES

                                                                       PERCENT                                INCREASE
                                                                      OWNERSHIP     1994 (1)     1993 (2)    (DECREASE)
                                                                    -------------  -----------  -----------  -----------
BASE BUSINESSES:
  U S WEST Communications Inc.....................................          100     $   1,175    $     435    $     740
  Publishing and other............................................          100           232          180           52
                                                                                   -----------       -----        -----
      Total base..................................................                      1,407          615          792
                                                                                   -----------       -----        -----
DEVELOPING BUSINESSES:
  Consolidated:
    Domestic wireless.............................................          100            67          (46)         113
    Domestic cable................................................          100            (2)      --               (2)
  Unconsolidated equity investments:
    Time Warner Entertainment L.P. (3)............................         25.5           (30)         (19)         (11)
    TeleWest Communications plc...................................         37.8            76          (21)          97
    Mercury One-2-One.............................................         50.0           (58)         (22)         (36)
  Other (4).......................................................                        (34)         (31)          (3)
                                                                                   -----------       -----        -----
      Total developing............................................                         19         (139)         158
                                                                                   -----------       -----        -----
Income from continuing operations.................................                  $   1,426    $     476    $     950
                                                                                   -----------       -----        -----
                                                                                   -----------       -----        -----

- ------------------------
(1) 1994 income from continuing operations includes a gain of $105 from the sale of 24.4 percent of U S WEST's joint venture interest in TeleWest, a gain of $41 for the sale of the company's paging operations and a gain of $51 for the sale of certain rural telephone exchanges.

(2)  1993   income  from  continuing  operations  was  reduced  by  $610  for  a restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

(3) Percent ownership represents pro-rata priority capital and residual equity interests.

(4)  Includes divisional expenses associated with developing businesses.

    U S WEST's operations consist of "base" businesses that have moderate, though consistent, growth and generate substantial income and cash flows, and "developing" businesses. Most of the Company's developing businesses are in a stage of rapid customer and network expansion, which will result in near-term earnings dilution.

    BASE BUSINESSES. The major component of U S WEST's base businesses is U S WEST Communications, which provides telecommunications services in 14 western and midwestern states, serving approximately 80 percent of the region's population and approximately 40 percent of its geographic area. U S WEST Communications offers local, exchange access and long-distance network services. About 28 percent of the Company's access lines are devoted to providing services to business customers. The access line growth rate for business customers, who tend to be heavier users of the telephone network, has consistently exceeded the growth rate for residential customers. During 1994, business access lines grew by 4.6 percent compared with 3.1 percent for consumer lines. Total access line growth in 1994 was 3.6 percent. Excluding the effects of the sale of certain rural telephone exchanges, total access lines grew by 4.0 percent in 1994.

    The majority of U S WEST Communications' revenues are derived from traditional telephone services. U S WEST Communications will incur future capital and operating expenditures for deployment of a broadband or "multimedia" network. The Company expects this network to generate new revenues through a variety of new product and service offerings. However, the amount and timing of future revenues related to multimedia service offerings are difficult to predict. The Company believes the multimedia network also will improve the quality of customer service and result in greater network efficiency and lower maintenance costs.

    Base businesses also include the publishing of approximately 300 White and Yellow Pages directories in the western United States and the provision of database marketing and interactive multimedia information services.

    During 1994, income from the Company's base operations increased to $1,356, excluding the gain on the sale of certain rural telephone exchanges. This represents a 1994 increase of $119, or 9.6 percent, also excluding the effects of the 1993 restructuring charge and the cumulative effect in 1993 of higher income tax rates. As normalized, the increase is attributable to higher demand for telephone services, including the effects of strong growth in access lines, and increased publishing revenue, partially offset by lower telephone rates and higher costs for developing new products in the publishing operations.

    Funding of new products and other growth initiatives in publishing and other marketing services operations offset growth in core Yellow Pages operations. Income related to Yellow Pages operations continues to grow due to increased business volume and higher prices. The Company anticipates that accelerated investments in new products and services in 1995 will more than offset expected income growth related to the Yellow Pages business.

    DEVELOPING BUSINESSES. Developing businesses include both domestic and international wholly owned subsidiaries and equity investments. Domestic businesses include cable television and wireless operations. International businesses include cable television and telecommunications, wireless communications (including personal communications services), international networks and directory publishing. Significant recent investments include the December 1994 purchase of the Atlanta Systems for $1.2 billion, and the September 1993 $2.5 billion investment in TWE. While the Company's central European wireless ventures generate positive net income and cash flow, most of the Company's international equity investments are in start-up phases and will not show positive net income or cash flow until they mature.

    DEVELOPING BUSINESSES -- CONSOLIDATED. Domestic wireless income increased by $30 over 1993, excluding the gain on the sale of the Company's paging operations and a $42 restructuring charge in 1993. The increase is due to the addition of 367,000 subscribers in 1994, a 61 percent increase over 1993. Additionally, cellular service operating cash flow increased by $57, or 46.1 percent, over 1993. U S WEST anticipates continued growth in income and cash flows from domestic wireless operations as the customer base expands.

    The December 1994 acquisition of the Atlanta Systems did not have a material impact on 1994 income. The Company anticipates that the acquisition will dilute 1995 earnings per share by approximately 5 to 6 percent.

    DEVELOPING BUSINESSES -- UNCONSOLIDATED EQUITY INVESTMENTS. The majority of U S WEST's international equity investments relate to ventures in the United Kingdom. These include TeleWest, a cable television/telephone business, and Mercury One-2-One, a PCS joint venture. These businesses are experiencing rapid growth, and will continue to incur near-term start-up losses related to expansion of the customer base at Mercury One-2-One and build out of the network at TeleWest.

    Cable television subscribers of TeleWest and its affiliates increased 42 percent to 320,000 at year-end 1994, and telephone access lines increased 94 percent to 271,000. Subscribers to U S WEST's international wireless joint venture operations in the U.K., Hungary, the Czech Republic, Slovakia and Russia grew to 367,000 in 1994, nearly three times the customer base of the prior year. Subscribers to other European cable television ventures totaled 586,000 at December 31, 1994.

    TWE partnership losses increased over the previous year primarily due to the full-year impact (including financing costs) of the Company's investment, as compared with three months in 1993. The effects of lower prices for cable services also contributed to the higher loss in 1994.

    In early 1995, Time Warner Inc. announced its intention to simplify its corporate structure by establishing a separate, self-financing enterprise to house its cable and telecommunications properties. Any change in the structure of TWE would require the approval of U S WEST and its TWE partners.

    SALES AND OTHER REVENUES

                                                                                               INCREASE (DECREASE)
                                                                                            --------------------------
                                                                        1994       1993          $             %
                                                                      ---------  ---------  -----------  -------------
BASE BUSINESSES:
  U S WEST Communications operations:
    Local service...................................................  $   4,067  $   3,829   $     238           6.2
    Access charges -- interstate....................................      2,269      2,147         122           5.7
    Access charges -- intrastate....................................        729        682          47           6.9
    Long-distance network service...................................      1,329      1,442        (113)         (7.8)
    Other services..................................................        604        556          48           8.6
                                                                      ---------  ---------  -----------          ---
  Total U S WEST Communications.....................................      8,998      8,656         342           4.0
  Publishing and other..............................................      1,077      1,070           7           0.7
                                                                      ---------  ---------  -----------          ---
      Total base....................................................     10,075      9,726         349           3.6
                                                                      ---------  ---------  -----------          ---
DEVELOPING BUSINESSES: (1)
  Domestic wireless.................................................        781        561         220          39.2
  International directories.........................................         79          7          72        --
  Domestic cable....................................................         18     --              18        --
                                                                      ---------  ---------  -----------          ---
      Total developing..............................................        878        568         310          54.6
                                                                      ---------  ---------  -----------          ---
Total revenues......................................................  $  10,953  $  10,294   $     659           6.4
                                                                      ---------  ---------  -----------          ---
                                                                      ---------  ---------  -----------          ---

- ------------------------
(1) Includes consolidated subsidiaries. All other developing businesses are accounted for using the equity method.

    BASE BUSINESSES. U S WEST Communications comprises approximately 89 percent of base businesses revenues and 82 percent of the total revenues of U S WEST. Approximately 58 percent of U S WEST Communications' revenues are derived in the states of Arizona, Colorado, Minnesota and Washington. The primary factors that influence changes in revenues at U S WEST Communications are customer demand for products and services (through access line growth and new service offerings), and regulatory proceedings, including price changes and customer refunds. An analysis of the change in U S WEST Communications' revenues follows:

                                                                                                              INCREASE
                                                                                                             (DECREASE)
                                                            PRICE       REFUND                               -----------
                                                           CHANGES     ACTIVITY      DEMAND        OTHER          $
                                                         -----------  -----------  -----------  -----------  -----------
Local service..........................................   $     (12)   $      30    $     216    $       4    $     238
Access charges -- interstate...........................         (39)          18          148           (5)         122
Access charges -- intrastate...........................         (10)          (4)          51           10           47
Long-distance network service..........................          (8)           1          (43)         (63)        (113)


                                                              %
                                                         -----------
Local service..........................................         6.2
Access charges -- interstate...........................         5.7
Access charges -- intrastate...........................         6.9
Long-distance network service..........................        (7.8)

    Local service revenues include local telephone exchange, local private line and public telephone services. The increase in local service revenues was primarily attributable to access line growth, which exceeded 5 percent in the states of Arizona, Colorado, Idaho and Utah.

    Access charges are collected primarily from the interexchange carriers for their use of the local exchange network. For interstate access services, there is also a fee collected directly from telephone customers. Approximately 35 percent of U S WEST Communications' access revenues and 13 percent of its total revenues are derived from providing access service to AT&T. An increase of 7.8 percent in interstate billed access minutes of use more than offset the effects of price decreases. Interstate price reductions have been phased in by the FCC over a number of years. In response to competitive pressure and FCC orders, U S WEST Communications reduced its annual interstate access prices by approximately $40 during 1994, in addition to $60, effective July 1, 1993. The Company believes access prices will continue to decline, whether mandated by the FCC or as a result of an increasingly competitive market for access services. Intrastate access charges increased primarily as a result of higher demand. Intrastate minutes of use grew by 13 percent in 1994. Demand for private line services, for which revenues are generally not usage-sensitive, also increased.

    Long-distance  network service revenues  are derived from  calls made within the LATAs of U S WEST Communications. Long-distance revenues decreased principally due to the effects of multiple toll carrier plans implemented in Oregon and Washington in May and July 1994, respectively. These regulatory arrangements allow independent telephone companies to act as toll carriers. The impact on U S WEST Communications in 1994 was a loss of $68 in long-distance revenue, partially offset by a decrease of $48 in other operating expenses (i.e. access expense otherwise paid to independent companies) and an increase of $10 in intrastate access revenue. These regulatory arrangements decreased net income by approximately $6 in 1994 and will decrease 1995 income by $10 to $12.

    Competition from interexchange carriers continues to erode U S WEST Communications' market share of intraLATA long-distance services such as Wide Area Telephone Service and "800." These revenues have declined over the last several years as customers have migrated to interexchange carriers that have the ability to offer these services on both an intraLATA and interLATA basis. U S WEST and its affiliates are prohibited from providing interLATA long-distance services.

    Other services revenues are derived from billing and collection services provided to interexchange carriers, and new services such as voice messaging. Other services revenues increased 8.6 percent in 1994 due to higher revenue from these billing and collection services and continued market penetration of new service offerings. Voice messaging, for example, is now four years old with an installed customer base of approximately 885,000, compared with 690,000 in 1993.

    Revenue from domestic publishing operations increased 7.4 percent in 1994, excluding the sales of certain publishing, and software development and marketing operations. The increase is attributable to both price and volume increases. Other revenues decreased principally due to the 1993 sale of telephone equipment distribution operations and completion of large telephone network installation contracts.

    DEVELOPING BUSINESSES. Domestic wireless revenues increased as a result of the 61 percent growth in the cellular customer base, partially offset by the effects of the 1994 sale of the paging operations that reduced revenues by $26. The customer growth reflects increased penetration and a strengthening of the retail distribution network. The cellular customer base is expected to continue its rapid growth, though rates of growth will be affected by consumer demand, market positioning by the company and increased competition in coming years. Average cellular revenues declined by approximately 8 percent during 1994 to approximately $70 per subscriber, per month.

    The increase in international directories revenue is attributable to the Company's May 1994 purchase of Thomson Directories in the U.K. Thomson Directories revenues are expected to approximate $100 in 1995. Domestic cable revenues reflect the December 1994 acquisition of the Atlanta Systems. These revenues are expected to exceed $200 in 1995.

    COSTS AND EXPENSES

                                                                                       INCREASE (DECREASE)
                                                                                       --------------------
                                                                   1994       1993         $          %
                                                                 ---------  ---------  ---------  ---------
Employee-related expenses......................................  $   3,779  $   3,584  $     195        5.4
Other operating expenses.......................................      2,203      2,065        138        6.7
Taxes other than income taxes..................................        412        417         (5)      (1.2)
Depreciation and amortization..................................      2,052      1,955         97        5.0
Restructuring charge...........................................     --          1,000     (1,000)    --
Interest expense...............................................        442        439          3        0.7
Equity losses in unconsolidated ventures.......................        121         74         47       63.5
Other income (expense) -- net..................................         25        (15)        40     --

    Employee-related expenses include basic salaries and wages, overtime, contract labor, benefits (including pension and health care) and payroll taxes. A reduction in the pension credit of approximately $80 contributed to the increase in employee-related expenses. Actuarial assumptions, which include decreases in the discount rate and the expected long-term rate of return on plan assets, contributed to the pension credit reduction. Approximately $150 for overtime payments, contract labor and basic salaries and wages, all related to the implementation of major customer service and streamlining initiatives at U S WEST Communications, also contributed to the increase. Additionally, employee-related expenses at the Company's publishing operations increased in connection with new product initiatives. Partially offsetting these increases were the effects of employees leaving the company under the restructuring program, lower health-care benefit costs, including a reduction in the accrual for postretirement benefits, and lower incentive compensation payments to employees.

    During the summer of 1994, increased customer demand at U S WEST Communications put additional stress on current processes and systems, and affected the quality of customer service in certain markets. The pace of U S WEST Communications' restructuring program also contributed to quality of service issues. However, the issues pertaining to quality of service underscore the need to re-engineer the business. The Company achieved target levels of service at year end by implementing customer service initiatives and slowing the pace of its restructuring program. To continue improving upon the level of service quality achieved by year-end 1994, the Company will incur additional near-term costs for temporary employees, overtime and contract labor. The Company also will stretch out its 1993 Restructuring Plan an additional year, to 1997. As a result of these actions, the annual benefits related to restructuring will not be fully realized until 1998. See "-- Restructuring Charges."

    Other operating expenses include access charges (incurred by U S WEST Communications for the routing of its long-distance traffic through the facilities of independent companies), network software expenses, wireless marketing and operating costs, and marketing and related costs associated with publishing activities. Selling and other operating costs related to growth in the cellular subscriber base increased approximately $166 in 1994. Partially offsetting this increase was the $48 decrease in access expense related to the effects of the new multiple toll carrier plan arrangements. See the long-distance network service discussion in "-- Sales and Other Revenues."

    The increase in depreciation and amortization expense was primarily a result of a higher depreciable asset base and increased rates of depreciation at U S WEST Communications. The Company's discontinuance of SFAS No. 71 in September 1993 has resulted in the use of shorter asset lives (for financial reporting purposes) to more closely reflect the economic lives of telephone plant. U S WEST Communications continues to pursue improved capital recovery within the regulated environment.

    Interest expense in 1994 was essentially unchanged from 1993. Incremental financing costs associated with the September 1993 TWE investment were offset by the effects of refinancing debt at lower rates in 1993 at U S WEST Communications, and a reclassification of capitalized interest in

1994. Since the discontinuance of SFAS No. 71, interest capitalized as a component of telephone plant construction is recorded as an offset to interest expense, rather than to other income (expense). U S WEST's average borrowing cost decreased to 6.6 percent, from 6.7 percent in 1993.

    Equity  losses  related  to  developing  businesses  increased  over   1993,
primarily due to the build out of the network and the expansion of the customer base at Mercury One-2-One.

    Other income increased over 1993 primarily due to an increase in the management fee associated with the Company's TWE investment and a gain on the sale of certain publishing operations, partially offset by the reclassification of capitalized interest to interest expense.

    PROVISION FOR INCOME TAXES

                                                                                                      INCREASE
                                                                                                --------------------
                                                                                                               %
                                                                            1994       1993         $         --
                                                                          ---------  ---------  ---------
Provision for income taxes..............................................  $     857  $     269  $     588     --
Effective tax rate......................................................       37.5%      36.1%    --         --

    The increase in the effective tax rate resulted primarily from the effects of discontinuing SFAS No. 71, an increase in 1994 income before income taxes and the 1993 restructuring charge, partially offset by the cumulative effect on deferred income taxes of the 1993 federally mandated increase in income tax rates.

    RESTRUCTURING CHARGES

    The Company's 1993 results reflect a $1 billion restructuring charge (pretax). The related Restructuring Plan is designed to provide faster, more responsive customer services while reducing the costs of providing these services. As part of the Restructuring Plan, the Company is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so that customers can have their telecommunications needs resolved with one phone call. The Company is consolidating its existing 560 customer service centers into 26 centers in 10 cities and reducing its total work force by approximately 9,000 employees (including the remaining employee reductions associated with the restructuring plan announced in 1991).

    Implementation of the Restructuring Plan is expected to extend into 1997, rather than being completed in 1996 as originally scheduled. Implementation schedules are driven by customer demand and related service issues, concerns with system stability as major customer impacting systems are integrated, and staffing agreements negotiated with the Company's unions. These changes do not alter the Company's plan to fundamentally re-engineer the way it conducts business in the emerging competitive environment. The total cash expenditures of $935 under the Restructuring Plan remain unchanged.

    Following is a schedule of the costs included in the Restructuring Plan:

                                                                       ACTUAL                    ESTIMATE
                                                                --------------------  -------------------------------
                                                                  1993       1994       1995       1996       1997       TOTAL
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Cash expenditures:
  Employee separation.........................................  $  --      $      19  $      62  $      75  $      74  $     230
  Systems development.........................................     --            127        144        129     --            400
  Real estate.................................................     --             50         80     --         --            130
  Relocation..................................................     --             21         54          4         31        110
  Retraining and other........................................     --             16         19         10         20         65
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Total cash expenditures.......................................     --            233        359        218        125        935
Asset write-down..............................................         65     --         --         --         --             65
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Total Restructuring Plan......................................         65        233        359        218        125      1,000
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Remaining 1991 plan employee costs............................     --             56     --         --         --             56
                                                                ---------  ---------  ---------  ---------  ---------  ---------
    Total (1).................................................        $65  $     289  $     359  $     218  $     125  $   1,056
                                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------
(1) The Restructuring Plan also provides for capital expenditures of $490 over the life of the Restructuring Plan. In 1994, capital expenditures related to restructuring were $265.

    Employee separation costs include severance payments, health-care coverage and postemployment education benefits. Systems development costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing processes. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the new service centers and retraining employees on the methods and systems required in the new, restructured mode of operation.

    The Company estimates that full implementation of the Restructuring Plan will reduce employee-related expenses by approximately $400 per year. These savings are expected to be offset by the effects of inflation.

    EMPLOYEE SEPARATION.   The following estimates  of employee separations  and
related amounts reflect the extension of employee reductions into 1997.

                                                            ESTIMATE      ACTUAL                ESTIMATE
                                                           -----------  -----------  -------------------------------
                                                              1994       1994 (2)      1995       1996       1997       TOTAL
                                                           -----------  -----------  ---------  ---------  ---------  ---------
Employee separations (1)
  Managerial.............................................       1,061          497         814        580        559      2,450
  Occupational...........................................       1,887        1,683       1,136      1,845      1,886      6,550
                                                                -----        -----   ---------  ---------  ---------  ---------
    Total................................................       2,948        2,180       1,950      2,425      2,445      9,000
                                                                -----        -----   ---------  ---------  ---------  ---------
                                                                -----        -----   ---------  ---------  ---------  ---------


                                                            ESTIMATE      ACTUAL                ESTIMATE
                                                           -----------  -----------  -------------------------------
                                                              1994       1994 (2)      1995       1996       1997       TOTAL
                                                           -----------  -----------  ---------  ---------  ---------  ---------
Employee separation amounts (1)
  Managerial.............................................   $      25    $       5   $      30  $      24  $      21  $      80
  Occupational...........................................          15           14          32         51         53        150
                                                                -----        -----   ---------  ---------  ---------  ---------
    Total................................................          40           19          62         75         74        230
Remaining 1991 reserve...................................          56           56      --         --         --             56
                                                                -----        -----   ---------  ---------  ---------  ---------
    Total................................................   $      96    $      75   $      62  $      75  $      74  $     286
                                                                -----        -----   ---------  ---------  ---------  ---------
                                                                -----        -----   ---------  ---------  ---------  ---------

- ------------------------
(1) The "network" and "all other" categories previously displayed are no longer used in this schedule due to the changes in organizational boundaries occurring as a result of re-engineering. The new consolidated service centers consist of employees grouped by processes rather than by organization.

(2) Includes the remaining employees and the separation amounts associated with the balance of the 1991 restructuring reserve at December 31, 1993.

    As a result of extending the Restructuring Plan into 1997, employee separations and separation amounts shown above have been reduced by 1,519 and $41 in 1995, and 175 and $12 in 1996, respectively, and increased by 2,445 and $74, respectively, in 1997.

    SYSTEMS DEVELOPMENT. U S WEST Communications' existing information management systems were largely developed to support analog technology in a monopoly environment. These systems are increasingly inadequate due to the effects of increased competition, new forms of regulation and changing technology that have driven consumer demand for new services that can be delivered quickly, reliably and economically. The sequential systems currently in place are slow, labor-intensive and costly to maintain, and often cannot be adapted to support new product and service offerings, including future multimedia services envisioned by U S WEST.

    The systems re-engineering program in place involves development of new systems for the following core processes:

    Service delivery -- to support service on demand for all products and services, including repair. These systems will permit one customer service representative to handle all facets of a customer's requirements as contrasted to the numerous points of customer interface required today.

    Service assurance -- for performance monitoring from one location and remote testing in the new environment, including identification and resolution of faults prior to customer impact, and one-system dispatch environment.

    Capacity provisioning -- for integrated planning of future network capacity, including the installation of software controllable service components.

    The  direct,  incremental  and   non-recurring  systems  development   costs
contained in the Restructuring Plan follow:

                                                               ESTIMATE      ACTUAL           ESTIMATE
                                                              -----------  -----------  --------------------
                                                                 1994         1994        1995       1996       TOTAL
                                                              -----------  -----------  ---------  ---------  ---------
Service delivery............................................   $      35    $      21   $      15  $      37  $      73
Service assurance...........................................          45           12          17         35         64
Capacity provisioning.......................................          17           57          92         30        179
All other...................................................          28           37          20         27         84
                                                                   -----        -----   ---------  ---------  ---------
    Total...................................................   $     125    $     127   $     144  $     129  $     400
                                                                   -----        -----   ---------  ---------  ---------
                                                                   -----        -----   ---------  ---------  ---------

    Original estimates of system expenditures in 1995 and 1996 were $150 and $125, respectively. Though current estimates in total are not materially different, the timing and amount of expenditures by category has changed.

    The majority of systems development labor will be supplied through the use of temporary employees, contractors and new employees with special skills. While it is likely that a small number of the new employees will be retained after completion of the Restructuring Plan due to their specialized skills, it is planned that any related increase in headcount will be offset through other employee reductions.

    Systems expenses charged to current operations at U S WEST Communications consist of all costs associated with the information management function, including planning, developing, testing and maintaining databases for general purpose computers, in addition to systems costs related to maintenance of telephone network applications. The key related administrative (i.e. general purpose) systems include customer service, order entry, billing and collection, accounts payable, payroll, human resources and property records. Ongoing systems costs comprised approximately six percent of total operating expenses at U S WEST Communications in 1994, 1993 and 1992. U S WEST Communications expects systems costs charged to current operations as a percent of total operating expenses to approximate the current level throughout the life of the Restructuring Plan. However, systems costs could increase relative to other operating costs as the business becomes more technology dependent.

    PROGRESS UNDER THE RESTRUCTURING PLAN. Following is a schedule of progress achieved under the Restructuring Plan in 1994:

EXPENDITURES                                                                            ESTIMATE      ACTUAL
- -------------------------------------------------------------------------------------  -----------  -----------
Employee separation..................................................................   $      96    $      75
Systems development..................................................................         125          127
Real estate..........................................................................         119           50
Relocation...........................................................................          70           21
Retraining and other.................................................................          36           16
                                                                                            -----        -----
    Total............................................................................   $     446    $     289
                                                                                            -----        -----
                                                                                            -----        -----

    The Company anticipated Plan expenditures of approximately $446 in 1994. However, the Company slowed the pace of its restructuring implementation to address issues pertaining to the quality of service.

    The Company's 1991 restructuring plan included a pretax charge of $364 due to planned work-force reductions and the write-off of certain intangible and other assets. The portion of the 1991 restructuring charge related to work-force reductions was $240, and covered approximately 6,000 employees. All expenditures and work-force reductions associated with the 1991 plan were completed by the end of 1994.

    RECENT TRANSACTIONS

    On July 25, 1994, AirTouch and U S WEST announced an agreement to combine their domestic cellular operations. The joint venture will have a presence in nine of the top 20 cellular markets in the country. The initial equity ownership of the wireless joint venture will be approximately 70 percent AirTouch and 30 percent U S WEST. However, the companies will share governance responsibilities. This joint venture will provide U S WEST with an expanded wireless presence and economies of scale. The transaction is expected to close in second quarter 1995 after obtaining federal and state regulatory approvals. Each company's cellular operations initially will continue operating as separate entities owned by the individual partners, but will receive support services on a contract basis from a joint wireless management company.

    The merger of the two companies' domestic cellular operations will take place upon the earlier of four years from July 25, 1994, the lifting of certain MFJ restrictions, or at AirTouch's option. The agreement gives U S WEST strategic flexibility, including the right to exchange its interest in the joint venture for up to 19.9 percent of AirTouch common stock, with any excess amounts to be received in the form of AirTouch non-voting preferred stock. A partnership committee, led by the president and chief operating officer of AirTouch and three other AirTouch representatives, three U S WEST representatives and one mutually agreed upon independent representative will oversee the companies' combined domestic cellular operations.

RESULTS OF OPERATIONS
    1993 COMPARED WITH 1992
    NET INCOME (LOSS)

                                                                                                        INCREASE
                                                                                 1993 (1)     1992     (DECREASE)
                                                                                 ---------  ---------  -----------
Income from continuing operations..............................................  $     476  $   1,076   $    (600)
Income (loss) from discontinued operations.....................................        (82)       103        (185)
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax....................................     (3,123)    --          (3,123)
  Early extinguishment of debt, net of tax.....................................        (77)    --             (77)
Cumulative effect of change in accounting principles...........................     --         (1,793)      1,793
                                                                                 ---------  ---------  -----------
Net loss.......................................................................  $  (2,806) $    (614)  $  (2,192)
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------
Earnings per common share from continuing operations...........................  $    1.13  $    2.61   $   (1.48)
Earnings (loss) per common share from discontinued operations..................       (.19)       .25        (.44)
Extraordinary items:
  Discontinuance of SFAS No. 71................................................      (7.45)    --           (7.45)
  Early extinguishment of debt.................................................       (.18)    --            (.18)
Cumulative effect of change in accounting principles...........................     --          (4.35)       4.35
                                                                                 ---------  ---------  -----------
Loss per common share..........................................................  $   (6.69) $   (1.49)  $   (5.20)
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

- ------------------------
(1) 1993 income from continuing operations was reduced by $610, or $1.46 per share, for a restructuring charge, and $54, or $.13 per share, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

    In 1993, income from continuing operations was $476, including the items in note (1) to the table above. Excluding these one-time effects, 1993 income from continuing operations and related earnings per share were $1,140 and $2.72, respectively. As normalized, 1993 income from continuing operations increased $64, or 6.0 percent, over 1992 and related earnings per share increased $.11, or
4.2 percent. The increase was primarily attributable to improvements in telephone, domestic cellular and publishing operations, and lower financing costs, partially offset by increased losses associated with developing businesses.

    During 1993, the Board approved a plan to dispose of the capital assets segment, which includes activities related to financial services, financial guarantee insurance operations and real estate. The capital assets segment has been accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, which provides for the reporting of the operating results of discontinued operations separately from continuing operations. The Company recorded a provision of $100 (after tax), or $.24 per share, for the estimated loss on disposal of the discontinued operations and an additional provision of $20 to reflect the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. Income from discontinued operations to June 1, 1993, was $38, net of $15 in income taxes. Income from discontinued operations subsequent to June 1, 1993, is being deferred and was included within the provision for loss on disposal of the capital assets segment.

    An extraordinary, non-cash charge of $3.1 billion (after tax) was incurred in conjunction with U S WEST's decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, competition notwithstanding, by charging its customers at prices established by its regulators. U S WEST's decision to discontinue the application of SFAS No. 71 was based on the belief that competition, market conditions and technological advances, more than prices established by regulators, will determine the future cost recovery by U S WEST Communications. As a result of this change, the remaining asset lives of U S WEST Communications' telephone plant were shortened to more closely reflect the useful (economic) lives of such plant. U S WEST Communications' accounting and reporting for regulatory purposes were not affected by the change.

    During 1993, U S WEST Communications refinanced long-term debt issues aggregating $2.7 billion in principal amount. These refinancings allowed the Company to take advantage of favorable interest rates. Extraordinary costs associated with the redemptions reduced 1993 income by $77 (after tax).

    The accounting change in 1992 relates to two accounting standards issued by the Financial Accounting Standards Board. The first is SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which mandates that employers reflect in their current expenses an accrual for the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, U S WEST, like most corporations, recognized these costs as they were paid. U S WEST also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS Nos. 106 and 112 resulted in a one-time, non-cash charge against 1992 earnings of $1,793, net of tax, including $53 related to SFAS No. 112.

    Revenue growth and continued cost controls in 1993 resulted in a 6.7 percent increase in EBITDA, excluding the effects of the 1993 restructuring charge.

    INCOME FROM CONTINUING OPERATIONS -- BASE AND DEVELOPING BUSINESSES

                                                                          PERCENT                              INCREASE
                                                                         OWNERSHIP     1993 (1)      1992     (DECREASE)
                                                                       -------------  -----------  ---------  -----------
BASE BUSINESSES:
  U S WEST Communications Inc........................................       100        $     435   $     950   $    (515)
  Publishing and other...............................................       100              180         207         (27)
                                                                                      -----------  ---------  -----------
      Total base.....................................................                        615       1,157        (542)
                                                                                      -----------  ---------  -----------
DEVELOPING BUSINESSES:
  Consolidated:
    Domestic wireless................................................       100              (46)        (17)        (29)
  Unconsolidated equity investments:
    Time Warner Entertainment L.P....................................        25.5(2)         (19)     --             (19)
    TeleWest Communications plc......................................        50.0            (21)        (13)         (8)
    Mercury One-2-One................................................        50.0            (22)         (9)        (13)
  Other (3)..........................................................                        (31)        (42)         11
                                                                                      -----------  ---------  -----------
      Total developing...............................................                       (139)        (81)        (58)
                                                                                      -----------  ---------  -----------
  Income from continuing operations..................................                  $     476   $   1,076   $    (600)
                                                                                      -----------  ---------  -----------
                                                                                      -----------  ---------  -----------

- ------------------------

(1)  1993   income  from  continuing  operations  was  reduced  by  $610  for  a restructuring charge, and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

(2) Percent ownership represents pro rata priority capital and residual equity interests.

(3)  Includes divisional expenses associated with developing businesses.

    During 1993, income from the Company's base operations increased to $1,237, excluding the effects of the 1993 restructuring charge and the cumulative effect in 1993 of the increase in income tax rates. This represents an increase of $80, or 6.9 percent, over 1992. The increase is attributable to higher demand for telephone services, including the effects of growth in access lines, and continued cost controls, partially offset by lower prices.

    The loss from developing businesses increased as a result of the Company's 1993 TWE investment and higher losses associated with international ventures.

    SALES AND OTHER REVENUES

                                                                                                    INCREASE (DECREASE)
                                                                                                    --------------------
                                                                                1993       1992         $          %
                                                                              ---------  ---------  ---------  ---------
BASE BUSINESSES:
  U S WEST Communications operations:
    Local service...........................................................  $   3,829  $   3,674  $     155        4.2
    Access charges -- interstate............................................      2,147      2,047        100        4.9
    Access charges -- intrastate............................................        682        673          9        1.3
    Long-distance network service...........................................      1,442      1,420         22        1.5
    Other services..........................................................        556        510         46        9.0
                                                                              ---------  ---------  ---------        ---
  Total U S WEST Communications.............................................      8,656      8,324        332        4.0
  Publishing and other......................................................      1,070      1,092        (22)      (2.0)
                                                                              ---------  ---------  ---------        ---
      Total base............................................................      9,726      9,416        310        3.3
                                                                              ---------  ---------  ---------        ---
DEVELOPING BUSINESSES: (1)
  Domestic wireless.........................................................        561        407        154       37.8
  International directories.................................................          7     --              7     --
                                                                              ---------  ---------  ---------        ---
      Total developing......................................................        568        407        161       39.6
                                                                              ---------  ---------  ---------        ---
  Total revenues............................................................  $  10,294  $   9,823  $     471        4.8
                                                                              ---------  ---------  ---------        ---
                                                                              ---------  ---------  ---------        ---

- ------------------------
(1) Includes consolidated subsidiaries. All other developing businesses are accounted for using the equity method.

    BASE  BUSINESSES.   An analysis  of the change  in U  S WEST Communications'
revenues follows:

                                                                                                                   INCREASE
                                                                  PRICE       REFUND       DEMAND                  ---------
                                                                 CHANGES     ACTIVITY      CHANGES       OTHER         $
                                                               -----------  -----------  -----------  -----------  ---------
Local service................................................   $      (6)   $     (11)   $     176    $      (4)  $     155
Access charges -- interstate.................................         (71)           6          175          (10)        100
Access charges -- intrastate.................................         (18)           8           19       --               9
Long-distance network service................................          (7)          (1)          31           (1)         22


                                                                   %
                                                                  ---
Local service................................................        4.2
Access charges -- interstate.................................        4.9
Access charges -- intrastate.................................        1.3
Long-distance network service................................        1.5

    The increase in local service revenues was primarily attributable to access line growth of 3.7 percent in 1993. Increased demand for interstate services, as evidenced by an increase of 8.5 percent in interstate billed access minutes of use, more than offset the effects of price decreases. U S WEST Communications reduced its annual interstate access prices by approximately $60, effective July 1, 1993, in addition to $90, effective July 1, 1992, primarily due to FCC-mandated changes that resulted in a cost shift to intrastate jurisdictions. Intrastate access charges increased primarily as a result of increased demand and lower refunds, largely offset by the effects of price decreases. The increase in long-distance network service revenues reflects business growth, partially offset by the impacts of competition, particularly in Wide Area Telephone Service and "800" services, and price decreases. Other services revenues increased 9.0 percent in 1993 due to increased revenue from billing and collection services and continued market penetration in voice messaging services.

    Revenue for the entire publishing and other group was reduced by approximately $86 in 1993 due to the sale of certain publishing and telephone equipment distribution operations. Revenues from ongoing operations increased $64, or 5.9 percent, primarily as a result of price increases related to publishing activities. Volume of Yellow Pages directory advertising was essentially flat in 1993.

    DEVELOPING BUSINESSES. Domestic wireless revenues increased as a result of an expanded cellular customer base, which grew by 45 percent during 1993. This growth reflects increased penetration and a migration to the retail distribution channel. Average cellular revenue declined by 5.6 percent to approximately $76 per customer, per month. Revenue from international directories reflects the 1993 start up of U S WEST Polska, a publisher of directories in Poland.

    COSTS AND EXPENSES

                                                                                     INCREASE (DECREASE)
                                                                                     --------------------
                                                                 1993       1992         $          %
                                                               ---------  ---------  ---------  ---------
Employee-related expenses....................................  $   3,584  $   3,487  $      97        2.8
Other operating expenses.....................................      2,065      1,995         70        3.5
Taxes other than income taxes................................        417        378         39       10.3
Depreciation and amortization................................      1,955      1,881         74        3.9
Restructuring charge.........................................      1,000     --          1,000     --
Interest expense.............................................        439        453        (14)      (3.1)
Equity losses in unconsolidated ventures.....................         74         43         31       72.1
Other income (expense) -- net................................        (15)       (17)        (2)     (11.8)

    Employee-related expenses at U  S WEST Communications  increased by $41,  or
1.4 percent, over 1992. This increase was attributable to basic wage increases, increased overtime costs (affected by flood damage in the midwestern states) and costs incurred for temporary employees in conjunction with customer service initiatives. These factors were partially offset by the effects of work-force reductions, primarily in conjunction with the Company's 1991 restructuring plan. During 1993, U S WEST Communications reduced its employee level by 2,755 employees. The work-force reductions and the Company's emphasis on health-care cost containment through managed care and other programs, and earnings on the amounts funded for postretirement benefit costs, resulted in a decline in health-care costs of approximately $25 in 1993. Growth in the Company's domestic wireless business also contributed to the increase in employee-related expenses.

    Other operating expenses increased by $56, or 3.5 percent, at U S WEST Communications as a result of higher network software costs and increased advertising expenses. Higher marketing costs related to an expanding domestic cellular subscriber base also contributed to the increase in other operating expenses, partially offset by lower expenses due to the sale of certain publishing and telephone equipment distribution operations.

    Taxes other than income taxes increased due in part to adjustments made in 1992 for resolution of certain longstanding appeals.

    Depreciation and amortization expense increased $71, or 4.1 percent, at U S WEST Communications as a result of a higher depreciable asset base and increased rates of depreciation. These effects were partially offset by the completion of depreciation reserve deficiency amortization programs in several jurisdictions.

    Interest expense decreased principally due to the effects of lower interest rates, partially offset by increased debt of approximately $1.8 billion used to fund new initiatives, including the investment in TWE. U S WEST's average borrowing cost decreased to 6.7 percent in 1993, from 7.7 percent in 1992.

    Equity losses associated with developing businesses increased to $74, compared with $43 in 1992. The increase in these losses is primarily due to new investments in 1993, including the Company's investment in Mercury One-2-One.

    PROVISION FOR INCOME TAXES

                                                                                                  DECREASE
                                                                                            --------------------
                                                                     1993         1992          $          %
                                                                  -----------  -----------  ---------  ---------
Provision for income taxes......................................  $     269    $     493    $    (224)     (45.4)
Effective tax rate..............................................       36.1%        31.4%      --         --

    The increase in the effective tax rate resulted primarily from the $54 cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates and the effects of discontinuing SFAS No. 71, partially offset by the tax effects of the restructuring charge.

    See " -- Results of Operations -- 1994 Compared with 1993" for a discussion of the 1993 restructuring charge.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES

    Cash provided by operating activities of approximately $3.2 billion was essentially unchanged as compared with 1993 and 1992. Improvement in operations in 1994 was largely offset by cash payments for restructuring activities of $289, compared with $120 in 1993 and $98 in 1992. Growth in cash from operations will be limited in the near term as the Company continues to implement its Restructuring Plan. Cash from operations is the primary source by which U S WEST funds its capital expenditures and shareholder dividends. Further details of cash provided by operating activities are provided in the Consolidated Statements of Cash Flows.

    The Company expects that cash from operations will fund a significant share of expected future requirements for existing businesses. U S WEST will continue to employ strategic alliances and also will make direct investments in assets or businesses that are consistent with the Company's business strategies. Financing for new investments will primarily come from a combination of new debt and equity. In the event of a new investment of substantial magnitude, the Company also may reevaluate its use of internally generated cash, the feasibility of further acquisitions, the possibility of sales of assets and the capital structure.

    U S WEST consists of many different parts having different financial characteristics. For this and other reasons, U S WEST believes that its stock price has been undervalued. Consequently, the Company is evaluating a range of actions it might take with regard to its capital structure to make the value of its assets more apparent.

    INVESTING ACTIVITIES

    Total capital expenditures were $2,820 in 1994, $2,441 in 1993 and $2,554 in 1992. Capital expenditures at U S WEST Communications were $2,454 in 1994, $2,182 in 1993 and $2,357 in 1992. The 1994 capital expenditures of U S WEST Communications were devoted substantially to the continued modernization of telephone plant, including investments in fiber optic cable, in order to improve customer service and network productivity. In 1995, capital expenditures are expected to approximate $2.6 billion, including $2.1 billion at U S WEST Communications.

    U S WEST's cash investment related to the December 1994 acquisition of the Atlanta Systems was $745, obtained through short-term borrowing. U S WEST also invested approximately $444 in developing international businesses in 1994, including the acquisition of Thomson Directories. The Company anticipates investments in international ventures to approximate $400 in 1995.

    In 1994, U S WEST received cash proceeds of $143 from the sale of its paging operations and $93 from the sale of certain rural telephone exchanges. U S WEST did not receive cash from the partial sale of its joint venture interest in TeleWest. All proceeds from the sale will be used by TeleWest for general business purposes, including financing construction and operations costs, and repaying debt.

    FINANCING ACTIVITIES

    Debt increased by $739 compared with 1993, primarily due to the acquisition of the Atlanta Systems. U S WEST's year-end 1994 percentage of debt to total capital was 51.8 compared with 55.1 at December 31, 1993. Including debt related to discontinued operations, the percentage of debt to total capital was 55.5 and 59.7 at December 31, 1994 and 1993, respectively. The decrease in the percentage of debt to total capital is primarily attributable to higher net income and the effects of an increase in common shares outstanding. Debt increased by approximately $1.8 billion in 1993 compared with 1992 (including $1.2 billion of short-term debt), principally as a result of the Company's investment in TWE.

    In conjunction with the acquisition of the Atlanta Systems, on December 6, 1994, 12,779,206 shares of Existing Common Stock valued at $459 were issued to, or in the name of, the holders of Wometco Cable Corp. Subsequent to the acquisition, the Company announced its intention to purchase Existing Common Stock in the open market up to an amount equal to those issued in conjunction with the acquisition, subject to market conditions. In December 1994, the Company purchased 550,400 shares of Existing Common Stock for approximately $20.

    In March 1994, the Company issued approximately 5.5 million shares of Existing Common Stock for proceeds of $210 in conjunction with the settlement of shareowner litigation. The Company also contributed 4.6 million shares of Existing Common Stock to the Company's postretirement benefit fund in 1994.

    During fourth quarter 1993, proceeds of $1,020 resulting from the sale of 22 million shares of Existing Common Stock were used to reduce short-term indebtedness, including indebtedness incurred in conjunction with the TWE investment, and for general corporate purposes.

    The Company maintains short-term lines of credit aggregating approximately $1.9 billion, all of which were available at December 31, 1994. Under registration statements filed with the Commission, as of December 31, 1994, U S WEST companies are permitted to issue up to approximately $1.8 billion of new debt securities. U S WEST also maintains a commercial paper program to finance short-term cash flow requirements, as well as to maintain a presence in the short-term debt market.

    DISCONTINUED OPERATIONS

    Cash to discontinued operations primarily reflects the payment of debt, net of $154 in proceeds from the sale of 8.1 million shares of FSA common stock. Debt related to discontinued operations decreased by approximately $200 in 1994 and $1.9 billion in 1993. The 1993 decrease was related to the 1993 sale of the assets and the business of U S WEST Financial Services, Inc. to NationsBank Corporation. See " -- U S WEST, Inc. -- Consolidated Financial Statements --
Note 17: Discontinued Operations." For financial reporting purposes this debt is netted against the related assets of discontinued operations.

    RISK MANAGEMENT

    The Company is exposed to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the company to manage these risks.

    INTEREST RATE RISK MANAGEMENT. The objective of the Company's interest rate risk management program is to minimize the total cost of debt. To meet this objective the Company uses risk-reducing and risk-adjusting strategies. Interest rate forward contracts were used in 1993 to reduce the debt issuance risks associated with interest rate fluctuations. Interest rate swaps are used to adjust the risks of the debt portfolio on a consolidated basis by varying the ratio of fixed- to floating-rate debt. The market value of the debt portfolio and its risk-adjusting derivative instruments are monitored and compared to predetermined benchmarks to evaluate the effectiveness of the risk management program.

    In 1993, the Company refinanced $2.7 billion of callable debt with new, lower-cost fixed-rate debt. The Company achieved an annual interest expense reduction of approximately $35 as a result of this refinancing. In conjunction with the refinancing, the Company executed forward contracts to sell U.S. Treasury securities to reduce debt issuance risks and to lock in the cost of $1.5 billion of the future debt issue. At December 31, 1994, deferred credits of $8 and deferred charges of $51 on closed interest rate forward contracts are included as part of the carrying value of the underlying debt. The deferred credits and charges are being recognized as a yield adjustment over the life of the debt, which matures at various dates through 2043. The net deferred charge is directly offset by the lower coupon rate achieved on the new debt.

    Notional amounts on interest rate swaps outstanding at December 31, 1994, were $1.6 billion with various maturities that extend to 2004. The estimated effect of the Company's interest rate derivative transactions was to adjust the level of fixed-rate debt from 73.1 percent to 81.5 percent of the total debt portfolio (including continuing and discontinued operations).

    FOREIGN EXCHANGE RISK MANAGEMENT. The Company has entered into forward and combination option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations. The use of forward and option contracts allows the Company to fix or cap the cost of firm foreign investment commitments in countries with freely convertible currencies. The market values of the foreign exchange positions, including the hedging instruments, are continuously monitored and compared to predetermined levels of acceptable risk.

    Notional amounts of forward and combination option contracts in British pounds outstanding at December 31, 1994, were $170, with maturities within one year. Cumulative deferred credits and charges associated with forward and option contracts of $7 and $25, respectively, are recorded in common shareowners' equity at December 31, 1994.

    At December 31, 1994, the Company also had a British pound-denominated receivable from a wholly owned subsidiary in the translated principal amount of $48 that is subject to foreign exchange risk. This position is hedged in 1995.

DISPOSITION OF THE CAPITAL ASSETS SEGMENT

    In 1994, U S WEST continued to make progress in disposing of the Capital Assets Segment in accordance with its plan of disposition announced in June 1993. Further details on the discontinued operations are provided in " -- Results of Operations -- 1993 Compared with 1992" and in Note 17 to the Company's Consolidated Financial Statements.

    During 1994, U S WEST reduced its ownership interest in FSA, a member of the capital assets segment, to 60.9 percent, and its voting interest to 49.8 percent through a series of transactions. In May and June 1994, U S WEST sold 8.1 million shares of FSA, including 2.0 million shares sold to Fund American, in an initial public offering of FSA common stock at $20 per share. U S WEST received $154 in net proceeds from the offering. On September 2, 1994, U S WEST issued to Fund American 50,000 shares of cumulative redeemable preferred stock for a total of $50. Fund American's voting interest in FSA is 21.0 percent, achieved through a combination of direct share ownership of common and preferred FSA shares, and a voting trust agreement with U S WEST.

    Fund American has a right of first offer and a call right to purchase from U S WEST up to 9.0 million shares, or approximately 57 percent, of outstanding FSA stock held by U S WEST. U S WEST anticipates its ownership will be further reduced by 1996.

    During 1994, U S WEST Real Estate, Inc. sold 12 buildings, six parcels of land and other assets for approximately $327. In January 1995, U S WEST Real Estate, Inc. sold one property for approximately $37. The sales were in line with company estimates. U S WEST has completed all construction of existing buildings in the commercial real estate portfolio and expects to substantially complete the liquidation of its portfolio by 1998. The remaining balance of assets subject to sale is approximately $607, net of reserves.

    The Company believes its reserves related to discontinued operations are adequate.

    During 1993, U S WEST sold $2.0 billion of finance receivables and the business of U S WEST Financial Services, Inc. to NationsBank Corporation. The sales price was in line with the Company's estimate. Proceeds from the sale of $2.1 billion were used to repay related debt.

    During 1993, U S WEST Real Estate, Inc. sold five properties for proceeds of approximately $66.

                                 U S WEST, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants....................................................       V-22
Report of Management.................................................................       V-23
Financial Statements for the Years Ended December 31, 1994, 1993 and 1992
  Consolidated Statements of Operations..............................................       V-24
  Consolidated Balance Sheets........................................................       V-25
  Consolidated Statements of Cash Flows..............................................       V-26
  Consolidated Statements of Shareowners' Equity.....................................       V-27
  Notes to Consolidated Financial Statements.........................................       V-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of U S WEST Inc.:

    We have audited the accompanying Consolidated Balance Sheets of U S WEST Inc. as of December 31, 1994 and 1993 and the related Consolidated Statements of Operations, Cash Flows and Shareowners' Equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U S WEST Inc. as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 5 to the Consolidated Financial Statements, the Company discontinued accounting for the operations of U S WEST Communications Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1993. As discussed in Note 14 to the Consolidated Financial Statements, the company changed its method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
January 18, 1995

                              REPORT OF MANAGEMENT

    The Consolidated Financial Statements of U S WEST have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The integrity and objectivity of information in these financial statements, including estimates and judgments, are the responsibility of management, as is all other financial information included in this report.

    U S WEST maintains a system of internal accounting controls designed to provide a reasonable assurance as to the integrity and reliability of financial statements, the safeguarding of assets and the prevention and detection of material errors or fraudulent financial reporting. Monitoring of such systems includes an internal audit program designed to assess objectively the effectiveness of internal controls and recommend improvements therein.

    Limitations exist in any system of internal accounting controls based on the recognition that the cost of the system should not exceed the benefits derived. U S WEST believes that the Company's system provides reasonable assurance that transactions are executed in accordance with management's general or specific authorizations and is adequate to accomplish the stated objectives.

    The independent certified public accountants, whose report is included herein, are engaged to express an opinion on our Consolidated Financial Statements. Their opinion is based on procedures performed in accordance with generally accepted auditing standards, including examining, on a test basis, evidence supporting the amounts and disclosures in the Consolidated Financial Statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

    In an attempt to assure objectivity, the financial information contained in this report is subject to review by the Audit Committee of the board of directors. The Audit Committee is composed of outside directors who meet regularly with management, internal auditors and independent auditors to review financial reporting matters, the scope of audit activities and the resolution of audit findings.

                                          Richard D. McCormick
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                          James M. Osterhoff
                                          EXECUTIVE VICE PRESIDENT AND CHIEF
                                          FINANCIAL OFFICER

January 18, 1995

                                 U S WEST, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1994       1993       1992
                                                                                 ---------  ---------  ---------
Sales and other revenues.......................................................  $  10,953  $  10,294  $   9,823
Employee-related expenses......................................................      3,779      3,584      3,487
Other operating expenses.......................................................      2,203      2,065      1,995
Taxes other than income taxes..................................................        412        417        378
Depreciation and amortization..................................................      2,052      1,955      1,881
Restructuring charge...........................................................     --          1,000     --
Interest expense...............................................................        442        439        453
Equity losses in unconsolidated ventures.......................................        121         74         43
Gains on sales of assets:
  Partial sale of joint venture interest.......................................        164     --         --
  Rural telephone exchanges....................................................         82     --         --
  Paging assets................................................................         68     --         --
Other income (expense) -- net..................................................         25        (15)       (17)
                                                                                 ---------  ---------  ---------
Income from continuing operations before income taxes..........................      2,283        745      1,569
Provision for income taxes.....................................................        857        269        493
                                                                                 ---------  ---------  ---------
Income from continuing operations..............................................      1,426        476      1,076
Discontinued operations:
  Estimated loss from June 1, 1993 through disposal, net of tax................     --           (100)    --
  Income tax rate change.......................................................     --            (20)    --
  Income, net of tax (to June 1, 1993).........................................     --             38        103
                                                                                 ---------  ---------  ---------
Income before extraordinary items and cumulative effect of change in accounting
 principles....................................................................      1,426        394      1,179
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax....................................     --         (3,123)    --
  Early extinguishment of debt, net of tax.....................................     --            (77)    --
Cumulative effect of change in accounting principles:
  Transition effect of change in accounting for postretirement benefits other
   than pensions and other postemployment benefits, net of tax.................     --         --         (1,793)
                                                                                 ---------  ---------  ---------
Net income (loss)..............................................................  $   1,426  $  (2,806) $    (614)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Earnings (loss) per common share:
  Continuing operations........................................................  $    3.14  $    1.13  $    2.61
  Discontinued operations:
    Estimated loss from June 1, 1993 through disposal..........................     --          (0.24)    --
    Income tax rate change.....................................................     --          (0.04)    --
    Income (to June 1, 1993)...................................................     --           0.09       0.25
  Extraordinary items:
    Discontinuance of SFAS No. 71..............................................     --          (7.45)    --
    Early extinguishment of debt...............................................     --          (0.18)    --
  Cumulative effect of change in accounting principles.........................     --         --          (4.35)
                                                                                 ---------  ---------  ---------
Earnings (loss) per common share...............................................  $    3.14  $   (6.69) $   (1.49)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Average common shares outstanding (thousands)..................................    453,316    419,365    412,518

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                                 U S WEST, INC.
                          CONSOLIDATED BALANCE SHEETS
                              DOLLARS IN MILLIONS

                                                                               DECEMBER 31,
                                                                           --------------------
ASSETS                                                                       1994       1993
                                                                           ---------  ---------
Current assets:
  Cash and cash equivalents..............................................  $     209  $     128
  Accounts and notes receivable, less allowance for credit losses of $62
   and $54, respectively.................................................      1,693      1,570
  Inventories and supplies...............................................        189        193
  Deferred tax asset.....................................................        352        336
  Prepaid and other......................................................        323        273
                                                                           ---------  ---------
    Total current assets.................................................      2,766      2,500

Property, plant and equipment -- net.....................................     13,997     13,232
Investment in Time Warner Entertainment..................................      2,522      2,552
Intangible assets -- net.................................................      1,858        514
Investment in international ventures.....................................        881        477
Net assets of discontinued operations....................................        302        554
Other assets.............................................................        878        851
                                                                           ---------  ---------
    Total assets.........................................................  $  23,204  $  20,680
                                                                           ---------  ---------
                                                                           ---------  ---------

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt........................................................  $   2,837  $   1,776
  Accounts payable.......................................................        944        977
  Employee compensation..................................................        367        386
  Dividends payable......................................................        251        236
  Current portion of restructuring charges...............................        337        456
  Other..................................................................      1,278      1,150
                                                                           ---------  ---------
    Total current liabilities............................................      6,014      4,981

Long-term debt...........................................................      5,101      5,423
Postretirement and postemployment benefit obligations....................      2,502      2,699
Deferred income taxes....................................................        890        201
Unamortized investment tax credits.......................................        231        280
Deferred credits and other...............................................      1,033      1,235

Preferred stock subject to mandatory redemption..........................         51     --

Common shareowners' equity:
  Common shares -- no par, 2,000,000,000 authorized; 476,880,420 and
   448,126,801 issued; 469,343,048 and 441,139,829 outstanding,
   respectively..........................................................      8,056      6,996
  Cumulative deficit.....................................................       (458)      (857)
  LESOP guarantee........................................................       (187)      (243)
  Foreign currency translation adjustments...............................        (29)       (35)
                                                                           ---------  ---------
    Total common shareowners' equity.....................................      7,382      5,861
                                                                           ---------  ---------
    Total liabilities and shareowners' equity............................  $  23,204  $  20,680
                                                                           ---------  ---------
                                                                           ---------  ---------
Contingencies (see Note 16 to the Consolidated Financial Statements)

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                                 U S WEST, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              DOLLARS IN MILLIONS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1994       1993       1992
                                                                                    ---------  ---------  ---------
OPERATING ACTIVITIES:
  Net income (loss)...............................................................  $   1,426  $  (2,806) $    (614)
  Adjustments to net income (loss):
  Discontinuance of SFAS No. 71...................................................     --          3,123     --
    Cumulative effect of change in accounting principles..........................     --         --          1,793
    Restructuring charge..........................................................     --          1,000     --
    Depreciation and amortization.................................................      2,052      1,955      1,881
    Gains on sales of assets:
      Partial sale of joint venture interest......................................       (164)    --         --
      Rural telephone exchanges...................................................        (82)    --         --
      Paging assets...............................................................        (68)    --         --
    Equity losses in unconsolidated ventures......................................        121         74         43
    Discontinued operations.......................................................     --             82       (103)
    Deferred income taxes and amortization of investment tax credits..............        373       (225)         4
  Changes in operating assets and liabilities:
    Restructuring payments........................................................       (289)      (120)       (98)
    Accounts and notes receivable.................................................       (104)       (90)        44
    Inventories, supplies and other...............................................        (81)       (56)       (24)
    Accounts payable and accrued liabilities......................................        (10)       238        133
  Other -- net....................................................................         67         47        198
                                                                                    ---------  ---------  ---------
  Cash provided by operating activities...........................................      3,241      3,222      3,257
                                                                                    ---------  ---------  ---------
INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment..................................     (2,597)    (2,449)    (2,250)
  Investment in Time Warner Entertainment.........................................     --         (1,557)    --
  Investment in Atlanta Systems...................................................       (745)    --         --
  Investment in international ventures............................................       (350)      (230)      (173)
  Proceeds from disposals of property, plant and equipment........................         96         45         75
  Proceeds from sale of paging assets.............................................        143     --         --
  Other -- net....................................................................       (119)       (10)        91
                                                                                    ---------  ---------  ---------
  Cash (used for) investing activities............................................     (3,572)    (4,201)    (2,257)
                                                                                    ---------  ---------  ---------
FINANCING ACTIVITIES:
  Net proceeds from short-term debt...............................................      1,280        687         25
  Proceeds from issuance of long-term debt........................................        251      2,282        344
  Repayments of long-term debt....................................................       (526)    (2,969)      (770)
  Dividends paid on common stock..................................................       (886)      (812)      (796)
  Proceeds from issuance of common stock..........................................        364      1,150         92
  Proceeds from issuance of preferred stock.......................................         50     --         --
  Purchase of treasury stock......................................................        (20)    --         --
                                                                                    ---------  ---------  ---------
  Cash provided by (used for) financing activities................................        513        338     (1,105)
                                                                                    ---------  ---------  ---------
  Cash provided by (used for) continuing operations...............................        182       (641)      (105)
  Cash (to) from discontinued operations..........................................       (101)       610       (237)
                                                                                    ---------  ---------  ---------
CASH AND CASH EQUIVALENTS:
  Increase (decrease).............................................................         81        (31)      (342)
  Beginning balance...............................................................        128        159        501
                                                                                    ---------  ---------  ---------
  Ending balance..................................................................  $     209  $     128  $     159
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                                 U S WEST, INC.
                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

                              DOLLARS IN MILLIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1994           1993           1992
                                                                       -------------  -------------  -------------
COMMON SHARES
  Beginning balance..................................................  $       6,996  $       5,770  $       5,607
  Issuance of common stock...........................................            694          1,224            144
  Settlement of litigation...........................................            210       --             --
  Benefit trust contribution (OPEB)..................................            185       --             --
  (Purchase) issuance of treasury stock..............................            (20)             6             20
  Other..............................................................             (9)            (4)            (1)
                                                                       -------------  -------------  -------------
  Ending balance.....................................................          8,056          6,996          5,770
                                                                       -------------  -------------  -------------
(CUMULATIVE DEFICIT) RETAINED EARNINGS
  Beginning balance..................................................           (857)         2,826          4,316
  Net income (loss)..................................................          1,426         (2,806)          (614)
  Dividends declared ($2.14, $2.14 and $2.12 per share,
   respectively).....................................................           (980)          (905)          (876)
  Market value adjustment for securities.............................            (64)            35       --
  Other..............................................................             17             (7)      --
                                                                       -------------  -------------  -------------
  Ending balance.....................................................           (458)          (857)         2,826
                                                                       -------------  -------------  -------------
LESOP GUARANTEE
  Beginning balance..................................................           (243)          (294)          (342)
  Activity...........................................................             56             51             48
                                                                       -------------  -------------  -------------
  Ending balance.....................................................           (187)          (243)          (294)
                                                                       -------------  -------------  -------------
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
  Beginning balance..................................................            (35)           (34)             7
  Activity...........................................................              6             (1)           (41)
                                                                       -------------  -------------  -------------
  Ending balance.....................................................            (29)           (35)           (34)
                                                                       -------------  -------------  -------------
TOTAL COMMON SHAREOWNERS' EQUITY.....................................  $       7,382  $       5,861  $       8,268
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
COMMON SHARES AUTHORIZED AT DECEMBER 31 (THOUSANDS)..................      2,000,000      2,000,000      2,000,000
                                                                       -------------  -------------  -------------
COMMON SHARES OUTSTANDING (THOUSANDS)
  Beginning balance..................................................        441,140        414,462        409,936
  Issuance of common stock...........................................         18,647         26,516          3,948
  Settlement of litigation...........................................          5,506       --             --
  Benefit trust contribution (OPEB)..................................          4,600       --             --
  (Purchase) issuance of treasury stock..............................           (550)           162            578
                                                                       -------------  -------------  -------------
  Ending balance.....................................................        469,343        441,140        414,462
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    BASIS OF PRESENTATION. The Consolidated Financial Statements include the accounts of U S WEST Inc. ("U S WEST" or "Company") and its majority-owned subsidiaries, except for discontinued operations as discussed in Note 17 to the Consolidated Financial Statements. All significant intercompany amounts and transactions have been eliminated. Investments in less than majority-owned ventures are accounted for using the equity method.

    In the third quarter of 1993, U S WEST discontinued accounting for its regulated telephone operations, hereafter referred to as U S WEST Communications ("U S WEST Communications"), under Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." (See Note 5 to the Consolidated Financial Statements.)

    U S WEST operates in one industry segment (Communications and Related Services) as defined in SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The Company's capital assets segment has been discontinued.

    The largest volume of the company's services are provided to AT&T. During 1994, 1993 and 1992, revenues related to those services provided to AT&T were $1,130, $1,160 and $1,203, respectively. Related accounts receivable at December 31, 1994 and 1993 totaled $98 and $97, respectively.

    Certain reclassifications within the Consolidated Financial Statements have been made to conform to the current year presentation.

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

    INVENTORIES AND SUPPLIES. New and reusable materials of U S WEST Communications are carried at average cost, except for significant individual items that are valued based on specific costs. Non-reusable material is carried at its estimated salvage value. Inventories of U S WEST's non-telephone operations are carried at the lower of cost or market on a first-in, first-out basis.

    PROPERTY, PLANT AND EQUIPMENT. The investment in property, plant and equipment is carried at cost, less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. Costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred.

    U S WEST Communications' provision for depreciation of property, plant and equipment is based on various straight-line group methods using remaining useful (economic) lives based on industrywide studies. Prior to discontinuing SFAS No. 71, depreciation was based on lives specified by regulators. (See Note 5 to the Consolidated Financial Statements.) When the depreciable property, plant and equipment of U S WEST Communications is retired or sold, the original cost less the net salvage value is generally charged to accumulated depreciation.

    The non-telephone operations of U S WEST provide for depreciation using the straight-line method. When such depreciable property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

    Depreciation expense was $2,029, $1,941 and  $1,857 in 1994, 1993 and  1992,
respectively.

                                 U S WEST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Interest related to qualifying construction projects is capitalized and is reflected as a reduction of interest expense. At U S WEST Communications, prior to discontinuing SFAS No. 71, capitalized interest was included as an element of other income. Amounts capitalized by U S WEST were $44, $20 and $29 in 1994, 1993 and 1992, respectively.

    INTANGIBLE ASSETS. The costs of identified intangible assets and goodwill are amortized by the straight-line method over periods ranging from five to 40 years. These assets are evaluated, with other related assets, for impairment using a discounted cash flow methodology. Amortization expense was $23, $14 and $24 in 1994, 1993 and 1992, respectively.

    FOREIGN CURRENCY TRANSLATION. For international investments, assets and liabilities are translated at year-end exchange rates, and income statement items are translated at average exchange rates for the year. Resulting translation adjustments are recorded as a separate component of common shareowners' equity.

    REVENUE RECOGNITION. Local telephone service, cellular access and cable television revenues are generally billed monthly, in advance, and revenues are recognized the following month when services are provided. Revenues derived from other telephone services, including exchange access, long-distance and cellular airtime usage, are billed and recorded monthly as services are provided.

    Directory advertising revenues and related directory costs are generally deferred and recognized over the period during which directories are utilized, normally 12 months. The balance of deferred directory costs included in prepaid and other is $217 and $197 at December 31, 1994 and 1993, respectively.

    FINANCIAL INSTRUMENTS. Net interest income or expense on interest rate swaps is recognized over the life of the swaps as an adjustment to interest expense. Gains and losses on forward contracts, designated as hedges of interest rate exposure on debt refinancings, are deferred and recognized as an adjustment to interest expense over the life of the underlying debt. Gains and losses on foreign exchange forward, option, and combination option contracts, designated as hedges, are included in common shareowners' equity and recognized in income on sale of the investment.

    COMPUTER  SOFTWARE.   The cost  of computer  software, whether  purchased or
developed internally, is charged to expense with two exceptions. Initial operating systems software is capitalized and amortized over the life of the related hardware, and initial network applications software is capitalized and amortized over three years. Subsequent upgrades to capitalized software are expensed. Capitalized computer software of $146 and $148 at December 31, 1994 and 1993, respectively, is recorded in property, plant and equipment. The company amortized capitalized computer software costs of $86, $51 and $24, in 1994, 1993 and 1992, respectively.

    INCOME TAXES. The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods in accordance with SFAS No. 109. U S WEST implemented SFAS No. 109, "Accounting for Income Taxes," in 1993. Adoption of the new standard did not have a material effect on the financial position or results of operations, primarily because of the company's earlier adoption of SFAS No. 96.

    For financial statement purposes, investment tax credits of U S WEST Communications are being amortized over the economic lives of the related property, plant and equipment in accordance with the deferred method of accounting for such credits.

                                 U S WEST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS  (LOSS) PER  COMMON SHARE.   Earnings  (loss) per  common share are
computed on the basis of the weighted average number of shares of common stock outstanding during each year.

NOTE 2: ACQUISITION OF ATLANTA SYSTEMS
    On December 6, 1994, U S WEST acquired the stock of Wometco Cable Corp. and subsidiaries, and the assets of Georgia Cable Partners and Atlanta Cable Partners L.P. (the "Atlanta Systems"), for cash of $745 and 12,779,206 U S WEST common shares valued at $459, for a total purchase price of approximately $1.2 billion. The Atlanta Cable Properties' results of operations have been included in the consolidated results of operations since the date of acquisition.

    The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired (primarily identified intangibles) based on their estimated fair values.

    The  identified  intangibles   and  goodwill  are   being  amortized  on   a
straight-line basis over 25 years.

    Following are summarized, consolidated, unaudited, pro forma results of operations for U S WEST for the years ended December 31, 1994 and 1993, assuming the acquisition occurred as of the beginning of the respective periods:

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1994       1993
                                                                         ---------  ---------
Revenue................................................................  $  11,148  $  10,494
Net income (loss)......................................................      1,415     (2,817)
Earnings (loss) per common share.......................................       3.04      (6.52)

NOTE 3: INVESTMENT IN TIME WARNER ENTERTAINMENT
    On September 15, 1993, U S WEST acquired 25.51 percent pro-rata priority capital and residual equity interests ("equity interests") in Time Warner Entertainment Company L.P. ("TWE") for an aggregate purchase price of $2.553 billion, consisting of $1.532 billion in cash and $1.021 billion in the form of a four-year promissory note bearing interest at a rate of 4.391 percent per annum. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner Inc., consisting primarily of its filmed entertainment, programming-HBO and cable businesses. As a result of U S WEST's admission to the partnership, certain wholly owned subsidiaries of Time Warner Inc. ("General Partners") and subsidiaries of Toshiba Corporation and ITOCHU Corporation hold equity interests of 63.27, 5.61 and 5.61 percent, respectively. In connection with the TWE investment, the company acquired 12.75 percent of the common stock of Time Warner Entertainment Japan Inc., a joint venture company established to expand and develop the market for entertainment services in Japan.

    The company has an option to increase its equity interests in TWE from 25.51 up to 31.84 percent depending on cable operating performance, as defined in the TWE Partnership Agreement. The option is exercisable, in whole or part, between January 1, 1999, and May 31, 2005, for an aggregate cash exercise price of $1.25 billion to $1.8 billion, depending on the year of exercise. Either TWE or U S WEST may elect that the exercise price for the option be paid with partnership interests rather than cash.

    Pursuant to the TWE Partnership Agreement, there are four levels of capital. From the most to least senior, the capital accounts are: senior preferred (held by the General Partners); pro rata priority capital (A preferred-held pro rata by all partners); junior priority capital (B preferred-all held by the

                                 U S WEST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 3: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)
General Partners); and common (residual equity interests held pro rata by all partners). Of the $2.553 billion contributed by U S WEST, $1.658 billion represents A preferred capital and $895 represents common capital. The TWE Partnership Agreement provides for special allocations of income and distributions of partnership capital, which are based on the fair value of assets contributed to the partnership. Partnership income, to the extent earned, is allocated as follows: (1) to the partners so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership was taxed as a corporation ("special tax income"); (2) to the partners' preferred capital accounts in order of priority shown above, at various rates of return ranging from 8 percent to 13.25 percent; and (3) to the partners' common capital according to their residual partnership interests. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the unearned portion is carried over until satisfied out of future partnership income. Partnership losses generally will be allocated in reverse order, first to eliminate prior allocations of partnership income, except senior preferred and special tax income, next to reduce initial capital amounts, other than senior preferred, then to reduce the senior preferred account and finally, to eliminate special tax income. Also, the senior preferred is scheduled to be distributed in three annual installments beginning July 1, 1997.

    Beginning July 1, 1994, the TWE Partnership Agreement generally permits cash distributions to the partners to pay applicable taxes on their allocable taxable income from TWE. In addition, beginning July 1, 1995, and subject to restricted payment limitations and availability under the applicable financial ratios contained in the TWE Credit Agreement, distributions other than tax-related distributions also are permitted. For other than distributions related to taxes or the senior preferred, the TWE Partnership Agreement requires certain cash distribution thresholds be met to the limited partners before the General Partners receive their full share of distributions. No cash distributions were made to U S WEST in 1994.

    The Company accounts for its investment in TWE under the equity method of accounting. The excess of fair market value over the book value of total partnership net assets implied by the company's investment is $5.7 billion. This excess is being amortized on a straight-line basis over 25 years. The Company's recorded share of TWE operating results represents allocated TWE net income or loss adjusted for the amortization of the excess of fair market value over the book value of the partnership net assets. As a result of this amortization and the special income allocations described above, U S WEST's recorded pretax share of TWE's 1994 and 1993 operating results was ($18) and ($20), respectively.

    As consideration for its expertise and participation in the cable operations of TWE, the Company earns a management fee of $130 over five years, which is payable over a four-year period beginning in 1995. Management fees of $26 and $8 were recorded to other income in 1994 and 1993, respectively.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 3: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)

    Summarized financial information for TWE is presented below:

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                 --------------------
SUMMARIZED OPERATING RESULTS                                       1994       1993
- ---------------------------------------------------------------  ---------  ---------
Revenue........................................................  $   8,460  $   7,946
Operating expenses (1).........................................      7,612      7,063
Interest and other expense, net (2)............................        647        611
                                                                 ---------  ---------
Income before income taxes and extraordinary item..............        201        272
Income before extraordinary item...............................        161        208
                                                                 ---------  ---------
Net income.....................................................  $     161  $     198
                                                                 ---------  ---------
                                                                 ---------  ---------

- ------------------------

(1) Includes depreciation and amortization of $943 and $902 in 1994 and 1993, respectively.

(2)  Includes corporate services of $60 in 1994 and 1993.

                                                                   DECEMBER 31,
                                                               --------------------
SUMMARIZED FINANCIAL POSITION                                    1994       1993
- -------------------------------------------------------------  ---------  ---------
Current assets...............................................  $   3,573  $   3,745
Non-current assets...........................................     15,089     14,218
Current liabilities..........................................      2,857      2,265
Non-current liabilities......................................      7,909      8,162
Senior preferred capital.....................................      1,663      1,536
Partners' capital............................................      6,233      6,000

    In early 1995, Time Warner Inc. announced its intention to simplify its corporate structure by establishing a separate, self-financing enterprise to house its cable and telecommunications properties. Any change in the structure of TWE would require the approval of U S WEST and its TWE partners.

NOTE 4: RESTRUCTURING CHARGES
    The Company's 1993 results reflect a $1 billion restructuring charge (pretax). The restructuring charge includes only the specific, incremental and direct costs that can be estimated with reasonable accuracy and are clearly identifiable with the related plan. The related Restructuring Plan is designed to provide faster, more responsive customer services, while reducing the costs of providing these services. As part of the restructuring, the Company is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so customers can have their telecommunications needs met with one phone call. The Company is consolidating its existing 560 customer service centers into 26 centers in 10 cities and reducing its total work force by approximately 9,000 employees (including the remaining employee reductions associated with the Restructuring Plan announced in 1991). The Restructuring Plan provides for the reduction of 2,450 management and 6,550 occupational employees.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 4: RESTRUCTURING CHARGES (CONTINUED)
    Following is a schedule of the costs included in the 1993 restructuring charge:

Employee separation........................................  $     230
Systems development........................................        400
Real estate................................................        130
Relocation.................................................        110
Retraining and other.......................................         65
Asset write-down...........................................         65
                                                             ---------
    Total..................................................  $   1,000
                                                             ---------
                                                             ---------

    Employee separation costs include severance payments, health-care coverage and postemployment education benefits. Systems development costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing processes. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the new service centers and retraining employees on the methods and systems required in the new, restructured mode of operation.

    During 1994, 497 management and 1,683 occupational employees left the company under the Restructuring Plan. The following table shows amounts charged to the restructuring reserve:

                                                                               AMOUNT
                                                                             -----------
Employee separation (1)....................................................   $      75
Systems development........................................................         127
Real estate................................................................          50
Relocation.................................................................          21
Retraining and other.......................................................          16
                                                                                  -----
1994 restructuring reserve activity........................................   $     289
                                                                                  -----
                                                                                  -----

- ------------------------
(1)  Includes  $56  associated  with   work-force  reductions  under  the   1991
     restructuring plan.

    The Company's 1991 restructuring plan included a pretax charge of $364 due to planned work-force reductions and the write-off of certain intangible and other assets. The portion of the 1991 restructuring charge related to work-force reductions was $240, and covered approximately 6,000 employees. The balance of the unused reserve associated with work-force reductions at December 31, 1993, was $56. All expenditures and work-force reductions under the 1991 plan were completed by the end of 1994.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 5: PROPERTY, PLANT AND EQUIPMENT
    The composition of property, plant and equipment follows:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1994       1993
                                                                                             ---------  ---------
Land and buildings.........................................................................  $   2,604  $   2,521
Telephone network equipment and outside plant..............................................     23,519     22,479
General purpose computer and other.........................................................      4,157      3,569
Construction in progress...................................................................        734        592
                                                                                             ---------  ---------
                                                                                                31,014     29,161
                                                                                             ---------  ---------
Less accumulated depreciation:
  Buildings................................................................................        698        656
  Telephone network equipment and outside plant............................................     14,175     13,389
  General purpose computer and other.......................................................      2,144      1,884
                                                                                             ---------  ---------
                                                                                                17,017     15,929
                                                                                             ---------  ---------
Property, plant and equipment -- net.......................................................  $  13,997  $  13,232
                                                                                             ---------  ---------

    In 1994, U S WEST Communications sold certain rural telephone exchanges with a cost basis of $122. The Company received consideration for the sales of $93 in cash and $81 in replacement property. The Company will receive an additional $30 of replacement property in 1995.

    DISCONTINUANCE OF SFAS NO. 71. U S WEST incurred a non-cash, extraordinary charge of $3.1 billion, net of an income tax benefit of $2.3 billion, in conjunction with its decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as of September 30, 1993. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, notwithstanding competition, by charging its customers at prices established by its regulators. U S WEST's decision to discontinue application of SFAS No. 71 was based on the belief that competition, market conditions and the development of multimedia technology, more than prices established by regulators, will determine the future cost recovery by U S WEST Communications. As a result of this change, the remaining asset lives of U S WEST Communications' plant were shortened to more closely reflect the useful (economic) lives of such plant.

    Following is a list of the major categories of telephone property, plant and equipment and the manner in which depreciable lives were affected by the discontinuance of SFAS No. 71:

                                                            AVERAGE LIFE (YEARS)
                                                      --------------------------------
                                                          BEFORE            AFTER
CATEGORY                                              DISCONTINUANCE   DISCONTINUANCE
- ----------------------------------------------------  ---------------  ---------------
Digital switch......................................         17-18               10
Digital circuit.....................................         11-13               10
Aerial copper cable.................................         18-28               15
Underground copper cable............................         25-30               15
Buried copper cable.................................         25-28               20
Fiber cable.........................................            30               20
Buildings...........................................         27-49            27-49
General purpose computers...........................             6                6

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 5: PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
    The Company employed two methods to determine the amount of the extraordinary charge. The "economic life" method assumed that a portion of the plant-related effect is a regulatory asset that was created by the under-depreciation of plant under regulation. This method yielded the plant-related adjustment that was confirmed by the second method, a discounted cash flows analysis.

    Following is a schedule of the nature and amounts of the after-tax charge recognized as a result of the company's discontinuance of SFAS No. 71:

Plant related..............................................  $   3,124
Tax-related regulatory assets and liabilities..............       (208)
Other regulatory assets and liabilities....................        207
                                                             ---------
    Total..................................................  $   3,123
                                                             ---------
                                                             ---------

NOTE 6: DEBT

    SHORT-TERM DEBT.  The components of short-term debt follow:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1994       1993
                                                                                               ---------  ---------
Notes payable:
  Commercial paper...........................................................................  $   2,305  $   1,029
Current portion of long-term debt, including $500 and $450 payable to TWE, in 1994 and 1993,
 respectively................................................................................        732        795
Allocated to discontinued operations -- net..................................................       (200)       (48)
                                                                                               ---------  ---------
    Total....................................................................................  $   2,837  $   1,776
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The weighted average interest rate on commercial paper was 5.97 percent  and
2.77 percent at December 31, 1994 and 1993, respectively.

    U S WEST is permitted to borrow up to approximately $1.9 billion under short-term formal lines of credit, all of which was available at December 31, 1994.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 6: DEBT (CONTINUED)
    LONG-TERM DEBT. Interest rates and maturities of long-term debt at December 31 follow:

                                                                        MATURITIES
                                                  -------------------------------------------------------    TOTAL      TOTAL
INTEREST RATES                                      1996       1997       1998       1999     THEREAFTER     1994       1993
- ------------------------------------------------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Up to 5%........................................  $     271  $  --      $      35  $  --       $     240   $     546  $     844
Above 5% to 6%..................................         13         25        300     --             261         599        561
Above 6% to 7%..................................     --         --         --            226       1,290       1,516      1,383
Above 7% to 8%..................................        670         16     --         --           2,507       3,193      3,248
Above 8% to 9%..................................         28     --         --            126         290         444        504
Above 9% to 10%.................................     --             29     --             15         355         399        399
                                                  ---------        ---  ---------  ---------  -----------  ---------  ---------
                                                  $     982  $      70  $     335  $     367   $   4,943       6,697      6,939
                                                  ---------        ---  ---------  ---------  -----------
                                                  ---------        ---  ---------  ---------  -----------
Capital lease obligations and other.............                                                                 153        139
Unamortized discount -- net.....................                                                              (1,239)    (1,288)
Allocated to discontinued
 operations -- net..............................                                                                (510)      (367)
                                                                                                           ---------  ---------
    Total.......................................                                                           $   5,101  $   5,423
                                                                                                           ---------  ---------
                                                                                                           ---------  ---------

    Long-term debt consists principally of debentures and medium-term notes, debt associated with the Company's Leveraged Employee Stock Ownership Plans (LESOP), and zero coupon, subordinated notes convertible at any time into U S WEST common shares. The zero coupon notes have a yield to maturity of approximately 7.3 percent and are recorded at a discounted value of $498. Long-term debt also includes a note payable to TWE of $271 in 1994 and $555 in 1993.

    During 1993, U S WEST refinanced debt issues aggregating $2.7 billion in principal amount. Expenses associated with the refinancing resulted in an extraordinary charge to income of $77, net of a tax benefit of $48. The refinancing allowed the Company to take advantage of favorable interest rates.

    Interest payments, net of amounts capitalized, were $534, $680 and $704 for 1994, 1993 and 1992, respectively, of which $103, $212 and $220, respectively, relate to discontinued operations.

NOTE 7: LEASING ARRANGEMENTS
    U S WEST has entered into operating leases for office facilities, equipment and real estate. Rent expense under operating leases was $288, $275 and $274 in 1994, 1993 and 1992, respectively.

    Minimum future lease payments as of December 31, 1994, under non-cancellable operating leases, follow:

YEAR
- --------------------------------------------------------------------------
1995......................................................................  $     153
1996......................................................................        140
1997......................................................................        128
1998......................................................................        123
1999......................................................................        109
Thereafter................................................................        853
                                                                            ---------
    Total.................................................................  $   1,506
                                                                            ---------
                                                                            ---------

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 8: DERIVATIVE FINANCIAL INSTRUMENTS
    The Company is exposed to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the company to manage these risks.

    INTEREST RATE RISK MANAGEMENT. The Company enters into interest rate swap agreements to manage its market exposure to fluctuations in interest rates. Swap agreements are primarily used to effectively convert existing commercial paper to fixed-rate debt. This allows the Company to achieve interest savings over issuing fixed-rate debt directly. Additionally, the company has entered into interest rate swaps to effectively terminate existing swaps.

    Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed- and variable-rate terms of the swap agreements. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense.

    The Company also entered into a currency swap to convert Swiss franc-denominated debt to dollar-denominated debt. This allowed the Company to achieve interest savings over issuing fixed-rate, dollar-denominated debt. Under the currency swap, the Company agreed with another party to exchange dollars for francs within the terms of the loan, which include periodic interest payments and principal upon origination and maturity. The currency swap and foreign currency debt are combined and accounted for as if fixed-rate, dollar-denominated debt were issued directly.

    The following table summarizes terms of swaps pertaining to continuing operations as of December 31, 1994. Variable rates are primarily indexed to the 30-day commercial paper rate.

                                                                                 WEIGHTED AVERAGE RATE
                                                     NOTIONAL                    ----------------------
CONTINUING OPERATIONS                                 AMOUNT       MATURITIES      RECEIVE       PAY
- --------------------------------------------------  -----------  --------------  -----------  ---------
Variable to fixed.................................   $     785    1995 - 2004          6.14        6.47
Fixed to variable.................................           5        1995             6.61        5.87
Currency..........................................          71        1999           --            6.53

    The following table summarizes terms of swaps pertaining to discontinued operations as of December 31, 1994. Variable rates are indexed to three- and six-month LIBOR.

                                                                                 WEIGHTED AVERAGE RATE
                                                     NOTIONAL                    ----------------------
DISCONTINUED OPERATIONS                               AMOUNT       MATURITIES      RECEIVE       PAY
- --------------------------------------------------  -----------  --------------  -----------  ---------
Variable to fixed (1).............................   $     380    1996 - 1997          5.69        9.03
Fixed to variable (1).............................         380    1996 - 1997          7.29        5.80
Variable rate basis adjustment (2)................          10        1997             5.89        7.04

- ------------------------
(1) The fixed to variable swap has the same terms as the variable to fixed swap and was entered into to terminate the variable to fixed swap. The net interest cost on the swaps is a cost of discontinued operations and is included in the discontinued operations loss provision.

(2) Variable rate debt based on U. S. Treasury securities is swapped to a LIBOR-based interest rate.

    In 1993, the Company executed forward contracts to sell U. S. Treasury securities to reduce debt issuance risks by allowing the company to lock in the Treasury rate component of the future debt issue. At December 31, 1994, deferred credits of $8 and deferred charges of $51 on closed interest rate forward contracts are included as part of the carrying value of the underlying debt. The deferred

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 8: DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) credits and charges are being recognized as a yield adjustment over the life of the debt, which matures at various dates through 2043. The net deferred charge is directly offset by the lower coupon rate achieved on the debt issuance. At December 31, 1994, there were no open forward contracts on interest rates.

    The counterparties to these derivative contracts are major financial institutions. The Company is exposed to credit loss in the event of non-performance by these counterparties. The Company manages this exposure by monitoring the credit standing of the counterparty and establishing dollar and term limitations that correspond to the respective credit rating of each counterparty. The Company does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

    FOREIGN EXCHANGE RISK MANAGEMENT. The Company enters into forward and option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations.

    The Company enters into forward contracts to exchange foreign currencies at agreed rates on specified future dates. This allows the Company to fix the cost of firm foreign commitments. The commitments and the forward contracts are for periods up to one year. The gain or loss on forward contracts designated as hedges of firm foreign investment commitments are included in common shareowners' equity and are recognized in income on sale of the investment.

    The Company also enters into foreign exchange combination option contracts to protect against adverse changes in foreign exchange rates. These option contracts combine purchased options to cap the foreign exchange rate and written options to finance the premium of the purchased options. The commitments and combination option contracts are for periods up to one year. Gains or losses on the contracts, designated as hedges of firm investment commitments, are included in common shareowners' equity and are recognized in income on sale of the investment.

    The counterparties to these contracts are major financial institutions. The Company is exposed to credit loss in the event of non-performance by these counterparties. The Company does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

    At December 31, 1994, the company has outstanding forward and combination option contracts to purchase British pounds in the notional amounts of $135 and $35, respectively. All contracts mature within one year.

    Cumulative deferred credits on foreign exchange contracts of $7 and deferred charges of $25, and deferred taxes (benefits) of $3 and ($10), respectively, are included in common shareowners' equity at December 31, 1994.

NOTE 9: FAIR VALUES OF FINANCIAL INSTRUMENTS
    Fair values of cash equivalents, other current amounts receivable and payable, and short-term debt, including discontinued operations, approximate carrying values due to their short-term nature.

    The fair values of mandatorily redeemable preferred stock, foreign exchange forward and combination option contracts approximate the carrying values.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 9: FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    The fair values of interest rate swaps are based on estimated amounts the Company would receive or pay to terminate such agreements, taking into account current interest rates and creditworthiness of the counterparties.

    The fair value of long-term debt, including discontinued operations, is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates.

                                                                                           DECEMBER 31,
                                                                          ----------------------------------------------
                                                                                   1994                    1993
                                                                          ----------------------  ----------------------
                                                                           CARRYING      FAIR      CARRYING      FAIR
CONTINUING AND DISCONTINUED OPERATIONS                                       VALUE       VALUE       VALUE       VALUE
- ------------------------------------------------------------------------  -----------  ---------  -----------  ---------
Debt (includes short-term portion)......................................   $   9,221   $   8,700   $   8,695   $   8,940
Interest rate swap agreements -- assets.................................      --             (15)     --             (29)
Interest rate swap agreements -- liabilities............................      --              20      --              89
                                                                          -----------  ---------  -----------  ---------
    Debt -- net.........................................................   $   9,221   $   8,705   $   8,695   $   9,000
                                                                          -----------  ---------  -----------  ---------
                                                                          -----------  ---------  -----------  ---------

NOTE 10: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION
    U S WEST has 50,000,000 authorized shares of preferred stock. On September 2, 1994, U S WEST issued to Fund American Enterprises Holdings, Inc. ("FFC") 50,000 shares of a class of newly created 7 percent Series B Cumulative Redeemable Preferred Stock for a total of $50. (See Note 17 to the Consolidated Financial Statements.) The preferred stock was recorded at fair market value of $51.

    U S WEST has the right, commencing five years from September 2, 1994, to redeem the shares for one thousand dollars per share plus unpaid dividends and a redemption premium. The shares are mandatorily redeemable in year 10 at face value plus unpaid dividends. At the option of FFC, the preferred stock also can be redeemed for common shares of Financial Security Assurance, a member of the Capital Assets segment.

NOTE 11: SHAREOWNERS' EQUITY
    COMMON  STOCK.   At December 31,  1994, the Company  held 7,537,372 treasury shares with a cost basis of $163, or $21.63 per share.

    On December 6, 1994, 12,779,206 shares of U S WEST common stock were issued to, or in the name of, the holders of Wometco Cable Corp. in accordance with a merger agreement. (See Note 2 to the Consolidated Financial Statements.)

    In connection with the settlement of shareowner litigation ("Rosenbaum v. U S WEST Inc. et al."), the Company issued approximately 5.5 million shares of U S WEST common stock in March 1994 to class members connected with this litigation.

    U S WEST issued, to certified class members, non-transferable rights to purchase shares of common stock directly from U S WEST, on a commission-free basis, at a 3 percent discount from the average of the high and low trading prices of such stock on the New York Stock Exchange on February 23, 1994, the pricing date designated in accordance with the settlement. U S WEST received net proceeds of $210 from the offering.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 11: SHAREOWNERS' EQUITY (CONTINUED)
    During fourth quarter 1993, the Company issued 22 million additional shares of U S WEST common stock for net cash proceeds of $1,020. The company used the net proceeds to reduce short-term indebtedness, including indebtedness incurred from the TWE investment, and for general corporate purposes.

    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLANS (LESOP). U S WEST maintains employee savings plans for management and occupational employees under which the Company matches a certain percentage of eligible contributions made by the employees with shares of company stock. The Company established two LESOPs in 1989 to provide the company stock used for matching contributions to the savings plans.

    The long-term debt of the LESOP trusts, which is unconditionally guaranteed by the Company, is included in the accompanying consolidated balance sheets and corresponding amounts have been recorded as reductions to common shareowners' equity. The trusts will repay the debt with Company contributions and certain dividends received on shares of the Company's common stock held by the LESOP. Total Company contributions the trusts (excluding dividends) were $80, $75 and $78 in 1994, 1993 and 1992, respectively, of which $19, $24 and $28, respectively, have been classified as interest expense. The Company recognizes expense based on the cash payments method. Dividends on unallocated shares held by the LESOP were $11, $14 and $17 in 1994, 1993 and 1992, respectively.

    SHAREHOLDER RIGHTS PLAN. The board of directors of the Company has adopted a shareholder rights plan which, in the event of a takeover attempt, would entitle existing shareowners to certain preferential rights. The rights expire on April 6, 1999, and are redeemable by the Company at any time prior to the date they would become effective.

    SHARE REPURCHASE.  Subsequent to the acquisition of the Atlanta Systems (See
Note 2 to the Consolidated Financial Statements), the company announced its intention to purchase U S WEST common shares in the open market up to an amount equal to those issued in conjunction with the acquisition, subject to market conditions. In December 1994, the Company purchased 550,400 shares of U S WEST common stock at an average price per share of $36.30.

NOTE 12: PARTIAL SALE OF JOINT VENTURE INTEREST
    TeleWest Communications plc ("TeleWest"), the cable television/telephone joint venture in the United Kingdom owned by U S WEST and Tele-Communications Inc., made an initial public offering of its ordinary shares in November 1994. Following the offering, in which U S WEST sold 24.4 percent of its joint venture interest, U S WEST owns approximately 37.8 percent of TeleWest. Net proceeds of approximately $650 will be used by TeleWest to finance construction and operations costs, invest in affiliated companies and repay debt. It is the Company's policy to recognize as income any gains or losses related to the sale of investee stock. U S WEST recognized a gain of $105 in 1994, net of $59 in deferred taxes, for the partial sale of its joint venture interest in TeleWest.

NOTE 13: STOCK INCENTIVE PLANS
    U S WEST maintains stock incentive plans for executives and key employees, and non-employees. The 1994 Stock Plan was approved by shareowners on May 6, 1994. The 1994 Stock Plan is a successor plan to the U S West Inc. Stock Incentive Plan and the U S WEST 1991 Stock Incentive Plan (The "Predecessor Plans"). No further grants of options or restricted stock may be made under the Predecessor Plans. The plan is administered by the Human Resources Committee of the board of directors with respect to officers, executive officers and outside directors and by a special committee

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 13: STOCK INCENTIVE PLANS (CONTINUED) with respect to all other eligible employees and eligible non-employees. The maximum aggregate number of shares of common stock of the company that may be granted in any calendar year for all purposes under the plan will be three-quarters of 1 percent of the shares of common stock outstanding (excluding shares of such common stock held in the company's treasury) on the first day of such calendar year. In the event that fewer than the full aggregate number of shares of common stock available for issuance in any calendar year are issued, the shares not issued will be added to the shares available for issuance in any subsequent year or years. Options may be exercised no later than 10 years after the date on which the option was granted. A total of 8,300,853 shares of U S WEST common stock were reserved for issuance under the 1994 Stock Plan and the Predecessor Plans at December 31, 1994.

    Data for outstanding options under the plan is summarized as follows:

                                                                                       AVERAGE
                                                                                       OPTION
                                                                  NUMBER OF SHARES*     PRICE
                                                                  ------------------  ---------
Outstanding January 1, 1992.....................................        3,420,406     $   33.97
                                                                       ----------     ---------
  Granted.......................................................        1,410,311         38.13
  Exercised.....................................................         (327,221)        26.15
  Canceled or expired...........................................          (53,346)        36.17
                                                                       ----------     ---------
Outstanding December 31, 1992...................................        4,450,150         35.81
                                                                       ----------     ---------
  Granted.......................................................        1,486,106         48.83
  Exercised.....................................................         (412,444)        31.73
  Canceled or expired...........................................         (222,273)        36.87
                                                                       ----------     ---------
Outstanding December 31, 1993...................................        5,301,539         39.76
                                                                       ----------     ---------
  Granted.......................................................        2,438,409         36.15
  Exercised.....................................................         (139,762)        33.72
  Canceled or expired...........................................         (214,149)        40.71
                                                                       ----------     ---------
Outstanding December 31, 1994...................................        7,386,037     $   38.66
                                                                       ----------     ---------
                                                                       ----------     ---------

- ------------------------
*    Includes options granted in tandem with SARs.

    Options to purchase 2,374,394 and 1,412,791 shares were exercisable at December 31, 1994 and 1993, respectively. A total of 914,816 and 8,649,750 shares of U S WEST common stock were available for grant under the plans in effect at December 31, 1994 and 1993, respectively.

NOTE 14: EMPLOYEE BENEFITS
    PENSION PLAN. Effective January 1, 1993, U S WEST merged its two defined benefit pension plans, covering substantially all management and occupational employees, in a single plan. Management benefits are based on a final pay formula, while occupational benefits are based on a flat benefit formula. U S WEST uses the projected unit credit method for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. No funding was required in 1994, 1993 or 1992.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 14: EMPLOYEE BENEFITS (CONTINUED)
    The composition of the net pension credit and the actuarial assumptions of the plan follow:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1994       1993       1992
                                                                  ---------  ---------  ---------
Details of pension credit:
  Service cost -- benefits earned during the period.............  $     197  $     148  $     141
  Interest cost on projected benefit obligation.................        561        514        480
  Actual return on plan assets..................................        188     (1,320)      (411)
  Net amortization and deferral.................................       (946)       578       (318)
                                                                  ---------  ---------  ---------
Net pension credit..............................................  $       0  $     (80) $    (108)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The expected long-term rate of return on plan assets used in determining net pension cost was 8.50 percent for 1994, 9.00 percent for 1993 and 9.25 percent for 1992.

    The funded status of the plan follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1993
                                                                           ---------  ---------
Accumulated benefit obligation, including vested benefits of $5,044 and
 $5,286, respectively....................................................  $   5,616  $   5,860
                                                                           ---------  ---------
                                                                           ---------  ---------
Plan assets at fair value, primarily stocks and bonds....................  $   8,388  $   8,987
Less: Projected benefit obligation.......................................      7,149      7,432
                                                                           ---------  ---------
Plan assets in excess of projected benefit obligation....................      1,239      1,555
Unrecognized net (gain) loss.............................................        161        (70)
Prior service cost not yet recognized in net periodic pension cost.......        (67)       (72)
Balance of unrecognized net asset at January 1, 1987.....................       (785)      (865)
                                                                           ---------  ---------
Prepaid pension asset....................................................  $     548  $     548
                                                                           ---------  ---------
                                                                           ---------  ---------

    The actuarial assumptions used to calculate the projected benefit obligation follow:

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994       1993
                                                                                 ---------  ---------
Discount rate..................................................................       8.00       7.25
Average rate of increase in future compensation levels.........................       5.50       5.50

    Anticipated future benefit changes have been reflected in the above calculations.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. U S WEST and most of its subsidiaries provide certain health care and life insurance benefits to retired employees. Effective January 1, 1992, U S WEST adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which mandates that employers reflect in their current expenses the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, U S WEST recognized these costs as they were paid. Adoption of SFAS No. 106 resulted in a one-time, non-cash charge against 1992 earnings of $1,741 net of a deferred income tax benefit of $1,038, for the prior service of active and retired employees. The effect on 1992 income from continuing operations of adopting SFAS No. 106 was approximately $47, or $.11 per share.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 14: EMPLOYEE BENEFITS (CONTINUED)
    In conjunction with the adoption of SFAS No. 106, for financial reporting purposes, the Company elected to immediately recognize the accumulated postretirement benefit obligation for current and future retirees, net of the fair value of plan assets. However, the Federal Communications Commission and certain state jurisdictions permit amortization of the transition obligation over the average remaining service period of active employees for regulatory accounting purposes.

    U S WEST uses the projected unit credit method for the determination of postretirement medical costs for financial reporting purposes. The composition of net postretirement benefit costs and actuarial assumptions underlying plan benefits follow:

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------------------
                                                                                          1994                    1993
                                                                                  ---------------------   ---------------------
                                                                                  MEDICAL   LIFE  TOTAL   MEDICAL   LIFE  TOTAL
                                                                                  -------   ----  -----   -------   ----  -----
Service cost -- benefits earned during the period...............................   $ 62     $ 13  $  75    $ 60     $ 11  $  71
Interest on accumulated benefit obligation......................................    221       39    260     235       36    271
Actual return on plan assets....................................................      3        1      4     (73)     (52)  (125)
Net amortization and deferral...................................................    (68)     (31)   (99)     27       22     49
                                                                                  -------   ----  -----   -------   ----  -----
Net postretirement benefit costs................................................   $218     $ 22  $ 240    $249     $ 17  $ 266
                                                                                  -------   ----  -----   -------   ----  -----
                                                                                  -------   ----  -----   -------   ----  -----


                                                                                          1992
                                                                                  ---------------------
                                                                                  MEDICAL   LIFE  TOTAL
                                                                                  -------   ----  -----
Service cost -- benefits earned during the period...............................   $ 57     $ 10  $  67
Interest on accumulated benefit obligation......................................    223       33    256
Actual return on plan assets....................................................    (19)     (29)   (48)
Net amortization and deferral...................................................   --        --    --
                                                                                  -------   ----  -----
Net postretirement benefit costs................................................   $261     $ 14  $ 275
                                                                                  -------   ----  -----
                                                                                  -------   ----  -----

    The expected long-term rate of return on plan assets used in determining net postretirement benefit costs was 8.50 percent for 1994 and 9.00 percent in 1993 and 1992.

    The funded status of the plan follows:

                                                                                DECEMBER 31,
                                                      ----------------------------------------------------------------
                                                                   1994                             1993
                                                      -------------------------------  -------------------------------
                                                       MEDICAL     LIFE       TOTAL     MEDICAL     LIFE       TOTAL
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation
 attributable to:
  Retirees..........................................  $   1,733  $     248  $   1,981  $   1,795  $     311  $   2,106
  Fully eligible plan participants..................        264         38        302        274         48        322
  Other active plan participants....................        940        135      1,075        983        170      1,153
                                                      ---------  ---------  ---------  ---------  ---------  ---------
    Total accumulated postretirement benefit
     obligation.....................................      2,937        421      3,358      3,052        529      3,581
Unrecognized net gain (loss)........................        243         90        333         65        (25)        40
Fair value of plan assets, primarily stocks, bonds
 and life insurance (1).............................       (894)      (374)    (1,268)      (613)      (388)    (1,001)
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Accrued postretirement benefit obligation...........  $   2,286  $     137  $   2,423  $   2,504  $     116  $   2,620
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------
(1)  Medical plan assets include U S WEST common stock of $164 in 1994.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 14: EMPLOYEE BENEFITS (CONTINUED)
    The actuarial assumptions used to calculate the accumulated postretirement benefit obligation follow:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1994       1993
                                                                      ---------  ---------
Discount rate.......................................................       8.00       7.25
Medical trend*......................................................       9.70      10.30

- ------------------------
* Medical cost trend rate gradually declines to an ultimate rate of 6 percent in 2006.

    A 1-percent increase in the assumed health care cost trend rate for each future year would have increased the aggregate of the service and interest cost components of 1994 net postretirement benefit cost by approximately $50 and increased the 1994 accumulated postretirement benefit obligation by approximately $450.

    For U S WEST Communications, the annual amount funded will generally follow the amount of expense allowed in regulatory jurisdictions.

    Anticipated  future   benefit  changes   have   been  reflected   in   these
postretirement benefit calculations.

    OTHER POSTEMPLOYMENT BENEFITS. U S WEST adopted, effective January 1, 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS No. 112 resulted in a one-time, non-cash charge against 1992 earnings of $53, net of a deferred income tax benefit of $32.

NOTE 15: INCOME TAXES
    The components of the provision for income taxes follow:

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1994       1993       1992
                                                                       ---------  ---------  ---------
Federal:
  Current............................................................  $     418  $     422  $     427
  Deferred...........................................................        351       (145)        46
  Investment tax credits -- net......................................        (47)       (56)       (63)
                                                                       ---------  ---------  ---------
                                                                             722        221        410
                                                                       ---------  ---------  ---------
State and local:
  Current............................................................         52         71         62
  Deferred...........................................................         83        (23)        21
                                                                       ---------  ---------  ---------
                                                                             135         48         83
                                                                       ---------  ---------  ---------
Provision for income taxes...........................................  $     857  $     269  $     493
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Amounts paid for income taxes were $313, $391 and $459 in 1994, 1993 and 1992, respectively, inclusive of discontinued operations.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 15: INCOME TAXES (CONTINUED)
    The effective tax rate differs from the statutory tax rate as follows:

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               1994       1993       1992
                                                                                             ---------  ---------  ---------
                                                                                                      (IN PERCENT)
Federal statutory tax rate.................................................................       35.0       35.0       34.0
Investment tax credit amortization.........................................................       (1.3)      (3.0)      (4.2)
State income taxes -- net of federal effect................................................        3.9        4.0        3.5
Rate differential on reversing temporary differences.......................................     --           (2.2)      (3.1)
Depreciation on capitalized overheads -- net...............................................     --            1.4        2.1
Tax law change -- catch-up adjustment......................................................     --            3.1     --
Restructuring charge.......................................................................     --           (1.5)    --
Other......................................................................................       (0.1)      (0.7)      (0.9)
                                                                                                   ---        ---        ---
Effective tax rate.........................................................................       37.5       36.1       31.4
                                                                                                   ---        ---        ---
                                                                                                   ---        ---        ---

    The components of the net deferred tax liability follow:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1993
                                                                           ---------  ---------
Property, plant and equipment............................................  $   1,504  $   1,340
Leases...................................................................        690        663
State deferred taxes -- net of federal effect............................        395        277
Intangible assets........................................................        164     --
Investment in partnerships...............................................        142         46
Other....................................................................         84         94
                                                                           ---------  ---------
Deferred tax liabilities.................................................      2,979      2,420
                                                                           ---------  ---------
Postemployment benefits, including pension...............................        718        736
Restructuring, discontinued operations and other.........................        417        620
Unamortized investment tax credit........................................         79         94
State deferred taxes -- net of federal effect............................        232        220
Other....................................................................        317        260
                                                                           ---------  ---------
Deferred tax assets......................................................      1,763      1,930
                                                                           ---------  ---------
Net deferred tax liability...............................................  $   1,216  $     490
                                                                           ---------  ---------
                                                                           ---------  ---------

    The current portion of the deferred tax asset was $352 and $336 at December 31, 1994 and 1993, respectively, resulting primarily from restructuring charges and compensation-related items.

    On August 10, 1993, federal legislation was enacted that increased the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect on deferred taxes of the 1993 increase in income tax rates was $74, including $20 for discontinued operations.

    The net deferred tax liability includes $678 in 1994 and $607 in 1993 related to discontinued operations.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 16: COMMITMENTS AND CONTINGENCIES
    At U S WEST Communications, there are pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing two exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The PSC's initial order denied a refund request from interexchange carriers and other parties related to the Tax Reform Act of 1986. This case is still in the discovery process. If a formal filing -- made in accordance with the remand from the Supreme Court -- alleges that the exceptions apply, the range of possible risk to U S WEST Communications is $0 to $140.

    U  S  WEST has  issued  letters of  credit, which  expire  in July  1995, in
conjunction  with   its   investment  in   Binariang   Sdn  Bhd,   a   Malaysian
telecommunications company, totaling $110.

NOTE 17: DISCONTINUED OPERATIONS
    During second quarter 1993, the U S WEST board of directors approved a plan to dispose of the Capital Assets segment through the sale of segment assets and businesses. Accordingly, the Company recorded an after-tax charge of $100, or $.24 per share, for the estimated loss on disposition. An additional provision of $20, or $.04 per share, is related to the effect of the 1993 increase in federal income tax rates. The capital assets segment includes activities related to financial services and financial guarantee insurance operations. Also included in the segment is U S WEST Real Estate Inc., for which disposition was announced in 1991 and a $500 valuation allowance was established to cover both carrying costs and losses on disposal of related properties. The entire capital assets segment has been accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30.

    During 1994, U S WEST reduced its ownership interest in Financial Security Assurance ("FSA"), a member of the capital assets segment, to 60.9 percent, and its voting interest to 49.8 percent through a series of transactions. In May and June 1994, U S WEST sold 8.1 million shares of FSA, including 2.0 million shares to Fund American Enterprises Holdings Inc. ("FFC"), in an initial public offering of FSA common stock at $20 per share. U S WEST received $154 in net proceeds from the offering. On September 2, 1994, U S WEST issued to FFC 50,000 shares of cumulative redeemable preferred stock for a total of $50. (See Note 10 to the Consolidated Financial Statements.) FFC's voting interest in FSA is 21.0 percent, achieved through a combination of direct share ownership of common and preferred FSA shares, and a voting trust agreement with U S WEST. The company retained certain risks in asset-backed obligations related to the commercial real estate portfolio.

    FFC has a right of first offer and a call right to purchase from U S WEST up to 9.0 million shares, or approximately 57 percent, of outstanding FSA stock held by U S WEST. U S WEST anticipates its ownership will be further reduced by 1996.

    During 1994, U S WEST Real Estate sold 12 buildings, six parcels of land and other assets for approximately $327. An additional property was sold in January 1995 for approximately $37. During 1993, five properties were sold for approximately $66. The sales were in line with company estimates. Proceeds from building sales were primarily used to pay related debt. U S WEST has completed all construction of existing buildings in the commercial real estate portfolio and expects to substantially complete the liquidation of its portfolio by 1998. The remaining balance of assets subject to sale is approximately $607, net of reserves.

    In December 1993, the company sold $2.0 billion of finance receivables and the business of U S WEST Financial Services to NationsBank Corporation. Sales proceeds of $2.1 billion were used

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 17: DISCONTINUED OPERATIONS (CONTINUED) primarily to repay related debt. The pretax gain on the sale of approximately $100, net of selling expenses, was in line with management's estimate and was included in the Company's estimate of provision for loss on disposal. The management team that previously operated the entire Capital Assets segment transferred to NationsBank.

    Building sales and operating revenues of discontinued operations were $553 in 1994, $710 in 1993 and $672 in 1992. Income from discontinued operations for 1993 (to June 1) and 1992 totaled $38 and $103, respectively. Income (loss) from discontinued operations subsequent to June 1, 1993 is being deferred and was included within the provision for loss on disposal.

                     NET ASSETS OF DISCONTINUED OPERATIONS

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1993
                                                                           ---------  ---------
ASSETS:
Cash and cash equivalents................................................  $       7  $      24
Finance receivables -- net...............................................      1,073      1,131
Investment in real estate -- net of valuation allowance..................        465        711
Investments in securities at market value................................        155        895
Investment in FSA........................................................        329     --
Other assets.............................................................        362        600
                                                                           ---------  ---------
Total assets.............................................................  $   2,391  $   3,361
                                                                           ---------  ---------
LIABILITIES:
Debt.....................................................................  $   1,283  $   1,496
Deferred income taxes....................................................        693        681
Accounts payable, accrued liabilities and other..........................        103        244
Unearned premiums........................................................     --            346
Minority interests.......................................................         10         40
                                                                           ---------  ---------
Total liabilities........................................................      2,089      2,807
                                                                           ---------  ---------
Net assets of discontinued operations....................................  $     302  $     554
                                                                           ---------  ---------
                                                                           ---------  ---------

    The assets and liabilities of the capital assets segment have been separately classified on the consolidated balance sheets as net assets of discontinued operations.

    Finance receivables primarily consist of contractual obligations under long-term leases that the company intends to run off. These long-term leases primarily consist of investments in leveraged leases related to aircraft and power plants. For leveraged leases, the cost of the assets leased is financed primarily through non-recourse debt that is netted against the related lease receivable.

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 17: DISCONTINUED OPERATIONS (CONTINUED)
    The components of finance receivables follow:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1993
                                                                           ---------  ---------
Receivables..............................................................  $   1,095  $   1,208
Unguaranteed estimated residual values...................................        467        477
                                                                           ---------  ---------
                                                                               1,562      1,685
Less: Unearned income....................................................        459        490
  Credit loss and other allowances.......................................         30         64
                                                                           ---------  ---------
Finance receivables -- net...............................................  $   1,073  $   1,131
                                                                           ---------  ---------
                                                                           ---------  ---------

    Investments in securities, which are designated as available for sale, are carried at market value. Any resulting unrealized gains or losses, net of applicable deferred income taxes, are reflected as a component of common shareowners' equity. The 1994 net unrealized loss of $64 (net of a deferred tax benefit of $34) and the 1993 net unrealized gain of $35 (net of deferred taxes of $19), are included in common shareowners' equity.

    The amortized cost and estimated market value of investments in securities follow:

                                                                                    DECEMBER 31, 1994
                                                                        ------------------------------------------
                                                                                     GROSS        GROSS
                                                                        CARRYING   UNREALIZED   UNREALIZED   FAIR
MARKETABLE SECURITIES                                                    AMOUNT      GAINS      LOSSES (1)   VALUE
- ----------------------------------------------------------------------  --------   ----------   ----------   -----
Municipal.............................................................    $113       --            $13       $100
Other.................................................................      65       --             10         55
                                                                        --------     -----         ---       -----
Total.................................................................     178       --            $23       $155
                                                                        --------     -----         ---       -----
                                                                        --------     -----         ---       -----

                                                                                    DECEMBER 31, 1993
                                                                        ------------------------------------------
                                                                                     GROSS        GROSS
                                                                        CARRYING   UNREALIZED   UNREALIZED   FAIR
MARKETABLE SECURITIES                                                    AMOUNT      GAINS        LOSSES     VALUE
- ----------------------------------------------------------------------  --------   ----------   ----------   -----
Municipal.............................................................    $742        $ 51         $ 1       $792
Other.................................................................      99           4        --          103
                                                                        --------     -----         ---       -----
Total.................................................................    $841        $ 55         $ 1       $895
                                                                        --------     -----         ---       -----
                                                                        --------     -----         ---       -----

- ------------------------------
(1) Common shareowners' equity at December 31, 1994, also includes a net unrealized loss on marketable securities of $49 (net of a deferred tax benefit of $26), associated with the company's equity investment in FSA.

    DEBT.   Interest rates  and maturities of  debt associated with discontinued
operations at December 31 follow:

                                                                     MATURITIES
                                         ------------------------------------------------------------------    TOTAL      TOTAL
INTEREST RATES                             1995       1996       1997       1998       1999     THEREAFTER     1994       1993
- ---------------------------------------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Up to 5%...............................  $      50  $  --      $  --      $  --      $  --       $       5   $      55  $     496
Above 5% to 6%.........................          5     --             10     --         --          --              15          5
Above 6% to 7%.........................        100     --             54     --         --          --             154         54
Above 7% to 8%.........................          7          5          5     --         --          --              17         26
Above 8% to 9%.........................     --             35     --         --            150           4         189        264
Above 9% to 10%........................         61     --             48          5     --          --             114        177
Above 10%..............................     --         --         --             29     --          --              29         29
Commercial paper rates.................     --         --         --         --         --          --          --             30
                                         ---------  ---------  ---------  ---------  ---------       -----   ---------  ---------
                                         $     223  $      40  $     117  $      34  $     150   $       9         573      1,081
                                         ---------  ---------  ---------  ---------  ---------       -----
                                         ---------  ---------  ---------  ---------  ---------       -----
Allocated from continuing operations -- net................................................................        710        415
                                                                                                             ---------  ---------
  Total....................................................................................................  $   1,283  $   1,496
                                                                                                             ---------  ---------
                                                                                                             ---------  ---------

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 17: DISCONTINUED OPERATIONS (CONTINUED)
    Debt of $119 and $124 at December 31, 1994 and 1993, respectively, was collateralized by first deeds of trust on associated real estate, assignment of rents from leases, and operating and management agreements.

    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK -- FINANCIAL GUARANTEES. The Company retained certain risks in asset-backed obligations related to the commercial real estate portfolio. The principal amounts insured on the asset-backed and municipal obligations follow. The 1994 amounts do not include the financial guarantees for FSA, which is now accounted for under the equity method.

                                            ASSET-BACKED (1)       MUNICIPAL (2)
                                          --------------------  --------------------
                                              DECEMBER 31,          DECEMBER 31,
                                          --------------------  --------------------
TERM TO MATURITY                            1994       1993       1994       1993
- ----------------------------------------  ---------  ---------  ---------  ---------
0 to 5 Years............................  $     540  $   5,955     --      $   1,888
5 to 10 Years...........................        537      2,050     --          2,771
10 to 15 Years..........................        391      1,286     --          2,176
15 to 20 Years..........................     --            593     --          2,346
20 and Above............................     --          2,501     --          4,606
                                          ---------  ---------  ---------  ---------
  Total.................................  $   1,468  $  12,385     --      $  13,787
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------

- ------------------------
(1) Excludes amounts ceded to other insurers of $6,210 in 1993 and includes $25 of assumed obligations in 1993.

(2) Excludes amounts ceded to other insurers of $5,576 in 1993 and includes $1,218 of assumed obligations in 1993.

    The principal amount of insured obligations in the municipal portfolio, net of amounts ceded, include the following types of issues:

                                                                   DECEMBER 31,
                                                               --------------------
TYPE OF ISSUE                                                    1994       1993
- -------------------------------------------------------------  ---------  ---------
General obligation...........................................  $  --      $   3,487
Tax-backed revenue...........................................     --          2,919
Housing revenue..............................................     --          1,879
Municipal utility revenue....................................     --          1,783
Health care revenue..........................................     --          1,399
Transportation revenue.......................................     --            710
Other........................................................     --          1,610
                                                               ---------  ---------
  Total......................................................  $  --      $  13,787
                                                               ---------  ---------
                                                               ---------  ---------

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 17: DISCONTINUED OPERATIONS (CONTINUED)
    Concentrations   of   collateral   associated   with   insured  asset-backed
obligations, net of amounts ceded, follow:

                                                                   DECEMBER 31,
                                                               --------------------
TYPE OF COLLATERAL                                               1994       1993
- -------------------------------------------------------------  ---------  ---------
Residential mortgages........................................  $  --      $   3,874
Consumer receivable..........................................     --          1,443
Securities:
  Government debt............................................     --          2,039
  Non-government securities..................................     --          1,709
Commercial mortgages:
  Commercial real estate.....................................        530        809
  Corporate secured..........................................        888      1,018
Investor-owned utility first mortgage bonds..................     --            772
Other asset-backed...........................................         50        721
                                                               ---------  ---------
  Total......................................................  $   1,468  $  12,385
                                                               ---------  ---------
                                                               ---------  ---------

    ADDITIONAL FINANCIAL  INFORMATION.    Information for  U  S  WEST  Financial
Services Inc., a member of the discontinued segment, follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                             -------------------------------
SUMMARIZED OPERATING RESULTS                                   1994       1993       1992
- -----------------------------------------------------------  ---------  ---------  ---------
Revenues...................................................  $      54  $     410  $     302
Income before parent support and income taxes..............      *          *             83
Income before parent support...............................      *          *             55
Net income.................................................      *          *             55

- ------------------------
*    Results of Financial Services are included in discontinued operations

                                                                   DECEMBER 31,
                                                               --------------------
SUMMARIZED FINANCIAL POSITION                                    1994       1993
- -------------------------------------------------------------  ---------  ---------
Net finance receivables......................................  $     981  $   1,020
Total assets.................................................      1,331      1,797
Total debt...................................................        533        957
Total liabilities............................................      1,282      1,748
Shareowners' equity..........................................         49         49

                                 U S WEST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 18: QUARTERLY FINANCIAL DATA (UNAUDITED)
    Quarterly financial data, and per share market and dividend data, follows:

                                                                            FIRST     SECOND      THIRD     FOURTH
QUARTERLY FINANCIAL DATA                                                   QUARTER    QUARTER    QUARTER    QUARTER
- ------------------------------------------------------------------------  ---------  ---------  ---------  ---------
1994
  Sales and other revenues..............................................  $   2,641  $   2,708  $   2,765  $   2,839
  Income from continuing operations before income taxes.................        522        609        514        638
  Income from continuing operations and net income......................        324        375        318        409
  Earnings per common share.............................................       0.73       0.83       0.70       0.89
1993
  Sales and other revenues..............................................  $   2,510  $   2,541  $   2,577  $   2,666
  Income (loss) from continuing operations before income taxes..........        449        436       (534)       394
  Income (loss) from continuing operations..............................        296        291       (375)       264
  Net income (loss).....................................................        316        159     (3,545)       264
  Earnings (loss) per common share from continuing operations...........       0.71       0.70      (0.90)      0.62
  Earnings (loss) per common share......................................       0.76       0.38      (8.50)      0.62

    1994 first-quarter income from continuing operations includes $15 ($.03 per share) for a gain on the sale of certain rural telephone exchanges. 1994 second-quarter net income includes gains of $16 ($.04 per share) and $41 ($.09 per share) for the sales of certain rural telephone exchanges and paging operations, respectively. 1994 fourth-quarter net income includes gains of $105 ($.23 per share) for the partial sale of a joint venture interest and $20 ($.04 per share) for the sale of certain rural telephone exchanges.

    1993 second-quarter net income was reduced by $100 ($.24 per share) for a charge related to discontinued operations and $50 ($.12 per share) for the early extinguishment of debt. 1993 third-quarter net loss includes a restructuring charge of $610 ($1.46 per share) and $74 ($.18 per share), including $20 ($.05 per share) related to discontinued operations, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 third-quarter net loss also includes extraordinary charges of $3,123 ($7.49 per share) for the discontinuance of SFAS No. 71, and $27 ($.06 per share) for the early extinguishment of debt.

    1993 net income (loss) related to discontinued operations was $20 ($.05 per share) and ($82) ($.20 per share) for the first and second quarters, respectively. Income (loss) subsequent to June 1, 1993, is being deferred and was included within the provision for loss on disposal of the Capital Assets segment.

                                                      MARKET PRICE
                                             -------------------------------
PER SHARE MARKET AND DIVIDEND DATA             HIGH        LOW       CLOSE     DIVIDENDS
- -------------------------------------------  ---------  ---------  ---------  -----------
                                                     (WHOLE DOLLARS)
1994
  First....................................  $  46.250  $  38.500  $  40.750   $   0.535
  Second...................................     43.750     38.250     41.875       0.535
  Third....................................     43.125     38.250     38.750       0.535
  Fourth...................................     38.875     34.625     35.625       0.535
1993
  First....................................  $  43.875  $  37.750  $  43.625   $   0.535
  Second...................................     46.000     40.625     45.875       0.535
  Third....................................     49.375     44.500     49.250       0.535
  Fourth...................................     50.750     45.750     45.875       0.535

                                                                        ANNEX VI

                              COMMUNICATIONS GROUP

Description of Business.............................................................       VI-2

Selected Combined Financial Data....................................................       VI-9

Management's Discussion and Analysis of Financial Condition and
 Results of Operations..............................................................      VI-10

Index to Combined Financial Statements..............................................      VI-24

                              COMMUNICATIONS GROUP

                            DESCRIPTION OF BUSINESS

    The   Communications  Group,  through  U  S  WEST  Communications,  provides regulated communications services to more than 25 million residential and business customers in the Communications Group Region, which is comprised of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. The Communications Group Region currently includes 7 of the 10 fastest growing states in the United States. Communications services offered by U S WEST Communications include local telephone services, exchange access services (which connect customers to the facilities of carriers, including long-distance providers and wireless operators), and certain long-distance services within Local Access and Transport Areas ("LATAs") in the Communications Group Region. U S WEST Communications also offers its customers various new services, including Caller ID, voice messaging and high-speed data networking services. U S WEST Communications is beginning construction of an interactive broadband telecommunications network capable of providing a broader range of products and services to its customers in the Communications Group Region. The Communications Group also provides customer premises equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region. See "-- U S WEST Communications" and "-- Related Businesses."

COMMUNICATIONS GROUP STRATEGY

    The Communications Group's strategy is to become a leading provider of integrated communications, entertainment, information and transaction ("CEIT") services to its customers, primarily in the Communications Group Region. Implementation of this strategy focuses on four key elements that take advantage of growth opportunities while enabling the Communications Group to minimize the impact of increasing competition:

    - DEVELOPING NEW REVENUE SOURCES. The Communications Group intends to continue offering a comprehensive set of new products and services that are designed to meet its customers' changing communications needs. Many of these new products and services, including Caller ID, voice messaging, frame relay service, Transparent LAN Service and ATM Cell Relay Service, are offered over the Communication Group's existing wireline networks. Other new products and services, such as video programming, interactive multimedia, PCS services and information services, will be offered over planned broadband and wireless networks. See "-- U S WEST Communications -- Development of Broadband Network" and "-- Development of Wireless Capability." The Communications Group plans to jointly develop with or obtain from the Media Group and other third parties some of the new products and services to be offered over such networks. The Communications Group also intends to offer interLATA long-distance services when regulatory barriers are removed. See "-- Regulation -- Future Regulation and Legislation."

    - BUILDING CUSTOMER LOYALTY. The Communications Group intends to continue to build customer loyalty to prepare for increasing competition resulting from technological and regulatory changes. In order to build customer loyalty, the Communications Group uses a variety of distribution channels to meet the needs of its customers, including direct sales agents, telemarketing and business centers. The Communications Group is also focusing significant resources on upgrading its customer service and improving its information systems and processes. As part of this effort, the Communications Group is implementing a restructuring plan (the "Restructuring Plan") to provide faster, more responsive customer service and improved repair capabilities. See "-- U S WEST Communications -- The Restructuring Plan."

    - REDUCING COSTS AND EXPENSES. The Communications Group plans to reduce overall costs and expenses, including unit costs (defined as employee related and other operating expenses divided by access lines in service). As part of this effort, the Communications Group has implemented the Restructuring Plan to consolidate its 560 customer service centers into 26 centers and reduce its total work force by approximately 9,000 employees. See "-- U S WEST Communications -- The Restructuring Plan."

    - REMOVING REGULATORY BARRIERS. The Communications Group is aggressively pursuing a regulatory environment that will allow it to develop a broader line of products and services and reduce costs and expenses. To achieve such an environment, the Communications Group is working with state and federal regulatory authorities and legislatures to gain approval of initiatives to rebalance prices, adopt price and service quality regulation (that will enable U S WEST Communications to set prices, enter or exit markets and introduce new products without regulatory approvals) and advance competitive parity. See "-- Regulation."

    The Communications Group also expects to be able to benefit from synergies with the Media Group, including achieving economies of scale through joint purchasing of equipment, programming and services, and drawing upon the Media Group's expertise.

U S WEST COMMUNICATIONS

    U S WEST Communications was formed on January 1, 1991, when Northwestern Bell Telephone Company ("Northwestern Bell") and Pacific Northwest Bell Telephone Company ("Pacific Northwest Bell") were merged into The Mountain States Telephone and Telegraph Company ("Mountain Bell"), which simultaneously changed its name to U S WEST Communications, Inc. U S WEST acquired ownership of Mountain Bell, Northwestern Bell and Pacific Northwest Bell on January 1, 1984, when American Telephone & Telegraph Company ("AT&T") transferred its ownership interests in these three wholly owned operating telephone companies to U S WEST. This divestiture was made pursuant to a consent decree approved by the United States District Court for the District of Columbia (the "D.C. District Court") entitled the "Modification of Final Judgment" (the "MFJ"), which arose out of an antitrust action brought by the United States Department of Justice against AT&T. See
"-- Regulation -- The MFJ Restrictions."

    U S WEST Communications serves approximately 80 percent of the population in the Communications Group Region. At December 31, 1994, U S WEST Communications had approximately 14,336,000 telephone network access lines in service, a 3.6 percent increase over year-end 1993, or 4.0 percent excluding the sale of certain rural telephone exchanges. At March 31, 1995, U S WEST Communications had approximately 14,453,000 telephone network access lines in service, a 3.5 percent increase over the number of access lines at March 31, 1994, or 4.2 percent excluding the sale of certain rural telephone exchanges.

    Under the terms of the MFJ, the Communications Group Region was divided into 29 LATAs, with each LATA generally including a metropolitan area or other identifiable community of interest. The principal types of telecommunications services offered by U S WEST Communications are (i) local exchange services,
(ii) exchange access services (which connects customers to the facilities of carriers, including interLATA long distance-service providers and wireless operators), and (iii) intraLATA long-distance network services. Local exchange service, exchange access service and intraLATA long-distance network service accounted for approximately percent, percent and percent, respectively, of the combined sales and other revenues of the Communications Group for the three months ended March 31, 1995 and approximately 44 percent, 33 percent and 14 percent, respectively, for the fiscal year ended December 31, 1994. U S WEST
Communications provided  approximately        percent  and  98  percent  of  the
Communications Group's combined sales and other revenues for the three months ended March 31, 1995 and for the fiscal year ended December 31, 1994, respectively. In 1994, revenues from a single customer, AT&T, accounted for approximately 12 percent of the sales and other revenues of the Communications Group.

    In  recent  years, U  S WEST  Communications has  focused on  developing new
communications  products   and  services   to   meet  its   customers   changing
communications needs. Such products include Caller ID and voice messaging services. U S WEST Communications added approximately 380,000 new Caller ID subscribers in 1994, bringing its total number of Caller ID subscribers to 665,000. In addition, U S WEST Communications added approximately 200,000 voice messaging subscribers in 1994, bringing its total number of voice messaging subscribers to approximately 885,000. U S WEST Communications has also introduced "self healing" SONET-based network services, which provide redundant fiber optic based high capacity services. Through !NTERPRISE Networking Services, a group formed in 1993, U S WEST Communications provides high-speed data communications and network services, including frame relay service, Transparent LAN service, ATM Cell Relay Service, network integration solutions and other data-related services. U S WEST Communications intends to continue to develop and offer new communications products and services to its customers, including, subject to the removal of regulatory barriers, interLATA long-distance services. See "-- Regulation -- Future Regulation and Legislation." Some of these new communications products and services may be offered outside of the Communications Group Region.

    U S WEST Communications incurred capital expenditures of approximately $2.45 billion in 1994 and expects to incur approximately $2.1 billion of capital expenditures in 1995. These capital expenditures are used for the continuing growth, maintenance and modernization of U S WEST Communication's telephone plant, including investments in fiber optic cable, to improve customer services and network productivity and offer new services.

    DEVELOPMENT OF BROADBAND NETWORK. In 1993, U S WEST announced its intention to build an interactive multimedia telecommunications network (the "Broadband Network") capable of providing voice, data and video services, to customers within the Communications Group Region. The Communications Group expects to ultimately deliver a variety of integrated CEIT products and services and other high-speed digital services, including data applications, through the Broadband Network in selected areas of the Communications Group Region. These integrated services, including video-on-demand, targeted advertising, home shopping, interactive games, high-definition broadcast television and two-way, video telephony are expected to become available over time as the Broadband Network develops. The Company began limited testing of the Broadband Network in Omaha, Nebraska in December 1994. A market trial will begin later in 1995 in an area that will cover up to 50,000 homes. The Communications Group is seeking approval from the FCC to install Broadband Network architecture in Denver; Minneapolis-St. Paul; Salt Lake City; Boise; and Portland, Oregon. The results of the technical and market trials will be incorporated into the network configuration and future service offerings. The offering of interactive video services over the Broadband Network is subject to FCC regulation. See "-- Regulation -- FCC Regulation."

    THE RESTRUCTURING  PLAN.   The  Company  announced in  1993  that U  S  WEST
Communications would implement the Restructuring Plan, which is designed to provide faster, more responsive customer service and network monitoring and service assurance capabilities, while reducing the costs of providing these services. As part of this plan, U S WEST Communications is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so that customers can have their telecommunications needs resolved with one phone call. U S WEST Communications also is gradually reducing its work force by approximately 9,000 employees and consolidating the operations of its existing 560 customer centers into 26 customer centers in ten cities. Implementation of the Restructuring Plan is expected to extend into 1997. See "-- Communications Group -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- 1994 Compared with 1993 -- Restructuring Charges."

    DEVELOPMENT OF WIRELESS CAPABILITY. In the future, the Communications Group plans to include wireless services in its product packages. Though an agreement between the Company and AirTouch generally prohibits the Company from offering wireless services outside of its joint venture with AirTouch, such agreement permits the Communications Group to bid on 10 megahertz PCS licenses in the Communications Group Region being auctioned by the FCC and to offer wireless services using such spectra. See "Annex VII -- Media Group -- Description of Business -- Wireless Communications -- Domestic Operations -- Cellular." The Communications Group is considering acquiring such spectra and using them to build a wireless network in selected local markets in the Communications

Group Region. Obtaining such licenses would provide the Communications Group with the opportunity to package wireless communications services with its other services. Currently, FCC regulations do not permit the Communications Group to resell the cellular services offered by the Media Group.

RELATED BUSINESSES

    In addition to U S WEST Communications, the Communications Group provides customer premises equipment and certain related communications services to business customers and governmental agencies both inside and outside the Communications Group Region through U S WEST Communications Services, Inc. and U S WEST Federal Services, Inc. These companies provided approximately percent and 2 percent of the Communications Group's combined sales and other revenues for the three months ended March 31, 1995 and for the fiscal year ended December 31, 1994, respectively.

REGULATION

    The Communications Group is subject to federal regulation pursuant to the MFJ and by the FCC and state regulation by the PUCs.

    THE MFJ RESTRICTIONS. The MFJ currently limits the scope of the business activities of U S WEST Communications. Under the MFJ, U S WEST Communications may provide local exchange, exchange access, information access and toll telecommunications services within its LATAs. U S WEST Communications is prohibited from providing interLATA service. U S WEST Communications is permitted to provide exchange access services that link a subscriber's telephone or other equipment in one of its LATAs to the transmission facilities of interexchange carriers which provide interLATA service. U S WEST Communications may market, but not manufacture, customer premises equipment, which is defined in the MFJ as equipment used on customers' premises to originate, route or terminate telecommunications. A similar restriction applies to the manufacture or provision of "telecommunications equipment," which is defined in the MFJ as including equipment used by carriers to provide telecommunications services. In addition, the MFJ requires U S WEST Communications to provide, upon a bona fide request by an interexchange carrier or information service provider, exchange access, information access and exchange services for such access that will be equal to that provided to AT&T in quality, type and price. The foregoing MFJ restrictions also apply to affiliates of U S WEST Communications, including the other businesses of the Communications Group and the businesses of the Media Group. Two additional consent orders require U S WEST to implement formal procedures for the examination of all business activities to ensure compliance with the MFJ restrictions.

    The D.C. District Court has retained jurisdiction over construction, implementation, modification and enforcement of the MFJ and has established procedures for obtaining generic and specific waivers from the manufacturing and interLATA restrictions of the MFJ, although the required filings with and review by the Justice Department and the D.C. District Court usually result in lengthy and uncertain proceedings. The MFJ restrictions present significant obstacles to the provision of certain wireless, cable television and other communications services and require that such business operations, even where waivers are ultimately obtained, be conducted under burdensome arrangements or subject to elaborate structural separation or other conditions. The Company is a party to litigation and is advocating legislation intended to remove or relax the MFJ restrictions.

    FCC REGULATION. U S WEST Communications is subject to the jurisdiction of the FCC with respect to interstate access tariffs (that specify the charges for the origination and termination of interstate communications) and other matters. U S WEST's interstate services have been subject to price-cap regulation since January 1991. Price caps are an alternative form of regulation designed to limit prices rather than profits. However, the FCC's price cap plan includes sharing of earnings in excess of authorized levels. U S WEST Communications believes that competition will ultimately be the determining factor in pricing telecommunications services. See "-- Communications Group -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Regulation -- Federal Regulatory Issues."

    The FCC also regulates the extent to which U S WEST Communications is permitted to provide video programming and other integrated video services to subscribers over the Broadband Network. Previously, local exchange telephone companies were generally prohibited both by the Cable Communications Policy Act of 1984 and by FCC cross-ownership rules from providing video programming directly to subscribers in their local exchange telephone service areas. Six U.S. District Courts and two U.S. Courts of Appeals recently held the statutory cross-ownership prohibition to be unconstitutional, and in light of these decisions, the FCC announced on March 17, 1995 that it will not enforce its cross-ownership ban. The FCC has also instituted a rulemaking proceeding to determine the scope of its regulation over the offering of video programming in the wake of these court decisions. The issues under consideration include whether local exchange carriers must offer their video programming over a common carrier platform, and whether they should be treated as cable operators subject to local franchising requirements. The resulting rules could impact the ultimate profitability of the Broadband Network.

    The FCC also regulates the offering of wireless services by U S WEST Communications. See
"-- U S WEST Communications -- Development of Wireless Capability." While the FCC does not regulate the rates of wireless services, it does require that such services be offered on a common carrier basis and is considering imposing equal access requirements similar to those to which wireline access services are subject. U S WEST Communications is already subject to equal access obligations pursuant to the MFJ.

    STATE REGULATION. U S WEST Communications is subject to varying degrees of regulation by state commissions with respect to intrastate rates and service, and access charge tariffs. U S WEST Communications is currently working with state regulators to gain approval of initiatives, including efforts to rebalance prices, advance competitive parity and implement simplified forms of price and service quality regulation. See "-- Communications Group -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Regulation -- State Regulatory Issues." State and local regulatory authorities may also regulate certain terms and conditions of the offering of wireless services, such as the siting and construction of transmitter towers, antennas and equipment shelters and zoning and building permit approvals.

    Transactions between U S WEST Communications and unregulated unaffiliated third parties, including the businesses of the Media Group, are also subject to the review and, in some cases, detailed accounting rules of both the PUCs and the FCC. See "Proposal 1 -- The Recapitalization Proposal -- Certain Management Policies -- Inter-Group Business Transactions."

    FUTURE REGULATION AND LEGISLATION. As competitive pressures grow, there will be increasing regulatory and legislative activity before both the PUCs and the FCC concerning the terms and conditions pursuant to which competing providers,  such  as  competitive  access  providers  ("CAPs"),  local  exchange providers, and information service providers, are permitted to interconnect with, and bypass portions of, U S WEST Communications' wireline network, as well as other competition-related issues such as unbundling, local market entry, intraLATA toll competition, number portability, and universal service support. See "-- Competition." The ultimate resolution of such issues by regulators may have a significant impact upon the future competitive position of the communications service of U S WEST Communications.

    Though Congress failed to pass telecommunications reform legislation in 1994, new telecommunications legislation has been introduced in 1995. The thrust of this legislation is to open up the network of local exchange carriers to further competition, and to eliminate certain prohibitions upon local exchange carriers entering into other lines of business. The proposed legislation would
(i) open local exchange service to competition and preempt states from imposing barriers preventing such competition, (ii) impose new unbundling and interconnection requirements on local exchange carrier networks, (iii) remove MFJ prohibitions on interLATA services and manufacturing if certain competitive conditions are met, (iv) transfer any remaining MFJ requirements (including the MFJ's nondiscrimination provisions) to the FCC's jurisdiction and (v) eliminate any remaining cable and telephone company cross-ownership restrictions. There is, however, uncertainty concerning the outcome of such legislation. The passing of such legislation would significantly change the competitive landscape of the telecommunications industry as a whole.

    The foregoing discussion does not purport to describe all present and proposed federal, state and local regulations, legislation, and related judicial or administrative proceedings relating to the telecommunications industry and thereby affecting the businesses of the Communications Group.

COMPETITION

    The Communications Group faces competition in the business, exchange access and intraLATA long-distance markets, primarily from CAPs and interexchange carriers. CAPs compete with the Communications Group by providing large business customers with high-capacity network services that connect to interexchange carrier facilities or other business locations within a serving LATA. Interexchange carriers compete with the Communications Group by providing intraLATA long-distance services. Such competition is eroding U S WEST Communications' market share of intraLATA long-distance services, including Wide Area Telephone Service and "800" services. Interexchange carriers are competing in this area by offering lower prices and packaging these services on an intraLATA and interLATA basis. U S WEST Communications and its affiliates are prohibited from providing interLATA long-distance services under the terms of the MFJ. See "-- Regulation -- The MFJ Restrictions."

    Technological advancements and regulatory changes will increase competition in the future. Current competitors, including CAPs and interexchange carriers, are positioning themselves to offer local exchange services. New competitors that are affiliates of cable television companies and power companies also are expected to play a greater role in offering local exchange services. In addition to local exchange services, competitors are expected to offer services that will compete with those U S WEST Communications plans to offer over the Broadband Network, including video programming and interactive multimedia services. Services offered by cellular and PCS operators also will compete with existing and future services of U S WEST Communications, including future wireless services. AT&T's entrance into the wireless communications market through its acquisition of McCaw Cellular Communications, Inc. may create increased competition in local exchange as well as wireless services. The loss of local exchange customers to competitors would affect multiple revenue streams of U S WEST Communications.

    The impact of increased competition on the operations of the Communications Group will be influenced by the future actions of regulators and legislators who are increasingly advocating competition. The Communications Group is working with federal and state regulators to help ensure that public policies keep pace with the rapidly changing industry and allow the Communications Group to bring new services to the marketplace. See "-- Regulation."

RESEARCH AND DEVELOPMENT

    U S WEST Advanced Technologies, Inc. ("Advanced Technologies") coordinates the research and development and integration of new technologies for the Communications Group. The majority of the research and development activities of the Communications Group are currently conducted at Bell Communications Research Inc. ("Bellcore"), one-seventh of which is owned by U S WEST Communications, with the remainder owned by the other regional Bell operating companies ("RBOCs"). Bellcore provides research and development and other services to its owners and is the central point of contact for coordinating the federal government's telecommunications requirements relating to national security and emergency preparedness. In April 1995, the RBOCs announced their intention to dispose of their interests in Bellcore. Following such disposition, Bellcore and other third parties will provide research and development services to the Communications Group on a contract basis. In addition, certain research and development activities are conducted internally by businesses of the Communications Group. Advanced Technologies will also provide certain research and development services to the Media Group on a fee-for-service, arm's-length basis.

MANAGEMENT

    The following executives of the Company will have primary operating responsibility for the Communications Group:

    A. GARY AMES, President and Chief Executive Officer of U S WEST Communications. Upon implementation of the Recapitalization Proposal, Mr. Ames will become President and Chief Executive Officer of the Communications Group. Mr. Ames has been affiliated with U S WEST and its predecessor companies for 28 years, serving in various operational and management positions.

    THOMAS A. BYSTRZYCKI, Executive Vice President -- Operations of U S WEST Communications since 1995. Upon implementation of the Recapitalization Proposal, Mr. Bystrzycki will become Executive Vice President -- Operations and Technologies of the Communications Group. Mr. Bystrzycki has held various operational and management positions with the Company and its predecessors for over 20 years.

    CATHERINE M. HAPKA, Executive Vice President -- Marketing of U S WEST Communications since 1995. Upon implementation of the Recapitalization Proposal, Ms. Hapka will become Executive Vice President -- Marketing of the
Communications Group. Ms. Hapka joined U S WEST Communications in 1990 and became Vice President and General Manager of U S WEST Communications' Advanced Communications Services in September 1991. Ms. Hapka was a manager at Control Data Corporation from 1988 to 1990.

    JAMES T. HELWIG, Vice President, Chief Financial Officer and Treasurer of U S WEST Communications since January 1990. Upon implementation of the Recapitalization Proposal, Mr. Helwig will become Vice President, Chief Financial Officer and Treasurer of the Communications Group. Prior to joining U S WEST Communications in 1990, Mr. Helwig held various financial and treasury positions at General Electric Company, where he was employed for 25 years.

    ROBERT C. HAWK, Vice President -- Carrier Division of U S WEST Communications since 1991. Upon implementation of the Recapitalization Proposal, Mr. Hawk will become Vice President -- Carrier Division of the Communications Group. Mr. Hawk has held various operational and management positions at U S WEST Communications since 1986.

EMPLOYEES

    At March 31, 1995, the businesses of the Communications Group had 51,083 employees, of which 47,215 are employees of U S WEST Communications. Approximately 71% of the employees of the Communications Group are represented by unions. The Communications Group believes that its relations with the unions in which its employees are members are good. Existing contracts with the Communications Workers of America will expire on August 12, 1995. Negotiations for the renewal of such contracts are expected to begin shortly. As part of the Restructuring Plan, U S WEST Communications will reduce its work force by 9,000 employees by 1997. See "-- U S WEST Communications -- The Restructuring Plan."

LITIGATION

    At U S WEST Communications there are pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing two exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The PSC's initial order denied a refund request from interexchange carriers and other parties related to the Tax Reform Act of 1986. At the current time, this action is still in the discovery process. If a formal filing -- made in accordance with the remand from the Supreme Court
- -- alleges that the exceptions apply, the range of possible risk to U S WEST Communications is $0 to $140.

                              COMMUNICATIONS GROUP
                        SELECTED COMBINED FINANCIAL DATA

    The following table sets forth Selected Combined Financial Data of the Communications Group and should be read in conjunction with the Communications Group Management's Discussion and Analysis of Financial Condition and Results of Operations, and Combined Financial Statements. The Selected Combined Financial Data at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, have been derived from the Communications Group Combined Financial Statements audited by Coopers & Lybrand L.L.P. At December 31, 1992, 1991 and 1990 and for the years ended December 31, 1991 and 1990, the Selected Combined Financial Data have been derived from unaudited Communications Group Combined Financial Statements. The unaudited Combined Financial Statements have been prepared on the same basis as the audited Combined Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                           1994       1993       1992       1991       1990
                                                         ---------  ---------  ---------  ---------  ---------
                                                              DOLLARS IN MILLIONS (EXCEPT PER SHARE DATA)
FINANCIAL DATA
Operating revenues.....................................  $   9,176  $   8,870  $   8,530  $   8,345  $   8,235
Net income (loss) (1)..................................      1,150     (2,809)      (815)       771        935
EBITDA (2).............................................      4,010      3,723      3,528      3,519      3,469
Total assets...........................................     15,944     15,423     20,655     20,244     19,756
Total debt.............................................      6,124      5,673      5,181      5,287      5,029
Communications Group equity............................      3,179      2,722      6,003      7,530      7,279
Return on Communications Group equity (3, 4)...........       39.0%      22.5%      13.7%      12.8%      12.8%
Percentage of debt to total capital (4)................       65.8%      67.6%      46.3%      41.3%      40.9%
Capital expenditures...................................  $   2,477  $   2,226  $   2,385  $   2,194  $   2,022
OPERATING DATA
Telephone network access lines in service
 (thousands)...........................................     14,336     13,843     13,345     12,935     12,562
Billed access minutes of use (millions)................     52,275     48,123     44,369     41,701     38,832
Employees..............................................     51,402     52,598     55,352     57,725     57,410
PRO FORMA INFORMATION
Earnings per share.....................................  $    2.53
Dividends per share....................................       2.14
Average shares outstanding.............................    453,316

- ------------------------
(1) 1994 net income includes a gain of $51 on the sale of certain rural telephone exchanges. 1993 net income was reduced by a $534 restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 net income was also reduced by extraordinary charges of $3,123 for the discontinuance of Statement of Financial Accounting Standards ("SFAS") No. 71 and $77 for the early extinguishment of debt. 1992 net income was reduced by $1,745 for the cumulative effect of change in accounting principles. 1991 net income was reduced by $173 for a restructuring charge.
(2) EBITDA excludes gains on sales of rural telephone exchanges, restructuring charges and other income. The Communications Group considers EBITDA an important indicator of the operational strength of its businesses.
(3) 1993 return on Communications Group equity is based on net income excluding extraordinary items, a restructuring charge and the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1992 return on Communications Group equity is based on income before cumulative effect of change in accounting principles. 1991 return on Communications Group equity is based on net income excluding the effects of a restructuring charge.
(4) The increases in the percentage of debt to total capital and return on Communications Group equity since 1992 are impacted by the effects of discontinuing SFAS No. 71 in 1993 and the cumulative effect of change in accounting principles in 1992.

                              COMMUNICATIONS GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

    The Communications Group, through U S WEST Communications, provides regulated communications services to more than 25 million residential and business customers in the Communications Group Region. The Communications Group Region currently includes 7 of the 10 fastest growing states in the United States. Communications services offered by U S WEST Communications include local telephone services, exchange access services (which connect customers to the facilities of carriers, including long-distance providers and wireless operators), and certain long-distance services within LATAs in the Communications Group Region. U S WEST Communications also offers its customers various new services, including Caller ID, voice messaging, and high-speed data networking services. U S WEST Communications is beginning construction of an interactive broadband telecommunications network capable of providing a broader range of products and services to its customers in the Communications Group Region. The Communications Group also provides customer premises equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region. The Communications Group's strategy is to offer integrated CEIT to its customers, primarily in the Communications Group Region. For a detailed discussion of the Communications Group's strategy, see "-- Communications Group -- Description of Business."

    The Board has adopted a proposal that would change the state of incorporation of the Company from Colorado to Delaware and create two classes of common stock, the Communications Stock and the Media Stock, which are intended to reflect separately the performance of the Communications Group and the Media Group.

    The Combined Financial Statements of the Communications Group include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise the Communications Group; (ii) corporate assets and liabilities of the Company and related transactions identified with the Communications Group; and (iii) an allocated portion of the corporate expense of the Company. All significant intragroup financial transactions have been eliminated; however, transactions between the Communications Group and the Media Group have not been eliminated. For a more complete discussion of the Company's corporate allocation policies, see "-- Communications Group -- Combined Financial Statements --Note 1: Summary of Significant Accounting Policies."

    The following discussion should be read in conjunction with the Company's Consolidated Financial Statements.

RESULTS OF OPERATIONS

    1994 COMPARED WITH 1993
    NET INCOME (LOSS)

                                                                     1994(1)    1993(2)   INCREASE
                                                                    ---------  ---------  ---------
Income before extraordinary items.................................  $   1,150  $     391  $     759
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax.......................     --         (3,123)     3,123
  Early extinguishment of debt, net of tax........................     --            (77)        77
                                                                    ---------  ---------  ---------
Net income (loss).................................................  $   1,150  $  (2,809) $   3,959
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

- ------------------------
(1) 1994 income before extraordinary items includes a gain of $51 on the sale of certain rural telephone exchanges.
(2) 1993 income before extraordinary items was reduced by $534 for a restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

    In 1994, Communications Group net income was $1,099, excluding the gain described in note (1) to the table above. In 1993, income before extraordinary items was $979, excluding the effects of one-time charges described in note (2) to the table above. Without the one-time effects, 1994 income before extraordinary items increased by $120, or 12.3 percent. The increase was primarily attributable to increased demand for telecommunications services.

    In 1993, U S WEST Communications incurred extraordinary charges for the discontinuance of SFAS No. 71, and the early extinguishment of debt. See "-- 1993 Compared With 1992."

    Revenue growth, partially  offset by higher  operating expenses, provided  a
7.7 percent increase in EBITDA. EBITDA also excludes gains on sales of rural telephone exchanges, restructuring charges and other income. The Communications Group considers EBITDA an important indicator of the operational strength of its businesses.

    SALES AND OTHER REVENUES

                                                                                                                  INCREASE
                                                                                                                  (DECREASE)
                                                                 PRICE       REFUND       DEMAND                  ---------
                                          1994       1993       CHANGES     ACTIVITY      CHANGES       OTHER         $
                                        ---------  ---------  -----------  -----------  -----------  -----------  ---------
Local service.........................  $   4,067  $   3,829   $     (12)   $      30    $     216    $       4   $     238
Access charges -- interstate..........      2,269      2,147         (39)          18          148           (5)        122
Access charges -- intrastate..........        729        682         (10)          (4)          51           10          47
Long-distance network service.........      1,329      1,442          (8)           1          (43)         (63)       (113)
Other services........................        782        770      --           --           --               12          12
                                        ---------  ---------         ---          ---        -----          ---   ---------
  Total revenues......................  $   9,176  $   8,870   $     (69)   $      45    $     372    $     (42)  $     306
                                        ---------  ---------         ---          ---        -----          ---   ---------
                                        ---------  ---------         ---          ---        -----          ---   ---------


                                            %
                                        ---------
Local service.........................        6.2
Access charges -- interstate..........        5.7
Access charges -- intrastate..........        6.9
Long-distance network service.........       (7.8)
Other services........................        1.6
                                        ---------
  Total revenues......................        3.4
                                        ---------
                                        ---------

    Approximately 98 percent of the revenues of the Communications Group are attributable to the operations of U S WEST Communications. Approximately 58 percent of U S WEST Communications' revenues are derived from the states of Arizona, Colorado, Minnesota and Washington. About 28 percent of U S WEST Communications' access lines are devoted to providing services to business customers. The access line growth rate for business customers, who tend to be heavier users of the telephone network, has consistently exceeded the growth rate for residential customers. During 1994, business access lines grew by 4.6 percent compared with 3.1 percent for consumer lines. Total access line growth in 1994 was 3.6 percent. Excluding the effects of the sale of certain rural telephone exchanges, total access lines grew by 4.0 percent in 1994.

    The primary factors that influence changes in revenues at U S WEST Communications are customer demand for products and services (through access line growth and new service offerings), and regulatory proceedings, including price changes and customer refunds.

    Local service revenues include local telephone exchange, local private line and public telephone services. The 6.2 percent increase in local service revenues was primarily attributable to access line growth, which exceeded 5 percent in the states of Arizona, Colorado, Idaho and Utah.

    Access charges are collected primarily from the interexchange carriers for their use of the local exchange network. For interstate access services, there is also a fee collected directly from telephone customers. Approximately 35 percent of U S WEST Communications' access revenues and 13 percent of its total revenues are derived from providing access service to AT&T. An increase of 7.8 percent in interstate billed access minutes of use more than offset the effects of price decreases. Interstate price reductions have been phased in by the FCC over a number of years. In response to competitive pressure and FCC orders, U S WEST Communications reduced its annual interstate access prices by approximately $40 during 1994, in addition to $60, effective July 1, 1993. The Communications Group believes access prices will continue to decline, whether mandated by the FCC or as a result of an increasingly competitive market for access services. See "-- Regulation -- Federal Regulatory Issues." Intrastate access charges increased primarily as a result of higher demand. Intrastate minutes of use grew by 13 percent in 1994. Demand for private line services, for which revenues are generally not usage-sensitive, also increased.

    Long-distance network service revenues are derived from calls made within the LATAs of U S WEST Communications. Long-distance revenues decreased principally due to the effects of multiple toll carrier plans implemented in Oregon and Washington in May and July 1994, respectively. These regulatory arrangements allow independent telephone companies to act as toll carriers. The impact on U S WEST Communications in 1994 was a loss of $68 in long-distance revenue, partially offset by a decrease of $48 in other operating expenses (i.e. access expense otherwise paid to independent companies) and an increase of $10 in intrastate access revenue. These regulatory arrangements decreased net income by approximately $6 in 1994 and will decrease 1995 net income by $10 to $12. Competition from interexchange carriers also continued to erode U S WEST Communications' market share of intraLATA long-distance services such as Wide Area Telephone Service and "800" services.

    Revenues from other services are derived from billing and collection services provided to interexchange carriers, services such as voice messaging and the provision of customer premise equipment. Other services revenues also include customer lists, billing and collection, and other services provided by U S WEST Communications to the Media Group. These products and services are sold at fully distributed cost or at a market price, in accordance with regulatory requirements. U S WEST Communications charged the Media Group $27 and $26 for these services in 1994 and 1993, respectively.

    In 1994, other services revenues increased 1.6 percent due to higher revenue from billing and collection services and continued market penetration of new service offerings. Voice Messaging, for example, is four years old with an installed customer base of approximately 885,000. Partially offsetting the increase in other services revenues was lower revenue from customer premise equipment installations.

    COSTS AND EXPENSES

                                                                              INCREASE (DECREASE)
                                                                              --------------------
                                                          1994       1993         $          %
                                                        ---------  ---------  ---------  ---------
Employee-related expenses.............................  $   3,231  $   3,088  $     143        4.6
Other operating expenses..............................      1,547      1,671       (124)      (7.4)
Taxes other than income taxes.........................        388        388     --         --
Depreciation and amortization.........................      1,908      1,828         80        4.4
Restructuring charge..................................     --            880       (880)    --
Interest expense......................................        360        392        (32)      (8.2)
Other (expense) -- net................................        (21)       (24)        (3)     (12.5)

    Employee-related expenses include basic salaries and wages, overtime, contract labor, benefits (including pension and health care) and payroll taxes. Overtime payments, contract labor and basic salaries and wages, all related to the implementation of major customer service and streamlining initiatives at U S WEST Communications, increased by $150. A $71 reduction in the amount of pension credit allocated to the Communications Group also contributed to the increase in employee-related expenses. Actuarial assumptions, which include decreases in the discount rate and the expected long-term rate of return on plan assets, contributed to the pension credit reduction. See "-- Communications Group -- Combined Financial Statements --Note 10: Employee Benefits." for pension allocation policy. Partially offsetting these increases were the effects of employees leaving U S WEST Communications under the restructuring program, lower health-care benefit costs, including a reduction in the accrual for postretirement benefits, and lower incentive compensation payments to employees.

    During the summer of 1994, increased customer demand at U S WEST Communications put additional stress on current processes and systems, and affected the quality of customer service in certain markets. The pace of U S WEST Communications' restructuring program also contributed to quality of service issues. However, the issues pertaining to quality of service underscore the need to re-engineer the business. U S WEST Communications achieved target levels of service at year end by implementing customer service initiatives and slowing the pace of its restructuring program. To continue improving upon the level of service quality achieved by year-end 1994, the Communications Group will incur additional near term costs for temporary employees, overtime and contract labor. U S WEST Communications also will stretch out its 1993 Restructuring Plan an additional year, to 1997. As a result of these actions, the annual benefits related to restructuring will not be fully realized until 1998. See "-- Restructuring Charges."

    Other operating expenses include access charges (incurred by U S WEST Communications for the routing of its long-distance traffic through the facilities of independent companies), network software expenses and other Company general and administrative expenses. Partially contributing to the decrease in other operating expenses was the $48 decrease in access expense related to the effects of the new multiple toll carrier plan arrangements. See the long-distance network service discussion in "-- Sales and Other Revenues." Lower customer premise equipment installations and lower expenses at Bellcore also contributed to the decrease.

    Other operating expenses include certain costs relating to the Company's general and administrative services (including certain executive management, legal, accounting and auditing, tax, treasury, strategic planning and public policy services) that are directly assigned to each Group based upon actual utilization or are allocated based upon each Group's operating expenses, number of employees, external revenues, average capital and/or average equity. The Company charges each Group for such services at fully distributed cost. These direct and indirect corporate allocations were $104 and $117 in 1994 and 1993, respectively. The direct allocations comprise approximately 40 percent of the total shared corporate services allocated to the Communications Group. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Communications Group were a separate legal entity. However, the Company believes that under the Recapitalization Proposal, each Group would benefit from synergies with the other, including having lower operating costs than might be incurred if each Group was a separate legal entity.

    The increase in depreciation and amortization expense was primarily the result of a higher depreciable asset base and increased rates of depreciation at U S WEST Communications. The discontinuance of SFAS No. 71 by U S WEST Communications in September 1993 has resulted in the use of shorter asset lives (for financial reporting purposes) to more closely reflect the economic lives of telephone plant. U S WEST Communications continues to pursue improved capital recovery within the regulated environment.

    Interest expense decreased due to the effects of refinancing debt at lower rates in 1993 at U S WEST Communications, and a reclassification of capitalized interest in 1994. Since the discontinuance of SFAS No. 71, interest capitalized as a component of telephone plant construction is recorded as an offset against interest expense rather than to other income (expense). The Communications Group average borrowing cost was 6.8 percent in 1994 compared to 6.9 percent in 1993. See
"-- Liquidity and Capital Resources."

    PROVISION FOR INCOME TAXES

                                                                                        INCREASE
                                                                                 ----------------------
                                                            1994        1993         $           %
                                                         ----------  ----------  ----------  ----------
Provision for income taxes.............................   $     653   $     208   $     445      --
Effective tax rate.....................................        36.2%       34.7%     --          --

    The increase in the effective tax rate resulted primarily from the effects of discontinuing SFAS No. 71, an increase in 1994 income before income taxes and the 1993 restructuring charge, partially offset by the cumulative effect on deferred income taxes of the 1993 federally mandated increase in income tax rates.

    RESTRUCTURING CHARGES

    The Communications Group's 1993 results reflect an $880 restructuring charge (pretax) at U S WEST Communications. The related Restructuring Plan is designed to provide faster, more responsive customer services while reducing the costs of providing these services. As part of the

Restructuring Plan, U S WEST Communications is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so that customers can have their telecommunications needs resolved with one phone call. U S WEST Communications is consolidating 560 customer service centers into 26 centers in 10 cities and reducing its total work force by approximately 9,000 employees (including the remaining employee reductions associated with the restructuring plan announced in 1991).

    Implementation of the Restructuring Plan is expected to extend into 1997, rather than being completed in 1996 as originally scheduled. Implementation schedules are driven by customer demand and related service issues, concerns with system stability as major customer impacting systems are integrated, and staffing agreements negotiated with U S WEST Communications' unions. These changes do not alter U S WEST Communications' plan to fundamentally re-engineer the way it conducts business in the emerging competitive environment. The total cash expenditures of $880 under the Restructuring Plan remain unchanged.

    The following is a schedule of the costs included in the Restructuring Plan:

                                                                            ACTUAL                ESTIMATE
                                                                          -----------  -------------------------------
                                                                             1994        1995       1996       1997       TOTAL
                                                                          -----------  ---------  ---------  ---------  ---------
Cash expenditures:
  Employee separation...................................................   $      19   $      61  $      72  $      73  $     225
  Systems development...................................................         118         128        114     --            360
  Real estate...........................................................          50          80     --         --            130
  Relocation............................................................          21          54          4         26        105
  Retraining and other..................................................           8          19         10         23         60
                                                                               -----   ---------  ---------  ---------  ---------
    Total cash expenditures.............................................         216         342        200        122        880
  Remaining 1991 plan employee costs....................................          56      --         --         --             56
                                                                               -----   ---------  ---------  ---------  ---------
    Total (1)...........................................................   $     272   $     342  $     200  $     122  $     936
                                                                               -----   ---------  ---------  ---------  ---------
                                                                               -----   ---------  ---------  ---------  ---------

- ------------------------
(1) The Restructuring Plan also provides for capital expenditures of $440 over the life of the Restructuring Plan. Capital expenditures related to restructuring were $265 in 1994.

    Employee separation costs include severance payments, health-care coverage and postemployment education benefits. Systems development costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing processes. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the new service centers and retraining employees on the methods and systems required in the new, restructured mode of operation.

    U   S  WEST  Communications  estimates   that  full  implementation  of  the
Restructuring Plan will reduce employee-related expenses by approximately $400 per year. These savings are expected to be offset by the effects of inflation.

    EMPLOYEE SEPARATION. The following estimates of employee separations and related amounts reflect the extension of employee reductions into 1997.

                                                            ESTIMATE      ACTUAL                ESTIMATE
                                                           -----------  -----------  -------------------------------
                                                              1994       1994 (2)      1995       1996       1997       TOTAL
                                                           -----------  -----------  ---------  ---------  ---------  ---------
Employee separations (1)
  Managerial.............................................       1,061          497         814        580        559      2,450
  Occupational...........................................       1,887        1,683       1,136      1,845      1,886      6,550
                                                                -----        -----   ---------  ---------  ---------  ---------
    Total................................................       2,948        2,180       1,950      2,425      2,445      9,000
                                                                -----        -----   ---------  ---------  ---------  ---------
                                                                -----        -----   ---------  ---------  ---------  ---------

                                                            ESTIMATE      ACTUAL                ESTIMATE
                                                           -----------  -----------  -------------------------------
                                                              1994       1994 (2)      1995       1996       1997       TOTAL
                                                           -----------  -----------  ---------  ---------  ---------  ---------
Employee separation amounts (1)
  Managerial.............................................   $      22    $       5   $      29  $      21  $      20  $      75
  Occupational...........................................          15           14          32         51         53        150
                                                                  ---          ---         ---        ---        ---  ---------
    Total................................................          37           19          61         72         73        225
  Remaining 1991 reserve.................................          56           56      --         --         --             56
                                                                  ---          ---         ---        ---        ---  ---------
    Total................................................   $      93    $      75   $      61  $      72  $      73  $     281
                                                                  ---          ---         ---        ---        ---  ---------
                                                                  ---          ---         ---        ---        ---  ---------

- ------------------------
(1) The "network" and "all other" categories previously displayed are no longer used in this schedule due to the changes in organizational boundaries occurring as a result of re-engineering. The new consolidated service centers consist of employees grouped by processes rather than by organization.

(2) Includes the remaining employees and the separation amounts associated with the balance of the 1991 restructuring reserve at December 31, 1993.

    As a result of extending the Restructuring Plan into 1997, employee reduction and separation amounts shown above have been reduced by 1,519 and $41 in 1995, and 175 and $14 in 1996, respectively, and increased by 2,445 and $73, respectively, in 1997.

    SYSTEMS DEVELOPMENT. U S WEST Communications' existing information management systems were largely developed to support analog technology in a monopoly environment. These systems are increasingly inadequate due to the effects of increased competition, new forms of regulation and changing technology that have driven consumer demand for new services that can be delivered quickly, reliably and economically. The sequential systems currently in place are slow, labor-intensive, and costly to maintain and often cannot be adapted to support new product and service offerings, including future interactive broadband services envisioned by U S WEST Communications.

    The systems re-engineering program in place involves development of new systems for the following core processes:

        Service delivery -- to support service on demand for all products and services, including repair. These systems will permit one customer service representative to handle all facets of a customer's requirements as contrasted to the numerous points of customer interface required today.

        Service assurance -- for performance monitoring from one location and remote testing in the new environment, including identification and resolution of faults prior to customer impact, and one-system dispatch environment.

        Capacity provisioning -- for integrated planning of future network capacity, including the installation of software controllable service components.

    The direct, incremental and nonrecurring systems development costs contained in the Restructuring Plan follow:

                                                     ESTIMATE      ACTUAL           ESTIMATE
                                                    -----------  -----------  --------------------
                                                       1994         1994        1995       1996       TOTAL
                                                    -----------  -----------  ---------  ---------  ---------
Service delivery..................................   $      35    $      21   $      15  $      37  $      73
Service assurance.................................          45           12          17         35         64
Capacity provisioning.............................          17           57          92         30        179
All other.........................................           8           28           4         12         44
                                                         -----        -----   ---------  ---------  ---------
    Total.........................................   $     105    $     118   $     128  $     114  $     360
                                                         -----        -----   ---------  ---------  ---------
                                                         -----        -----   ---------  ---------  ---------

    Original estimates of system expenditures in 1995 and 1996 were $140 and $115, respectively. Though current estimates in total are not materially different, the timing and amount of expenditures by category has changed.

    The majority of systems development labor will be supplied through the use of temporary employees, contractors and new employees with special skills. While it is likely that a small number of the new employees will be retained after completion of the Restructuring Plan due to their specialized skills, it is planned that any related increase in headcount will be offset through other employee reductions.

    Systems expenses charged to current operations at U S WEST Communications consist of all costs associated with the information management function, including planning, developing, testing and maintaining data bases for general purpose computers, in addition to systems costs related to maintenance of telephone network applications. The key related administrative (i.e. general purpose) systems include customer service, order entry, billing and collection, accounts payable, payroll, human resources and property records. Ongoing systems costs comprised approximately six percent of total operating expenses at U S WEST Communications in 1994, 1993 and 1992. U S WEST Communications expects systems costs charged to current operations as a percent of total operating expenses to approximate the current level throughout the life of the Restructuring Plan. However, systems costs could increase relative to other operating costs as the business becomes more technology dependent.

    PROGRESS UNDER  THE RESTRUCTURING  PLAN.   The following  is a  schedule  of
progress under the Restructuring Plan in 1994:

EXPENDITURES                                                                  ESTIMATE      ACTUAL
- ---------------------------------------------------------------------------  -----------  -----------
Employee separation........................................................   $      93    $      75
Systems development........................................................         105          118
Real estate................................................................         119           50
Relocation.................................................................          70           21
Retraining and other.......................................................          34            8
                                                                                  -----        -----
1994 restructuring reserve activity........................................   $     421    $     272
                                                                                  -----        -----
                                                                                  -----        -----

    U S WEST Communications anticipated Restructuring Plan expenditures of approximately $421 in 1994. However, U S WEST Communications slowed the pace of its restructuring implementation to address issues pertaining to the quality of service.

    The 1991 Communications Group restructuring plan included a pretax charge of $277, of which $240 related to planned work-force reductions covering approximately 6,000 employees at U S WEST Communications. All expenditures and work-force reductions associated with the 1991 plan were completed by the end of 1994.

RESULTS OF OPERATIONS

    1993 COMPARED WITH 1992

    NET INCOME (LOSS)

                                                                                 INCREASE
                                                              1993(1)   1992    (DECREASE)
                                                              -------  -------  ----------
Income before extraordinary items...........................  $   391  $   930   $  (539)
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax.................   (3,123)   --       (3,123)
  Early extinguishment of debt, net of tax..................      (77)   --          (77)
Cumulative effect of change in accounting principles........    --      (1,745)    1,745
                                                              -------  -------  ----------
    Net loss................................................  $(2,809) $  (815)  $(1,994)
                                                              -------  -------  ----------
                                                              -------  -------  ----------

- ------------------------

(1)  1993  income  before  extraordinary  items  was  reduced  by  $534  for   a
     restructuring charge, and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

    Excluding the one-time effects described in note (1) to the above table, 1993 income before extraordinary items was $979. As normalized, 1993 income before extraordinary items increased by $49, or 5.3 percent, over 1992. The increase was primarily attributable to improvements in telephone operations and lower financing costs.

    An extraordinary, non-cash charge of $3.1 billion (after tax) was incurred in conjunction with the decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, competition notwithstanding, by charging its customers at prices established by its regulators. This decision to discontinue the application of SFAS No. 71 was based on the belief that competition, market conditions and technological advances, more than prices established by regulators, will determine the future cost recovery by U S WEST Communications. As a result of this change, the remaining asset lives of U S WEST Communications' telephone plant were shortened to more closely reflect the useful (economic) lives of such plant. U S WEST Communications' accounting and reporting for regulatory purposes were not affected by the change.

    During 1993, U S WEST Communications refinanced long-term debt issues aggregating $2.7 billion in principal amount. These refinancings allowed U S WEST Communications to take advantage of favorable interest rates. Extraordinary costs associated with the redemptions reduced 1993 income by $77 (after tax).

    The accounting change in 1992 relates to two accounting standards issued by the Financial Accounting Standards Board. The first is SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which mandates that employers reflect in their current expenses an accrual for the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, the Communications Group , like most companies, recognized these costs as they were paid. The Communications Group also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS Nos. 106 and 112 resulted in a one-time, non-cash charge against 1992 earnings of $1,745, net of tax, including $50 related to SFAS No. 112.

    Revenue growth and continued cost controls in 1993 resulted in a 5.5 percent increase in EBITDA, excluding the effects of the 1993 restructuring charge.

    SALES AND OTHER REVENUES

                                                                                                                   INCREASE
                                                                  PRICE       REFUND       DEMAND                  ---------
                                                1993    1992     CHANGES     ACTIVITY      CHANGES       OTHER      $     %
                                               ------  ------  -----------  -----------  -----------  -----------  ----  ---
Local service................................  $3,829  $3,674   $      (6)   $     (11)   $     176    $      (4)  $155   4.2
Access charges -- interstate.................   2,147   2,047         (71)           6          175          (10)   100   4.9
Access charges -- intrastate.................     682     673         (18)           8           19       --          9   1.3
Long-distance network service................   1,442   1,420          (7)          (1)          31           (1)    22   1.5
Other services...............................     770     716      --           --           --               54     54   7.5
                                               ------  ------  -----------         ---        -----          ---   ----  ---
    Total revenues...........................  $8,870  $8,530   $    (102)   $       2    $     401           39    340   4.0
                                               ------  ------  -----------         ---        -----          ---   ----  ---
                                               ------  ------  -----------         ---        -----          ---   ----  ---

    The increase in local service revenues was primarily attributable to access line growth of 3.7 percent in 1993.

    Increased demand for interstate services, as evidenced by an increase of 8.5 percent in interstate billed access minutes of use, more than offset the effects of price decreases. U S WEST Communications reduced its annual interstate access prices by approximately $60, effective July 1, 1993, in addition to $90, effective July 1, 1992, primarily due to FCC-mandated changes that resulted in a cost shift to intrastate jurisdictions. Intrastate access charges increased primarily as a result of increased demand and lower refunds, largely offset by the effects of price decreases. The increase in long-distance network service revenues reflects business growth, partially offset by the impacts of competition, particularly in Wide Area Telephone Service and "800" services, and price decreases. Other service revenues increased 7.5 percent in 1993 due to increased revenue from billing and collection services and continued market penetration in voice messaging services.

    COSTS AND EXPENSES

                                                                                                    INCREASE (DECREASE)
                                                                                                    --------------------
                                                                                1993       1992         $          %
                                                                              ---------  ---------  ---------  ---------
Employee-related expenses...................................................  $   3,088  $   3,036  $      52        1.7
Other operating expenses....................................................      1,671      1,612         59        3.7
Taxes other than income taxes...............................................        388        354         34        9.6
Depreciation and amortization...............................................      1,828      1,759         69        3.9
Restructuring charge........................................................        880     --            880     --
Interest expense............................................................        392        413        (21)       (5.1)
Other income (expense) -- net...............................................        (24)       (38)       (14)      (36.8)

    The increase in employee-related expenses was attributable to basic wage increases, increased overtime costs (affected by flood damage in the midwestern states) and costs incurred for temporary employees in conjunction with customer service initiatives, primarily at U S WEST Communications. These factors were partially offset by the effects of work-force reductions, primarily in conjunction with the Communications Group's 1991 restructuring plan. During 1993, U S WEST Communications reduced its employee level by 2,755 employees. The work-force reductions and the Communications Group's emphasis on health-care cost containment through managed care and other programs, and earnings on the amounts funded for postretirement benefit costs, resulted in a decline in health-care costs of approximately $25 in 1993.

    Other operating expenses increased as a result of higher network software costs and increased advertising expenses. Direct and indirect corporate allocations included in other operating expenses were $117 in 1993 and $101 in 1992.

    Taxes other than income taxes increased due in part to adjustments made in 1992 for resolution of certain long-standing appeals.

    Depreciation and amortization expense increased $71, or 4.1 percent, at U S WEST Communications. A higher depreciable asset base and increased rates of depreciation were partially offset by the completion of depreciation reserve deficiency amortization programs in several jurisdictions.

    The 1993 restructuring charge is discussed in "-- Results of Operations -- 1994 Compared With 1993."

    Interest expense decreased principally due to the effects of lower interest rates. The Communications Group average borrowing cost decreased to 6.9 percent in 1993, from 8.2 percent in 1992.

    Other expense decreased in 1993 primarily as a result of 1992 debt refinancing costs and regulatory settlements, partially offset by the effects of a 1992 IRS settlement.

    PROVISION FOR INCOME TAXES

                                                                                                              DECREASE
                                                                                                        --------------------
                                                                                    1993       1992         $          %
                                                                                  ---------  ---------  ---------  ---------
Provision for income taxes......................................................  $     208  $     388  $    (180)     (46.4)
Effective tax rate..............................................................       34.7%      29.4%    --         --

    The increase in the effective tax rate resulted primarily from the $54 cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates and the effects of discontinuing SFAS No. 71, partially offset by the tax effects of the restructuring charge.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES

    The Communications Group will utilize cash generated by its businesses primarily to fund its capital expenditures and pay the dividend on the Communications Stock.

    Cash provided by operating activities of approximately $2.6 billion in 1994 was lower by $228 and $294 as compared with 1993 and 1992, respectively, largely due to cash payments for restructuring activities of $279 in 1994, compared with $120 and $92 in 1993 and 1992, respectively. Growth in cash from operations will be limited in the near term as the Communications Group continues to implement the Restructuring Plan. Further details of cash provided by operating activities are provided in the Combined Statements of Cash Flows.

    INVESTING ACTIVITIES

    Total capital expenditures were $2,477 in 1994, $2,226 in 1993 and $2,385 in 1992. The 1994 capital expenditures were devoted to the continued modernization and maintenance of telephone plant, including investments in fiber optic cable, to improve customer service and network productivity. In 1995, capital expenditures are expected to approximate $2.1 billion.

    In 1994, the Communications Group received cash proceeds of $93 for the sale of certain rural telephone exchanges.

    FINANCING ACTIVITIES

    In 1994, debt increased by $451 compared with 1993. In 1993, debt increased $492 compared with 1992. The Communications Group year-end 1994 percentage of debt to total capital was 65.8 compared with 67.6 at December 31, 1993. The decrease in the percentage of debt to total capital is primarily attributable to higher net income and issuances of equity.

    U S WEST Communications is permitted to borrow up to approximately $600 under short-term lines of credit, all of which were available at December 31, 1994. Additional lines of credit aggregating approximately $1.3 billion are available to both the Media Group and the unregulated subsidiaries in the Communications Group in accordance with their borrowing needs. Under registration statements filed with the Commission, as of December 31, 1994, U S WEST Communications is permitted to issue up to approximately $300 of new debt securities. An additional $1.5 billion in securities are permitted to be issued under registration statements filed with the SEC to support the requirements of the Media Group and the unregulated subsidiaries in the Communications Group.

    U S WEST also maintains a commercial paper program to finance short-term cash flow requirements, as well as to maintain a presence in the short-term debt market.

    The Media Group from time to time engages in discussions regarding acquisitions. The Company may fund such acquisitions with internally generated funds, debt or equity. The incurrence of indebtedness to fund such acquisitions and/or the assumption of indebtedness in connection with such acquisitions, if significant, could result in a downgrading of the credit rating of the Company or U S WEST Communications.

    Financing activities for the Communications Group and the Media Group, including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of preferred securities, will be managed by the Company on a centralized basis. Notwithstanding such centralized management, financing activities for U S WEST Communications will be separately identified and accounted for in the Company's records and U S WEST Communications will continue to conduct its own borrowing activities. All debt incurred and investments made by the Company and its subsidiaries would be specifically allocated to and reflected on the financial statements of the Media Group except that debt incurred and investments made by the Company and its subsidiaries on behalf of the Non-Regulated Communications Businesses and all debt incurred and investments made by U S WEST Communications would be specifically allocated to and reflected on the financial statements of the Communications Group. Debt incurred by the Company or a subsidiary on behalf of a Group would be charged to such Group at the borrowing rate of the Company or such subsidiary.

    The Company does not intend to transfer funds between the Groups, except for certain short-term, ordinary course advances of funds associated with the Company's centralized cash management. Such short-term transfers of funds will be accounted for as short-term loans between the Groups bearing interest at the market rate at which management determines the borrowing Group could obtain funds on a short-term basis. If the Board, in its sole discretion, determines that a transfer of funds between the Groups should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including the interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which management determines such Group could borrow funds on a similar basis. The financial statements of the lending Group will be credited, and the financial statements of the borrowing Group will be charged, with the amount of any such loan, as well as with periodic interest accruing thereon.

    INTEREST RATE RISK MANAGEMENT

    The Communications Group is exposed to market risks arising from changes in interest rates. Derivative financial instruments are used to manage this risk. The Company does not use derivative financial instruments for trading purposes.

    The objective of the interest rate risk management program is to minimize the total cost of debt, fix the cost of future debt issues and take advantage of major market trends by changing the percentage of floating rate debt. The market value of the debt portfolio and its risk adjusting derivative instruments are monitored and compared to pre-determined benchmarks to evaluate the effectiveness of the risk management program. To meet the objectives of the interest rate risk management program, the Communications Group uses risk reducing and risk adjusting strategies. Interest rate forward contracts were used in 1993 to reduce the debt issuance risks associated with interest rate fluctuations. Interest rate swaps are used to adjust the risks of the debt portfolio on a consolidated basis by varying the ratio of fixed to floating rate debt.

    In 1993, U S WEST Communications refinanced $2.7 billion of callable debt with new, lower-cost fixed rate debt. U S WEST Communications achieved an annual interest expense reduction of approximately $35 as a result of this refinancing. In conjunction with the refinancing, forward contracts were executed to sell U.S. Treasuries to reduce debt issuance risks and lock in the cost of $1.5 billion of the future debt issue. At December 31, 1994, deferred credits of $8 and deferred charges of $51 on closed interest rate forward contracts are included as part of the carrying value of the underlying debt. The deferred credits and charges are being recognized as a yield adjustment over the life of the debt, which matures at various dates through 2043. The net deferred charge is directly offset by the lower coupon rate achieved on the new debt.

    Notional amounts on interest rate swaps outstanding at December 31, 1994, were $781 with various maturities that extend to 1999. The estimated effect of U S WEST Communications' interest rate derivative transactions was to adjust the level of fixed rate debt from 75.5 percent to 87.1 percent of the total debt portfolio.

REGULATION

    FEDERAL REGULATORY ISSUES

    The Communications Group supports regulatory reform at all levels. While certain federal courts have recently ruled as unconstitutional some laws governing local exchange carriers activities, the legal and regulatory framework under which the Communications Group operates limits both competition and consumer choice. The limitations include restrictions on equipment manufacturing, the provisioning of cable television programming content, and restrictions on the transport of communications, entertainment and information across LATA boundaries. The Communications Group believes that national telecommunications regulatory reform may be the only effective way to resolve the related issues and satisfy competing interests.

    During 1994 and early 1995, a number of federal regulatory issues were ruled on in the courts:

    - In January 1995, the 9th U.S. Circuit Court of Appeals in San Francisco upheld the June 15, 1994, Seattle Federal District Court ruling that affirmed U S WEST's challenge to the constitutionality of the telephone company video programming restriction in the 1984 Cable Act. The Act prevents telephone companies from providing video programming within their regions. U S WEST argued, and the courts agreed, that the restriction violates its First Amendment right to free speech. The decision would allow the Company to provide video programming directly to its regional telephone subscribers. The Federal Government can appeal to the U.S. Supreme Court. The Communications Group is evaluating its options in light of this ruling. In January 1995, the FCC instituted a proceeding to modify and promulgate rules on the provision of video programming. In March 1995, the FCC announced that it would not enforce its cross-ownership ban on local exchange carriers providing video programming directly to subscribers in their local telephone exchange service areas.

    - In January 1995, the U.S. Circuit Court of Appeals for the District of Columbia overruled the FCC's "range-of-rates" decision. This FCC decision permitted non-dominant carriers to file ranges for rates rather than specific price points. The Court of Appeals held that the Communications Act requires all carriers to specify prices on their tariffs. The effect of this decision will be to require non-dominant carriers (such as MCI Communications or Time Warner Communications) to file tariffs with considerably more price detail.

    - In October 1994, the 9th U.S. Circuit Court of Appeals overruled the FCC's Computer-III non-structural separation decision for the provision of enhanced services on an integrated basis under the Open Network Architecture ("ONA") regulatory structure. Under the ONA structure U S WEST Communications is required to unbundle its telephone network services in a manner that will accommodate the service needs of the growing number of information service providers. The effect of the decision could be to return to the provision of such service through a separate subsidiary, which could make it more difficult for local exchange carriers to offer enhanced services. In January 1995, the FCC granted a waiver allowing for the continued integrated provision of enhanced services, pending further proceedings by the FCC. The FCC is currently conducting a rulemaking proceeding to determine whether separate subsidiary requirements will be reinstated or whether integrated provisioning will be continued under an ONA regulatory structure on a permanent basis.

    - In August 1994, the U. S. Circuit Court of Appeals for the District of Columbia upheld an FCC ruling that neither telephone companies nor customer programmers need to obtain a franchise from local governments to provide Video Dial Tone ("VDT") service. The decision means that local telephone companies will avoid additional franchise fees related to the provisioning of VDT services.

    - In June 1994, the U.S. Circuit Court of Appeals for the District of Columbia overturned the FCC's requirement that local telephone companies allow physical collocation by third parties (competitive access providers), within their central offices, for the installation and operation of equipment that connects to the local telephone network. The decision essentially affirms the private property rights of corporations. The court also ordered the FCC to reconsider its requirement that allows competitors to interconnect equipment to the local network from a point outside a central office. In light of the rulings the Communications Group is evaluating how it can provide future interconnection services.

    On April 24, 1995, the RBOCs asked the D.C. District Court for a waiver of the MFJ restriction on the provision by the RBOCs of information services on an interexchange basis. The request for a waiver follows a recommendation by the Department of Justice that the RBOCs be allowed to provide information services on an interexchange basis.

    U S WEST Communications' interstate services have been subject to price cap regulation since January 1991. Price caps are an alternative form of regulation designed to limit prices rather than profits. However, the FCC's price cap plan includes sharing of earnings in excess of authorized levels. In March 1995, the FCC issued an interim order on price cap regulation. This order increases the productivity factor used in the price cap index, thus reducing the access prices paid by interexchange carriers to local telephone companies. The interim order also provides for a no-sharing productivity factor option and for increased flexibility for adjusting prices downward in response to competition. During the past several years U S WEST Communications has used the higher productivity factor in determining its access prices. Consequently, U S WEST Communications expects no significant impact in 1995 as a result of the interim order.

    For   a   further  discussion   of  federal   regulatory  issues,   see  "--
Communications Group -- Description of Business -- Regulation."

    STATE REGULATORY ISSUES

    U S WEST Communications is subject to varying degrees of regulation by state commissions with respect to intrastate rates and service, and access charge tariffs. U S WEST Communications is currently working with state regulators to gain approval of initiatives, including efforts to rebalance prices, advance competitive parity and implement simplified forms of price and service quality regulation.

    At U S WEST Communications there are pending regulatory actions in local regulatory jurisdictions that call for price changes, refunds or both. U S WEST Communications is subject to several pending regulatory actions that seek price decreases and/or refunds. In one such instance, the Utah Supreme Court has remanded a PSC order to the PSC for reconsideration, thereby establishing certain exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The PSC's initial order denied a refund request from an interexchange carrier and other parties that relates to the Tax Reform Act of 1986. This action is still in the discovery process. If a formal filing -- made in accordance with the remand from the Supreme Court -- alleges that the exceptions apply, the range of possible risk is $0 to $140.

    For further discussion of state regulatory issues, see "-- Communications Group -- Description of Business -- Regulation."

                              COMMUNICATIONS GROUP
                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants.............................................         VI-25

Financial Statements for the Years Ended December 31, 1994, 1993 and 1992

    Combined Statements of Operations.........................................         VI-26

    Combined Balance Sheets...................................................         VI-27

    Combined Statements of Cash Flows.........................................         VI-28

    Notes to Combined Financial Statements....................................         VI-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareowners of U S WEST, Inc.

    We have audited the Combined Balance Sheets of U S WEST Communications Group (as described in Note 1) as of December 31, 1994 and 1993 and the related Combined Statements of Operations and Cash Flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of U S WEST, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of U S WEST Communications Group as of December 31, 1994 and 1993, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As more fully discussed in Note 1, the Combined Financial Statements of U S WEST Communications Group should be read in connection with the audited Consolidated Financial Statements of U S WEST, Inc.

    As discussed in Note 3 to the Combined Financial Statements, U S WEST Communications Group discontinued accounting for the operations of U S WEST Communications, Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1993. As discussed in Note 10 to the Combined Financial Statements, U S WEST Communications Group changed its method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 12, 1995

                         U S WEST COMMUNICATIONS GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                   1994        1993       1992
                                                                                -----------  ---------  ---------
                                                                                       DOLLARS IN MILLIONS
                                                                                   (EXCEPT PER SHARE AMOUNTS)
Operating Revenues
  Local service...............................................................  $     4,067  $   3,829  $   3,674
  Interstate access service...................................................        2,269      2,147      2,047
  Intrastate access service...................................................          729        682        673
  Long-distance network services..............................................        1,329      1,442      1,420
  Other services..............................................................          782        770        716
                                                                                -----------  ---------  ---------
    Total operating revenues..................................................        9,176      8,870      8,530
Operating Expenses
  Employee-related expenses...................................................        3,231      3,088      3,036
  Other operating expenses....................................................        1,547      1,671      1,612
  Taxes other than income taxes...............................................          388        388        354
  Depreciation and amortization...............................................        1,908      1,828      1,759
  Restructuring charge........................................................      --             880     --
                                                                                -----------  ---------  ---------
    Total operating expenses..................................................        7,074      7,855      6,761
Income from operations........................................................        2,102      1,015      1,769
Interest expense..............................................................          360        392        413
Gain on sales of rural telephone exchanges....................................           82     --         --
Other income (expense) -- net.................................................          (21)       (24)       (38)
                                                                                -----------  ---------  ---------
Income before income taxes....................................................        1,803        599      1,318
Provision for income taxes....................................................          653        208        388
                                                                                -----------  ---------  ---------
Income before extraordinary items and cumulative effect of change in
 accounting principles........................................................        1,150        391        930
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax...................................      --          (3,123)    --
  Early extinguishment of debt, net of tax....................................      --             (77)    --
Cumulative effect of change in accounting principles:
  Transition effect of change in accounting for postretirement benefits other
   than pensions and other postemployment benefits, net of tax................      --          --         (1,745)
                                                                                -----------  ---------  ---------
Net income (loss).............................................................  $     1,150  $  (2,809) $    (815)
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------
Pro forma earnings per share of Communications Stock (unaudited)..............  $      2.53
Pro forma dividends per share of Communications Stock (unaudited).............  $      2.14
Pro forma average shares of Communications Stock outstanding (thousands)
 (unaudited)..................................................................      453,316

     The accompanying notes are an integral part of the Combined Financial
                                  Statements.

                         U S WEST COMMUNICATIONS GROUP

                            COMBINED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1994       1993
                                                                                             ---------  ---------
                                                                                                 (DOLLARS IN
                                                                                                  MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents................................................................  $     116  $      56
  Accounts receivable, less allowance for credit losses of $29 and $28, respectively.......      1,500      1,439
  Inventories and supplies.................................................................        166        181
  Deferred tax asset.......................................................................        300        308
  Other....................................................................................         56         64
                                                                                             ---------  ---------
Total current assets.......................................................................      2,138      2,048
                                                                                             ---------  ---------
Property, plant and equipment -- net.......................................................     13,041     12,631
Other assets...............................................................................        765        744
                                                                                             ---------  ---------
Total assets...............................................................................  $  15,944  $  15,423
                                                                                             ---------  ---------
                                                                                             ---------  ---------

LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt..........................................................................  $   1,608  $   1,382
  Accounts payable.........................................................................        888        931
  Employee compensation....................................................................        313        328
  Dividend payable.........................................................................        250        236
  Current portion of restructuring charges.................................................        318        431
  Advanced billing and customer deposits...................................................        211        198
  Other....................................................................................        620        682
                                                                                             ---------  ---------
Total current liabilities..................................................................      4,208      4,188
                                                                                             ---------  ---------
Long-term debt.............................................................................      4,516      4,291
Postretirement and postemployment benefit obligations......................................      2,427      2,628
Deferred income taxes......................................................................        547        256
Unamortized investment tax credits.........................................................        231        280
Deferred credits and other.................................................................        836      1,058
Communications Group equity................................................................      3,179      2,722
                                                                                             ---------  ---------
Total liabilities and equity...............................................................  $  15,944  $  15,423
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Contingencies (see Note 13)

     The accompanying notes are an integral part of the Combined Financial
                                  Statements.

                         U S WEST COMMUNICATIONS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
                                                                                       (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES
Net income (loss)...............................................................  $   1,150  $  (2,809) $    (815)
Adjustments to net income (loss):
  Discontinuance of SFAS No. 71.................................................     --          3,123     --
  Cumulative effect of change in accounting principles..........................     --         --          1,745
  Restructuring charge..........................................................                   880         --
  Depreciation and amortization.................................................      1,908      1,828      1,759
  Gain on sales of rural telephone exchanges....................................        (82)    --         --
  Deferred income taxes and amortization of investment tax
   credits......................................................................        226       (191)        (1)
Changes in operating assets and liabilities:
  Restructuring payments........................................................       (279)      (120)       (92)
  Accounts receivable...........................................................        (64)       (78)        26
  Inventories, supplies and other...............................................        (29)       (23)       (23)
  Accounts payable and accrued liabilities......................................       (147)       153        103
Other -- net....................................................................       (108)        40        167
                                                                                  ---------  ---------  ---------
Cash provided by operating activities...........................................      2,575      2,803      2,869
                                                                                  ---------  ---------  ---------
INVESTING ACTIVITIES
Expenditures for property, plant and equipment..................................     (2,254)    (2,234)    (2,081)
Proceeds from disposals of property, plant and equipment........................         96         42         52
Other -- net....................................................................          2     --         --
                                                                                  ---------  ---------  ---------
Cash (used for) investing activities............................................     (2,156)    (2,192)    (2,029)
                                                                                  ---------  ---------  ---------
FINANCING ACTIVITIES
Net proceeds from short-term debt...............................................        344        687         21
Proceeds from issuance of long-term debt........................................        251      2,282        344
Dividends paid on common stock..................................................       (886)      (812)      (796)
Repayment of long-term debt.....................................................       (285)    (2,952)      (670)
Cash proceeds from issuance of equity...........................................        217        356         90
Cash advance from/(repayment to) Media Group....................................     --           (153)       153
                                                                                  ---------  ---------  ---------
Cash (used for) financing activities............................................       (359)      (592)      (858)
                                                                                  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS
Increase (decrease).............................................................         60         19        (18)
Beginning balance...............................................................         56         37         55
                                                                                  ---------  ---------  ---------
Ending balance..................................................................  $     116  $      56  $      37
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

     The accompanying notes are an integral part of the Combined Financial
                                  Statements.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The Board of Directors of U S WEST, Inc. ("U S WEST" or "Company"), a Colorado corporation, has adopted a proposal (the "Recapitalization Proposal") that would change the state of incorporation of U S WEST from Colorado to Delaware and create two classes of common stock that are intended to reflect separately the performance of the Company's communications and multimedia businesses. Under the Recapitalization Proposal, shareholders of the Company will be asked to approve an Agreement and Plan of Merger between the Company and U S WEST, Inc., a Delaware corporation and wholly owned subsidiary of U S WEST ("U S WEST Delaware"), pursuant to which U S WEST would be merged (the "Merger") with and into U S WEST Delaware with U S WEST Delaware continuing as the surviving corporation. In connection with the Merger, the Certificate of Incorporation of U S WEST Delaware would be amended and restated (as so amended and restated, the "Restated Certificate") to, among other things, designate two classes of common stock of U S WEST Delaware, one class of which would be authorized as U S WEST Communications Group Common Stock ("Communications Stock"), and the other class of which would be authorized as U S WEST Media Group Common Stock ("Media Stock"). Upon consummation of the Merger, each share of existing common stock of the Company would be automatically converted into one share of Communications Stock and one share of Media Stock.

    The Communications Stock and Media Stock are designed to provide shareholders with separate securities that are intended to reflect separately the communications businesses of U S WEST Communications, Inc. ("U S WEST Communications") and certain other subsidiaries of the Company (the "Communications Group") and the Company's multimedia businesses (the "Media Group" and, together with the Communications Group, the "Groups").

    The Communications Group is comprised of U S WEST Communications, U S WEST Communications Services, Inc., U S WEST Federal Services, Inc., U S WEST Advanced Technologies, Inc. and U S WEST Business Resources, Inc.

    The Media Group is comprised of U S WEST Marketing Resources Group, Inc., a publisher of White and Yellow Pages telephone directories, and provider of multimedia content and services, U S WEST New Vector Group, Inc., which provides communications and information products and services over wireless networks, U S WEST Multimedia Communications, Inc., which owns domestic cable television operations and investments and U S WEST International Holdings, Inc., which primarily owns investments in international cable and telecommunications, wireless communications and directory publishing operations.

BASIS OF PRESENTATION

    The Combined Financial Statements of the Groups comprise all of the accounts included in the corresponding Consolidated Financial Statements of the Company. Investments in less than majority-owned ventures are generally accounted for using the equity method. The separate Group financial statements give effect to the accounting policies that will be applicable upon implementation of the Recapitalization Proposal. The separate Group Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups, with all significant intragroup amounts and transactions eliminated; (ii) in the case of the Communications Group Combined Financial Statements, corporate assets and liabilities of U S WEST and related transactions identified with the Communications Group; (iii) in the case of the Media Group Combined Financial Statements, all other corporate assets and liabilities and related transactions of U S WEST; and (iv) an allocated portion of the corporate expense of U S WEST. Transactions between the Communications Group and the Media Group have not been eliminated.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the Communications Group and the Media Group for the purpose of preparing the respective financial statements of such Groups, holders of Communications Stock and Media Stock will continue to be subject to risks associated with an investment in a single Company and of all of the Company's businesses, assets and liabilities. Such allocation of assets and liabilities and change in the equity structure of the Company will not affect responsibility for the liabilities of the Company and, as a result, will not affect the rights of the holders of the Company's or any of its subsidiaries' debt. Financial effects arising from either Group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial position of the other Group. Any net losses of the Communications Group or the Media Group, and dividends or distributions on, or repurchases of Communications Stock, Media Stock or Preferred Stock, will reduce the legally available funds of the Company available for payment of dividends on both the Communications Stock and Media Stock. Accordingly, the Company's Consolidated Financial Statements should be read in conjunction with the Communications Group and the Media Group Combined Financial Statements.

    The accounting policies described herein applicable to the preparation of the Combined Financial Statements of the Communications Group may be modified or rescinded at the sole discretion of the Board of Directors of the Company (the "Board") without approval of the stockholders, although there is no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Communications Stock and Media Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all the Company's stockholders, including the holders of Communications Stock and the holders of Media Stock. In making such determination, the Board may also consider regulatory requirements imposed on U S WEST Communications by the public utility commissions of various states and the Federal Communications Commission. In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established.

    ALLOCATION OF SHARED SERVICES. Certain costs relating to the Company's general and administrative services (including certain executive management, legal, tax, accounting and auditing, treasury, strategic planning and public policy services) are directly assigned to each Group based upon actual utilization or are allocated based upon each Group's operating expenses, number of employees, external revenues, average capital and/or average equity. The Company charges each Group for such services at fully distributed cost. The Communications Group share of these direct and indirect allocations were $104, $117 and $101 in 1994, 1993 and 1992, respectively. In 1994, the direct allocations comprised approximately 40 percent of the total shared corporate services allocated to the Communications Group. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Communications Group were a separate legal entity. However, the Company believes that under the Recapitalization Proposal, each Group would benefit from synergies with the other, including having lower operating costs than might be incurred if each Group was a separate legal entity.

    ALLOCATION OF EMPLOYEE BENEFITS. A portion of U S WEST's employee benefit costs, including pension and postretirement medical and life, are allocated to the Communications Group. (See Note 10 to the Combined Financial Statements.)

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ALLOCATION OF INCOME TAXES. Federal, state and local income taxes which are determined on a consolidated or combined basis will be allocated to each Group in accordance with tax sharing agreements between the Company and the entities within the Groups. Consolidated or combined state income tax provisions and related tax payments or refunds will be allocated between the Groups based on their respective contributions to consolidated or combined state taxable incomes. Consolidated Federal income tax provisions and related tax payments or refunds will be allocated between the Groups based on the aggregate of the taxes allocated among the entities within each Group. The allocations will generally reflect each Group's contribution (positive or negative) to consolidated Federal taxable income and consolidated Federal tax credits. A Group will be compensated only at such time as, and to the extent that, its tax attributes are utilized by the Company in a combined or consolidated income tax filing. Federal and state tax refunds and carryforwards or carrybacks of tax attributes will generally be allocated to the Group to which such tax attributes relate.

    GROUP FINANCING. Financing activities for the Communications Group and the Media Group, including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of preferred securities, are managed by the Company on a centralized basis. Notwithstanding such centralized management, financing activities for U S WEST Communications are separately identified and accounted for in the Company's records and U S WEST Communications conducts its own borrowing activities. All debt incurred and investments made by the Company and its subsidiaries are specifically allocated to and reflected on the financial statements of the Media Group except that debt incurred and investments made by the Company and its subsidiaries on behalf of the non-regulated Communications businesses and all debt incurred and investments made by U S WEST Communications are specifically allocated to and reflected on the financial statements of the Communications Group. Debt incurred by the Company or a subsidiary on behalf of a Group is charged to such Group at the borrowing rate of the Company or such subsidiary.

    The Company does not intend to transfer funds between the Groups, except for certain short-term ordinary course advances of funds associated with the Company's centralized cash management. Such short-term transfers of funds will be accounted for as short-term loans between the Groups bearing interest at the market rate at which management determines the borrowing Group could obtain funds on a short-term basis. If the Board, in its sole discretion, determines that a transfer of funds between the Groups should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including the interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which management determines such Group could borrow funds on a similar basis. The financial statements of the lending Group will be credited, and the financial statements of the borrowing Group will be charged, with the amount of any such loan, as well as with periodic interest accruing thereon.

    DIVIDENDS. Under the Recapitalization Proposal, dividends to be paid to the holders of Communications Stock will initially be at a quarterly rate of $0.535 per share. Dividends on the Communications Stock will be paid at the discretion of the Board based primarily upon the financial condition, results of operations and business requirements of the Communications Group and the Company as a whole. Dividends will be payable out of the lesser of: 1) the funds of the Company legally available for the payment of dividends; and 2) the Communications Group Available Dividend Amount as defined in the Restated Certificate.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INDUSTRY SEGMENT

    The Communications Group operates in one industry segment (communications and related services).

    The largest volume of the Communications Group services are provided to AT&T. During 1994, 1993 and 1992 revenues related to those services provided to AT&T were $1,130, $1,160 and $1,203, respectively. Related accounts receivable at December 31, 1994 and 1993 totaled $98 and $97, respectively.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

INVENTORIES AND SUPPLIES

    New and reusable materials of U S WEST Communications are carried at average cost, except for significant individual items that are valued based on specific costs. Non-reusable material is carried at its estimated salvage value. Inventories of the Communications Group non-telephone operations are carried at the lower of cost or market on a first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT

    The investment in property, plant and equipment is carried at cost, less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. Costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred.

    U S WEST Communications' provision for depreciation of property, plant and equipment is based on various straight-line group methods using remaining useful (economic) lives based on industry-wide studies. In the third quarter of 1993, U S WEST Communications discontinued accounting for its regulated telephone operations under Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." Prior to discontinuing SFAS No. 71, depreciation was based on lives specified by regulators. (See Note 3 to the Combined Financial Statements.) When the depreciable property, plant and equipment of U S WEST Communications is retired or sold, the original cost less the net salvage value is generally charged to accumulated depreciation.

    The non-telephone operations of the Communications Group provide for depreciation using the straight-line method. When such depreciable property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

    Interest related to qualifying construction projects is capitalized and is reflected as a reduction of interest expense. At U S WEST Communications, prior to discontinuing SFAS No. 71, capitalized interest was included as an element of other income. Amounts capitalized by the Communications Group were $36, $15 and $23 in 1994, 1993, and 1992, respectively.

REVENUE RECOGNITION

    Local telephone service revenues are generally billed monthly, in advance, and revenues are recognized the following month when services are provided. Revenues derived from other telephone services, including exchange access and long-distance, are billed and recorded monthly as services are provided.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

    Net interest income or expense on interest rate swaps is recognized over the life of the swaps as an adjustment to interest expense. Gains and losses on forward contracts, designated as hedges of interest rate exposure on debt refinancings, are deferred and recognized as an adjustment to interest expense over the life of the underlying debt.

COMPUTER SOFTWARE

    The cost of computer software, whether purchased or developed internally, is charged to expense with two exceptions. Initial operating system software is capitalized and amortized over the life of the related hardware, and initial network applications software is capitalized and amortized over three years. Subsequent upgrades to capitalized software are expensed. Capitalized computer software of $146 and $148 at December 31, 1994 and 1993, respectively, is recorded in property, plant and equipment. The Communications Group amortized capitalized computer software costs of $86, $51 and $24, in 1994, 1993 and 1992, respectively.

INCOME TAXES

    The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods in accordance with SFAS No. 109. The Communications Group implemented SFAS No. 109, "Accounting for Income Taxes," in 1993. Adoption of the new standard did not have a material effect on the financial position or results of operations, primarily because of the Company's earlier adoption of SFAS No. 96.

    For financial statement purposes, investment tax credits of U S WEST Communications are being amortized over the economic lives of the related property, plant and equipment in accordance with the deferred method of accounting for such credits.

EARNINGS (LOSS) PER COMMON SHARE

    Historical earnings per share is omitted from the statements of operations because the Communications Stock was not part of the capital structure of the Company for the periods presented. Communications Group pro forma earnings per share, reflecting the Recapitalization Proposal, is presented in the Combined Statements of Operations for 1994.

NOTE 2: RELATED PARTY TRANSACTIONS
    Related party transactions for the Communications Group follow:

CUSTOMER LISTS, BILLING AND COLLECTION, AND OTHER SERVICES

    U S WEST Communications sells customer lists, billing and collection, and other services to the Media Group. These products and services are sold at fully distributed cost or at a market price, in accordance with regulatory requirements. U S WEST Communications charged $27, $26 and $25 for these services in 1994, 1993 and 1992, respectively.

BELL COMMUNICATIONS RESEARCH, INC. ("BELLCORE")

    Charges relating to research, development and maintenance of existing technologies performed by Bellcore, of which U S WEST Communications has a 1/7 ownership interest, were $111, $113 and $120 in 1994, 1993 and 1992, respectively.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 3: PROPERTY, PLANT AND EQUIPMENT
    The composition of property, plant and equipment follows:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1994       1993
                                                                                   ---------  ---------
Land and buildings...............................................................  $   2,453  $   2,408
Telephone network equipment......................................................     11,622     11,093
Telephone outside plant..........................................................     11,897     11,386
General purpose computers and other..............................................      3,013      2,762
Construction in progress.........................................................        593        524
                                                                                   ---------  ---------
                                                                                      29,578     28,173
                                                                                   ---------  ---------
Less accumulated depreciation
  Buildings......................................................................        657        624
  Telephone network equipment....................................................      6,733      6,326
  Telephone outside plant........................................................      7,442      7,064
  General purpose computers and other............................................      1,705      1,528
                                                                                   ---------  ---------
                                                                                      16,537     15,542
                                                                                   ---------  ---------
Property, plant and equipment -- net.............................................  $  13,041  $  12,631
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    In 1994, U S WEST Communications sold certain rural telephone exchanges with a cost basis of $122. U S WEST Communications received consideration for the sales of $93 in cash and $81 in replacement property. U S WEST Communications will receive an additional $30 of replacement property in 1995.

DISCONTINUANCE OF SFAS NO. 71

    U S WEST Communications incurred a non-cash, extraordinary charge of $3.1 billion, net of an income tax benefit of $2.3 billion, in conjunction with its decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as of September 30, 1993. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, notwithstanding competition, by charging its customers at prices established by its regulators. U S WEST Communications' decision to discontinue application of SFAS No. 71 was based on the belief that competition, market conditions and the development of broadband technology, more than prices established by regulators, will determine the future cost recovery by U S WEST Communications. As a result of this change, the remaining asset lives of U S WEST Communications' plant were shortened to more closely reflect the useful (economic) lives of such plant.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 3: PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
    Following is a list of the major categories of telephone property, plant and equipment and the manner in which depreciable lives were affected by the discontinuance of SFAS No. 71:

                                                                               AVERAGE LIFE (YEARS)
                                                                          ------------------------------
                                                                              BEFORE          AFTER
CATEGORY                                                                  DISCONTINUANCE  DISCONTINUANCE
- ------------------------------------------------------------------------  --------------  --------------
Digital switch..........................................................      17-18             10
Digital circuit.........................................................      11-13             10
Aerial copper cable.....................................................      18-28             15
Underground copper cable................................................      25-30             15
Buried copper cable.....................................................      25-28             20
Fiber cable.............................................................        30              20
Buildings...............................................................      27-49           27-49
General purpose computers...............................................        6               6

    U S WEST Communications employed two methods to determine the amount of the extraordinary charge. The "economic life" method assumed that a portion of the plant-related effect is a regulatory asset that was created by the under-depreciation of plant under regulation. This method yielded the plant-related adjustment that was confirmed by the second method, a discounted cash flow analysis.

    Following is a schedule of the nature and amounts of the after-tax charge recognized as a result of U S WEST Communications' discontinuance of SFAS No. 71:

Plant related......................................................  $   3,124
Tax-related regulatory assets and liabilities......................       (208)
Other regulatory assets and liabilities............................        207
                                                                     ---------
Total..............................................................  $   3,123
                                                                     ---------
                                                                     ---------

NOTE 4: DEBT

SHORT-TERM DEBT

    The components of short-term debt follow:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1993
                                                                           ---------  ---------
Notes payable:
  Commercial paper.......................................................  $   1,321  $     979
  Other..................................................................        116        113
Current portion of long-term debt........................................        171        290
                                                                           ---------  ---------
Total....................................................................  $   1,608  $   1,382
                                                                           ---------  ---------
                                                                           ---------  ---------

    The  weighted average interest rate on commercial paper was 5.92 percent and
2.73 percent at December 31, 1994 and 1993, respectively.

    U S WEST Communications, which conducts its own borrowing activities, is permitted to borrow up to approximately $600 under short-term formal lines of credit, all of which were available at

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 4: DEBT (CONTINUED)
December 31, 1994. Additional lines of credit aggregating approximately $1.3 billion are available to both the Media Group and the unregulated subsidiaries of the Communications Group in accordance with their borrowing needs.

LONG-TERM DEBT

    Interest rates and maturities of long-term debt at December 31 follow:

                                                                                 MATURITIES
                                                           -------------------------------------------------------    TOTAL
INTEREST RATES                                               1996       1997       1998       1999     THEREAFTER     1994
- ---------------------------------------------------------  ---------  ---------  ---------  ---------  -----------  ---------
Up to 5%.................................................  $  --      $  --      $      35  $  --       $     240   $     275
Above 5% to 6%...........................................     --             25        300     --             261         586
Above 6% to 7%...........................................     --         --         --            226       1,290       1,516
Above 7% to 8%...........................................        370         16     --         --           1,750       2,136
Above 8% to 9%...........................................     --         --         --         --             250         250
Above 9% to 10%..........................................     --         --         --         --             320         320
                                                           ---------        ---  ---------  ---------  -----------  ---------
                                                           $     370  $      41  $     335  $     226   $   4,111       5,083
                                                           ---------        ---  ---------  ---------  -----------
                                                           ---------        ---  ---------  ---------  -----------
Capital lease obligations and other......................                                                                 148
Unamortized discount -- net..............................                                                                (715)
                                                                                                                    ---------
Total....................................................                                                           $   4,516
                                                                                                                    ---------
                                                                                                                    ---------


                                                             TOTAL
INTEREST RATES                                               1993
- ---------------------------------------------------------  ---------
Up to 5%.................................................  $     276
Above 5% to 6%...........................................        561
Above 6% to 7%...........................................      1,383
Above 7% to 8%...........................................      1,909
Above 8% to 9%...........................................        250
Above 9% to 10%..........................................        320
                                                           ---------
                                                               4,699

Capital lease obligations and other......................        165
Unamortized discount -- net..............................       (573)
                                                           ---------
Total....................................................  $   4,291
                                                           ---------
                                                           ---------

    Long-term debt consists principally of debentures, medium-term notes and zero coupon subordinated notes convertible at any time into U S WEST common shares. The zero coupon notes have a yield to maturity of approximately 7.3 percent. The zero coupon notes are recorded at a discounted value of $264 and $181 at December 31, 1994 and 1993, respectively.

    During 1993, U S WEST Communications refinanced debt issues aggregating $2.7 billion in principal amount. Expenses associated with the refinancing resulted in an extraordinary charge to income of $77, net of a tax benefit of $48. The refinancing allowed U S WEST Communications to take advantage of favorable interest rates.

    Interest payments, net of amounts capitalized, were $360, $402 and $418 in 1994, 1993 and 1992, respectively.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 5: LEASING ARRANGEMENTS
    Certain subsidiaries within the Communications Group have entered into operating leases for office facilities, equipment and real estate. Rent expense under operating leases was $235, $228 and $222 in 1994, 1993 and 1992, respectively. Minimum future lease payments as of December 31, 1994, under non-cancelable operating leases, follow:

YEAR
- ------------------------------------------------------------------------------------
1995................................................................................  $     116
1996................................................................................        111
1997................................................................................        106
1998................................................................................        106
1999................................................................................         99
Thereafter..........................................................................        805
                                                                                      ---------
Total...............................................................................  $   1,343
                                                                                      ---------
                                                                                      ---------

NOTE 6: DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE RISK MANAGEMENT

    U S WEST Communications enters into interest rate swap agreements to manage its market exposure to fluctuations in interest rates. Swap agreements are primarily used to effectively convert existing commercial paper to fixed-rate debt. This allows U S WEST Communications to achieve interest savings over issuing fixed-rate debt directly.

    Under an interest rate swap, U S WEST Communications agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed- and variable-rate terms of the swap agreements. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense.

    U S WEST Communications also entered into a currency swap to convert Swiss franc-denominated debt to dollar-denominated debt. This allowed U S WEST Communications to achieve interest savings over issuing fixed-rate, dollar-denominated debt. Under the currency swap, U S WEST Communications agreed with another party to exchange dollars for francs under the terms of the loan which include periodic interest payments and principal upon origination and maturity. The currency swap and foreign currency debt are combined and accounted for as if fixed-rate, dollar-denominated debt were issued directly.

    The following table summarizes terms of swaps pertaining to U S WEST Communications as of December 31, 1994. Variable rates are primarily indexed to the 30 day commercial paper rate.

                                                                                           WEIGHTED AVERAGE RATE
                                                                 NOTIONAL                  ----------------------
                                                                  AMOUNT      MATURITIES     RECEIVE       PAY
                                                                -----------  ------------  -----------  ---------
Variable to fixed.............................................   $     710     1995-1999         6.14        6.19
Currency......................................................          71     1999                --        6.53

    In 1993, U S WEST Communications executed forward contracts to sell U. S. Treasuries to reduce debt issuance risks, allowing U S WEST Communications to lock in the treasury rate component of the future debt issue. At December 31, 1994, deferred credits of $8 and deferred charges of $51 on closed interest rate forward contracts are included as part of the carrying value of the underlying debt.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 6: DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
The deferred credits and charges are being recognized as a yield adjustment over the life of the debt, which matures at various dates through 2043. The net deferred charge is directly offset by the lower coupon rate achieved on the debt issuance. At December 31, 1994, there were no open forward contracts on interest rates.

    The counterparties to these derivative contracts are major financial institutions. U S WEST Communications is exposed to credit loss in the event of non-performance by these counterparties. The Company manages this exposure by monitoring the credit standing of the counterparty and establishing dollar and term limitations which correspond to the respective credit rating of each counterparty. U S WEST Communications does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

NOTE 7: FAIR VALUES OF FINANCIAL INSTRUMENTS
    Fair values of cash equivalents, other current amounts receivable and payable, and short-term debt approximate carrying values due to their short-term nature.

    The fair values of interest rate swaps are based on estimated amounts U S WEST Communications would receive or pay to terminate such agreements taking into account current interest rates and creditworthiness of the counterparties.

    The fair value of long-term debt is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates.

                                                                                           DECEMBER 31,
                                                                          ----------------------------------------------
                                                                                   1994                    1993
                                                                          ----------------------  ----------------------
                                                                           CARRYING      FAIR      CARRYING      FAIR
                                                                             VALUE       VALUE       VALUE       VALUE
                                                                          -----------  ---------  -----------  ---------
Debt (includes short-term portion)......................................   $   6,124   $   5,600   $   5,673   $   5,801
Interest rate swap agreements -- assets.................................      --             (15)     --              (1)
                                                                          -----------  ---------  -----------  ---------
Debt -- net.............................................................   $   6,124   $   5,585   $   5,673   $   5,800
                                                                          -----------  ---------  -----------  ---------
                                                                          -----------  ---------  -----------  ---------

NOTE 8: COMMUNICATIONS GROUP EQUITY

COMMUNICATIONS GROUP EQUITY

    Following are changes in the Communications Group equity for the periods presented:

                                                                                             DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1994       1993       1992
                                                                                    ---------  ---------  ---------
Balance at beginning of period....................................................  $   2,722  $   6,003  $   7,530
Net income (loss).................................................................      1,150     (2,809)      (815)
Dividends.........................................................................       (980)      (905)      (876)
Equity issuances..................................................................        287        433        164
                                                                                    ---------  ---------  ---------
Balance at end of period..........................................................  $   3,179  $   2,722  $   6,003
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLANS (LESOP)

    U S WEST maintains employee savings plans for management and occupational employees under which the Company matches a certain percentage of eligible contributions made by the employees with shares of Company stock. The Company established two LESOPs in 1989 to provide the Company stock used for matching contributions to the savings plans. The Communications Group made

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 8: COMMUNICATIONS GROUP EQUITY (CONTINUED) payments (excluding dividends) of $68, $68 and $67 in 1994, 1993 and 1992, respectively, to the Media Group to meet trust obligations. The borrowings associated with the LESOP are reflected in the Media Group Combined Financial Statements.

NOTE 9: STOCK INCENTIVE PLANS
    Since the Communications Stock was not part of the capital structure of the Company for the periods presented, there were no stock options outstanding. See the Consolidated Financial Statements and related notes set forth in Annex V for information regarding stock incentive plans.

NOTE 10: EMPLOYEE BENEFITS

PENSION PLAN

    The Communications Group and the Media Group participate in the defined benefit pension plan sponsored by U S WEST. Substantially all management and occupational employees of the Communications Group are covered by this plan. Since plan assets are not segregated into separate accounts or restricted to providing benefits to employees of the Communications Group, assets of the plan may be used to provide benefits to employees of both the Communications Group and the Media Group. In the event the single employer pension plan sponsored by U S WEST would be separated into two or more plans, guidelines in the Internal Revenue Code dictate how assets of the plan must be allocated to the new plans. U S WEST currently has no intentions to split the plan.

    Management benefits are based on a final pay formula while occupational benefits are based on a flat benefit formula. U S WEST uses the projected unit credit method for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. The Company's policy is to fund amounts required under the Employee Retirement Income Security Act of 1974 ("ERISA") and no funding was required in 1994, 1993 or 1992. Should funding be required in the future, funding amounts would be allocated to the Communications Group based upon the ratio of salaries of the Communications Group to total salaries of plan participants. Prior to January 1, 1993, U S WEST maintained separate defined benefit pension plans for management and occupational employees.

    The composition of U S WEST's net pension credit and the actuarial assumptions of the plan follow:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1994       1993       1992
                                                                                      ---------  ---------  ---------
Details of pension credit:
  Service cost -- benefits earned during the period.................................  $     197  $     148  $     141
  Interest cost on projected benefit obligation.....................................        561        514        480
  Actual return on plan assets......................................................        188     (1,320)      (411)
  Net amortization and deferral.....................................................       (946)       578       (318)
                                                                                      ---------  ---------  ---------
Net pension credit..................................................................  $       0  $     (80) $    (108)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    The expected long-term rate of return on plan assets used in determining net pension cost was 8.50 percent for 1994, 9.00 percent for 1993 and 9.25 percent for 1992.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 10: EMPLOYEE BENEFITS (CONTINUED)
    The funded status of the U S WEST plan follows:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1994       1993
                                                                                               ---------  ---------
Accumulated benefit obligation, including vested benefits of $5,044 and $5,286,
 respectively................................................................................  $   5,616  $   5,860
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Plan assets at fair value, primarily stocks and bonds........................................  $   8,388  $   8,987
Less: Projected benefit obligation...........................................................      7,149      7,432
                                                                                               ---------  ---------
Plan assets in excess of projected benefit obligation........................................      1,239      1,555
Unrecognized net (gain) loss.................................................................        161        (70)
Prior service cost not yet recognized in net periodic pension cost...........................        (67)       (72)
Balance of unrecognized net asset at January 1, 1987.........................................       (785)      (865)
                                                                                               ---------  ---------
Prepaid pension asset........................................................................  $     548  $     548
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The actuarial assumptions used to calculate the projected benefit obligation follow:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1994       1993
                                                                                                 ---------  ---------
Discount rate..................................................................................    8.00%      7.25%
Average rate of increase in future compensation levels.........................................    5.50       5.50

    Anticipated future benefit changes have been reflected in the above calculations.

    ALLOCATION OF PENSION COSTS. Net pension costs (credit) of the plan are allocated to the Communications Group based upon the ratio of salaries of participating employees of the Communications Group to total salaries of plan participants. U S WEST believes that allocating pension costs based upon salaries is reasonable since salaries are a primary factor in determining pension costs. The net pension credit allocated to the Communications Group was $0, $(71) and $(104), in 1994, 1993 and 1992, respectively. The portion of the projected benefit obligation attributable to the Communications Group for December 31, 1994 and 1993 was 95 percent and 96 percent, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Communications Group and the Media Group participate in plans sponsored by U S WEST which provide certain health care and life insurance benefits to retired employees. Effective January 1, 1992, the Communications Group adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," which mandates that employers reflect in their current expenses the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, the Communications Group recognized these costs on a cash basis. Adoption of SFAS No. 106 resulted in a one-time, non-cash charge against the Company's 1992 earnings of $1,741, net of a deferred income tax benefit of $1,038, ($1,695, net of a deferred income tax benefit of $1,011 for the Communications Group), for the prior service of active and retired employees. The effect on the Company's 1992 income from continuing operations of adopting SFAS No. 106 was approximately $47 ($42 for the Communications Group).

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 10: EMPLOYEE BENEFITS (CONTINUED)
    U S WEST uses the projected unit credit method for the determination of postretirement medical costs for financial reporting purposes. The composition of net postretirement benefit costs and actuarial assumptions underlying U S WEST's plans follow:

                                                                         YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                      1994                    1993
                                                              ---------------------   ---------------------
                                                              MEDICAL   LIFE  TOTAL   MEDICAL   LIFE  TOTAL
                                                              -------   ----  -----   -------   ----  -----
Service cost -- benefits earned during the period...........   $ 62     $ 13  $  75    $ 60     $ 11  $  71
Interest on accumulated benefit obligation..................    221       39    260     235       36    271
Actual return on plan
 assets.....................................................      3        1      4     (73)     (52)  (125)
Net amortization and deferral...............................    (68)     (31)   (99)     27       22     49
                                                              -------   ----  -----   -------   ----  -----
Net postretirement benefit costs............................   $218     $ 22  $ 240    $249     $ 17  $ 266
                                                              -------   ----  -----   -------   ----  -----
                                                              -------   ----  -----   -------   ----  -----


                                                                      1992
                                                              ---------------------
                                                              MEDICAL   LIFE  TOTAL
                                                              -------   ----  -----
Service cost -- benefits earned during the period...........   $ 57     $ 10  $  67
Interest on accumulated benefit obligation..................    223       33    256
Actual return on plan
 assets.....................................................    (19)     (29)   (48)
Net amortization and deferral...............................     --       --     --
                                                              -------   ----  -----
Net postretirement benefit costs............................   $261     $ 14  $ 275
                                                              -------   ----  -----
                                                              -------   ----  -----

    The expected long-term rate of return on plan assets used in determining postretirement benefit costs was 8.50 percent for 1994 and 9.00 percent in 1993 and 1992.

    The funded status of the U S WEST plans follows:

                                                                                DECEMBER 31,
                                                      ----------------------------------------------------------------
                                                                   1994                             1993
                                                      -------------------------------  -------------------------------
                                                       MEDICAL     LIFE       TOTAL     MEDICAL     LIFE       TOTAL
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation
   attributable to:
  Retirees..........................................  $   1,733  $     248  $   1,981  $   1,795  $     311  $   2,106
  Fully eligible plan participants..................        264         38        302        274         48        322
  Other active plan participants....................        940        135      1,075        983        170      1,153
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Total accumulated postretirement benefit
  obligation........................................      2,937        421      3,358      3,052        529      3,581
Unrecognized net gain (loss)........................        243         90        333         65        (25)        40
Fair value of plan assets, primarily stocks, bonds
 and life insurance (1).............................       (894)      (374)    (1,268)      (613)      (388)    (1,001)
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Accrued postretirement benefit obligation...........  $   2,286  $     137  $   2,423  $   2,504  $     116  $   2,620
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------
(1)  Medical plan assets include U S WEST common stock of $164 in 1994.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 10: EMPLOYEE BENEFITS (CONTINUED)
    The actuarial assumptions used to calculate the accumulated postretirement benefit obligation follow:

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1994       1993
                                                                                          ---------  ---------
Discount rate...........................................................................       8.00       7.25
Medical trend*..........................................................................       9.70      10.30

- ------------------------
* Medical cost trend rate gradually declines to an ultimate rate of 6 percent in 2006.

    A 1-percent increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of U S WEST's 1994 net postretirement benefit costs by approximately $50 and increased the 1994 accumulated postretirement benefit obligation by approximately $450.

    Anticipated   future   benefit  changes   have   been  reflected   in  these
postretirement benefit calculations.

    PLAN ASSETS. Assets of the postretirement medical and life plans may be used to provide benefits to employees of both the Communications Group and the Media Group since plan assets are not legally restricted to providing benefits to either Group. In the event that either plan sponsored by U S WEST would be separated into two or more plans, there are no guidelines in Internal Revenue Code for allocating assets of the plan. U S WEST allocates the assets based on historical contributions for postretirement medical costs, and on the ratio of salaries for life plan participants. U S WEST currently has no intention to split the plans.

    POSTRETIREMENT MEDICAL COSTS. The service and interest components of net postretirement medical benefit costs are calculated for the Communications Group based upon the population characteristics of the Group. Since funding of postretirement medical costs is voluntary, return on assets is attributed to the Communications Group based upon historical funding. For U S WEST Communications, the annual amount funded will generally follow the amount of expense allowed in regulatory jurisdictions.

    Net postretirement medical benefit costs recognized by the Communications Group for 1994, 1993 and 1992 was $207, $238 and $251, respectively. The percentage of medical assets attributed to the Communications Group, based upon historical voluntary contributions, at December 31, 1994 and 1993 was 95 percent and 94 percent, respectively. The percentage of the accumulated postretirement medical benefit obligation attributed to the Communications Group was 97 percent at December 31, 1994 and 1993.

    ALLOCATION OF POSTRETIREMENT LIFE COSTS. Net postretirement life costs, and funding requirements, if any, are allocated to the Communications Group in the same manner as pensions. The Company will generally fund the amount allowed for tax purposes and no funding of postretirement life insurance occurred in 1994, 1993 and 1992. U S WEST believes its method of allocating postretirement life costs is reasonable.

    Net postretirement life benefit costs allocated to the Communications Group for 1994, 1993 and 1992 was $19, $14 and $12, respectively. The percentage of the accumulated postretirement life benefit obligation attributed to the Communications Group was 90 percent at December 31, 1994 and 1993.

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 10: EMPLOYEE BENEFITS (CONTINUED)
OTHER POSTEMPLOYMENT BENEFITS

    The Communications Group adopted, effective January 1, 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS No. 112 resulted in a one-time, non-cash charge against the Company's 1992 earnings of $53, net of a deferred income tax benefit of $32 ($50, net of a deferred income tax benefit of $30 for the Communications Group).

NOTE 11: INCOME TAXES
    The components of the provision for income taxes follow:

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                          -------------------------------
                                                                                            1994       1993       1992
                                                                                          ---------  ---------  ---------
Federal:
  Current...............................................................................  $     368  $     350  $     342
  Deferred..............................................................................        233       (115)        48
  Investment tax credits -- net.........................................................        (47)       (56)       (63)
                                                                                          ---------  ---------  ---------
                                                                                                554        179        327
                                                                                          ---------  ---------  ---------
State and local:
  Current...............................................................................         58         48         47
  Deferred..............................................................................         41        (19)        14
                                                                                          ---------  ---------  ---------
                                                                                                 99         29         61
                                                                                          ---------  ---------  ---------
Provision for income taxes..............................................................  $     653  $     208  $     388
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

    Amounts paid for income taxes were $491, $297 and $414 in 1994, 1993 and 1992, respectively. The Communications Group had taxes payable to U S WEST of $33 and $98 at December 31, 1994 and 1993, respectively.

    The effective tax rate differs from the statutory tax rate as follows:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1993       1992
                                                                                       ---------  ---------  ---------
                                                                                                (IN PERCENT)
Federal statutory tax rate...........................................................       35.0       35.0       34.0
Investment tax credit amortization...................................................       (1.7)      (3.5)      (5.0)
State income taxes -- net of federal effect..........................................        3.6        3.5        3.0
Rate differential on reversing temporary differences.................................     --           (2.6)      (3.7)
Depreciation on capitalized overheads -- net.........................................     --            1.6        2.5
Tax law change -- catch-up adjustment................................................     --            3.7     --
Restructuring charge.................................................................     --           (2.4)    --
Other................................................................................       (0.7)      (0.6)      (1.4)
                                                                                             ---        ---        ---
Effective tax rate...................................................................       36.2       34.7       29.4
                                                                                             ---        ---        ---
                                                                                             ---        ---        ---

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 11: INCOME TAXES (CONTINUED)
    The components of the net deferred tax liability follow:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1994       1993
                                                                                               ---------  ---------
Property, plant and equipment................................................................  $   1,428  $   1,299
State deferred taxes -- net of federal effect................................................        221        181
Other........................................................................................         77         91
                                                                                               ---------  ---------
Deferred tax liabilities.....................................................................      1,726      1,571
                                                                                               ---------  ---------
Postemployment benefits, including pension...................................................        689        732
Restructuring and other......................................................................        287        406
Unamortized investment tax credit............................................................         79         94
State deferred taxes -- net of federal effect................................................        194        183
Other........................................................................................        231        184
                                                                                               ---------  ---------
Deferred tax assets..........................................................................      1,480      1,599
                                                                                               ---------  ---------
Net deferred tax liability (asset)...........................................................  $     246  $     (28)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The current portion of the deferred tax asset was $300 and $308 at December 31, 1994 and 1993, respectively, resulting primarily from restructuring charges and compensation-related items.

    On August 10, 1993, federal legislation was enacted which increased the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect on deferred taxes of the 1993 increase in income tax rates was $54.

NOTE 12: RESTRUCTURING CHARGES
    The Communications Group's 1993 results reflect a $880 restructuring charge (pretax) at U S WEST Communications. The restructuring charge includes only the specific, incremental and direct costs which can be estimated with reasonable accuracy and are clearly identifiable with the related plan (the Restructuring Plan"). The Restructuring Plan is designed to provide faster, more responsive customer services, while reducing the costs of providing these services. As part of the Restructuring Plan, U S WEST Communications is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so that customers can have their telecommunications needs resolved with one phone call. U S WEST Communications is consolidating its 560 customer centers into ten cities and reducing its total work force by approximately 9,000 employees (including the remaining employee reductions pursuant to the restructuring plan announced in 1991). The Restructuring Plan provides for the reduction of 2,450 management and 6,550 occupational employees.

    Following is a schedule of the costs included in the 1993 restructuring charge:

Employee separation..................................................  $     225
Systems development..................................................        360
Real estate..........................................................        130
Relocation...........................................................        105
Retraining and other.................................................         60
                                                                       ---------
Total................................................................  $     880
                                                                       ---------
                                                                       ---------

    Employee separation costs include severance payments, health-care coverage and postemployment education benefits. Systems development costs include the replacement of existing, single-

                         U S WEST COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

NOTE 12: RESTRUCTURING CHARGES (CONTINUED) purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing processes. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the sites of the new service centers and retraining employees on the new methods and systems required in the new, restructured mode of operation.

    During 1994, 497 management and 1,683 occupational employees left U S WEST Communications under the Restructuring Plan. The following table shows amounts charged to the restructuring reserve:

                                                                                         AMOUNT
                                                                                       -----------
Employee separation (1)..............................................................   $      75
Systems development..................................................................         118
Real estate..........................................................................          50
Relocation...........................................................................          21
Retraining and other.................................................................           8
                                                                                            -----
1994 restructuring reserve activity..................................................   $     272
                                                                                            -----
                                                                                            -----

- ------------------------
(1)  Includes   $56  associated  with  work-force   reductions  under  the  1991
     restructuring plan.

    The Communications Group 1991 restructuring plan included a pretax charge of $277 primarily due to planned work-force reductions. The portion of the 1991 restructuring charge related to work-force reductions at U S WEST Communications was $240, and covered approximately 6,000 employees. The balance of the unused reserve associated with work-force reductions at December 31, 1993, was $56. All expenditures and work-force reductions pursuant to the 1991 plan were completed by the end of 1994.

NOTE 13: CONTINGENCIES
    At U S WEST Communications there are pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing two exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The PSC's initial order denied a refund request from interexchange carriers and other parties related to the Tax Reform Act of 1986. At the current time, this action is still in the discovery process. If a formal filing -- made in accordance with the remand from the Supreme Court
- -- alleges that the exceptions apply, the range of possible risk to U S WEST Communications is $0 to $140.

                                                                       ANNEX VII

                                  MEDIA GROUP

Description of Business............................................................      VII-2

Selected Combined Financial Data...................................................     VII-14

Unaudited Pro Forma Combined Statement of Operations...............................     VII-18

Management's Discussion and Analysis of Financial Condition and Results of
 Operations........................................................................     VII-19

Index to Combined Financial Statements.............................................     VII-37

                                     VII-1

                                  MEDIA GROUP

                            DESCRIPTION OF BUSINESS

    The Media Group is comprised of (i) cable and telecommunications network businesses outside of the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses.

MEDIA GROUP STRATEGY

    The Media Group's strategy is to become a leading provider of CEIT services to business and residential customers over wired broadband and wireless networks in selected domestic and foreign markets. Implementation of this strategy focuses on two key components:

    - LOCAL NETWORKS. The Media Group plans to provide mass market business and residential customers with wired and wireless networks that are superior to those offered by competitors.

    - PACKAGING SERVICES. The Media Group plans to create nationally branded packages of services which enable customers to communicate, collaborate, access information and entertainment services, and buy and sell goods and services over networks owned by the Media Group, the Communications Group and unaffiliated service providers worldwide.

    The Media Group's cable and telecommunications, wireless communications and multimedia content and services businesses support this strategy.

    - CABLE AND TELECOMMUNICATIONS. The Media Group is building a domestic cable and telecommunications business outside of the Communications Group Region, which will give the Media Group a national footprint in wired broadband networks in the United States. The Media Group's domestic cable and telecommunications business includes the Atlanta Systems and the Company's interest in TWE, the second largest provider of cable television services in the United States. The Media Group is also establishing wired broadband network positions internationally, including the Company's
      interest   in  TeleWest,  the  largest  provider  of  combined  cable  and telecommunications services in the United Kingdom. See "-- Cable and Telecommunications." The Media Group may acquire or make investments in additional cable systems in the United States or internationally to become a leading provider of cable television, local telecommunications and multimedia services over wired broadband networks. See "-- Cable and Telecommunications."

    - WIRELESS COMMUNICATIONS. The Media Group is establishing a national footprint in wireless networks in the United States that will complement its domestic wired broadband networks. U S WEST and AirTouch have announced plans to combine their domestic cellular properties and create the third largest cellular company in the United States. In addition, U S WEST and AirTouch, in partnership with Bell Atlantic Corporation ("Bell Atlantic") and NYNEX Corporation ("NYNEX"), have formed a national wireless alliance, which successfully bid on 11 PCS licenses in March 1995, and have agreed to coordinate the operations of their PCS and cellular businesses. These actions will enable the Media Group and its partners to provide nationally branded wireless services across the United States. The Media Group also provides wireless communications services internationally, including through its Mercury One-2-One joint venture, the world's first PCS service, in the United Kingdom. See "-- Wireless Communications."

    - MULTIMEDIA CONTENT AND SERVICES. The Media Group, through its multimedia content and services businesses, develops and packages content and information services, including telephone directories, database marketing, and interactive services in domestic and international markets. The Media Group plans to create nationally branded packages of communications, entertainment, information and transaction services, to be marketed and distributed through the channels and over the wired and wireless networks of the Media Group, the Communications Group and unaffiliated service providers worldwide. The Media Group will acquire these

                                     VII-2
      services through a combination of sourcing and internal development, utilizing, among other assets, the skills and knowledge developed in the directory publishing business. See "-- Multimedia Content and Services."

    In addition, the Media Group believes there are significant opportunities to enhance its businesses by taking advantage of the following synergies among its businesses:

    - Transfer of skills and technology between domestic and international businesses, such as the application of New Vector's domestic wireless experience in developing Mercury One-2-One and other international wireless networks, or the application of the Media Group's domestic directory publishing experience in the United Kingdom, Brazil and Poland;

    - Realization of economies of scale (e.g. in programming or equipment acquisition across networks and geographic areas);

    - Use of the Media Group's cable and wireless footprint to provide "critical mass" for the development and launch of multimedia service packages;

    - Application of the database, marketing and buyer-seller expertise of the directory business to enhance the marketing efforts of the Media Group's domestic cable business; and

    - Application of the Media Group's wireless expertise to develop wireless service offerings utilizing domestic cable networks, including resale of wireless services of the Media Group and its partners.

    The Media Group also expects to be able to benefit from synergies with the Communications Group, including achieving economies of scale through joint purchasing of equipment, programming and services, and drawing upon the Communications Group's telecommunications expertise.

CABLE AND TELECOMMUNICATIONS

    DOMESTIC OPERATIONS

    The Media  Group's  domestic  cable and  telecommunications  operations  are conducted through U S WEST Multimedia Communications, Inc. ("U S WEST Multimedia") and consist of domestic cable properties and investments outside of the Communications Group Region, including U S WEST Multimedia's ownership of the Atlanta Systems and investment in TWE.

    ATLANTA SYSTEMS. In December 1994, the Company acquired the Atlanta Systems, which serve approximately 65 percent of the Atlanta, Georgia metropolitan area, including the City of Atlanta and most of Clayton, Cobb, DeKalb, Fulton and Gwinnett counties, for a purchase price of approximately $1.2 billion. The Atlanta metropolitan statistical area ("MSA") is the ninth largest MSA in the United States, with a population of over 3 million. As of March 31, 1995, the Atlanta Systems served approximately 501,000 subscribers. All of the Atlanta Systems are substantially built out and fully addressable with at least 54 channel capacity. The Atlanta Systems' subscribers base has been growing at rates faster than the national average for the past two years.

    U S WEST Multimedia has begun upgrading the Atlanta Systems to 750 megahertz capability, which will provide more reliability, better signal quality and additional capacity and enable U S WEST Multimedia to provide enhanced cable and telecommunications services to its customers. This upgrade is expected to be completed by 1998. In addition, U S WEST Multimedia plans to upgrade the Atlanta Systems to the "Full Service Network" capability being developed by U S WEST Multimedia and to provide a full range of interactive CEIT services as soon as regulatory and market conditions permit. See "-- Time Warner Cable." Because the Atlanta Systems serve contiguous areas, they are particularly well-suited for the offering of interactive CEIT services. U S WEST Multimedia also owns Access Telecommunications Interconnect, Inc. ("ATI"), a CAP in the Atlanta area. ATI provides

                                     VII-3
business customers with high capacity network services that connect to interexchange carrier facilities or other business locations. The Media Group plans to offer local exchange services to customers over the Atlanta Systems' network when regulation permits and the necessary upgrades to the network are completed. In March 1995, the Georgia legislature passed a bill which would permit U S WEST Multimedia to offer such local exchange services in the Atlanta area as early as July 1995.

    TIME WARNER CABLE. U S WEST Multimedia owns a 25.51 percent pro rata priority capital and residual equity interest in TWE, which it acquired in September 1993 for an aggregate purchase price of $2.55 billion. TWE's cable and telecommunications business, Time Warner Cable, manages cable systems located in 32 states which, as of March 31, 1995, served a total of 7.6 million subscribers. Time Warner Cable is the second-largest multiple system cable operator in the United States, owning or operating 22 of the top 100 cable systems, including Time Warner Cable of New York City, the largest cable system cluster in the country. TWE is also engaged in the filmed entertainment and programming businesses. For a description of such businesses, as well as certain provisions of the TWE partnership agreement, see "-- Time Warner Entertainment Company, L.P."

    TWE has announced plans to build a "Full Service Network" for its cable systems which, when completed, will utilize fiber optics, digital compression, digital switching and storage services to provide business and residential customers with a broad range of CEIT services as soon as regulatory and market conditions permit, including video-on-demand, interactive games, distance learning, full motion video, interactive shopping and alternative access and local telephone services. In December 1994, TWE introduced the Full Service Network in its suburban Orlando, Florida cable system. TWE expects to connect 4,000 customers to the Full Service Network by the end of 1995. In addition, TWE is currently upgrading its systems to 750 megahertz capability, which will provide more reliability, better signal quality and additional capacity and enable TWE to provide enhanced cable and telephone services to its customers. At the end of 1994, 15 percent of TWE's systems were upgraded to 750 megahertz capability. It is expected that 30 percent of TWE's existing systems will be so upgraded by the end of 1995 and that 85 percent of such systems will be so upgraded by the end of 1998.

    The business and affairs of the Full Service Network, which is comprised of 85 percent of the cable systems of TWE, are governed by a Management Committee (the "Management Committee"). The Management Committee is comprised of six voting members, three designated by U S WEST and three designated by Time Warner Inc. The Management Committee has full discretion and final authority with respect to the business and affairs of the Full Service Network, including all decisions with respect to the upgrading of TWE's cable systems to Full Service Network capability.

    Time Warner Communications, a division of Time Warner Cable, conducts TWE's wireline telecommunications operations. Time Warner Communications currently acts as a CAP in 12 markets and plans to expand into additional markets in the near future. As a CAP, Time Warner Communications provides business customers with high capacity network services that connect to interexchange carrier facilities or other business locations. In addition, Time Warner Communications plans to offer local exchange services over its networks. Time Warner
Communications began a limited initial trial of local exchange services in Rochester, New York in December 1994 and expects its local exchange services to be generally available over its Rochester network in the second half of 1995. The business and affairs of Time Warner Communications is subject to the full discretion and final authority of the Management Committee.

    Time Warner Telecommunications, a division of Time Warner Cable, plans to provide cellular service, paging and data services under the Time Warner brand in various markets by reselling cellular service purchased at wholesale rates from existing facilities-based cellular carriers and other future wireless carriers, including PCS carriers. In November 1994, the New York Public Service Commission approved Time Warner Telecommunications' tariff to provide resold cellular service in New York State. Following such approval, Time Warner Telecommunications formally commenced the provision of residential and business cellular service in Rochester, New York.

                                     VII-4

    In April 1995, TWE formed a cable television partnership (the "TWE --A/N Partnership") with subsidiaries of Advance Publications, Inc. and Newhouse Broadcasting Corporation ("Advance/Newhouse") to which Advance/Newhouse contributed cable television systems serving approximately 1.5 million subscribers and related assets and TWE contributed cable television systems (or interests therein) serving approximately 3.0 million subscribers and related assets. TWE owns a two-thirds equity interest in the partnership and is the managing partner. Advance/Newhouse owns a one-third equity interest in the partnership. The partnership will enlarge existing cable clusters already owned by TWE and Advance/Newhouse in North Carolina, Florida and New York.

    THE AFFINITY GROUP. The Media Group, through its ownership of and investments in cable television businesses, is assembling a national footprint for the distribution of interactive CEIT services. Together with Time Warner Inc., U S WEST Multimedia has established an affinity group (the "Affinity Group") consisting of the cable systems owned by U S WEST Multimedia, TWE and Time Warner Inc. The Affinity Group will create and promote a national syndicate offering packages of integrated CEIT services under a common market strategy using a national branding system. The formation of the TWE -- A/N Partnership has increased the customer base of the Affinity Group by 1.5 million subscribers. See "-- Time Warner Cable." In addition, the customer base of the Affinity Group will soon be expanded by the planned acquisition by Time Warner Inc. of Summit Communications Group, Inc., Cablevision Industries Corporation and KBLCOM Incorporated, which together include 2.6 million subscribers. Following such acquisitions, the Affinity Group will serve more than 12 million customers and include the three top MSAs in the country in terms of degree of clustering -- Atlanta, New York and Houston. The Communications Group may also participate in the Affinity Group upon the upgrade of its networks. The following chart sets forth pertinent data concerning the cable systems of the Affinity Group:

                                                                 TIME WARNER CABLE/       U S WEST
                                                                TIME WARNER INC. (1)     MULTIMEDIA       TOTAL
                                                                ---------------------  ---------------  ---------
Homes passed (millions).......................................             18.1                  .8          18.9
Basic subscribers (millions)..................................             11.5                  .5          12.0
Number of Top 50 MSAs.........................................               30                   1            31
Number of markets serving at least 100,000 households.........               33                   1            34

- ------------------------
 (1)  After completion of pending acquisitions

    U S WEST Multimedia, TWE and Time Warner Inc. intend to upgrade their cable systems to Full Service Network capability to offer integrated packages of CEIT services to customers as soon as regulatory and market conditions permit. See "-- Time Warner Cable." The Media Group may enlarge its national footprint by acquiring or making investments in additional cable systems in the United States outside of the Communications Group Region.

    INTERNATIONAL OPERATIONS

    The Media Group's international cable and telecommunications operations are conducted through U S WEST International Holdings, Inc. ("U S WEST
International") and include investments in cable and telecommunications that focus on serving mass market business and residential customers in key geographic markets. To decrease investment risk and gain access to technical skills and capabilities, U S WEST International's strategy has been to make these investments with other major cable television companies, including Time Warner Inc. and Tele-Communications, Inc. In certain circumstances, foreign laws require the participation of local partners in these ventures.

    TELEWEST COMMUNICATIONS PLC. U S WEST International, through subsidiaries, owns a 37.8 percent interest in TeleWest, a leading provider of cable television and residential and business telecommunications services in the United Kingdom. An affiliate of Tele-Communications, Inc. ("TCI International"), through subsidiaries, also owns a 37.8 percent interest in TeleWest, with the remaining interests held by the public. TeleWest owns all or part of 23 franchises that include approximately

                                     VII-5

3.6 million homes and approximately 235,000 businesses. TeleWest provides cable television and cable telecommunications services over a high capacity network which has been designed to provide a wide range of interactive and integrated CEIT services as they become available in the future. These services may include video games, video-on-demand and on-line interactive information services. Construction of high capacity networks for TeleWest's franchises is expected to be completed by the end of 2000. Through TeleWest, the Company has gained experience in packaging video and telephony service that it utilizes in other parts of the world. Each of U S WEST International and TCI International have two representatives on TeleWest's board of directors. In addition, an employee of U S WEST is the Chief Executive Officer of TeleWest and an employee of Tele-Communications, Inc. is the Chief Operating Officer of TeleWest.

    U S WEST International and TCI International have entered into certain agreements with respect to the voting and disposition of their interests in TeleWest. Pursuant to such agreements, on any matter requiring a vote of TeleWest's shareholders, U S WEST International and TCI International will vote their interests in the same manner. In addition, on any matter requiring a vote of TeleWest's board of directors, U S WEST International and TCI International will cause each of their board representatives to vote in the same manner.

    JAPANESE INVESTMENTS. The Media Group holds a 12.75 percent interest in Time Warner Entertainment Japan Inc. ("TWE Japan"), which U S WEST acquired in connection with its investment in TWE. TWE Japan conducts TWE's business in Japan, including home video distribution, theatrical film and television distribution and merchandising. In early 1995, Time Warner Inc., TWE Japan, U S WEST, Itochu Corporation and Toshiba Corporation agreed jointly to establish TITUS Communications Corp. ("TITUS"), a multiple system operator that will start new cable operations in one or more selected locations throughout Japan, each of which covers 150,000-200,000 households. The agreement also contemplates that TITUS eventually will provide telephone services as well as video services in its operating areas.

    OTHER  INTERNATIONAL  INVESTMENTS.    U  S  WEST  International  also  holds
interests in cable television systems in Norway, Hungary, Sweden and France.

WIRELESS COMMUNICATIONS

    DOMESTIC OPERATIONS

    The Media Group provides domestic wireless communications products and services, including cellular and PCS services, to customers over wireless networks.

    CELLULAR. NewVector provides cellular services to customers over wireless networks in 31 metropolitan service areas and 34 rural service areas located primarily in the Communications Group Region. NewVector's cellular services provide customers with high-quality and readily available two-way communications services that interconnect with local and long distance telephone networks. As of March 31, 1995, NewVector had approximately 1,048,000 cellular customers, a 58 percent increase from March 31, 1994. In 1994, NewVector introduced several new products and service enhancements in order to service the changing needs of its customers. One such service, AccessLine, gives customers the ability to consolidate their home phone, office phone, cellular, fax and pager numbers into one personal number that "follows" them wherever they want. Another service offers customers automatic call delivery in more than 2,200 cities nationwide through NewVector's cellular network and an alliance with MobiLink.

    On July 25, 1994, AirTouch and the Company announced a definitive agreement to combine their domestic cellular operations. This joint venture will have a presence in 9 of the top 20 cellular markets in the country and will form the third largest cellular company in the United States, with more than 54 million potential customers ("POPs"). The transaction is expected to close in the third quarter of 1995 upon obtaining certain federal and state regulatory approvals. By combining their domestic cellular operations, NewVector and AirTouch will create opportunities for new cost efficiencies in equipment purchasing, information systems, distribution, marketing and advertising.

                                     VII-6

    Upon closing, each company's cellular operations will continue to operate as separately owned entities, but will report to a wireless management company, WMC Partners, L.P. ("WMC Partners"), which will oversee both companies' domestic cellular operations and provide management and support services on a contract basis. WMC Partners will be managed by a partnership committee comprised of the president and chief operating officer of AirTouch, three other AirTouch representatives, three U S WEST representatives and one mutually agreed upon independent representative. AirTouch's initial equity ownership of WMC Partners will be approximately 70 percent and the Media Group's will be approximately 30 percent. Each company's domestic cellular operations will be contributed to WMC Partners upon the earlier of July 25, 1998, the lifting of certain MFJ restrictions, or at AirTouch's option. The agreement gives the Media Group strategic flexibility, including the right following such contribution to exchange its interest in WMC Partners at an appraised private market value for up to 19.9 percent of AirTouch common stock, with any excess amounts to be received in the form of AirTouch non-voting preferred stock. AirTouch and U S WEST also formed a second partnership to bid on PCS licenses (the "AirTouch -- U S WEST PCS Partnership").

    WMC Partners' limited partnership agreement contains certain non-competition restrictions (the "Outside Activities Restrictions") which prohibit each of the Company and AirTouch from competing with WMC Partners in the provision of wireless communications services, subject to certain agreed upon exceptions and limited passive investments. The Outside Activities Restrictions will not prohibit the Communications Group from bidding on 10 megahertz PCS licenses in the Communications Group Region being auctioned by the FCC or from building a wireless network in the Communications Group Region using such spectra and the Communications Group's wireline network in order to offer wireless services to the Communications Group's customers. See "Annex VI -- Communications Group -- Description of Business -- U S WEST Communications -- Development of Wireless Capability."

    PERSONAL COMMUNICATIONS SERVICES. PCS services are anticipated to provide a wide range of wireless communications services through a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile voice and data communications. It is anticipated that PCS subscribers will have dedicated personal telephone numbers and will communicate using digital handsets that can be carried in a pocket or purse.

    In October 1994, AirTouch and U S WEST agreed to form a strategic wireless alliance with Bell Atlantic and NYNEX. As part of this alliance, the AirTouch-U S WEST PCS Partnership and a partnership formed between Bell Atlantic and NYNEX formed PCS Primeco, L.P ("PCS Primeco"), for the purpose of bidding on PCS licenses being auctioned by the FCC. The objective of PCS Primeco is to build and operate PCS networks where its partners do not operate cellular networks, thus enabling them to establish a national wireless alliance. In the FCC auction, which concluded in March 1995, PCS Primeco was awarded PCS licenses in 11 markets covering 57 million POPs, including licenses in Chicago, Dallas, Tampa, Houston, Miami and New Orleans. PCS Primeco will be governed by an executive committee made up of three Bell Atlantic-NYNEX representatives and three AirTouch-U S WEST representatives.

    In October 1994, in connection with the formation of PCS Primeco, WMC Partners and a joint venture formed between Bell Atlantic and NYNEX formed TOMCOM, a partnership that will coordinate the operation of each partner's wireless operations. Such coordination will minimize costs and maximize efficiencies through national branding and retail distribution, the coordination of technical standards, including product features and systems interoperability, and the linking of business operations, including network and information systems and transaction processing. Together, the partners of TOMCOM own cellular licenses in 15 of the top 20 MSAs in the United States, serve more than five million cellular customers and reach more than 100 million POPs. The cellular properties of Bell Atlantic and NYNEX will not be merged with those of AirTouch and NewVector. TOMCOM will be governed by a board made up of three Bell Atlantic-NYNEX representatives, three AirTouch-U S WEST representatives and one independent member.

                                     VII-7

    The following map illustrates the geographic scope of the strategic wireless alliance of U S WEST, AirTouch, Bell Atlantic and NYNEX.
Map of the United States, depicting the states in which AirTouch, U S WEST, Bell Atlantic and NYNEX hold cellular licenses and the metropolitan trading areas in which PCS Primeco holds PCS licenses.

                                   [GRAPHIC]

    INTERNATIONAL OPERATIONS

    U S WEST International owns wireless communications systems or investments in eight countries, including the United Kingdom, Malaysia, Russia, Hungary, the Czech Republic, Slovakia, Japan and Bulgaria.

    MERCURY ONE-2-ONE. U S WEST International owns 50 percent of Mercury One-2-One, a 50-50 joint venture between U S WEST International and Cable & Wireless plc. Mercury One-2-One operates a PCS system in the United Kingdom. Mercury One-2-One's PCS is a digital cellular communications service designed to offer consumers higher quality service, increased privacy and more features at lower prices than existing cellular communications systems. To meet growing customer demand, Mercury One-2-One has expanded its coverage to reach 30 percent of the United Kingdom's population.

    OTHER INTERNATIONAL INVESTMENTS. U S WEST International's wireless investments also include 20 percent of a partnership in Malaysia formed to provide a range of wired, wireless and satellite communications and entertainment services. The partnership holds four licenses that will enable it to become a fully integrated "second-network" operator in Malaysia. U S WEST International owns 49 percent of Westel, a cellular operator in Hungary. U S WEST International also holds a 24.5 percent interest in Eurotel, a cellular operator in the Czech Republic and Slovakia. In addition, U S WEST International holds a 71 percent interest in the Russian Telecommunications Development Corp., a corporation formed in 1993 to manage, develop and fund telecommunications projects in Russia.

MULTIMEDIA CONTENT AND SERVICES

    DOMESTIC OPERATIONS

    The Media Group, through Marketing Resources, provides directory publishing as well as database marketing and interactive services. Marketing Resources publishes, prints and sells advertising in approximately 300 White and Yellow Pages directories in the Communications Group Region. Marketing Resources' growth strategy is to increase its advertiser base through expanded marketing efforts, the expansion of core products, such as new targeted directories for specific neighborhoods or

                                     VII-8
industries and new directory features, and the development and packaging of new information products, such as local audiotext services. Marketing Resources' directory publishing business had revenue growth of approximately 6.5 percent in 1994.

    Marketing Resources also provides database marketing services that enable businesses to segment and target customers and is developing the capability to provide one-to-one marketing over interactive networks. In the future, Marketing Resources plans to develop, package, market and distribute integrated, interactive CEIT services over networks operated by the Media Group and others, including the networks of the Communications Group in the Communications Group Region. Interactive services currently being offered by Marketing Resources include Q&A, an interactive audio service which provides information and consumer reference to Yellow Pages users in 13 markets, and U S WEST CityKey, an interactive traveler's guide currently available in 6,500 hotel rooms in San Francisco and Orlando. Interactive services being developed include GOtv, an interactive entertainment guide offering consumers information and advertising on movies, dining and local events, which will undergo market trials in Orlando and Omaha later in 1995, and U S Avenue, an interactive marketing and merchandising service, which will be tested by customers in Omaha in a market trial later this year. Businesses participating in U S Avenue include Ford, FTD, Hallmark, J C Penney and Nordstrom.

    INTERNATIONAL OPERATIONS

    U S WEST International owns 100 percent of Thomson Directories, which it acquired in 1994. Thomson Directories annually publishes 155 directories in the United Kingdom, reaching 46 million people, or 80 percent of all households, in the United Kingdom. U S WEST International owns a 50 percent interest in Listel, Brazil's largest telephone directory publisher, which it acquired in 1994 from the Abril Group. U S WEST International also owns 100 percent of Polska, which publishes 17 directories in Poland with a combined circulation of approximately
1.7 million.

TIME WARNER ENTERTAINMENT COMPANY, L.P.

    U S WEST Multimedia owns a 25.51 percent pro rata priority capital and residual equity interest in TWE, while affiliates of Time Warner Inc. (the "TWE General Partners") own a 63.27 percent pro rata priority capital and residual equity interest in TWE and affiliates of Itochu Corporation and Toshiba Corporation each own a 5.61 percent pro rata priority capital and residual equity interest in TWE. The TWE General Partners also own priority capital interests senior and junior to the pro rata priority capital interests. For a further discussion of the capital structure of TWE, see "Media Group -- Notes to Combined Financial Statements -- Note 5: Investment in Time Warner Entertainment."

    TWE's businesses consist of substantially all of the cable, filmed entertainment and programming operations previously owned and operated by Time Warner Inc. Subject to the powers of the Management Committee with respect to TWE's cable business, and except for approvals required for certain significant actions, the business and affairs of TWE are controlled by the TWE General Partners. For a description of the cable operations of TWE, see "-- Cable and Telecommunications -- Domestic Operations -- Time Warner Cable."

    TWE's filmed entertainment business consists of the production, financing and distribution of feature motion pictures (including through Warner Bros.), television series, made-for-television movies, miniseries for television, first-run syndication programming and animated programming for theatrical and television exhibition, and the distribution of prerecorded videocassettes and videodiscs. The filmed entertainment business is also engaged in product licensing and the ownership and operation of retail stores, movie theaters and theme parks, including Warner Bros. Studio Stores and Six Flags theme parks
("Six Flags"). In April 1995, TWE agreed to sell 51 percent of Six Flags. In addition, the filmed entertainment business owns and operates The WB, a national broadcast television network which it launched in January 1995.

                                     VII-9

    TWE's programming business is principally conducted by TWE's Home Box Office division ("Home Box Office"). The principal businesses of Home Box Office are the programming and marketing of two pay television programming services, HBO and Cinemax. HBO's programming includes commercial-free, uncut feature motion pictures, sporting events, special entertainment events (such as concerts, comedy shows and documentaries) and motion pictures produced by or for HBO. Cinemax offers a broad range of motion pictures, including classic, family, action-adventure, foreign and recently released films. At December 31, 1994, HBO had approximately 19.2 million subscribers and Cinemax had approximately 7.8 million subscribers.

    U S WEST Multimedia has an option to increase its equity interests in TWE from 25.51 percent to 31.84 percent. The option is exercisable, in whole or in part, between January 1, 1999 and May 31, 2005 upon the attainment of certain earnings thresholds for an aggregate cash exercise price of $1.25 billion to $1.8 billion, depending on the year of exercise. Either U S WEST or TWE may elect that the exercise price for the option be paid with partnership interests rather than cash.

    TWE's limited partnership agreement contains certain non-competition restrictions (the "Non-Competition Restrictions"), which prohibit each of the TWE partners, including the Company, from competing with TWE in the three principal lines of business of TWE -- cable, filmed entertainment and programming -- as such businesses may evolve, subject to certain agreed upon exceptions and limited passive investments. The Non-Competition Restrictions will not prohibit (i) the Company from conducting cable and certain related regional programming businesses in the Communications Group Region, (ii) the Company from engaging in the cable business in an area in which TWE is not then engaging in the cable business, subject to TWE's right of first refusal with respect to such cable business, or (iii) the Company from engaging in the telephone or information services businesses (other than programming). The ability of the Media Group to acquire additional cable systems may be limited by the Non-Competition Restrictions.

    In early 1995, Time Warner Inc. announced its intention to restructure TWE and establish a separate, self-financing enterprise to hold TWE's cable and telecommunications properties, as well as portions of the assets of Cablevision Industries Corporation, KBLCOM Incorporated and Summit Communications Group, Inc. being acquired by Time Warner Inc. Any change in the structure of TWE would require the approval of U S WEST Multimedia and the other TWE partners, as well as the approval of certain creditors and regulatory authorities.

CAPITAL ASSETS SEGMENT

    In June 1993, in connection with its decision to concentrate its resources and efforts on developing its telecommunications and multimedia businesses, the Company determined to dispose of the businesses comprising its capital assets segment. In 1993 and 1994, the Company made significant progress in disposing of these businesses. See "-- Media Group -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Disposition of the Capital Assets Segment."

    The remaining assets of the capital assets segment, which will be attributed to the Media Group, include a 60.9 percent total interest, and 49.8 percent voting interest, in FSA, which provides financial guarantee insurance policies for corporate and municipal clients, U S WEST Real Estate, Inc., which holds a portfolio of real estate assets, valued at approximately $596 million, net of reserves, at March 31, 1995, and U S WEST Financial Services, Inc., which holds investments in long-term leases related primarily to aircraft and power plants, which the Company intends to allow to expire at the end of their terms.

REGULATION

    The businesses of the Media Group are subject to varying degrees of regulation by federal, state and local governmental authorities. In addition, the Media Group, as an affiliate of U S WEST Communications, is subject to the restrictions of the MFJ. See "Annex VI -- Communications Group -- Description of Business -- Regulation -- The MFJ Restrictions."

                                     VII-10

    DOMESTIC CABLE. The Cable television industry is regulated by the federal government, some state governments and most local governments. The following discussion summarizes certain federal, state and local laws and regulations affecting cable television.

    Under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), the FCC has implemented regulations covering, among other things, cable rates, composition of certain service offerings, consumer protection and customer service standards, leased access, and public, educational and governmental channels, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, and various aspects of direct broadcast satellite system ownership and operation. The implementation of the 1992 Cable Act continues to create uncertainty in the cable television industry as the FCC issues additional orders impacting operations and cash flow.

    Several cable operators and programmers have filed federal lawsuits seeking to overturn certain major provisions of the 1992 Cable Act and the FCC's rules thereunder. The primary grounds for the actions have been that such provisions violate the First Amendment. The FCC rate regulations, in particular, have been challenged as contrary to the Act itself, arbitrary and capricious, and unconstitutional. The lawsuits are in various stages of the legal process.

    The Media Group expects legislation that would make significant changes to current federal cable regulation will be considered in Congress during 1995. Among the proposed revisions currently contained in draft House legislation and in the bill reported out of the Senate Commerce Committee are provisions that would reduce rate regulation of cable programming services. While such a provision would have a favorable impact on cable industry revenue, the Media Group cannot predict whether any such provision will be enacted into law.

    Cable television systems are also subject to local regulation, typically imposed through the franchising process. Local officials may be involved in the initial franchise selection, system design and construction, safety, rate regulation, customer service standards, billing practices, community-related programming and services, franchise renewal and imposition of franchise fees.

    The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

    DOMESTIC TELECOMMUNICATIONS. The ability of U S WEST Multimedia to offer local exchange services requires the removal of state and local barriers which prevent cable operators and others from providing local exchange service in competition with local exchange carriers ("LECs"). Some states permit competition with the LECs in the offering of local exchange services. For example, Time Warner Communications has been certified to provide local exchange services throughout New York State and the Georgia legislature has passed legislation permitting U S WEST Multimedia to offer local exchange service in the Atlanta area. Any provision of interstate access services by U S WEST Multimedia outside of the Communications Group Region, whether as a CAP or a local exchange carrier, requires the filing of interstate access tariffs with the FCC. Legislation is pending in Congress which would open local exchange service to competition and preempt states from imposing barriers which prevent such competition. There is, however, uncertainty as to the outcome of such legislation.

    DOMESTIC WIRELESS COMMUNICATIONS. The Media Group's wireless operations, including its cellular and PCS businesses, are subject to regulation by federal and some state and local authorities. The construction and transfer of cellular systems in the United States are regulated by the FCC pursuant to the Communications Act of 1934. The FCC has promulgated guidelines for construction and operation of cellular systems and licensing and technical standards for the provision of cellular telephone service. Pursuant to Congress' 1993 Omnibus Budget Reconciliation Act, the FCC adopted rules preempting state and local governments from regulating wireless entry and most rates. State

                                     VII-11
and local governments are, however, still permitted to regulate other terms and conditions of wireless services. For example, the siting and construction of cellular transmitter towers, antennas and equipment shelters are still subject to state or local zoning, land use and other local regulation, which may include zoning and building permit approvals or other state or local certification.

    INTERNATIONAL. The Media Group is subject to various regulations in the foreign countries in which it has operations. In the United Kingdom, the licensing, construction, operation, sale and acquisition of cable and wireline and wireless communications systems are regulated by various governmental entities, including the Department of Trade and Industry and the Department of National Heritage.

COMPETITION

    CABLE. U S WEST Multimedia's cable television systems generally compete for viewer attention with programming from a variety of sources, including the direct reception of broadcast television signals by the viewer's own antenna, subscription and low power television stations, multichannel multipoint distribution systems ("MMDS" or "wireless cable"), satellite master antenna ("SMATV") service, direct broadcast satellite ("DBS") services, telephone companies, including other RBOCs, and other cable companies within an operating area. The extent of such competition in any franchise area is dependent, in part, upon the quality, variety and price of the programming provided by these technologies. Many of these competitive technologies are generally not subject to the same local government regulation that affects cable television. Cable television systems are also in competition for both viewers and advertising in varying degrees with other communications and entertainment media, and such competition may increase with the development and growth of new technologies. TeleWest's cable television services compete with broadcast television stations, DBS services, SMATV systems and certain narrowband operators in the United Kingdom.

    TELECOMMUNICATIONS. U S WEST Multimedia will be offering telecommunications services in competition with the dominant LECs, CAPs and other potential providers of telephone services in local domestic markets, including interexchange carriers such as AT&T, MCI Communications and Sprint Corp. The degree of competition will be dependent upon state and federal regulations concerning entry, interconnection requirements, and the degree of unbundling of the LECs' networks. Competition will be based upon price, service quality and breadth of services offered. TeleWest's telecommunications services compete with domestic telephone companies in the United Kingdom, such as British Telecommunications plc.

    MULTIMEDIA CONTENT AND SERVICES. Marketing Resources's directory publishing businesses continue to face significant competition from local and national publishers of directories, as well as other advertising media such as newspapers, magazines,  broadcast  media,  direct  mail  and  operator  assisted services. Directory listings are now offered in electronic data bases through telephone company and third party networks. As such offerings expand and are enhanced through interactivity and other features, the Company will experience heightened competition in its directory publishing businesses. Marketing Resources will continue to expand its core products and develop and package new information products to meet its customers' needs. Marketing Resources' database marketing services also continue to face competition from direct mail list providers, co-op direct mail programs and coupon programs. Marketing Resources will also face emerging competition in the provision of interactive services from cable and entertainment companies, on-line services, advertising agencies specializing in interactive advertising and many small companies who are information providers. Many of these potential competitors may also be joint venture partners, suppliers or distributors.

    WIRELESS  COMMUNICATIONS.    As  discussed  above  under  "--   Regulation,"
NewVector's wireless business is subject to FCC regulation and licensing requirements. To assure competition, the FCC has awarded two competitive cellular licenses in each market. Many such competing cellular providers are substantial businesses with experience in broadcasting, telecommunications, cable television and radio common carrier services. In many markets, competing cellular service is provided by businesses owned or controlled by an LEC, AT&T or a major telephone company. Competition is based upon the price of cellular service, the quality of the service and the size of the geographic area served. The

                                     VII-12
development of PCS services will create multiple new competitors for NewVector's wireless businesses. Competition for the provision of wireless services is also provided by providers of enhanced specialized mobile radio services. In the United Kingdom, Mercury One-2-One's operations compete with two established cellular providers and one PCS provider. In addition, Mercury One-2-One competes in the consumer market with telephone companies such as British Telecommunications plc.

    The actions of public policy makers play an important role in determining how increased competition affects the Media Group. The Media Group is working with regulators and legislators to help ensure that public policies are fair and in the best interests of customers.

RESEARCH AND DEVELOPMENT

    Advanced Technologies, a business of the Communications Group, will provide certain research and development services to the Media Group on a fee-for-service, arm's-length basis. See "Annex VI -- Communications Group -- Description of Business -- Research and Development." In addition, unaffiliated third parties will provide research and development services to the Media Group.

MANAGEMENT

    The following executives of the Company will have primary operating responsibility for the Media Group:

    CHARLES M. LILLIS, Executive Vice President of U S WEST and President and Chief Executive Officer of U S WEST Diversified Group. Upon implementation of the Recapitalization Proposal, Mr. Lillis will become President and Chief Executive Officer of the Media Group. Mr. Lillis joined the Company in 1985 as Vice President of Strategic Marketing and was named Executive Vice President and chief planning officer in 1987.

    RICHARD J. CALLAHAN, Executive Vice President of U S WEST and President of U S WEST International Business Development Group. Based in London, Mr. Callahan is responsible for the Media Group's international operations. Mr. Callahan has been affiliated with U S WEST and its predecessor companies for over 30 years, serving in various operations, marketing and regulatory positions.

    THOMAS E. PARDUN, President and Chief Executive Officer of U S WEST Multimedia. Mr. Pardun is responsible for the Media Group's domestic cable and telephone operations, including the Atlanta Systems and the Company's investment in TWE. Prior to assuming his present position, Mr. Pardun served in other positions at the Company, including as Vice President and General Manager of Business and Government Services for U S WEST.

    SOLOMON D. TRUJILLO, President and Chief Executive Officer of Marketing Resources. Mr. Trujillo is responsible for the Media Group's multimedia content and services business, including the directory publishing business. Mr. Trujillo joined Mountain Bell in 1974 and has been affiliated with U S WEST and its predecessor companies since that time, serving in various marketing, sales, finance and public policy positions.

EMPLOYEES

    At March 31, 1995, the businesses of the Media Group had 10,219 employees, of which 22 percent were represented by unions. The Media Group believes that its relations with the unions in which its employees are members are good. An existing contract with the International Brotherhood of Electrical Workers representing 405 employees will expire on May 12, 1995 and an existing contract with the Communications Workers of America representing approximately 1,700 employees will expire on October 14, 1995. Negotiations for the renewal of such contracts are expected to begin shortly.

LITIGATION

    The Media Group is currently subject to claims and proceedings that have arisen in the ordinary course of business. While complete assurance cannot be given as to the outcome of any contingent liabilities, in the opinion of the Media Group, any financial impact to which the Media Group is subject is not expected to be material in amount to its financial position or results of operations. In addition, the businesses in which the Media Group holds an investment, including TWE, are also subject to claims and proceedings which may be material to such businesses.

                                     VII-13

                                  MEDIA GROUP
                        SELECTED COMBINED FINANCIAL DATA

COMBINED AND PROPORTIONATE FINANCIAL RESULTS

    The Media Group uses consolidation and proportionate principles of accounting to present certain financial information. Consolidation accounting principles are used to prepare the Combined Financial Statements. See Note 1 to the Media Group Combined Financial Statements for a complete description of the accounting principles used to prepare the Combined Financial Statements. Proportionate financial information is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP. Under GAAP, the Media Group combines the entities in which it has a controlling interest, and uses the equity method to account for entities when the Media Group does not have a controlling interest. In contrast, proportionate accounting reflects the Media Group's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities.

    Because significant assets of the Media Group are not consolidated, and because of the substantial effect of certain joint ventures on the year-to-year comparability of the Media Group's combined financial results, the Media Group believes that proportionate financial and operating data facilitate the understanding and assessment of its Combined Financial Statements. For example, international cable and telecommunications proportionate results present the Media Group's percentage ownership of all the Media Group's international cable and telecommunications operations, including the Media Group's investment in TeleWest Communications. In addition, the Media Group's share of all its significant worldwide operations are included in the proportionate financial information that follows. Excluded are certain international and domestic investments for which the Media Group does not receive timely detailed financial statements and which are, collectively, not material.

SELECTED COMBINED FINANCIAL DATA

    The following table sets forth Selected Combined Financial Data of the Media Group and should be read in conjunction with the Media Group Management's Discussion and Analysis of Financial Condition and Results of Operations, and Combined Financial Statements. The selected combined Financial Data at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, have been derived from the Media Group Combined Financial Statements audited by Coopers & Lybrand L.L.P. At December 31, 1992 and for the years ended December 31, 1991 and 1990, the Selected Combined Financial Data has been derived from unaudited Media Group Combined Financial Statements. The unaudited Combined Financial Statements have been prepared on the

                                     VII-14
same basis as the audited Combined Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                             YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------------
                                                                1994        1993       1992       1991       1990
                                                             -----------  ---------  ---------  ---------  ---------
                                                                               DOLLARS IN MILLIONS
Sales and other revenues...................................  $     1,908  $   1,549  $   1,384  $   1,261  $   1,194
Income from continuing operations (1)......................          276         85        146         69        210
Net income (loss)..........................................          276          3        201       (218)       264
Total assets...............................................        7,394      5,446      3,130      3,235      2,555
Total debt (2).............................................        1,814      1,526        249        682        118
Media Group equity.........................................        4,203      3,139      2,265      2,057      1,961
Capital expenditures (2)...................................  $       343  $     215  $     169  $     231  $     195
Percentage of debt to total capital (2)....................        30.1%      32.7%       9.9%      24.9%       5.7%
Employees..................................................       10,103      8,180      8,355      8,104      8,059
PRO FORMA INFORMATION
Earnings per share.........................................  $       .61
Average shares outstanding.................................      453,316
                                                             -----------


(1) 1994 income from continuing operations includes a gain of $105 on the sale of 24.4 percent of the Company's joint venture interest in TeleWest, and a gain of $41 from the sale of the Company's paging operations. 1993 income from continuing operations was reduced by restructuring charges of $76. 1991 income from continuing operations was reduced by restructuring charges of $57.

(2) Debt, the percentage of debt to total capital ratio and capital expenditures exclude discontinued operations. Including discontinued operations the percentage of debt to total capital was 42.4%, 49.1%, 61.9%, 67.2%, and 66.9% for the five years ended in 1994.

                                     VII-15

SELECTED PROPORTIONATE FINANCIAL DATA

    The following table shows the entities included in the Media Group Combined Financial Statements and the percent ownership by industry segment. The proportionate financial and operating data for these entities are summarized in the proportionate data table below.

               CABLE AND TELECOMMUNICATIONS            WIRELESS COMMUNICATIONS           MULTIMEDIA CONTENT AND SERVICES
           ------------------------------------  ------------------------------------  ------------------------------------

               DOMESTIC         INTERNATIONAL        DOMESTIC         INTERNATIONAL        DOMESTIC         INTERNATIONAL
           -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
    C
    O
    N
    S
    O                                                                                                          Thomson
    L       Atlanta Systems                          NewVector                             Marketing         Directories
    I            100%                                 84% (1)                              Resources            100%
    D                                                                                        100%          U S WEST Polska
    A                                                                                                           100%
    T
    E
    D
                                                                      Mercury One-
                                                                          2-One
                                                                           50%
    E                                                                    Westel
    Q                             TeleWest                            Radiotelefon
    U             TWE               37.8%                                  49%
    I           25.51%         TeleWest Europe                         Westel 900
    T                                50%                                   44%
    Y                                                                EuroTel Czech &
                                                                         Slovak
                                                                          24.5%

- ------------------------------
The above table and the selected proportionate financial data that follows excludes certain international and domestic investments (collectively not material) for which the Media Group does not receive timely detailed financial statements.

(1)  NewVector   is  a  wholly-owned  subsidiary  of  U  S  WEST.  Proportionate information reflects an approximate 16 percent minority interest in NewVector's underlying operations.

                                     VII-16

    The following table is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP. It is presented supplementally because the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Combined Financial Statements. The following table includes allocations of Media Group corporate activity. The table does not reflect financial data of the capital assets segment, which had net assets of $302 million at December 31, 1994.

                                     CABLE AND TELECOMMUNICATIONS   WIRELESS COMMUNICATIONS     MULTIMEDIA CONTENT AND
                                                                                                       SERVICES           TOTAL
                                     ----------------------------   ------------------------   ------------------------   ------
1994                                 DOMESTIC (1)   INTERNATIONAL   DOMESTIC   INTERNATIONAL   DOMESTIC   INTERNATIONAL
- -----------------------------------  ------------   -------------   --------   -------------   --------   -------------
FINANCIAL DATA (MILLIONS):
  Revenues.........................     $2,386          $ 69          $634         $ 186        1$,005        $ 78        $4,358
  Operating expenses...............      1,853           112           483           256          587           78         3,369
  Depreciation and amortization....        302            29            80            36           24           10           481
  Operating income.................        231           (72)           71          (106)         394          (10)          508
  EBITDA (2).......................        533           (43)          151           (70)         418        --              989
  Debt (3).........................     --             --             --          --             --          --            3,865

OPERATING DATA (THOUSANDS):
  Subscribers/Customers............      2,407           135           817           169         --          --            3,528
  Advertisers......................     --             --             --          --              468          147           615
  Homes passed.....................      3,952           438          --          --             --          --            4,390
  POPs.............................     --             --           18,900        18,000         --          --           36,900
  Telephone lines..................     --                54          --          --             --          --               54


1993
- -----------------------------------
FINANCIAL DATA (MILLIONS):
  Revenues.........................     $2,047          $ 47          $432         $  78         $958         $  7        $3,569
  Operating expenses...............      1,600            84           328           125          583           10         2,730
  Depreciation and amortization....        241            18            78             9           19        --              365
  Operating income.................        206           (55)           26           (56)         356           (3)          474
  EBITDA (2).......................        447           (37)          104           (47)         375           (3)          839
  Debt (3).........................     --             --             --          --             --          --            3,492

OPERATING DATA (THOUSANDS):
  Subscribers/Customers............      1,837           125           509            41         --          --            2,512
  Advertisers......................     --             --             --          --              459           25           484
  Homes passed.....................      3,061           382          --          --             --          --            3,443
  POPs.............................     --             --           18,200        15,100         --          --           33,300
  Telephone lines..................     --                32          --          --             --          --               32

- ------------------------------
(1) The proportionate results are based on the Media Group's 25.51 percent pro rata priority and residual equity interests in TWE. Due to special allocations of income stipulated by the TWE Partnership Agreement, the proportionate results do not reflect the Media Group's current share of income or cash flow from the TWE investment. Although the TWE and Atlanta Systems acquisitions occurred within 1993 and 1994, for comparability in reporting, 1993 proportionate results include 12 months of TWE activity and 1994 proportionate results include 12 months of activity for the Atlanta Systems.

(2) Proportionate EBITDA represents the Media Group's equity interest in the entities multiplied by the entities' EBITDA. As such, proportionate EBITDA does not represent cash available to the Media Group.

(3) See Note 5 to the Media Group Combined Financial Statements for additional information regarding the obligations inherent in the capital structure of the TWE partnership. Included in debt is the Company's proportionate share of TWE external debt of $1,835 and $1,824 in 1994 and 1993, respectively.

                                     VII-17

                                  MEDIA GROUP
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

    The following unaudited pro forma data gives effect to the December 6, 1994 acquisition of the Atlanta Systems for cash of $745 and 12,779,206 shares of Existing Common Stock valued at $459, for a total purchase price of approximately $1.2 billion, assuming the acquisition had occurred as of January 1, 1994. The Atlanta Systems were previously operated by Wometco Cable Corp. and subsidiaries and Georgia Cable Holdings Limited Partnership ("Georgia Cable Holdings") and subsidiary partnerships.

    The unaudited pro forma Combined Statement of Operations is provided for informational purposes only and does not represent what the actual results of operations of the Media Group would have been had the Atlanta Systems been acquired as of January 1, 1994, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma Combined Statement of Operations should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Media Group Combined Financial Statements.

                                                                      YEAR ENDED DECEMBER 31, 1994
                                               --------------------------------------------------------------------------
                                                MEDIA GROUP     WOMETCO CABLE    GEORGIA CABLE
                                                  COMBINED          CORP.           HOLDINGS       PRO FORMA    PRO FORMA
                                               HISTORICAL (1)   HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS   COMBINED
                                               --------------   --------------   --------------   -----------   ---------
                                                              DOLLARS IN MILLIONS (EXCEPT PER SHARE DATA)
Sales and other revenues.....................      $1,908            $101             $89           $--          $ 2,098
Cost of sales and other revenues.............         612              38              31            --              681
Selling, general and administrative
 expenses....................................         747              14              11            --              772
Depreciation and amortization................         144              18              28             21(3)          211
Interest expense.............................          82              10              18             14(3)          124
Equity losses in unconsolidated ventures.....         121          --               --               --              121
Gains on sales of assets:
  Partial sale of joint venture interest.....         164          --               --               --              164
  Paging assets..............................          68          --               --               --               68
Other income -- net..........................          46          --               --               --               46
                                                  -------           -----             ---         -----------   ---------
Income (loss) from continuing operations
 before income taxes.........................         480              21               1              (35)          467
Provision for income taxes...................         204               9           --                 (11)(3)       202
                                                  -------           -----             ---         -----------   ---------
Net income (loss)............................      $  276            $ 12             $ 1           $  (24)      $   265
                                                  -------           -----             ---         -----------   ---------
                                                  -------           -----             ---         -----------   ---------
Pro forma earnings per share of Media Stock
 (4).........................................      $ 0.61                                                        $  0.57
                                                  -------                                                       ---------
                                                  -------                                                       ---------
Pro forma average shares of Media Stock
 outstanding (thousands) (4).................     453,316                                           12,779(4)    466,095

- ------------------------
(1) Includes the Atlanta Systems' results of operations from the date of acquisition.
(2) Reflects the historical results of operations of the Atlanta Systems from January 1, 1994 through the date of acquisition.
(3) Pro forma adjustments include: a) additional interest expense associated with debt (at an average rate of 6.14%) incurred to finance the acquisitions, b) additional amortization expense as a result of the excess of the purchase price over the fair value of assets acquired amortized over 25 years and adjusted depreciation expense based on the fair value of the assets acquired, and c) adjustment for the tax impact of the acquisitions.

(4) Pro forma average common shares outstanding reflect the pro forma Media Group shares after giving effect to the Recapitalization Proposal and include the pro forma effect of issuing additional shares of Media Stock as of January 1, 1994 to acquire the Atlanta Systems.

                                     VII-18

                                  MEDIA GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             (DOLLARS IN MILLIONS)

    The Media Group is comprised of: (i) cable and telecommunications network businesses outside of the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses. The Media Group's cable and telecommunications businesses include the interests in TWE, the second largest provider of cable television services in the United States, and the Atlanta Systems, and international cable and telecommunications investments, including TeleWest, the largest provider of combined cable and telecommunications services in the United Kingdom. The Media Group, through NewVector, provides domestic wireless communications services, including cellular services, to a rapidly growing customer base. The Media Group also provides wireless communications services internationally through its joint venture in Mercury One-2-One, the world's first PCS service. The Media Group's multimedia content and services business develops and packages content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets. The Media Group's strategy is to become a leading provider of CEIT services to business and residential customers over wired broadband and wireless networks in selected domestic and international markets. For a detailed discussion of the Media Group's strategy, see "-- Media Group -- Description of Business -- Media Group Strategy."

    The Board of Directors of the Company has adopted a proposal that would change the state of incorporation of the Company from Colorado to Delaware and create two classes of common stock, the Media Stock and the Communications Stock, intended to reflect separately the performance of the Media Group and the Communications Group.

    The Combined Financial Statements of the Media Group include the (i) combined historical balance sheets, results of operations and cash flows of the businesses that comprise the Media Group; and (ii) corporate assets and liabilities of the Company and related transactions not identified with the Communications Group; and (iii) an allocated portion of the corporate expense of the Company. All significant intra-Group financial transactions have been eliminated; however, transactions between the Media Group and the Communications Group have not been eliminated. For a more complete discussion of the Company's corporate allocation policies, see "-- Media Group -- Combined Financial Statements -- Note 1: Summary of Significant Accounting Policies."

    The following discussion of the Media Group's results of operations, liquidity and capital resources should be read in conjunction with the Company's Consolidated Financial Statements. See "Annex V -- U S WEST, Inc. -- Consolidated Financial Statements."

RESULTS OF OPERATIONS

    1994 COMPARED WITH 1993

    NET INCOME

                                                                                       1994 (1)     1993 (2)     INCREASE
                                                                                      -----------  -----------  -----------
Income from continuing operations...................................................   $     276    $      85    $     191
Loss from discontinued operations...................................................      --              (82)          82
                                                                                           -----          ---        -----
Net income..........................................................................   $     276    $       3    $     273
                                                                                           -----          ---        -----
                                                                                           -----          ---        -----

- ------------------------
(1) 1994 income from continuing operations includes a gain of $105 from the sale of 24.4 percent of the Company's joint venture interest in TeleWest, and a gain of $41 from the sale of the Company's paging operations.

(2) 1993 income from continuing operations was reduced by $76 for restructuring charges.

                                     VII-19

    Income from continuing operations in 1994 included one-time, after-tax gains described in note (1) to the table above. Excluding these gains, income from continuing operations was $130. In 1993, income from continuing operations, excluding the effects of restructuring charges, was $161. Without the effects of such gains and charges, 1994 income from continuing operations decreased by $31, or 19.3 percent. This is primarily a result of increased start-up losses associated with international businesses, partially offset by income growth in domestic wireless operations attributable to rapid growth in customer demand. Costs related to the development and launching of new products in multimedia content and services offset income growth from Yellow Pages publishing operations.

    Revenue growth, partially offset by  higher operating expenses, provided  an
8.7 percent increase in the Media Group's 1994 EBITDA, compared to an increase of 16.1 percent in 1993. EBITDA also excludes equity losses in unconsolidated ventures, gains on sales of assets, restructuring charges and other income. The Company considers EBITDA an important indicator of the operational strength of its businesses. For information regarding proportionate EBITDA related to the Media Group's equity investments, see "-- Media Group -- Selected Combined Financial Data -- Selected Proportionate Financial Data." The reduction in the EBITDA growth rate in 1994 as compared to 1993 was primarily the result of a significant increase in expenses related to funding new products and other growth initiatives in the multimedia content and services business.

    In 1993, U S WEST discontinued the operations of its capital assets segment. See "-- Disposition of the Capital Assets Segment."

    INCOME FROM CONTINUING OPERATIONS

                                                                              PERCENT                            INCREASE
                                                                             OWNERSHIP      1994       1993     (DECREASE)
                                                                           -------------  ---------  ---------  -----------
Consolidated:
  Multimedia content and services (1)....................................          100    $     247  $     220   $      27
  Wireless communications (2)............................................          100           67        (43)        110
  Cable and telecommunications...........................................          100           (2)    --              (2)
Unconsolidated equity investments:
  Time Warner Entertainment L.P..........................................         25.5(3)       (30)       (19)        (11)
  TeleWest Communications plc (4)........................................         37.8           76        (21)         97
  Mercury One-2-One......................................................         50.0          (58)       (22)        (36)
Other (5)................................................................                       (24)       (30)          6
                                                                                          ---------  ---------       -----
Income from continuing operations........................................                 $     276  $      85   $     191
                                                                                          ---------  ---------       -----
                                                                                          ---------  ---------       -----

- ------------------------
(1)  Includes a 1993 restructuring charge of $31.

(2) Includes a 1994 gain of $41 from the sale of the Company's paging operations and a 1993 restructuring charge of $45.

(3) Percent ownership represents pro rata priority capital and residual equity interests.

(4) Includes a 1994 gain of $105 from the sale of 24.4 percent of the Company's joint venture interest in TeleWest.

(5)  Includes other unconsolidated equity investments and divisional expenses.

    The Media Group operations include both domestic and international wholly owned subsidiaries and equity investments. Under generally accepted accounting principles, only the revenues and operating costs of majority-owned businesses are included within the Combined Statements of Operations. The less than majority-owned businesses are not consolidated and the operating effects of those businesses are aggregated and reported within the line item "equity losses in unconsolidated ventures."

    The Media Group has four industry segments: multimedia content and services, wireless communications, cable and telecommunications and capital assets. The capital assets segment was discontinued in 1993. Domestic equity investments include a 25.51 percent pro rata priority capital and residual equity interest in TWE. International equity investments include investments in cable and

                                     VII-20
telecommunications, wireless communications (including personal communications services) and directory publishing. While the Central European wireless ventures generate positive net income and cash flow, most of the Media Group's international equity investments are in start-up phases and will not show positive net income or cash flow until they mature.

    MULTIMEDIA CONTENT AND SERVICES. The Media Group's multimedia content and services operations consist of the publishing of approximately 300 White and Yellow Pages telephone directories in the Communications Group Region, database marketing and other interactive services in domestic and international markets. Income related to multimedia content and services operations include the effects of a $6 gain on the 1994 sale of software development and marketing operations, partially offset by the effects of adopting a new accounting standard related to advertising costs which reduced 1994 income by $4. A restructuring charge reduced 1993 income by $31. As normalized, income from multimedia content and services operations decreased by $6, or 2.4 percent, compared to 1993.

    Income related to Yellow Pages advertising, excluding the effects of the 1993 restructuring charge, grew by approximately 4 percent in 1994, to $279, due to pricing, product enhancements and the effect of improved marketing programs on business volume. However, Yellow Pages income growth was more than offset by the effects of increased expenditures related to new products and other growth initiatives, including development of interactive services. The Media Group anticipates that accelerated investments in new products and services in 1995 will more than offset expected income growth related to the Yellow Pages business.

    International publishing subsidiaries include Thomson Directories in the United Kingdom, with 155 directories and a combined circulation of 18.6 million, and U S WEST Polska, with 17 directories having a combined circulation of almost
1.7 million in Poland. The operating results of the international publishing operations were not significant to 1994 results of operations.

    WIRELESS COMMUNICATIONS. Domestic cellular operations are conducted in 31 metropolitan and 34 rural statistical areas in 13 western and midwestern states. Cellular income increased by $24 over 1993, excluding the effects of the $41 gain on the sale of paging operations in 1994 and a $45 restructuring charge in 1993. The increase is due to the addition of 367,000 subscribers in 1994, a 61 percent increase as compared to 1993. Additionally, cellular service EBITDA increased by $57, or 46 percent, as compared to 1993. U S WEST anticipates continued growth in income and EBITDA from domestic wireless operations as the customer base expands.

    On July 25, 1994, AirTouch and U S WEST announced a definitive agreement to combine their domestic wireless operations. The initial equity ownership of the wireless joint venture will be approximately 70 percent by AirTouch and approximately 30 percent by the Media Group. The transaction is expected to close in the third quarter of 1995 upon obtaining federal and state regulatory approvals. After closing, the earnings of the Media Group will reflect its 30 percent interest in the joint venture. The wireless operations of both parties will initially continue operating as separate entities owned by the individual partners, but will receive support services on a contract basis from a joint wireless management company. Following the combination of the wireless operations of the two companies, the assets, liabilities and operations of the domestic wireless operations of the Media Group will no longer be consolidated, but will be reported based on the equity method of accounting for less than majority-owned entities. For a detailed discussion of the planned merger, see "-- Media Group -- Description of Business -- Wireless Operations -- Cellular."

    Had the Media Group recognized 30 percent of the combined earnings of the joint venture beginning January 1, 1994, Media Group net income for the year ended December 31, 1994, would have increased by approximately $30.

    CABLE AND TELECOMMUNICATIONS. On December 6, 1994, the Media Group purchased the Atlanta Systems for $1.2 billion. The results of operations of the Atlanta Systems have been included in the Media Group's results of operations since the date of acquisition and did not have a material impact on

                                     VII-21

1994 net income. If the acquisition had taken place at the beginning of 1994, net income of the Media Group would have been reduced by an additional $11. See "-- Media Group -- Unaudited Pro Forma Combined Statement of Operations."

    OPERATING RESULTS OF UNCONSOLIDATED EQUITY INVESTMENTS. TWE partnership losses increased in 1994 primarily due to the full year impact (including financing costs) of the TWE investment as compared to three months in 1993. The effects of lower prices for cable services also contributed to the higher loss in 1994. In early 1995, Time Warner Inc. announced its intention to simplify its corporate structure by establishing a separate, self-financing enterprise to house TWE's cable and telecommunications properties. Any change in the structure of TWE would require the approval of the Company in addition to certain creditor and regulatory approvals.

    The majority of U S WEST's international equity investments relate to ventures in the United Kingdom. These include TeleWest, the largest provider of cable and telecommunications services in the United Kingdom, and Mercury One-2-One, the world's first PCS service. These businesses are experiencing rapid growth, and will continue to incur near term start-up losses related to expansion of the customer base at Mercury One-2-One and build out of the network at TeleWest.

    Cable television subscribers of TeleWest and its affiliates increased 42 percent to 320,000 at year-end 1994, compared to 226,000 the prior year, and telephone access lines increased 94 percent to 271,000. Subscribers to U S WEST's international wireless joint venture operations in the United Kingdom, Hungary, the Czech Republic, Slovakia and Russia grew to 367,000 in 1994, nearly three times the customer base of the prior year. Subscribers to European cable ventures totaled 586,000 at December 31, 1994.

    SALES AND OTHER REVENUES

                                                                                                    INCREASE (DECREASE)
                                                                                                    --------------------
                                                                                1994       1993         $          %
                                                                              ---------  ---------  ---------  ---------
Multimedia content and services:
  Domestic..................................................................  $     997  $     949  $      48        5.1
  International.............................................................         78          7         71     --
                                                                              ---------  ---------  ---------  ---------
                                                                                  1,075        956        119       12.4
                                                                              ---------  ---------  ---------  ---------
Wireless communications:
  Cellular service..........................................................        633        443        190       42.9
  Cellular equipment........................................................        120         63         57       90.5
  Paging sales and service (1)..............................................         28         55        (27)     (49.1)
                                                                              ---------  ---------  ---------  ---------
                                                                                    781        561        220       39.2
                                                                              ---------  ---------  ---------  ---------
Cable and telecommunications................................................         18     --             18     --
Other.......................................................................         34         32          2        6.2
                                                                              ---------  ---------  ---------  ---------
Sales and other revenues....................................................  $   1,908  $   1,549  $     359       23.2
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------

- ------------------------
(1) The paging business was sold in June 1994. Results reflect operations for the six months ending June 30, 1994

    MULTIMEDIA CONTENT AND SERVICES. The Yellow Pages directory advertising business accounted for approximately 97 percent of the revenues of the domestic multimedia content and services business in 1994. Revenues related to Yellow Pages directory advertising increased approximately $59, or 6.5 percent in 1994, due primarily to pricing. Product enhancements and the effect of improved marketing programs on business volume also contributed to the increase in revenues. Non-Yellow Pages revenues increased by $11, including $7 related to new products. Partially offsetting these increases was the absence of revenues related to certain publishing, software development and marketing operations that were sold, which reduced revenues by $22.

                                     VII-22

    The increase in international directory publishing revenue is attributable to the Company's May 1994 purchase of Thomson Directories in the United Kingdom. Thomson Directories revenues are expected to approximate $100 in 1995.

    WIRELESS COMMUNICATIONS. Cellular service revenues increased during 1994 due to a 61 percent increase in subscribers as compared to 1993 (with 24 percent of the additions occurring in December), partially offset by an 8 percent drop in average revenue per subscriber to $70 per subscriber, per month. The increase in subscribers has resulted from lower costs for cellular phone equipment and enhanced service offerings, which has resulted in a shift in the wireless customer base from business to consumers. A shift in distribution strategy in late 1992 from a direct sales focus to the predominate use of local and national retailers also stimulated subscriber growth by improving product visibility and simplifying the activation process for customers. Continued rapid growth in the wireless subscriber base is expected, though growth rates will be affected by consumer demand, market positioning and increased competition in coming years.

    The decrease in average revenue per subscriber is due to an increase in the proportion of non-business users. Consumer users tend to obtain service primarily for convenience and safety, and select price plans with fewer included minutes and features. Reductions in average revenue per subscriber are expected to continue as a result of continued market penetration and increased competition.

    Cellular equipment revenues increased primarily due to an 83 percent increase in gross customer additions, with a higher percentage of those customers purchasing equipment than in 1993. This increase was partially offset by a 13 percent decline in the average selling price of wireless phones, primarily the result of lower unit costs from manufacturers being passed on to consumers. The equipment business is employed as a means to grow the customer base. Consequently, equipment gross margins have been managed at or near break even, and equipment sales have not significantly impacted net income.

    CABLE  AND  TELECOMMUNICATIONS.    Domestic  cable  and   telecommunications
revenues reflect the December 1994 acquisition of the Atlanta Systems. These revenues are expected to exceed $200 in 1995.

    COSTS OF SALES AND OTHER REVENUES

                                                                                                        INCREASE (DECREASE)
                                                                                                        --------------------
                                                                                    1994       1993         $          %
                                                                                  ---------  ---------  ---------  ---------
Multimedia content and services:
  Domestic......................................................................  $     342  $     317  $      25        7.9
  International.................................................................         53          6         47     --
                                                                                  ---------  ---------  ---------  ---------
                                                                                        395        323         72       22.3
                                                                                  ---------  ---------  ---------  ---------
Wireless communications:
  Cost of cellular service......................................................         89         58         31       53.4
  Cost of cellular equipment....................................................        122         64         58       90.6
  Cost of paging sales & service (1)............................................          6         12         (6)     (50.0)
                                                                                  ---------  ---------  ---------  ---------
                                                                                        217        134         83       61.9
                                                                                  ---------  ---------  ---------  ---------
Costs of sales and other revenues...............................................  $     612  $     457  $     155       33.9
                                                                                  ---------  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------  ---------

- ------------------------
(1) The paging business was sold in June 1994. Results reflect operations for the six months ending June 30, 1994.

    MULTIMEDIA CONTENT AND SERVICES. Costs of multimedia content and services operations primarily include all directory and other production and distribution costs, direct selling costs and costs related to the launching of new products. Costs of sales related to domestic publishing operations increased primarily because of the introduction of new products and services, including interactive services.

                                     VII-23

    The $47 increase in cost of sales related to international directory publishing operations was primarily due to the May 1994 acquisition of Thomson Directories.

    WIRELESS COMMUNICATIONS. Cost of cellular service consists primarily of charges for access and usage of land-line telecommunications networks, expenses associated with maintaining and monitoring the wireless network, customer billing expenses and fraud costs. Costs related to network access and usage purchased from the Communications Group were $30 in 1994 and $24 in 1993.

    Land-line telecommunication charges increased by $7 and network maintenance expenses increased by $5 in 1994 due primarily to additional network usage and expansion of the wireless network. Billing expenses increased by approximately $8, due primarily to a larger average customer base. Costs associated with fraudulent activity increased by $5 in 1994. Management has negotiated contracts with other carriers to settle charges for fraudulent usage at a rate that approximates the serving carriers' costs, in addition to providing better monitoring of network activity to limit exposure to fraud losses. The cost of cellular service will continue to increase with a growing subscriber base and expanding network. While most elements of cost of cellular service vary directly in relation to revenue growth, greater scale and enhanced employee productivity may result in future cost efficiencies.

    Cost of cellular equipment sold increased in proportion to equipment revenues in 1994. Higher equipment sales were primarily due to the 83 percent increase in gross customer additions, with a higher percentage of those customers purchasing equipment than in 1993, partially offset by an 8 percent decline in the average unit cost of equipment from the manufacturer.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                                               INCREASE
                                                                                                         --------------------
                                                                                     1994       1993         $          %
                                                                                   ---------  ---------  ---------  ---------
Multimedia content and services:
  Domestic.......................................................................  $     237  $     207  $      30       14.5
  International..................................................................         17          4         13     --
                                                                                   ---------  ---------  ---------        ---
                                                                                         254        211         43       20.4
                                                                                   ---------  ---------  ---------        ---
Wireless communications (1)......................................................        374        283         91       32.2
Other............................................................................        119         93         26       28.0
                                                                                   ---------  ---------  ---------        ---
Total............................................................................  $     747  $     587  $     160       27.3
                                                                                   ---------  ---------  ---------        ---
                                                                                   ---------  ---------  ---------        ---

- ------------------------
(1) The paging business was sold in June 1994. Results reflect operations for the six months ending June 30, 1994.

    Selling, general and administrative expenses include certain costs relating to the Company's general and administrative services (including certain executive management, legal, accounting and auditing, tax, treasury, strategic planning and public policy services) that are directly assigned to each Group based upon actual utilization or allocated based upon each Group's operating expenses, number of employees, external revenues, average capital and/or average equity. The Company charges each Group for such services at fully distributed cost. These direct and indirect allocations were $35 and $43 for 1994 and 1993, respectively. The direct allocations comprise approximately 60 percent of the total shared corporate services allocated to the Media Group. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Media Group were a separate legal entity. However, the Company believes that under the Recapitalization Proposal each Group would benefit from synergies with the other, including having lower operating expenses than might be incurred than if each Group was a separate legal entity.

    MULTIMEDIA  CONTENT AND SERVICES.   General and  administrative expenses for
multimedia content and services operations primarily include costs related to administration, marketing and advertising,

                                     VII-24
customer   listings,  billing  and  collection   services,  rents,  new  product
development and Company allocations. Selling costs related to the multimedia content and services operations are included in costs of services and products.

    Customer lists, billing and collection and other services are purchased from the Communications Group in connection with the publication of the Yellow Pages. The services are purchased at the higher of fully distributed cost or at a market price from the Communications Group, in accordance with regulatory requirements. The charges for these services were $27 and $26 in 1994 and 1993, respectively. In domestic operations, costs related to development of new database marketing and interactive services increased by approximately $34 in 1994. Additionally, the 1994 adoption of a new accounting standard related to advertising costs resulted in a one-time charge of approximately $7. As a result of the new standard, advertising expenses are now recorded in the period incurred rather than being deferred. Partially offsetting these cost increases was the effect of the sale of certain publishing, and software development and marketing operations which decreased selling, general and administrative expenses by $11.

    The international increase of $13 relates primarily to the May 1994 acquisition of Thomson Directories in the United Kingdom.

    WIRELESS COMMUNICATIONS.    Selling,  general  and  administrative  expenses
related to the cellular services and equipment business primarily include distribution costs, promotions, bad debts and administration.

    Commissions paid to retailers increased by $50 in 1994. The increase was driven by the 83 percent increase in gross customer additions, partially offset by a slightly lower average commission than in 1993. Commission expense will continue to increase as gross customer additions increase. The average commission may increase as competition for distribution outlets increases.

    Advertising and promotion costs increased by $21 in 1994, primarily as a result of aggressive marketing programs designed to obtain new subscribers and to increase market share. Tactical advertising programs such as local market and retailer-specific promotions will increase in the future.

    Other general and administrative costs increased in 1994 by $20. Contributing to the increase was a $7 increase in bad debt expense resulting from the increase in the customer base and the shift to proportionately more consumer users. Consumer users tend to be a higher credit risk than business users. This shift in the customer base is expected to continue as cellular market penetration increases. Employee-related costs increased approximately $8, primarily attributable to adding customer service employees to improve response time and customer satisfaction, sales employees to support an aggressive marketing strategy and operations employees to support the growing wireless network. Growth in employees will continue as the customer base expands, though economies of scale may be realized. Data processing costs increased $5 due primarily to the development of new business systems.

    OTHER. Other selling, general and administrative expenses consist primarily of administration costs related to equity investments in international ventures and the domestic cable operations and investments. The increase in these costs is primarily attributable to growth in these operations, the inclusion of administrative costs related to the TWE investment for the full year in 1994, as compared to three months in 1993, and the December 1994 acquisition of the Atlanta Systems.

                                     VII-25

    DEPRECIATION AND AMORTIZATION

                                                                                                           INCREASE (DECREASE)
                                                                                                           --------------------
                                                                                       1994       1993         $          %
                                                                                     ---------  ---------  ---------  ---------
Wireless (1).......................................................................  $     102  $     104  $      (2)      (1.9)
Multimedia content and services....................................................         30         16         14       87.5
Other..............................................................................         12          7          5    71.4
                                                                                     ---------  ---------        ---        ---
Total..............................................................................  $     144  $     127  $      17       13.4
                                                                                     ---------  ---------        ---        ---
                                                                                     ---------  ---------        ---        ---

- ------------------------
(1) The paging business was sold in June 1994. Results reflect operations for the six months ending June 30, 1994.

    Depreciation and amortization related to wireless operations increased by $4, excluding the effects of the sale of the paging business in 1994. The effect on depreciation of the increasing asset base was largely offset by a network asset write-off done in 1993. See "-- 1993 Compared with 1992 -- Restructuring Charges.". Excluding the effect of the write-off, wireless operations depreciation increased by 18.9 percent.

    Multimedia content and services depreciation and amortization increased principally due to the effects of the May 1994 acquisition of Thomson Directories.

    Other depreciation and amortization increased principally because of the effects of amortization of intangible assets of the Atlanta Systems, acquired in December 1994.

    INTEREST EXPENSE AND OTHER

    Interest expense increased by $35, primarily as a result of incremental financing costs associated with the September 1993 TWE investment. U S WEST's average borrowing cost decreased to 6.6 percent, from 6.7 percent in 1993.

    Equity losses related to developing businesses increased by $47, primarily due to start-up costs related to the build out of TeleWest's network and costs related to the expansion of the customer base at Mercury One-2-One.

    Other income increased by $37, primarily due to an $18 increase in the management fee associated with the TWE investment and a $10 gain on the sale of certain software development and marketing operations.

    PROVISION FOR INCOME TAXES

                                                                                                             INCREASE
                                                                                                       --------------------
                                                                                   1994       1993         $          %
                                                                                 ---------  ---------  ---------  ---------
Provision for income taxes.....................................................  $     204  $      61  $     143     --
Effective tax rate.............................................................       42.5%      41.8%    --         --

    The effective tax rate is significantly impacted by state and foreign taxes on the Media Group Combined Financial Statements. See "-- Media Group -- Combined Financial Statements -- Note 18: Income Taxes."

RESULTS OF OPERATIONS

    1993 COMPARED WITH 1992

    NET INCOME

                                                                                                              INCREASE
                                                                                      1993 (1)      1992     (DECREASE)
                                                                                     -----------  ---------  -----------
Income from continuing operations..................................................   $      85   $     146   $     (61)
Income (loss) from discontinued operations.........................................         (82)        103        (185)
Cumulative effect of change in accounting principles...............................      --             (48)         48
                                                                                            ---   ---------  -----------
Net income.........................................................................   $       3   $     201   $    (198)
                                                                                            ---   ---------  -----------
                                                                                            ---   ---------  -----------

- ------------------------
(1) 1993 income from continuing operations was reduced by $76 for restructuring charges.

                                     VII-26

    In 1993, Media Group income from continuing operations was $161, excluding the effects of restructuring charges of $76, an increase of $15, or 10.3 percent, as compared to 1992. Higher income from multimedia content and services, and improvement in wireless communications, attributable to rapid growth in customer demand, was partially offset by increased start-up losses associated with international businesses and the acquisition of the partnership interest in TWE.

    Revenue growth in 1993, primarily in wireless operations, partially offset by higher operating expenses, provided a 16.1 percent increase in EBITDA, excluding the effects of the 1993 restructuring charges.

    During 1993, the  Board approved  a plan to  dispose of  the capital  assets segment, which includes activities related to financial services, financial guarantee insurance operations and real estate. Until January 1, 1995, the capital assets segment was accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, which provides for the reporting of the operating results of discontinued operations separately from continuing operations. The Media Group recorded a provision of $100 (after tax) for the estimated loss on disposal of the discontinued operations and an additional provision of $20 to reflect the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. Income from discontinued operations to June 1, 1993, was $38, net of $15 in income taxes. Income from discontinued operations subsequent to June 1, 1993, is being deferred and was included within the provision for loss on disposal of the capital assets segment.

    Effective January 1, 1995, the capital assets segment will be accounted for in accordance with Staff Accounting Bulletin No. 93, issued by the Commission, which requires discontinued operations not disposed of within one year of the measurement date to be accounted for prospectively in continuing operations as a net investment in assets held for sale. The net realizable value of the assets will be reevaluated on an ongoing basis with adjustments to the existing reserve, if any, being charged to continuing operations.

    The accounting change in 1992 relates to two accounting standards issued by the Financial Accounting Standards Board. The first is SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which mandates that employers reflect in their current expenses an accrual for the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, the Media Group, like most businesses, recognized these costs as they were paid. The Media Group also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS Nos. 106 and 112 resulted in a one-time, non-cash charge against 1992 earnings of $48, net of tax, including $3 related to SFAS No. 112.

    INCOME FROM CONTINUING OPERATIONS

                                                                              PERCENT                             INCREASE
                                                                             OWNERSHIP      1993       1992      (DECREASE)
                                                                           -------------  ---------  ---------  -------------
Consolidated:
  Multimedia content and services (1)....................................          100    $     220  $     225    $      (5)
  Wireless communications (2)............................................          100          (43)       (17)         (26)
Unconsolidated equity investments:
  Time Warner Entertainment L.P..........................................         25.5(3)       (19)    --              (19)
  TeleWest Communications plc............................................         50.0          (21)       (13)          (8)
  Mercury One-2-One......................................................         50.0          (22)        (9)         (13)
Other (4)................................................................                       (30)       (40)          10
                                                                                          ---------  ---------          ---
Income from continuing operations........................................                 $      85  $     146    $     (61)
                                                                                          ---------  ---------          ---
                                                                                          ---------  ---------          ---

- ------------------------
(1)  Includes a 1993 restructuring charge of $31.
(2)  Includes a 1993 restructuring charge of $45.
(3) Percent ownership represents pro rata priority capital and residual equity interests.
(4)  Includes other unconsolidated equity investments and divisional expenses.

                                     VII-27

    MULTIMEDIA CONTENT AND SERVICES. In 1993, multimedia content and services income increased $26, or 11.6 percent, excluding the effects of the 1993 restructuring charge of $31. The increase in income was primarily due to the effects of pricing, product enhancements and the effect of improved marketing programs on Yellow Pages business volume, partially offset by higher operating costs, including costs related to new product development. The divestiture of nonstrategic lines of business also contributed to improvement in income.

    WIRELESS COMMUNICATIONS. Cellular losses decreased by $19 in 1993, excluding the $45 restructuring charge. The improvement in cellular operations is due to the continued expansion of the customer base, to 601,000 subscribers in 1993, a 45 percent increase over 1992. Cellular service EBITDA increased by $45, or 55 percent, over 1992.

    OPERATING RESULTS OF UNCONSOLIDATED EQUITY INVESTMENTS. In 1993, losses related to equity investments increased as a result of the 1993 TWE investment, expansion of the customer base at Mercury One-2-One and build out of the network at TeleWest.

    SALES AND OTHER REVENUES

                                                                                                           INCREASE
                                                                                                     --------------------
                                                                                 1993       1992         $          %
                                                                               ---------  ---------  ---------  ---------
Multimedia content and services:
  Domestic...................................................................  $     949  $     949  $  --         --
  International..............................................................          7     --              7     --
                                                                               ---------  ---------  ---------        ---
                                                                                     956        949          7        0.7
                                                                               ---------  ---------  ---------        ---
Wireless communications:
  Cellular service (1).......................................................        443        350         93       26.6
  Cellular equipment (1).....................................................         63         45         18       40.0
  Paging sales and services..................................................         55         47          8       17.0
  Adjustment (1).............................................................     --            (35)        35     --
                                                                               ---------  ---------  ---------        ---
                                                                                     561        407        154       37.8
                                                                               ---------  ---------  ---------        ---
Other........................................................................         32         28          4       14.3
                                                                               ---------  ---------  ---------        ---
Sales and other revenues.....................................................  $   1,549  $   1,384  $     165       11.9
                                                                               ---------  ---------  ---------        ---
                                                                               ---------  ---------  ---------        ---

- ------------------------
(1) Prior to 1993, managed rural markets were accounted for under the equity method. Beginning in 1993, these interests were consolidated. 1992 sales and other revenues for cellular service and equipment are reflected on a comparable basis with 1993.

    MULTIMEDIA CONTENT AND SERVICES. Domestic revenues were unchanged over 1992. Yellow Pages revenues increased approximately $42, or 4.8 percent in 1993, primarily as a result of pricing. The effect of the divestiture of nonstrategic businesses offset growth in Yellow Pages revenue.

    International publishing revenue is attributable to the start of U S WEST Polska operations in 1993.

    WIRELESS COMMUNICATIONS. The increase in cellular service revenues in 1993 resulted from the 45 percent increase in subscribers as compared to 1992, partially offset by a 5.6 percent drop in average revenue per subscriber, to $76 per subscriber, per month.

    Cellular equipment revenues increased primarily due to a 50 percent increase in gross customer additions, with a higher percentage of those customers purchasing equipment than in 1993. This increase was partially offset by a 25 percent decline in the average selling price of wireless phones, primarily the result of lower unit costs from manufacturers being passed on to consumers.

                                     VII-28

    COSTS OF SALES AND OTHER REVENUES

                                                                                                        INCREASE (DECREASE)
                                                                                                        --------------------
                                                                                    1993       1992         $          %
                                                                                  ---------  ---------  ---------  ---------
Multimedia content and services:
  Domestic......................................................................  $     317  $     333  $     (16)      (4.8)
  International.................................................................          6     --              6     --
                                                                                  ---------  ---------        ---  ---------
                                                                                        323        333        (10)      (3.0)
                                                                                  ---------  ---------        ---  ---------
Wireless communications:
  Cost of cellular service (1)..................................................         58         49          9       18.4
  Cost of cellular equipment (1)................................................         64         43         21       48.8
  Cost of paging sales & service................................................         12         10          2       20.0
  Adjustment (1)................................................................     --            (10)        10     --
                                                                                  ---------  ---------        ---  ---------
                                                                                        134         92         42       45.7
                                                                                  ---------  ---------        ---  ---------
Costs of sales and other revenues...............................................  $     457  $     425  $      32        7.5
                                                                                  ---------  ---------        ---  ---------
                                                                                  ---------  ---------        ---  ---------

- ------------------------
(1) Prior to 1993, managed rural markets were accounted for under the equity method. Beginning in 1993, these interests were consolidated. 1992 costs of sales for cellular service and equipment are reflected on a comparable basis with 1993.

    MULTIMEDIA CONTENT AND SERVICES. Cost of domestic publishing operations decreased $26 as a result of the sale of certain publishing operations in 1993, which more than offset increased directory production costs resulting from general inflationary effects.

    International publishing costs reflect the start of U S WEST Polska operations in 1993.

    WIRELESS COMMUNICATIONS. Land-line telecommunication charges increased by $3 and network maintenance expenses increased by $4 in 1993 due primarily to additional network usage and expansion of the wireless network. Billing expenses increased by approximately $2, due primarily to the increased customer base.

    Cost of wireless equipment increased in proportion to equipment revenues in 1993. Higher equipment sales were primarily due to 50 percent higher gross customer additions, with a higher percentage of those customers purchasing equipment than in 1992, offset by a 25 percent decline in the average unit cost of equipment from the manufacturer.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                                        INCREASE (DECREASE)
                                                                                                        --------------------
                                                                                    1993       1992         $          %
                                                                                  ---------  ---------  ---------  ---------
Multimedia content and services
  Domestic......................................................................  $     207  $     226  $     (19)      (8.4)
  International.................................................................          4     --              4     --
                                                                                  ---------  ---------        ---  ---------
                                                                                        211        226        (15)      (6.6)
Wireless communications (1).....................................................        283        242         41       16.9
  Adjustment (1)................................................................     --            (21)        21     --
Other...........................................................................         93         77         16       20.8
                                                                                  ---------  ---------        ---  ---------
Total...........................................................................  $     587  $     524  $      63       12.0
                                                                                  ---------  ---------        ---  ---------
                                                                                  ---------  ---------        ---  ---------

- ------------------------
(1) Prior to 1993, managed rural markets were accounted for under the equity method. Beginning in 1993, these interests were consolidated. 1992 selling, general and administrative costs for cellular service and equipment are reflected on a comparable basis with 1993.

                                     VII-29

    MULTIMEDIA CONTENT AND SERVICES. General and administrative expenses related to domestic multimedia content and services operations decreased $19 in 1993, of which $13 related to the disposition of nonstrategic businesses. A reduction of $9 in bad debt expense, also related to the disposition of nonstrategic businesses, contributed to the decrease. These expense reductions were partially offset by a net increase of $3 in other selling, general and administrative expenses.

    WIRELESS COMMUNICATIONS. Commissions paid to retailers increased by $26 in 1993, driven by the increase in gross customer additions. In 1993, the distribution strategy was shifted to focus on retail channels as opposed to in-house sales. In-house sales costs increased by approximately $8 in 1993 due to higher customer adds, partially offset by the shift to retail channels. An increase in other general and administrative costs of approximately $14, resulting from the effects of business growth and general inflation, were partially offset by a $7 reduction in reserves related to bad debts.

    OTHER. Other selling, general and administrative expenses increased in 1993 as a result of growth in international operations.

    DEPRECIATION AND AMORTIZATION

                                                                                                         INCREASE (DECREASE)
                                                                                                         --------------------
                                                                                     1993       1992         $          %
                                                                                   ---------  ---------  ---------  ---------
Wireless.........................................................................  $     104  $      89  $      15       16.9
Multimedia content and services..................................................         16         15          1        6.7
Other............................................................................          7         18        (11)     (61.1)
                                                                                   ---------  ---------        ---  ---------
Total............................................................................  $     127  $     122  $       5        4.1
                                                                                   ---------  ---------        ---  ---------
                                                                                   ---------  ---------        ---  ---------

    Depreciation and amortization increased principally due to a higher depreciable asset base in both wireless and multimedia content and services operations. Other depreciation and amortization declined primarily as a result of a change in sharing arrangements with international strategic partners.

    RESTRUCTURING CHARGES

    The Media Group's 1993 financial results reflect $120 of restructuring charges (pretax). The charges include only specific, incremental and direct costs which can be estimated with reasonable accuracy and are clearly identifiable with the related plan. The related Restructuring Plan is designed to provide faster, more responsive customer services, while reducing the costs of providing these services, and to implement new technology to improve cellular call quality, increase capacity and expand services.

    In connection with the wireless business, the Media Group replaced substantially all of the cellular network equipment, consisting primarily of cell site electronics and switching equipment in certain of its major market areas. The Media Group recorded a pretax charge of $65, net of a minority interest component of $5, to record the displaced equipment at net realizable value.

    In connection with the content and services operations, systems development costs of $40 (pretax) were recorded to replace existing, single-purpose systems used in directory publishing with new systems designed to provide integrated, end-to-end customer service. Other restructuring costs aggregating $15 consist primarily of employee separation costs including severance payments, health care coverage and postemployment education benefits and relocation costs. The restructuring will occur over a 3-year period ending in 1996. The unused portion of the reserve at December 31, 1994, is $40.

    INTEREST EXPENSE AND OTHER

    Interest expense increased by $7, primarily as a result of incremental financing costs associated with the September 1993 TWE investment. U S WEST's average borrowing cost decreased to 6.7 percent in 1993 from 7.7 percent in 1992.

                                     VII-30

    Equity losses related to developing businesses increased by $31, primarily due to start-up costs related to the build out of the network at TeleWest and costs related to the expansion of the customer base at Mercury One-2-One.

    Other income decreased by $12, primarily due to other costs related to international operations.

    PROVISION FOR INCOME TAXES

                                                                       DECREASE
                                                                     ------------
                                                     1993    1992     $      %
                                                    ------   -----   ----  ------
Provision for income taxes........................  $  61    $105    $(44)  (41.9)
Effective tax rate................................   41.8%   41.8%    --     --

    The effective tax rate is significantly impacted by state and foreign taxes on the Media Group Combined Financial Statements. See " -- Media Group -- Combined Financial Statements -- Note 18: Income Taxes."

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES

    Cash provided by operating activities of the Media Group increased by $60 in 1994 and $29 in 1993 due to expansion of the wireless communications business. Cash flow from wireless operations will continue to increase as the customer base expands. Operating cash flow from multimedia content and services operations has been impacted by expenditures related to development and introduction of new products. Growth in operating cash flow from multimedia content and services operations will be limited as the Media Group continues to invest in growth initiatives.

    The Media Group expects that cash from operations will not be adequate to fund expected cash requirements in the foreseeable future. Additional financing will primarily come from a combination of new debt and equity. The Media Group will also continue to employ strategic alliances in executing its business strategies.

    INVESTING ACTIVITIES

    Total capital expenditures of the Media Group were $343 in 1994, $215 in 1993 and $169 in 1992, the majority of which were devoted to the enhancement and expansion of the cellular network. As the cellular customer base expands, additional capital expenditures will be required to increase network coverage and capacity. The implementation of digital technology will also require additional capital outlays. Cellular operating cash flow will not be sufficient to cover these future requirements, which will be met through the operating cash flows of other Media Group businesses or through incremental borrowing. Capital expenditures in 1995 are expected to approximate $500, of which 65 percent relates to the cellular business.

    Significant investing activities of the Media Group also include acquisitions and equity investments in international ventures. The cash investment related to the December 1994 acquisition of the Atlanta Systems was $745, obtained through short-term borrowing. The Media Group invested approximately $444 in developing international businesses in 1994, including the acquisition of Thomson Directories. The Media Group anticipates that investments in international ventures will approximate $400 in 1995.

    In 1994, the Media Group received cash proceeds of $143 from the sale of its paging operations. In 1993, cash proceeds of $30 were received from the sale of certain nonstrategic lines of business. The Media Group did not receive cash from the partial sale of its joint venture interest in TeleWest. All proceeds from the sale will be used by TeleWest for general business purposes, including financing construction and operations costs, and repaying debt.

    FINANCING ACTIVITIES

    Debt increased by $288 compared to 1993, primarily due to the acquisition of the Atlanta Systems, partially offset by reductions in debt related to the investment in TWE. The Media Group's

                                     VII-31
year-end 1994 percent of debt to total capital was 30.1 percent compared to 32.7 percent at December 31, 1993. Including debt related to discontinued operations, the percent of debt to total capital was 42.4 percent, and 49.1 percent at December 31, 1994 and 1993, respectively. The decrease in the debt-to-capital ratio is primarily attributable to higher earnings and the issuance of equity, of which $459 related to the acquisition of the Atlanta Systems, which more than offset additional debt incurred.

    U S WEST maintains short-term lines of credit aggregating approximately $1.3 billion, which is available to both the Media Group and the nonregulated subsidiaries of the Communications Group in accordance with their borrowing needs. Under registration statements filed with the Commission, as of December 31, 1994, U S WEST is permitted to issue up to approximately $1.5 billion available to both the Media Group and the non-regulated subsidiaries of the Communications Group. U S WEST also maintains a commercial paper program to finance short-term cash flow requirements, as well as to maintain a presence in the short-term debt market.

    Cash to the discontinued capital assets segment of $101 primarily reflects the payment of debt, net of $154 in proceeds from the sale of 8.1 million shares of FSA stock. Debt related to discontinued operations decreased by $213 in 1994. See " -- Media Group -- Combined Financial Statements -- Note 20: Net Assets of Discontinued Operations." For financial reporting purposes this debt is netted against the related assets.

    The Media Group reinvests earnings, if any, for future growth and does not expect to pay dividends on the Media Stock in the foreseeable future.

    The Media Group from time to time engages in discussions regarding acquisitions. The Company may fund any such acquisitions, if consummated, with internally generated funds, debt or equity. The incurrence of indebtedness to fund such acquisitions and/or the assumption of indebtedness in connection with such acquisitions could result in a downgrading of the Company's credit rating.

    Financing activities for the Communications Group and the Media Group, including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of preferred securities, will be managed by the Company on a centralized basis. Notwithstanding such centralized management, financing activities for U S WEST Communications will be separately identified and accounted for in the Company's records and U S WEST Communications will continue to conduct its own borrowing activities. All debt incurred and investments made by the Company and its subsidiaries would be specifically allocated to and reflected on the financial statements of the Media Group except that debt incurred and investments made by the Company and its subsidiaries on behalf of the Non-Regulated Communications Businesses and all debt incurred and investments made by U S WEST Communications would be specifically allocated to and reflected on the financial statements of the Communications Group. Debt incurred by the Company or a subsidiary on behalf of a Group would be charged to such Group at the borrowing rate of the Company or such subsidiary.

    The Company does not intend to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with the Company's centralized cash management. Such short-term transfers of funds will be accounted for as short-term loans between the Groups bearing interest at the market rate at which management determines the borrowing Group could obtain funds on a short-term basis. If the Board, in its sole discretion, determines that a transfer of funds between the Groups should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including the interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which management determines such Group could borrow funds on a similar basis. The financial statements of the lending Group will be credited, and the financial statements of the borrowing Group will be charged, with the amount of any such loan, as well as with periodic interest accruing thereon. The Board may determine that a transfer of funds from the Communications Group to the Media Group should be accounted for as an equity contribution, in which case an Inter-Group Interest (determined by the Board based on the then current Market Value of shares of

                                     VII-32

Media Stock) will either be created or increased, as applicable. Similarly, if an Inter-Group Interest exists, the Board may determine that a transfer of funds from the Media Group to the Communications Group should be accounted for as a reduction in the Inter-Group Interest.

    RISK MANAGEMENT

    The Media Group is exposed to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used to manage these risks. The Company does not use derivative financial instruments for trading purposes.

    INTEREST RATE RISK MANAGEMENT The objective of the interest rate risk management program is to minimize the total cost of debt. To meet this objective the Company uses risk reducing and risk adjusting strategies. Interest rate swaps are used to adjust the risks of the debt portfolio on a consolidated basis by varying the ratio of fixed- to floating-rate debt. The market value of the debt portfolio and its risk adjusting derivative instruments are monitored and compared to predetermined benchmarks to evaluate the effectiveness of the risk management program.

    Notional amounts of interest rate swaps outstanding at December 31, 1994, were $850 with various maturities that extend to 2004. The estimated effect of the Company's interest rate derivative transactions was to adjust the level of fixed-rate debt of the Media Group from 68.2 percent to 70.5 percent of the total debt portfolio (including continuing and discontinued operations).

    FOREIGN EXCHANGE RISK MANAGEMENT The Company has entered into forward and option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations. The use of forward and option contracts allows the Company to fix or cap the cost of firm foreign investment commitments in countries with freely convertible currencies. The market values of the foreign exchange positions, including the hedging instruments, are continuously monitored and compared to predetermined levels of acceptable risk.

    Notional amounts of foreign exchange forward and option contracts in British pounds outstanding at December 31, 1994, were $170, with maturities within one year. Cumulative deferred credits and charges associated with forward and option contracts of $7 and $25, respectively, are recorded in Media Group equity.

    At December 31, 1994, the Media Group had a British pound-denominated receivable from a wholly owned United Kingdom subsidiary in the translated principal amount of $48 that is subject to foreign exchange risk. This position is hedged in 1995.

DISPOSITION OF THE CAPITAL ASSETS SEGMENT

    U S WEST announced a plan of disposition of the capital assets segment in June 1993. " -- Media Group -- Combined Financial Statements -- Note 20: Net Assets of Discontinued Operations." In December 1993, U S WEST sold $2.0 billion of finance receivables and the business of U S WEST Financial Services, Inc. to NationsBank Corporation. Proceeds from the sale of $2.1 billion were used to repay related debt. Additionally, U S WEST Real Estate sold five properties in 1993 for proceeds of approximately $66.

    During 1994, U S WEST reduced its ownership interest in FSA, a member of the capital assets segment, to 60.9 percent, and its voting interest to 49.8 percent through a series of transactions. In May and June 1994, U S WEST sold 8.1 million shares of FSA, including 2 million shares sold to Fund American, in an initial public offering of FSA common stock at $20 per share. U S WEST received $154 in net proceeds from the offering. On September 2, 1994, U S WEST issued to Fund American 50,000 shares of cumulative redeemable preferred stock for a total of $50. Fund American's voting interest in FSA is 21.0 percent, achieved through a combination of direct share ownership of common and preferred FSA shares, and a voting trust agreement with U S WEST. Fund American has a right of

                                     VII-33
first offer and a call right to purchase from U S WEST up to 9.0 million shares, or approximately 57 percent, of outstanding FSA stock held by U S WEST. U S WEST currently anticipates its ownership will be further reduced by 1996.

    During 1994, U S WEST Real Estate, Inc. sold 12 buildings, six parcels of land and other assets for approximately $327. In first quarter 1995, U S WEST Real Estate sold two properties for proceeds of $47. The sales were in line with Company estimates. U S WEST has completed all construction of existing buildings in the commercial real estate portfolio and expects to substantially complete the liquidation of its portfolio by 1998. The remaining balance of assets subject to sale is approximately $596, net of reserves, at March 31, 1995. The Company believes its reserves related to discontinued operations are adequate.

    Effective January 1, 1995, the capital assets segment will be accounted for in accordance with Staff Accounting Bulletin No. 93, issued by the Commission, which requires discontinued operations not disposed of within one year of the measurement date to be accounted for prospectively in continuing operations as a net investment in assets held for sale. The net realizable value of the assets will be reevaluated on an ongoing basis with adjustments to the existing reserve, if any, being charged to continuing operations.

REGULATION

    On April 28, 1995, the divestiture Court waived the Court's restriction on the RBOCs provision of wireless long-distance service. The ruling contained a number of provisions, including a requirement that local cellular markets be competitive before long-distance services can be offered. The ruling positions the Media Group to begin offering long-distance network services through NewVector.

    In September 1994, the DOJ granted U S WEST's request for two MFJ waivers relating to its TWE investment and the Atlanta Systems. The waivers will allow the Media Group to provide video and information services across LATA boundaries in the Atlanta Systems and TWE service areas. The waivers also will allow the Media Group to participate in limited manufacturing and the provision of equipment through its partnership in TWE.

    The Media Group's operations are subject to regulation by various local, state and federal agencies. Additionally, the ability of the Media Group to offer certain services, including local telephone exchange services, will require the removal of state and local barriers which prevent cable operators and others from providing local exchange service in competition with local exchange carriers. For a detailed discussion of regulatory issues, see " -- Media Group -- Description of Business -- Regulation."

                                     VII-34

SELECTED PROPORTIONATE FINANCIAL DATA

    The following table shows the entities included in the Media Group Combined Financial Statements and the percent ownership by industry segment. The proportionate financial and operating data for these entities are summarized in the proportionate data table that follows:

               CABLE AND TELECOMMUNICATIONS            WIRELESS COMMUNICATIONS           MULTIMEDIA CONTENT AND SERVICES
           ------------------------------------  ------------------------------------  ------------------------------------

               DOMESTIC         INTERNATIONAL        DOMESTIC         INTERNATIONAL        DOMESTIC         INTERNATIONAL
           -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
    C
    O
    N
    S
    O                                                                                                          Thomson
    L       Atlanta Systems                          NewVector                             Marketing         Directories
    I            100%                                 84% (1)                              Resources            100%
    D                                                                                        100%          U S WEST Polska
    A                                                                                                           100%
    T
    E
    D
                                                                         Mercury
                                                                        One-2-One
                                                                           50%
    E                                                                    Westel
    Q                             TeleWest                            Radiotelefon
    U             TWE               37.8%                                  49%
    I           25.51%         TeleWest Europe                         Westel 900
    T                                50%                                   44%
    Y                                                                EuroTel Czech &
                                                                         Slovak
                                                                          24.5%

The above table and the selected proportionate financial data that follows excludes certain international and domestic investments (collectively not material) for which the Media Group does not receive timely detailed income statements.

(1)  NewVector  is  a  wholly  owned  subsidiary  of  U  S  WEST.  Proportionate
    information  reflects  an  approximate  16  percent  minority  interest   in
    NewVector's underlying operations.

                                     VII-35

    The following table is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP. It is presented supplementally because the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Combined Financial Statements. The following table includes allocations of Media Group corporate activity. The table does not reflect financial data of the capital assets segment, which had net assets of $302 million at December 31, 1994.

                                CABLE AND TELECOMMUNICATIONS                                     MULTIMEDIA CONTENT
                                                                 WIRELESS COMMUNICATIONS            AND SERVICES
                                ----------------------------   ---------------------------   ---------------------------
1994                            DOMESTIC (1)   INTERNATIONAL    DOMESTIC     INTERNATIONAL    DOMESTIC     INTERNATIONAL    TOTAL
- ------------------------------  ------------   -------------   -----------   -------------   -----------   -------------   -------
FINANCIAL DATA (MILLIONS):
  Revenues....................     $2,386          $ 69          $   634        $   186        1$,005          $ 78        $ 4,358
  Operating expenses..........      1,853           112              483            256          587             78          3,369
  Depreciation and
   amortization...............        302            29               80             36           24             10            481
  Operating income............        231           (72)              71           (106)         394            (10)           508
  EBITDA (2)..................        533           (43)             151            (70)         418          --               989
  Debt (3)....................     --             --              --             --            --             --             3,865

OPERATING DATA (THOUSANDS):
  Subscribers/Customers.......      2,407           135              817            169        --             --             3,528
  Advertisers.................     --             --              --             --              468            147            615
  Homes.......................      3,952           438                                        --                            4,390
  POPs........................     --                             18,900         18,000        --             --            36,900
  Telephone lines.............     --                54           --             --            --             --                54


1993
- ------------------------------
FINANCIAL DATA (MILLIONS):
  Revenues....................     $2,047          $ 47          $   432        $    78         $958           $  7        $ 3,569
  Operating expenses..........      1,600            84              328            125          583             10          2,730
  Depreciation and
   amortization...............        241            18               78              9           19          --               365
  Operating income............        206           (55)              26            (56)         356             (3)           474
  EBITDA (2)..................        447           (37)             104            (47)         375             (3)           839
  Debt (3)....................     --             --              --             --            --             --             3,492

OPERATING DATA (THOUSANDS):
  Subscribers/Customers.......      1,837           125              509             41        --             --             2,512
  Advertisers.................     --             --              --             --              459             25            484
  Homes passed................      3,061           382                                        --             --             3,443
  POPs........................     --             --              18,200         15,100        --             --            33,300
  Telephone lines.............     --                32           --             --            --             --                32

- ------------------------------
(1) The proportionate results are based on the Media Group's 25.51 percent pro rata priority and residual equity interests in TWE. Due to special allocations of income stipulated by the TWE Partnership Agreement, the proportionate results do not reflect the Media Group's current share of income or cash flow from the TWE investment. Although the TWE and Atlanta Systems acquisitions occurred within 1993 and 1994, for comparability in reporting, 1993 proportionate results include 12 months of TWE activity and 1994 proportionate results include 12 months of activity for the Atlanta Systems.

(2) Proportionate EBITDA represents the Media Group's equity interest in the entities multiplied by the entities' EBITDA. As such, proportionate EBITDA does not represent cash available to the Media Group.

(3) See Note 5 to the Media Group Combined Financial Statements for additional information regarding the obligations inherent in the capital structure of the TWE partnership. Included in debt is the Company's proportionate share of TWE external debt of $1,835 and $1,824 in 1994 and 1993, respectively.

                                     VII-36

                                  MEDIA GROUP
                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants..................................................     VII-38

Financial Statements for the Years Ended December 31, 1994, 1993 and 1992

  Combined Statements of Operations................................................     VII-39

  Combined Balance Sheets..........................................................     VII-40

  Combined Statements of Cash Flows................................................     VII-41

  Notes to Combined Financial Statements...........................................     VII-42

                                     VII-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareowners of U S WEST, Inc.:

    We have audited the Combined Balance Sheets of U S WEST Media Group (as described in Note 1) as of December 31, 1994 and 1993 and the related Combined Statements of Operations and Cash Flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of U S WEST, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of U S WEST Media Group as of December 31, 1994 and 1993, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As more fully discussed in Note 1, the Combined Financial Statements of U S WEST Media Group should be read in connection with the audited Consolidated Financial Statements of U S WEST, Inc.

    As discussed in Note 17 to the Combined Financial Statements, U S WEST Media Group changed its method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 12, 1995

                                     VII-38

                              U S WEST MEDIA GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------------
                                                                                       1994        1993       1992
                                                                                    -----------  ---------  ---------
                                                                                           DOLLARS IN MILLIONS
Sales and other revenues..........................................................   $   1,908   $   1,549  $   1,384
Costs of sales and other revenues.................................................         612         457        425
Selling, general and administrative expenses......................................         747         587        524
Depreciation and amortization.....................................................         144         127        122
Restructuring charges.............................................................      --             120     --
Interest expense..................................................................          82          47         40
Equity losses in unconsolidated ventures..........................................         121          74         43
Gains on sales of assets:
  Partial sale of joint venture interest..........................................         164      --         --
  Paging assets...................................................................          68      --         --
Other income -- net...............................................................          46           9         21
                                                                                    -----------  ---------  ---------
Income from continuing operations before income taxes.............................         480         146        251
Provision for income taxes........................................................         204          61        105
                                                                                    -----------  ---------  ---------
Income from continuing operations.................................................         276          85        146
Discontinued operations:
  Estimated loss from June 1, 1993 through disposal, net of tax...................      --            (100)    --
  Income tax rate change..........................................................      --             (20)    --
  Income, net of tax (to June 1, 1993)............................................      --              38        103
                                                                                    -----------  ---------  ---------
Income before cumulative effect of change in accounting principles................         276           3        249
Cumulative effect of change in accounting principles:
  Transition effect of change in accounting for postretirement benefits other than
   pensions and other postemployment benefits, net of tax.........................      --          --            (48)
                                                                                    -----------  ---------  ---------
Net income........................................................................   $     276   $       3  $     201
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------
Pro forma earnings per share of Media Stock (unaudited)...........................  $     0.61
                                                                                    -----------
                                                                                    -----------
Pro forma average shares of Media Stock outstanding (thousands) (unaudited).......    453,316

     The accompanying notes are an integral part of the Combined Financial
                                  Statements.

                                     VII-39

                              U S WEST MEDIA GROUP
                            COMBINED BALANCE SHEETS

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1994       1993
                                                                                               ---------  ---------
                                                                                               DOLLARS IN MILLIONS
ASSETS
Current assets:
  Cash and cash equivalents..................................................................  $      93  $      72
  Accounts and notes receivable, less allowance for credit losses of $33 and $26,
   respectively..............................................................................        212        153
  Deferred directory costs...................................................................        234        199
  Receivable from Communications Group.......................................................        109         98
  Deferred tax asset.........................................................................         52         28
  Prepaid and other..........................................................................         56         30
                                                                                               ---------  ---------
Total current assets.........................................................................        756        580
                                                                                               ---------  ---------
Property, plant and equipment -- net.........................................................        956        601
Investment in Time Warner Entertainment......................................................      2,522      2,552
Intangible assets -- net.....................................................................      1,858        514
Investment in international ventures.........................................................        881        477
Net assets of discontinued operations........................................................        302        554
Other assets.................................................................................        119        168
                                                                                               ---------  ---------
Total assets.................................................................................  $   7,394  $   5,446
                                                                                               ---------  ---------
                                                                                               ---------  ---------

LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt............................................................................  $   1,229  $     394
  Accounts payable...........................................................................        170        151
  Income taxes payable.......................................................................         86     --
  Deferred revenue and customer deposits.....................................................         76         51
  Employee compensation......................................................................         54         58
  Other......................................................................................        318        266
                                                                                               ---------  ---------
Total current liabilities....................................................................      1,933        920
                                                                                               ---------  ---------
Long-term debt...............................................................................        585      1,132
Deferred income taxes........................................................................        344     --
Postretirement and postemployment benefit obligations........................................         75         71
Deferred credits and other...................................................................        119        121
Minority interests...........................................................................         84         63

Preferred stock subject to mandatory redemption..............................................         51     --
Media Group equity...........................................................................      4,390      3,382
Company LESOP guarantee......................................................................       (187)      (243)
                                                                                               ---------  ---------
Total equity.................................................................................      4,203      3,139
                                                                                               ---------  ---------
Total liabilities and equity.................................................................  $   7,394  $   5,446
                                                                                               ---------  ---------
                                                                                               ---------  ---------

     The accompanying notes are an integral part of the Combined Financial
                                  Statements.

                                     VII-40

                              U S WEST MEDIA GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1994       1993       1992
                                                                                    ---------  ---------  ---------
                                                                                          DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net income........................................................................  $     276  $       3  $     201
Adjustments to net income:
  Cumulative effect of change in accounting principles............................     --         --             48
  Restructuring charges...........................................................     --            120     --
  Depreciation and amortization...................................................        144        127        122
  Gains on sales of assets:
    Partial sale of joint venture interest........................................       (164)    --         --
    Paging assets.................................................................        (68)    --         --
  Equity losses in unconsolidated ventures........................................        121         74         43
  Discontinued operations.........................................................     --             82       (103)
  Deferred income taxes...........................................................        147        (34)         5
Changes in operating assets and liabilities:
  Restructuring payments..........................................................        (10)    --             (6)
  Accounts and notes receivable...................................................        (40)       (12)        18
  Deferred directory costs, prepaid and other.....................................        (52)       (33)        (1)
  Accounts payable and accrued liabilities........................................        137         85         30
Other -- net......................................................................        (12)         7         33
                                                                                    ---------  ---------  ---------
Cash provided by operating activities.............................................        479        419        390
                                                                                    ---------  ---------  ---------
INVESTING ACTIVITIES
Expenditures for property, plant and equipment....................................       (343)      (215)      (169)
Investment in Time Warner Entertainment...........................................     --         (1,557)    --
Investment in Atlanta Systems.....................................................       (745)    --         --
Investment in international ventures..............................................       (350)      (230)      (173)
Proceeds from sale of paging assets...............................................        143     --         --
Other -- net......................................................................       (121)        (7)       114
                                                                                    ---------  ---------  ---------
Cash (used for) investing activities..............................................     (1,416)    (2,009)      (228)
                                                                                    ---------  ---------  ---------
FINANCING ACTIVITIES
Net proceeds from short-term debt.................................................        936     --              4
Repayments of long-term debt......................................................       (241)       (17)      (100)
Proceeds from issuance of preferred stock.........................................         50     --         --
Proceeds from issuance of equity..................................................        314        794     --
(Advance)/repayment to/from Communications Group..................................     --            153       (153)
                                                                                    ---------  ---------  ---------
Cash provided by (used for) financing activities..................................      1,059        930       (249)
                                                                                    ---------  ---------  ---------
Cash provided by (used for) continuing operations.................................        122       (660)       (87)
                                                                                    ---------  ---------  ---------
Cash (to) from discontinued operations............................................       (101)       610       (237)
                                                                                    ---------  ---------  ---------
CASH AND CASH EQUIVALENTS
Increase (decrease)...............................................................         21        (50)      (324)
Beginning balance.................................................................         72        122        446
                                                                                    ---------  ---------  ---------
Ending balance....................................................................  $      93  $      72  $     122
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

     The accompanying notes are an integral part of the Combined Financial
                                  Statements.

                                     VII-41

                              U S WEST MEDIA GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The Board of Directors of U S WEST, Inc., a Colorado corporation ("U S WEST" or "Company") has adopted a proposal (the "Recapitalization Proposal") that would change the state of incorporation of the Company from Colorado to Delaware and create two classes of common stock that are intended to reflect separately the performance of the Company's telecommunications and multimedia businesses. Under the Recapitalization Proposal, shareholders of the Company will be asked to approve an Agreement and Plan of Merger between the Company and U S WEST, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("U S WEST Delaware"), pursuant to which the Company would be merged (the "Merger") with and into U S WEST Delaware with U S WEST Delaware continuing as the surviving corporation. In connection with the Merger, the Certificate of Incorporation of U S WEST Delaware would be amended and restated (as so amended and restated, the "Restated Certificate") to, among other things, authorize two classes of common stock of U S WEST Delaware, one class of which would be designated as U S WEST Communications Group Common Stock ("Communications Stock"), and the other class of which would be designated as U S WEST Media Group Common Stock ("Media Stock"). Upon consummation of the Merger, each share of existing Common Stock of the Company would be automatically converted into one share of Communications Stock and one share of Media Stock.

    The Communications Stock and Media Stock are designed to provide shareholders with separate securities reflecting the telecommunications business of U S WEST Communications, Inc. ("U S WEST Communications") and certain other subsidiaries of the Company (the "Communications Group") and the Company's multimedia businesses (the "Media Group" and, together with the Communications Group, the "Groups").

    The Communications Group is comprised of U S WEST Communications, Inc., U S WEST Communications Services, Inc., U S WEST Federal Services, Inc., U S WEST Advanced Technologies, Inc. and U S WEST Business Resources, Inc.

    The Media Group is comprised of U S WEST Marketing Resources Group, Inc., a publisher of White and Yellow Pages telephone directories, and provider of multimedia content and services, U S WEST NewVector Group, Inc., which provides communications and information products and services over wireless networks, U S WEST Multimedia Communications, Inc., which owns domestic cable television operations and investments and U S WEST International Holdings, Inc., which primarily owns investments in international cable and telecommunications, wireless communications and directory publishing operations.

BASIS OF PRESENTATION

    The Combined Financial Statements of the Groups comprise all of the accounts included in the corresponding Consolidated Financial Statements of the Company. Investments in less than majority-owned ventures are generally accounted for using the equity method. The separate Group financial statements give effect to the accounting policies that will be applicable upon implementation of the Recapitalization Proposal. The separate Group Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the combined historical balance sheets, results of operations and cash flows of businesses that comprise each of the Groups, with all significant intragroup amounts and transactions eliminated; (ii) in the case of the Communications Group Combined Financial Statements, corporate assets and liabilities of U S WEST, Inc. and related transactions identified with the Communications Group, (iii) in the case of the

                                     VII-42

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Media Group Combined Financial Statements, all other corporate assets and liabilities and related transactions of U S WEST, Inc. and (iv) an allocated portion of corporate expense of U S WEST, Inc. Transactions between the Communications Group and the Media Group have not been eliminated.

    Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the Communications Group and the Media Group for the purpose of preparing the respective financial statements of such Groups, holders of Communications Stock and Media Stock will continue to be subject to risks associated with an investment in a single company and of all of the Company's businesses, assets and liabilities. Such allocation of assets and liabilities and change in the equity structure of the Company will not affect responsibility for the liabilities of the Company and, as a result, will not affect the rights of holders of the Company's or any of its subsidiaries' debt. Financial effects arising from each Group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial position of the other Group. Any net losses of the Communications Group or the Media Group, and dividends or distributions on, or repurchases of, Communications Stock, Media Stock or Preferred Stock, will reduce the legally available funds of the Company available for payment of dividends on both the Communications Stock and the Media Stock. Accordingly, the Company's Consolidated Financial Statements should be read in conjunction with the Communications Group's and the Media Group's Combined Financial Statements.

    The accounting policies described herein applicable to the preparation of the financial statements of the Media Group may be modified or rescinded in the sole discretion of the Board of Directors of the Company ("the Board") without approval of the shareholders, although there is no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Communications Stock and Media Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all the Company's stockholders, including the holders of Communications Stock and the holders of Media Stock. In making such determination, the Board may also consider regulatory requirements imposed on U S WEST Communications by the public utility commissions of various states and the Federal Communications Commission. In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established.

    ALLOCATION OF SHARED SERVICES. Certain costs relating to the Company's general and administrative services (including certain executive management, legal, accounting and auditing, tax, treasury, strategic planning and public policy services) are directly assigned to each Group based on actual utilization or are allocated based on each Group's operating expenses, number of employees, external revenues, average capital and/or average equity. The Company charges each Group for such services at fully distributed cost. These direct and indirect allocations were $35, $43 and $41 for the three years ended December 31, 1994, 1993 and 1992, respectively. In 1994, the direct allocations comprised approximately 60 percent of the total shared corporate services allocated to the Media Group. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Media Group were a separate legal entity. However, the Company believes that under the Recapitalization Proposal each Group would benefit from synergies with the other, including lower operating costs than might be incurred if each Group was a separate legal entity.

                                     VII-43

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ALLOCATION OF EMPLOYEE BENEFITS. A portion of U S WEST's employee benefit costs, including pension and postretirement medical and life, are allocated to the Media Group. (See Note 17 to the Combined Financial Statements.)

    ALLOCATION OF INCOME TAXES. Federal, state and local income taxes which are determined on a consolidated or combined basis will be allocated to each Group in accordance with tax sharing agreements between the Company and the entities within the Groups. Consolidated or combined state income tax provisions and related tax payments or refunds will be allocated between the Groups based on their respective contributions to consolidated or combined state taxable incomes. Consolidated Federal income tax provisions and related tax payments or refunds will be allocated between the Groups based on the aggregate of the taxes allocated among the entities within each Group. The allocations will generally reflect each Group's contribution (positive or negative) to consolidated Federal taxable income and consolidated Federal tax credits. A Group will be compensated only at such time as, and to the extent that, its tax attributes are utilized by the Company in a combined or consolidated income tax filing. Federal and state tax refunds and carryforwards or carrybacks of tax attributes will generally be allocated to the Group to which such tax attributes relate.

    The Media Group includes members which operate in states where the Company does not file consolidated or combined state income tax returns. Separate state income tax returns are filed by these members in accordance with the respective states' laws and regulations. The members record a tax provision on a separate company basis in accordance with the requirements of SFAS 109.

    GROUP FINANCING. Financing activities for the Media Group and the Communications Group, including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of preferred securities, are managed by the Company on a centralized basis. Notwithstanding such centralized management, financing activities for U S WEST Communications are separately identified and accounted for in the Company's records and U S WEST Communications conducts its own borrowing activities. All debt incurred and investments made by the Company and its subsidiaries are specifically allocated to and reflected on the financial statements of the Media Group except that debt incurred and investments made by the Company and its subsidiaries on behalf of the non-regulated businesses of the Communications Group and all debt incurred and investments made by U S WEST Communications are specifically allocated to and reflected on the financial statements of the Communications Group. Debt incurred by the Company or a subsidiary on behalf of a Group is charged to such Group at the borrowing rate of the Company or such subsidiary.

    The Company does not intend to transfer funds between the Groups, except for certain short-term ordinary course advances of funds at market rates associated with the Company's centralized cash management. Such short-term transfers of funds will be accounted for as short-term loans between the Groups bearing interest at the market rate at which management determines the borrowing Group could obtain funds on a short-term basis. If the Board, in its sole discretion, determines that a transfer of funds between the Groups should be accounted for as a long-term loan, the Board would establish the terms on which such loan would be made, including the interest rate, amortization schedule, maturity and redemption terms. Such terms would generally reflect the then prevailing terms upon which management determines such Group could borrow funds on a similar basis. The financial statements of the lending Group will be credited, and the financial statements of the borrowing Group will be charged, with the amount of any such loan, as well as with periodic

                                     VII-44

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) interest accruing thereon. The Board may determine that a transfer of funds from the Communications Group to the Media Group should be accounted for as an equity contribution, in which case an interest (an "Inter-Group Interest"), determined by the Board based on the then current Market Value of shares of Media Stock, will either be created or increased, as applicable. Similarly, if an Inter-Group Interest exists, the Board may determine that a transfer of funds from the Media Group to the Communications Group should be accounted for as a reduction in the Inter-Group Interest.

    DIVIDENDS. Under the Recapitalization Proposal, the Company intends to retain future earnings of the Media Group, if any, for the development of the Media Group's businesses and does not anticipate paying dividends to the Media Group shareholders in the foreseeable future.

    INDUSTRY SEGMENTS. The accompanying Combined Financial Statements reflect the combined accounts of the businesses comprising the Media Group and their majority-owned subsidiaries, except for the discontinued capital assets segment. Prior to January 1, 1995, the capital assets segment was accounted for as discontinued operations. Effective January 1, 1995, the capital assets segment will be accounted for as a net investment in assets held for sale, as discussed in Note 20 to the Media Group Combined Financial Statements.

    The businesses comprising the Media Group operate in four industry segments, as defined in SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", consisting of multimedia content and services, wireless communications, cable and telecommunications and the discontinued capital assets segment.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

PROPERTY, PLANT AND EQUIPMENT

    The investment in property, plant and equipment is carried at cost, less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. All other repairs and maintenance are expensed when incurred.

    Interest related to qualifying construction projects is capitalized and is reflected as a reduction of interest expense. Amounts capitalized by the Media Group were $8, $5 and $6 in 1994, 1993, and 1992, respectively.

    Depreciation is calculated using the straight-line method. When such depreciable property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income. Depreciable lives follow:

Buildings...................................................  15 to 25 years
Cellular systems............................................  3 to 20 years
Cable distribution systems..................................  5 to 15 years
General purpose computer and other..........................  3 to 20 years

    Depreciation expense was $121, $113 and $98 in 1994, 1993 and 1992, respectively.

                                     VII-45

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    The costs of identified intangible assets and goodwill are amortized by the straight-line method over periods ranging from five to forty years. These assets are evaluated, with other related assets, for impairment using a discounted cash flow methodology. Amortization expense was $23, $14 and $24 in 1994, 1993 and 1992, respectively.

FOREIGN CURRENCY TRANSLATION

    For international investments, assets and liabilities are translated at year end exchange rates, and income statement items are translated at average exchange rates for the year. Resulting translation adjustments are recorded as a separate component of Media Group equity.

REVENUE RECOGNITION

    Cellular access and cable television revenues are generally billed monthly, in advance, and revenues are recognized the following month when services are provided. Revenues derived from wireless airtime usage are billed and recorded monthly as services are provided. Directory advertising revenues and related directory costs are generally deferred and recognized over the period during which directories are used, normally 12 months.

FINANCIAL INSTRUMENTS

    Net interest income or expense on interest rate swaps is recognized over the life of the swaps as an adjustment to interest expense. Gains and losses on foreign exchange forward, option and combination option contracts, designated as hedges, are included in Media Group equity and recognized in income on sale of the investment.

INCOME TAXES

    The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods in accordance with SFAS No. 109. The Company implemented SFAS No. 109, "Accounting for Income Taxes," in 1993. Adoption of the new standard did not have a material effect on the financial position or results of operations, primarily because of the Company's earlier adoption of SFAS No. 96.

EARNINGS PER COMMON SHARE

    Historical earnings per share is omitted from the statements of operations because the Media Stock was not part of the capital structure of the Company for the periods presented. Pro forma earnings per share, reflecting the Media Stock issued under the Recapitalization Proposal, is presented in the Media Group Combined Statements of Operations for 1994.

NOTE 2: RELATED PARTY TRANSACTIONS
    Related party transactions for the Media Group follow.

CUSTOMER LISTS, BILLING AND COLLECTION, AND OTHER SERVICES

    The domestic publishing operations purchase customer lists, billing and collection and other services from the Communications Group. The data and services are purchased at fully distributed cost or at a market price in accordance with regulatory requirements. The charges for these services were $27, $26 and $25 for December 31, 1994, 1993 and 1992, respectively.

                                     VII-46

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 2: RELATED PARTY TRANSACTIONS (CONTINUED)
TELECOMMUNICATIONS SERVICES

    The domestic wireless operations purchase telecommunications network access and usage from the Communications Group. The charges for these services were $30, $24, and $22 in 1994, 1993 and 1992, respectively.

TIME WARNER ENTERTAINMENT

    Notes payable to TWE are $771 and $1,005 at December 31, 1994 and 1993, respectively.

NOTE 3: ACQUISITION OF ATLANTA SYSTEMS
    On December 6, 1994, the Company acquired the stock of Wometco Cable Corp. and subsidiaries, and the assets of Georgia Cable Partners and Atlanta Cable Partners L.P. (the "Atlanta Systems"), for cash of $745 and 12,779,206 U S WEST common shares valued at $459, for a total purchase price of approximately $1.2 billion. The Atlanta Systems' results of operations have been included in the combined results of operations of the Media Group since the date of acquisition.

    The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired (primarily identified intangibles) based on their estimated fair values. The identified intangibles and goodwill are being amortized on a straight-line basis over 25 years.

    Following are summarized, combined, unaudited pro forma results of operations for the Media Group for the years ended December 31, 1994 and 1993, assuming the acquisition occurred as of the beginning of the respective periods:

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1994       1993
                                                                         ---------  ---------
Revenue................................................................  $   2,098  $   1,749
Net income (loss)......................................................        265         (8)
Pro forma earnings per average common share (1)........................       0.57     --

- ------------------------
(1) Reflects the pro forma Media Group shares after giving effect to the Recapitalization Proposal and includes the pro forma effect of issuing additional shares as of January 1, 1994 to acquire the Atlanta Systems.

NOTE 4: INDUSTRY SEGMENTS
    In accordance with generally accepted accounting principles, industry segment data is presented for the combined operations of the Media Group. The Company's equity method investments and discontinued operations are excluded from segment data and are included in "Corporate and other".

    The multimedia content and services segment consists of the publishing of White and Yellow Pages telephone directories, database marketing services and interactive services in domestic and international markets. The wireless communications segment provides information products and

                                     VII-47

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 4: INDUSTRY SEGMENTS (CONTINUED)
services over wireless networks in 13 western and midwestern states. The cable and telecommunications segment was created with the acquisition of the Atlanta Systems on December 6, 1994 (see Note 3 to the Combined Financial Statements) and provides cable television services to the metropolitan Atlanta area. Industry segment financial information follows:

                                           MULTIMEDIA                                              CORPORATE
                                          CONTENT AND       WIRELESS            CABLE AND          AND OTHER
1994                                      SERVICES (1)   COMMUNICATIONS   TELECOMMUNICATIONS (2)      (5)      COMBINED
- ----------------------------------------  ------------   --------------   ----------------------   ---------   --------
Sales and other revenues................     $1,075          $  781               $   18            $   34      $1,908
Operating income (loss) from continuing
 operations.............................        396              88                 --                 (79)        405
Identifiable assets.....................        644           1,286                1,459             4,005       7,394
Depreciation and amortization...........         30             102                    6                 6         144
Capital expenditures....................         42             274                    2                25         343

1993
- ----------------------------------------
Sales and other revenues (3)............        956             561                 --                  32       1,549
Operating income (loss) from continuing
 operations (4).........................        356             (29)                --                 (69)        258
Identifiable assets.....................        450           1,175                 --               3,821       5,446
Depreciation and amortization...........         16             104                 --                   7         127
Capital expenditures....................         32             175                 --                   8         215

1992
- ----------------------------------------
Sales and other revenues (3)............        949             407                 --                  28       1,384
Operating income (loss) from continuing
 operations.............................        375               5                 --                 (67)        313
Identifiable assets.....................        444           1,110                 --               1,576       3,130
Depreciation and amortization...........         15              89                 --                  18         122
Capital expenditures....................         38             124                 --                   7         169

- ------------------------------
(1) Includes revenue from directory publishing activities in Europe of $78 and $7 and identifiable assets of $155 and $4 for 1994 and 1993, respectively.

(2) Results of operations have been included since date of acquisition, December 6, 1994.

(3) In 1992, certain rural markets in the wireless communications segment were accounted for under the equity method. Beginning in 1993, these markets were consolidated. Wireless sales and other revenues would increase $35 if these rural markets were consolidated in 1992.

(4) Includes pretax restructuring charges of $50 and $70 for the multimedia content and services and wireless communications segments, respectively.

(5) The Company's equity method investments and discontinued operations are included in "Corporate and other."

    Intrasegment sales are not material. Operating income represents sales and other revenues less operating expenses, and excludes interest expense, equity losses in unconsolidated ventures, other income (expense) and income taxes. Identifiable assets are those assets used in each segment's operations.
Corporate and other assets consist primarily of cash, marketable securities, investments in international ventures, investment in Time Warner Entertainment, net assets of discontinued operations and assets not directly employed in revenue generation. Corporate and other operating losses includes general corporate expenses and administrative costs primarily associated with the Media Group investments.

                                     VII-48

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 5: INVESTMENT IN TIME WARNER ENTERTAINMENT
    On September 15, 1993, U S WEST acquired 25.51 percent pro-rata priority capital and residual equity interests ("equity interests") in Time Warner Entertainment Company, L.P. ("TWE") for an aggregate purchase price of $2.553 billion, consisting of $1.532 billion in cash and $1.021 billion in the form of a four-year promissory note bearing interest at a rate of 4.391 percent per annum. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner Inc., consisting primarily of its filmed entertainment, programming-HBO and cable businesses. As a result of U S WEST's admission to the partnership, certain wholly owned subsidiaries of Time Warner Inc. ("General Partners") and subsidiaries of Toshiba Corporation and ITOCHU Corporation hold equity interests of 63.27, 5.61 and 5.61 percent, respectively. In connection with the TWE investment, U S WEST acquired 12.75 percent of the common stock of Time Warner Entertainment Japan Inc., a joint venture established to expand and develop the market for entertainment services in Japan.

    U S WEST has an option to increase its equity interests in TWE from 25.51 up to 31.84 percent depending upon cable operating performance, as defined in the TWE Partnership Agreement. The option is exercisable, in whole or part, between January 1, 1999, and May 31, 2005, for an aggregate cash exercise price of $1.25 billion to $1.8 billion, depending upon the year of exercise. Either TWE or U S WEST may elect that the exercise price for the option be paid with partnership interests rather than cash.

    Pursuant to the TWE Partnership Agreement, there are four levels of capital. From the most to least senior, the capital accounts are: senior preferred (held by the General Partners); pro rata priority capital (A preferred -- held pro rata by all partners); junior priority capital (B preferred -- all held by the General Partners); and common (residual equity interests held pro rata by all partners). Of the $2.553 billion contributed by U S WEST, $1.658 billion represents A preferred capital and $895 represents common capital. The TWE
Partnership Agreement provides for special allocations of income and distributions of partnership capital, which are based on the fair value of assets contributed to the partnership. Partnership income, to the extent earned, is allocated as follows: (1) to the partners so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership was taxed as a corporation ("special tax income"); (2) to the partners' preferred capital accounts in order of priority shown above, at various rates of return ranging from 8 percent to 13.25 percent; and (3) to the partners' common capital according to their residual partnership interests. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the unearned portion is carried over until satisfied out of future partnership income. Partnership losses generally will be allocated in reverse order, first to eliminate prior allocations of partnership income, except senior preferred and special tax income, next to reduce initial capital amounts, other than senior preferred, then to reduce the senior preferred account and finally, to eliminate special tax income. Also, the senior preferred is scheduled to be distributed in three annual installments beginning July 1, 1997.

                                     VII-49

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 5: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)
    A summary of the contributed capital and limitations on the allocation of partnership income follows:

                                                                              TIME
                                                 INITIAL        INCOME       WARNER
                                                 CAPITAL     ALLOCATIONS    GENERAL     U S
PRIORITY OF CONTRIBUTED CAPITAL                AMOUNTS (A)    LIMITED TO    PARTNERS    WEST    ITOCHU   TOSHIBA
- ---------------------------------------------  -----------   ------------   --------   ------   ------   -------
                                                             (% PER ANNUM
                                                              COMPOUNDED
                                                              QUARTERLY)
                                                                                       (OWNERSHIP %)
Special tax allocations......................    $    0        No limit        *         *        *         *
Senior Preferred.............................     1,400           8.00%        100.00%   --       --       --
Pro rata priority capital....................     5,600          13.00%(b)      63.27% 25.51%    5.61%    5.61%
Junior priority capital (d)..................     2,600          13.25%(c)     100.00%   --       --       --
Residual equity interests....................     3,300        No limit         63.27% 25.51%    5.61%    5.61%

- ------------------------------

*    as necessary
(a) Excludes partnership income or loss (to the extent earned) allocated thereto.
(b)  11.0% to the extent concurrently distributed.
(c)  11.25% to the extent concurrently distributed.
(d) Junior priority capital is subject to retroactive adjustment based on TWE's operating performance over five and ten year periods.

    Beginning July 1, 1994, the TWE Partnership Agreement generally permits cash distributions to the partners to pay applicable taxes on their allocable taxable income from TWE. In addition, beginning July 1, 1995, and subject to restricted payment limitations and availability under the applicable financial ratios contained in the TWE Credit Agreement, distributions other than tax-related distributions are also permitted. For distributions other than those related to taxes or the senior preferred, the TWE Partnership Agreement requires certain cash distribution thresholds be met to the limited partners before the General Partners receive their full share of distributions. No cash distributions were made to U S WEST in 1994.

    The Media Group accounts for its investment in TWE under the equity method of accounting. The excess of fair market value over the book value of total partnership net assets implied by the Company's investment is $5.7 billion. This excess is being amortized on a straight-line basis over 25 years. The Media Group's recorded share of TWE operating results represents allocated TWE net income or loss adjusted for the amortization of the excess of fair market value over the book value of the partnership net assets. As a result of this amortization and the special income allocations described above, the Media Group's recorded pretax share of TWE's 1994 and 1993 operating results was ($18) and ($20), respectively.

    As consideration for its expertise and participation in the cable operations of TWE, the Media Group earns a management fee of $130 over five years, which is payable over a four-year period beginning in 1995. Management fees of $26 and $8 were recorded to other income in 1994 and 1993, respectively.

                                     VII-50

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (Dollars in millions)

NOTE 5: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)

    Summarized financial information for TWE is presented below:

                                                                                     YEAR ENDED DECEMBER
                                                                                             31,
                                                                                     --------------------
SUMMARIZED OPERATING RESULTS                                                           1994       1993
- -----------------------------------------------------------------------------------  ---------  ---------
Revenue............................................................................  $   8,460  $   7,946
Operating expenses (1).............................................................      7,612      7,063
Interest and other expense, net (2)................................................        647        611
                                                                                     ---------  ---------
Income before income taxes and extraordinary items.................................        201        272
Income before extraordinary item...................................................        161        208
                                                                                     ---------  ---------
Net income.........................................................................  $     161  $     198
                                                                                     ---------  ---------
                                                                                     ---------  ---------

- ------------------------

(1) Includes depreciation and amortization of $943 and $902, in 1994 and 1993, respectively.

(2)  Includes corporate services of $60 in 1994 and 1993.

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                    ----------------
SUMMARIZED FINANCIAL POSITION                        1994     1993
- --------------------------------------------------  -------  -------
Current assets (3)................................  $ 3,573  $ 3,745
Non-current assets (4)............................   15,089   14,218
Current liabilities...............................    2,857    2,265
Non-current liabilities...........................    7,909    8,162
Senior preferred capital..........................    1,663    1,536
Partners' capital (5).............................    6,233    6,000

- ------------------------

(3)  Includes cash of $1,071 and $1,338 in 1994 and 1993, respectively.

(4)  Includes loan receivable from Time Warner of $400 in 1994.

(5) Net of a note receivable from U S WEST of $771 and $1,005 in 1994 and 1993, respectively.

    In early 1995, Time Warner Inc. announced its intention to simplify its corporate structure by establishing a separate, self-financing enterprise to house its cable and telecommunications properties. Any change in the structure of TWE would require the Company's approval in addition to certain creditors and regulatory approvals.

NOTE 6: INVESTMENTS IN INTERNATIONAL VENTURES
    The majority of the Company's investments in international ventures consist of wireless communications, and combined cable television and telecommunications networks. The investments are located primarily in the United Kingdom and other parts of Europe. The most significant of these investments are TeleWest
Communications plc ("TeleWest"), a combined cable television and telecommunications network, and Mercury One-2-One, a 50-50 joint venture between the U S WEST and Cable & Wireless plc offering personal communications services. TeleWest and Mercury One-2-One are located in the United Kingdom.

    TeleWest made an initial public offering of its ordinary shares in November 1994. Following the offering, in which the Company sold 24.4 percent of its joint venture interest, the Company owns approximately 37.8 percent of TeleWest. Net proceeds of approximately $650 are being used by

                                     VII-51

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 6: INVESTMENTS IN INTERNATIONAL VENTURES (CONTINUED)
TeleWest to finance construction and operations costs, invest in affiliated companies and repay debt. It is the Company's policy to recognize as income any gains or losses related to the sale of stock to the public. The Media Group recognized a gain of $105 in 1994, net of $59 in deferred taxes, for the partial sale of its joint venture interest in TeleWest.

    The following table shows summarized combined financial information for the Media Group's significant equity method international ventures.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                               -------------------------------
COMBINED OPERATIONS                                                              1994       1993       1992
- -----------------------------------------------------------------------------  ---------  ---------  ---------
Revenue......................................................................  $     580  $     296  $     156
Operating expenses...........................................................        684        354        159
Depreciation and amortization................................................        140         60         37
                                                                               ---------  ---------  ---------
  Operating loss.............................................................       (244)      (118)       (40)
Interest and other, net......................................................        (75)       (40)       (53)
                                                                               ---------  ---------  ---------
  Net loss before extraordinary item.........................................       (319)      (158)       (93)
Extraordinary item...........................................................         11     --         --
                                                                               ---------  ---------  ---------
  Net loss...................................................................  $    (308) $    (158) $     (93)
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

                                                                                         DECEMBER 31,
                                                                                     --------------------
COMBINED FINANCIAL POSITION                                                            1994       1993
- -----------------------------------------------------------------------------------  ---------  ---------
Current assets.....................................................................  $     714  $     258
Property, plant and equipment -- net...............................................      1,462        812
Other assets.......................................................................        343        341
                                                                                     ---------  ---------
  Total assets.....................................................................  $   2,519  $   1,411
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Current liabilities................................................................  $     344  $     207
Long-term debt.....................................................................        463        296
Other liabilities..................................................................         71         38
Owners' equity.....................................................................      1,641        870
                                                                                     ---------  ---------
  Total liabilities and equity.....................................................  $   2,519  $   1,411
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE 7: RESTRUCTURING CHARGES
    The Media Group's 1993 results reflect $120 of restructuring charges (pretax). The restructuring charges include only specific, incremental and direct costs which can be estimated with reasonable accuracy and are clearly identifiable with the resturcturing plan. The related restructuring plan is designed to provide faster, more responsive customer services, while reducing the costs of providing these services and to implement new technology to improve wireless call quality, increase capacity and expand services.

                                     VII-52

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 7: RESTRUCTURING CHARGES (CONTINUED)
    Following is a schedule of the costs included in the 1993 restructuring charges and amounts remaining at December 31, 1994:

                                                                         RESTRUCTURING    BALANCE AT DECEMBER
                                                                            CHARGES            31, 1994
                                                                        ---------------  ---------------------
Asset write-down......................................................     $      65           $  --
Systems development...................................................            40                  30
Employee separation costs and other...................................            15                  10
                                                                               -----                 ---
Total.................................................................     $     120           $      40
                                                                               -----                 ---
                                                                               -----                 ---

    During 1993, the Media Group's wireless subsidiary replaced substantially all of its cellular network equipment, consisting primarily of cell site electronics and switching equipment, in certain of its major market areas. The Media Group recorded a pretax charge of $65 in connection with this transaction, net of a minority interest component of $5, to record the displaced equipment at net realizable value. Systems development costs include the replacement of existing, single-purpose systems used in the publishing businesses with new systems designed to provide integrated, end-to-end customer service. Other costs consist primarily of employee separation costs including severance payments, health care coverage and postemployment education benefits and relocation costs. The restructuring will occur over a three year period ending in 1996.

    The Media Group's 1991 restructuring plan included a pretax charge of $87 due to the write-off of certain intangible and other assets. The balance of the unused reserve at December 31, 1993, was $30. All expenditures pursuant to the 1991 plan were completed by the end of 1994.

NOTE 8: PROPERTY, PLANT AND EQUIPMENT
    The composition of property, plant and equipment follows:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1994       1993
                                                                                        ---------  ---------
Land and buildings....................................................................  $     151  $     114
Cellular systems......................................................................        585        481
Cable distribution systems............................................................        148     --
General purpose computer and other....................................................        412        325
Construction in progress..............................................................        140         68
                                                                                        ---------  ---------
                                                                                            1,436        988
Less accumulated depreciation.........................................................        480        387
                                                                                        ---------  ---------
Property, plant and equipment -- net..................................................  $     956  $     601
                                                                                        ---------  ---------
                                                                                        ---------  ---------

                                     VII-53

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 9: INTANGIBLE ASSETS

    The composition of intangible assets follows:

                                                    DECEMBER 31,
                                                    ------------
                                                     1994   1993
                                                    ------  ----
Identified intangibles, primarily franchise
 value............................................  $1,166  $187
Goodwill..........................................     762   399
                                                    ------  ----
                                                     1,928   586
  Less accumulated amortization...................      70    72
                                                    ------  ----
Total intangible assets...........................  $1,858  $514
                                                    ------  ----
                                                    ------  ----

NOTE 10: DEBT

SHORT-TERM DEBT

    The components of short-term debt follow:

                                                                                           DECEMBER 31,
                                                                                       --------------------
                                                                                         1994       1993
                                                                                       ---------  ---------
Commercial paper.....................................................................  $     868  $      --
Current portion of long-term debt....................................................        561        442
Allocated to discontinued operations -- net..........................................       (200)       (48)
                                                                                       ---------  ---------
Total................................................................................  $   1,229  $     394
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    The weighted average interest rate on commercial paper was 6.04 percent at December 31, 1994.

    U S WEST maintains short-term lines of credit aggregating approximately $1.3 billion which is available to the Media Group as well as the unregulated subsidiaries of the Communications Group in accordance with their borrowing needs.

                                     VII-54

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 10: DEBT (CONTINUED)
LONG-TERM DEBT

    Interest rates and maturities of long-term debt at December 31 follow:

                                                                        MATURITIES
                                                  -------------------------------------------------------    TOTAL      TOTAL
INTEREST RATES                                      1996       1997       1998       1999     THEREAFTER     1994       1993
- ------------------------------------------------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Up to 5%........................................  $     271  $  --      $  --      $  --       $  --       $     271  $     568
Above 5% to 6%..................................         13     --         --         --          --              13     --
Above 6% to 7%..................................     --         --         --         --          --          --         --
Above 7% to 8%..................................        300     --         --         --             757       1,057      1,338
Above 8% to 9%..................................         28     --         --            126          40         194        254
Above 9% to 10%.................................     --             29     --             15          35          79         79
                                                  ---------  ---------  ---------  ---------       -----   ---------  ---------
                                                  $     612  $      29  $  --      $     141   $     832   $   1,614  $   2,239
                                                  ---------  ---------  ---------  ---------       -----
                                                  ---------  ---------  ---------  ---------       -----
Capital lease obligations and other.............                                                                   5     --
Unamortized discount -- net.....................                                                                (524)      (740)
Allocated to discontinued operations
 -- net.........................................                                                                (510)      (367)
                                                                                                           ---------  ---------
Total...........................................                                                           $     585  $   1,132
                                                                                                           ---------  ---------
                                                                                                           ---------  ---------

    Long-term debt consists principally of debentures and medium-term notes, debt associated with the Company's Leveraged Employee Stock Ownership Plans (LESOP), and zero coupon, subordinated notes convertible at any time into U S WEST common shares. The zero coupon notes have a yield to maturity of approximately 7.3 percent and are recorded at a discounted value of $234 in 1994 and $299 in 1993.

    Interest payments, net of amounts capitalized, were $174, $277 and $286 for 1994, 1993 and 1992, respectively, of which $103, $212 and $220 relate to discontinued operations, respectively.

    U  S WEST  has issued  a letter of  credit, which  expires in  July 1995, in
conjunction  with   its   investment  in   Binariang   Sdn  Bhd,   a   Malaysian
telecommunications company, for $110.

                                     VII-55

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 11: LEASING ARRANGEMENTS
    The Company has entered into operating leases for office facilities, equipment and real estate. Rent expense under operating leases was $63, $57 and $60 in 1994, 1993 and 1992, respectively. Minimum future lease payments as of December 31, 1994, under non-cancelable operating leases, follow:

YEAR
- --------------------------------------------------------------------------------------
1995..................................................................................  $      50
1996..................................................................................         42
1997..................................................................................         34
1998..................................................................................         27
1999..................................................................................         22
Thereafter............................................................................        115
                                                                                        ---------
Total.................................................................................  $     290
                                                                                        ---------
                                                                                        ---------

NOTE 12: DERIVATIVE FINANCIAL INSTRUMENTS
    The Media Group is exposed to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the Company to manage these risks.

INTEREST RATE RISK MANAGEMENT

    Interest rate swap agreements are used to manage the Media Group's market exposure to fluctuations in interest rates. Swap agreements are primarily used to effectively convert existing commercial paper to fixed-rate debt. This allows the Company to achieve interest savings over issuing fixed-rate debt directly. Additionally, the Company has entered into interest rate swaps to effectively terminate existing swaps.

    Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed- and variable-rate terms of the swap agreements. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense.

    The  following  table  summarizes terms  of  swaps pertaining  to  the Media
Group's continuing operations as of December 31, 1994. Variable rates are indexed to the 30 day commercial paper rate.

                                                                                                     WEIGHTED AVERAGE RATE
                                                                                                     ----------------------
CONTINUING OPERATIONS                                               NOTIONAL AMOUNT     MATURITIES     RECEIVE       PAY
- ----------------------------------------------------------------  -------------------  ------------  -----------  ---------
Variable to fixed...............................................       $      75        1995-2004          6.06        9.17
Fixed to variable...............................................               5           1995            6.61        5.87

                                     VII-56

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 12: DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table summarizes terms of swaps pertaining to discontinued operations as of December 31, 1994. Variable rates are indexed to three- and six-month LIBOR.

                                                                                                   WEIGHTED AVERAGE RATE
                                                                                                   ----------------------
DISCONTINUED OPERATIONS                                            NOTIONAL AMOUNT    MATURITIES     RECEIVE       PAY
- ----------------------------------------------------------------  -----------------  ------------  -----------  ---------
Variable to fixed (1)...........................................      $     380       1996-1997          5.69        9.03
Fixed to variable (1)...........................................            380       1996-1997          7.29        5.80
Variable rate basis adjustment (2)..............................             10          1997            5.89        7.04

- ------------------------

(1) The fixed to variable swap has the same terms as the variable to fixed swap and was entered into to terminate the variable to fixed swap. The net interest cost on the swaps is a cost of discontinued operations and is included in the discontinued operations loss provision.

(2) Variable rate debt based on treasuries is swapped to a LIBOR-based interest rate.

    The counterparties to these derivative contracts are major financial institutions. The Media Group is exposed to credit loss in the event of non-performance by these counterparties. The Company manages this exposure by monitoring the credit standing of the counterparty and establishing dollar and term limitations which correspond to the respective credit rating of each counterparty. The Company does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

FOREIGN EXCHANGE RISK MANAGEMENT

    The Company enters into forward and option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations.

    The Company enters into forward contracts to exchange currencies at agreed rates on specified future dates. This allows the Media Group to fix the cost of firm foreign commitments. The commitments and the forward contracts are for periods up to one year. The gain or loss on forward contracts designated as hedges of firm foreign investment commitments are included in Media Group equity and are recognized in income on sale of the investment. The gain or loss on the forward contract designated as a hedge of foreign denominated loans made to wholly owned subsidiaries are recorded at market value with the gain or loss recorded in income. The gain or loss on the portion of the forward contract designated to offset the translation of investee net income is recorded at market value with the gain or loss recorded in income.

    The Company also enters into foreign exchange combination option contracts to protect against adverse changes in foreign exchange rates. These option contracts combine purchased options to cap the foreign exchange rate and written options to finance the premium of the purchased options. The commitments and combination option contracts are for periods up to one year. Gains or losses on the contracts, designated as hedges of firm investment commitments, are included in Media Group equity and are recognized in income upon sale of the investment.

    The counterparties to these contracts are major financial institutions. The Company is exposed to credit loss in the event of non-performance by these counterparties. The Company does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

                                     VII-57

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 12: DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    At   December  31,  1994,  the  Media  Group  had  outstanding  forward  and combination option contracts to purchase British pounds in the notional amounts of $135 and $35, respectively. All contracts mature within one year.

    Cumulative deferred credits on foreign exchange contracts of $7 and deferred
charges   of  $25,  including  deferred  taxes   (benefits)  of  $3  and  ($10),
respectively, are included in Media Group equity at December 31, 1994.

NOTE 13: FAIR VALUES OF FINANCIAL INSTRUMENTS
    Fair values of cash equivalents, other current amounts receivable and payable, and short-term debt approximate carrying values due to their short-term nature.

    The fair values of mandatorily redeemable preferred stock, foreign exchange forward and combination option contracts and long-term receivables approximate the carrying values.

    The fair values of interest rate swaps are based on estimated amounts the Company would receive or pay to terminate such agreements taking into account current interest rates and creditworthiness of the counterparties.

    The fair value of long-term debt, including discontinued operations, is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates.

                                                                                   1994                    1993
                                                                          ----------------------  ----------------------
                                                                           CARRYING      FAIR      CARRYING      FAIR
CONTINUING AND DISCONTINUED OPERATIONS                                       VALUE       VALUE       VALUE       VALUE
- ------------------------------------------------------------------------  -----------  ---------  -----------  ---------
Debt (includes short-term portion)......................................   $   3,097   $   3,100   $   3,022   $   3,139
Interest rate swap agreements -- assets.................................      --          --          --             (28)
Interest rate swap agreements -- liabilities............................      --              20      --              89
                                                                          -----------  ---------  -----------  ---------
Debt -- net.............................................................   $   3,097   $   3,120   $   3,022   $   3,200
                                                                          -----------  ---------  -----------  ---------
                                                                          -----------  ---------  -----------  ---------

NOTE 14: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION
    U S WEST has 50,000,000 authorized shares of preferred stock. On September 2, 1994, U S WEST issued to Fund American Enterprises Holdings Inc. ("FFC") 50,000 shares of a class of newly created 7 percent Series B Cumulative Redeemable Preferred Stock for a total of $50. (See Note 20 to the Combined Financial Statements.) The preferred stock was attributed to the Media Group and recorded at fair market value of $51. U S WEST has the right, commencing five years from September 2, 1994, to redeem the shares for one thousand dollars per share plus unpaid dividends and a redemption premium. The shares are mandatorily redeemable in year ten at face value plus unpaid dividends. At the option of FFC, the preferred stock also can be redeemed for common shares of Financial Security Assurance, a member of the capital assets segment.

                                     VII-58

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 15: MEDIA GROUP EQUITY

MEDIA GROUP EQUITY

    The following analyzes the Media Group equity for the periods presented:

                                                                                    DECEMBER 31,
                                                                           -------------------------------
                                                                             1994       1993       1992
                                                                           ---------  ---------  ---------
Balance at beginning of period...........................................  $   3,139  $   2,265  $   2,057
Net income...............................................................        276          3        201
Equity issuances.........................................................        790        786     --
Market value adjustment for securities...................................        (64)        35     --
Foreign currency translation adjustment..................................          6         (1)       (41)
Company LESOP guarantee..................................................         56         51         48
                                                                           ---------  ---------  ---------
Balance at end of period.................................................  $   4,203  $   3,139  $   2,265
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Included   in  Media  Group  equity   is  the  cumulative  foreign  currency
translation adjustment of $(29) and $(35) at December 31, 1994 and 1993, respectively.

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLANS (LESOP)

    U S WEST maintains employee savings plans for management and occupational employees under which the Company matches a certain percentage of eligible contributions made by the employees with shares of Company stock. The Company established two LESOPs in 1989 to provide the Company stock used for matching contributions to the savings plans.

    The long-term debt of the LESOP trusts, which is unconditionally guaranteed by the Company, is included in the accompanying combined balance sheets and corresponding amounts have been recorded as reductions to Media Group equity. The trusts will repay the debt with contributions from the Communications Group and the Media Group, and certain dividends received on shares held by the LESOP. Total Company contributions to the trusts (excluding dividends) were $80, $75 and $78 (which includes contributions of $68, $68 and $67 from the Communications Group) in 1994, 1993 and 1992, respectively, of which $19, $24 and $28, respectively, have been classified as interest expense. The Company recognizes expense based on the cash payments method. Dividends on unallocated shares held by the LESOP were $11, $14 and $17 in 1994, 1993 and 1992, respectively. Tax benefits related to dividend payments on LESOP shares have been allocated to the Communications Group.

NOTE 16: STOCK INCENTIVE PLANS
    Since the Media Stock was not part of the capital structure of the Company for the periods presented, there were no stock options outstanding. See the Company's Consolidated Financial Statements and related notes set forth in Annex V for information regarding stock incentive plans.

NOTE 17: EMPLOYEE BENEFITS

PENSION PLAN

    The Media Group and the Communications Group participate in the defined benefit pension plan sponsored by U S WEST. The employees of the Media Group are covered by the plan except for employees of Southern Multimedia Communications, which owns the Atlanta Systems, and most foreign national employees. Since plan assets are not segregated into separate accounts or restricted to providing benefits to employees of the Media Group, assets of the plan may be used to provide benefits to employees of both the Media Group and the Communications Group. In the event the

                                     VII-59

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 17: EMPLOYEE BENEFITS (CONTINUED)
single employer pension plan sponsored by U S WEST would be separated into two or more plans, guidelines in the Internal Revenue Code dictate how assets of the plan must be allocated to the new plans. U S WEST currently has no intention to split the plan.

    Management benefits are based on a final pay formula while occupational benefits are based on a flat benefit formula. U S WEST uses the projected unit credit method for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. The Company's policy is to fund amounts required under the Employee Retirement Income Security Act of 1974 ("ERISA") and no funding was required in 1994, 1993 or 1992. Should funding be required in the future, funding amounts would be allocated to the Media Group based upon the ratio of salaries of the Media Group to total salaries of plan participants. Prior to January 1, 1993, U S WEST maintained separate defined benefit pension plans for management and occupational employees.

    The composition of U S WEST's net pension credit and the actuarial assumptions of the plan follow:

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1994       1993       1994
                                                                            ---------  ---------  ---------
Details of pension credit:
  Service cost -- benefits earned during the period.......................  $     197  $     148  $     141
  Interest cost on projected benefit obligation...........................        561        514        480
  Actual return on plan assets............................................        188     (1,320)      (411)
  Net amortization and deferral...........................................       (946)       578       (318)
                                                                            ---------  ---------  ---------
Net pension credit........................................................  $       0  $     (80) $    (108)
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    The expected long-term rate of return on plan assets used in determining net pension cost was 8.50 percent for 1994, 9.00 percent for 1993 and 9.25 percent for 1992.

    The funded status of the U S WEST plan follows:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1993
                                                                                     ---------  ---------
Accumulated benefit obligation, including vested benefits of $5,044 and $5,286,
 respectively......................................................................  $   5,616  $   5,860
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Plan assets at fair value, primarily stocks and bonds..............................  $   8,388  $   8,987
Less: Projected benefit obligation.................................................      7,149      7,432
                                                                                     ---------  ---------
Plan assets in excess of projected benefit obligation..............................      1,239      1,555
Unrecognized net (gain) loss.......................................................        161        (70)
Prior service cost not yet recognized in net periodic pension cost.................        (67)       (72)
Balance of unrecognized net asset at January 1, 1987...............................       (785)      (865)
                                                                                     ---------  ---------
Prepaid pension asset..............................................................  $     548  $     548
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                                     VII-60

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 17: EMPLOYEE BENEFITS (CONTINUED)
    The actuarial assumptions used to calculate the projected benefit obligation follow:

                                                                                               DECEMBER 31,
                                                                                           --------------------
                                                                                             1994       1993
                                                                                           ---------  ---------
Discount rate............................................................................       8.00       7.25
Average rate of increase in future compensation levels...................................       5.50       5.50

    Anticipated future benefit changes have been reflected in the above calculations.

    ALLOCATION OF PENSION COSTS. Net pension costs (credit) of the plan are allocated to the Media Group based upon the ratio of salaries of participating employees of the Media Group to total salaries of plan participants. U S WEST believes that allocating pension costs based upon salaries is reasonable since salaries are a primary factor in determining pension costs. The net pension cost allocated to the Media Group was $0, $(9) and $(4) in 1994, 1993 and 1992, respectively. The portion of the projected benefit obligation attributable to the Media Group for December 31, 1994 and 1993 was 5 percent and 4 percent, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Media Group and the Communications Group participate in plans sponsored by U S WEST which provide certain health care and life insurance benefits to retired employees. Effective January 1, 1992, the Media Group adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which mandates that employers reflect in their current expenses the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, the Media Group recognized these costs on a cash basis. Adoption of SFAS No. 106 resulted in a one-time, non-cash charge against the Company's 1992 earnings of $1,741, net of a deferred tax benefit of $1,038, ($45, net of a deferred income tax benefit of $28 for the Media Group), for the prior service of active and retired employees. The effect on the Company's 1992 income from continuing operations of adopting SFAS No. 106 was approximately $47 ($5 for the Media Group).

    U S WEST uses the projected unit credit method for the determination of postretirement medical costs for financial reporting purposes. The composition of net postretirement benefit costs and actuarial assumptions underlying the U S WEST plans follow:

                                                                          YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                                  1994                               1993
                                                    ---------------------------------  ---------------------------------
                                                      MEDICAL      LIFE       TOTAL      MEDICAL      LIFE       TOTAL
                                                    -----------  ---------  ---------  -----------  ---------  ---------
Service cost -- benefits earned during the
 period...........................................   $      62   $      13  $      75   $      60   $      11  $      71
Interest on accumulated benefit
 obligation.......................................         221          39        260         235          36        271
Actual return on plan assets......................           3           1          4         (73)        (52)      (125)
Net amortization and deferral.....................         (68)        (31)       (99)         27          22         49
                                                         -----         ---  ---------  -----------        ---  ---------
Net postretirement benefit costs..................   $     218   $      22  $     240   $     249   $      17  $     266
                                                         -----         ---  ---------  -----------        ---  ---------
                                                         -----         ---  ---------  -----------        ---  ---------


                                                                  1992
                                                    ---------------------------------
                                                      MEDICAL      LIFE       TOTAL
                                                    -----------  ---------  ---------
Service cost -- benefits earned during the
 period...........................................   $      57   $      10  $      67
Interest on accumulated benefit
 obligation.......................................         223          33        256
Actual return on plan assets......................         (19)        (29)       (48)
Net amortization and deferral.....................      --          --         --
                                                         -----         ---  ---------
Net postretirement benefit costs..................   $     261   $      14  $     275
                                                         -----         ---  ---------
                                                         -----         ---  ---------

    The expected long-term rate of return on plan assets used in determining postretirement benefit costs was 8.50 percent for 1994 and 9.00 percent in 1993 and 1992.

                                     VII-61

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 17: EMPLOYEE BENEFITS (CONTINUED)
    The funded status of the U S WEST plans follows:

                                                                                DECEMBER 31,
                                                      ----------------------------------------------------------------
                                                                   1994                             1993
                                                      -------------------------------  -------------------------------
                                                       MEDICAL     LIFE       TOTAL     MEDICAL     LIFE       TOTAL
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation
 attributable to:
  Retirees..........................................  $   1,733  $     248  $   1,981  $   1,795  $     311  $   2,106
  Fully eligible plan participants..................        264         38        302        274         48        322
  Other active plan participants....................        940        135      1,075        983        170      1,153
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Total accumulated postretirement benefit
 obligation.........................................      2,937        421      3,358      3,052        529      3,581
Unrecognized net gain (loss)........................        243         90        333         65        (25)        40
Fair value of plan assets, primarily stocks, bonds
 and life insurance (1).............................       (894)      (374)    (1,268)      (613)      (388)    (1,001)
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Accrued postretirement benefit obligation...........  $   2,286  $     137  $   2,423  $   2,504  $     116  $   2,620
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------
(1)  Medical plan assets include U S WEST common stock of $164 in 1994.

    The actuarial assumptions used to calculate the accumulated postretirement benefit obligation follow:

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1994       1993
                                                                                          ---------  ---------
Discount rate...........................................................................       8.00       7.25
Medical trend*..........................................................................       9.70      10.30

- ------------------------
* Medical cost trend rate gradually declines to an ultimate rate of 6 percent in 2006.

    A 1-percent increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of the U S WEST 1994 net postretirement benefit costs by approximately $50 and increased the 1994 accumulated postretirement benefit obligation by approximately $450.

    Anticipated  future   benefit  changes   have   been  reflected   in   these
postretirement benefit calculations.

    PLAN ASSETS. Assets of the postretirement medical and life plans may be used to provide benefits to employees of both the Media Group and Communications Group since plan assets are not legally restricted to providing benefits to employees of either Group. In the event that either plan sponsored by U S WEST would be separated into two or more plans, there are no guidelines in the Internal Revenue Code for allocating the assets to the new plans. U S WEST allocates the assets based on historical contributions for postretirement medical costs and the ratio of salaries for life plan participants. U S WEST currently has no intention to split the plans.

    POSTRETIREMENT MEDICAL COSTS. The service and interest components of net postretirement medical benefit costs are calculated for the Media Group based upon the population characteristics of the group. Since funding of postretirement medical costs is voluntary, return on assets is attributed to the

                                     VII-62

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 17: EMPLOYEE BENEFITS (CONTINUED)
Media Group based upon historical funding. The Media Group has historically funded the maximum annual tax deductible contribution for management employees and the amount of annual expense for occupational employees. The Media Group periodically reviews its funding strategy and future funding amounts, if any, will be based upon the cash requirements of the Group.

    Net postretirement medical benefit costs recognized by the Media Group for 1994, 1993 and 1992 was $11, $11 and $10, respectively. The percentage of medical assets attributed to the Media Group, based upon historical voluntary contributions, at December 31, 1994 and 1993 was 5 percent and 6 percent, respectively. The percentage of the accumulated postretirement medical benefit obligation attributed to the Media Group was 3 percent at December 31, 1994 and 1993.

    ALLOCATION OF POSTRETIREMENT LIFE COSTS. Net postretirement life costs, and funding requirements, if any, are allocated to the Media Group in the same manner as pensions. The Company will generally fund the amount allowed for tax purposes and no funding of postretirement life insurance occurred in 1994, 1993 and 1992. U S WEST believes its method of allocating postretirement life costs is reasonable.

    Net postretirement life benefit costs allocated to the Media Group for 1994, 1993 and 1992 was $3, $3 and $2, respectively. The percentage of the accumulated postretirement life benefit obligation attributed to the Media Group was 10 percent at December 31, 1994 and 1993.

OTHER POSTRETIREMENT BENEFITS

    The Media Group adopted, effective January 1, 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS No. 112 resulted in a one-time, non-cash charge against the Company's 1992 earnings of $53, net of a deferred income tax benefit of $32 ($3, net of a deferred income tax benefit of $2 for the Media Group).

NOTE 18: INCOME TAXES
    The components of the provision for income taxes follow:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
Federal:
  Current.......................................................................  $      50  $      72  $      85
  Deferred......................................................................        118        (30)        (2)
                                                                                  ---------        ---  ---------
                                                                                        168         42         83
                                                                                  ---------        ---  ---------
State and local:
  Current.......................................................................         (6)        23         15
  Deferred......................................................................         42         (4)         7
                                                                                  ---------        ---  ---------
                                                                                         36         19         22
                                                                                  ---------        ---  ---------
Provision for income taxes......................................................  $     204  $      61  $     105
                                                                                  ---------        ---  ---------
                                                                                  ---------        ---  ---------

                                     VII-63

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 18: INCOME TAXES (CONTINUED)
    The Company paid income taxes of $313, $391 and $459 in 1994, 1993 and 1992, respectively, of which $(178), $94 and $45 related to the Media Group, including discontinued operations. The Media Group had taxes payable of $88 and $11 to the Company, including discontinued operations, as of December 31, 1994 and 1993, respectively.

    The effective tax rate differs from the statutory tax rate as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1993       1992
                                                                                   ---------  ---------  ---------
                                                                                            (IN PERCENT)
Federal statutory tax rate.......................................................       35.0       35.0       34.0
State income taxes -- net of federal effect......................................        4.9        6.6        5.8
Foreign tax -- net of federal effect.............................................        1.9         .6     --
Restructuring charge.............................................................     --            1.1     --
Other............................................................................         .7       (1.5)       2.0
                                                                                         ---        ---        ---
Effective tax rate...............................................................       42.5       41.8       41.8
                                                                                         ---        ---        ---
                                                                                         ---        ---        ---

    The components of the net deferred tax liability follow:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1994       1993
                                                                                        ---------  ---------
Property, plant and equipment.........................................................  $      76  $      41
Leases................................................................................        684        657
State deferred taxes -- net of federal effect.........................................        174         96
Intangible assets.....................................................................        164     --
Investment in partnerships............................................................        142         46
Other.................................................................................         13          9
                                                                                        ---------  ---------
Deferred tax liabilities..............................................................      1,253        849
                                                                                        ---------  ---------
Postemployment benefits, including pension............................................         29          4
Restructuring, discontinued operations and other......................................        130        214
State deferred taxes -- net of federal effect.........................................         38         37
Other.................................................................................         86         76
                                                                                        ---------  ---------
Deferred tax assets...................................................................        283        331
                                                                                        ---------  ---------
Net deferred tax liability............................................................  $     970  $     518
                                                                                        ---------  ---------
                                                                                        ---------  ---------

    The current portion of the deferred tax asset was $52 and $28 at December 31, 1994 and 1993, respectively, resulting primarily from restructuring charges and compensation-related items.

    On August 10, 1993, federal legislation was enacted which increased the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect on deferred taxes of the 1993 increase in income tax rates was $20 related to discontinued operations.

    The net deferred tax liability includes $678 in 1994 and $607 in 1993 related to discontinued operations.

                                     VII-64

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 19: AIRTOUCH JOINT VENTURE
    During 1994, the Company signed a definitive agreement with AirTouch Communications to combine their domestic cellular assets. The initial equity ownership of this cellular joint venture will be approximately 70 percent AirTouch and approximately 30 percent Media Group. The combination will take place in two phases. Upon receiving regulatory approval, anticipated during the third quarter of 1995, Phase I of the joint venture will begin. The two companies will operate their cellular properties separately during this phase. A Wireless Management Company will be formed in Phase I to provide centralized services to both companies on a contract basis. In Phase II, AirTouch and the Company will contribute their domestic cellular assets to the newly formed venture. This phase will occur within four years, upon obtaining interim relief, or earlier, at AirTouch's option.

    Had the Media Group recognized 30 percent of the combined earnings of the joint venture beginning January 1, 1994, Media Group net income for the year ended December 31, 1994 would have increased by approximately $30.

NOTE 20: NET ASSETS OF DISCONTINUED OPERATIONS

    The Combined Financial Statements of the Media Group include the discontinued operations of the capital assets segment. During the second quarter of 1993, the U S WEST Board of Directors approved a plan to dispose of the capital assets segment through the sale of segment assets and businesses. Accordingly, the Media Group recorded an after-tax charge of $100 for the estimated loss on disposition. An additional provision of $20 is related to the effect of the 1993 increase in federal income tax rates. The capital assets segment includes activities related to financial services and financial guarantee insurance operations. Also included in the segment is U S WEST Real Estate, Inc., for which disposition was announced in 1991 and a $500 valuation allowance was established to cover both carrying costs and losses on disposal of related properties.

    Effective January 1, 1995, the capital assets segment will be accounted for in accordance with Staff Accounting Bulletin No. 93, issued by the Securities Exchange Commission, which requires discontinued operations not disposed of within one year of the measurement date to be accounted for prospectively in continuing operations as a net investment in assets held for sale. The net realizable value of the assets will be reevaluated on an ongoing basis with adjustments to the existing reserve, if any, being charged to continuing operations. Prior to January 1, 1995, the entire capital assets segment was accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30.

    During 1994, U S WEST reduced its ownership interest in Financial Security Assurance Holdings, Ltd. ("FSA"), a member of the capital assets segment, to
60.9 percent, and its voting interest to 49.8 percent through a series of transactions. In May and June 1994, U S WEST sold 8.1 million shares of FSA, including 2 million shares sold to Fund American Enterprises Holdings Inc. ("FFC"), in an initial public offering of FSA common stock at $20 per share. The Company received $154 in net proceeds from the offering. On September 2, 1994, U S WEST issued to FFC 50,000 shares of cumulative redeemable preferred stock for a total of $50. (See Note 14 to the Combined Financial Statements.) FFC's voting interest in FSA is 21 percent, achieved through a combination of direct share ownership of common and preferred FSA shares, and a voting trust agreement with U S WEST. The Media Group retained certain risks in asset-backed obligations related to the commercial real estate portfolio.

                                     VII-65

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 20: NET ASSETS OF DISCONTINUED OPERATIONS (CONTINUED)
    FFC has a right of first offer and a call right to purchase from U S WEST up to 9.0 million shares, or approximately 57 percent, of outstanding FSA stock held by U S WEST. U S WEST anticipates its ownership will be further reduced by 1996. The fair value of the call right was $22 (based on the Black-Scholes model) at December 31, 1994, with no carrying value.

    During 1994, U S WEST Real Estate, Inc. sold twelve buildings, six parcels of land and other assets for approximately $327. Two additional properties were sold in 1995 for approximately $47. During 1993, five properties were sold for approximately $66. The sales were in line with Company estimates. Proceeds from building sales were primarily used to repay related debt. The Company has completed all construction of existing buildings in the commercial real estate portfolio and expects to substantially complete the liquidation of this portfolio by 1998. The remaining balance of assets subject to sale is approximately $596, net of reserves, as of March 31, 1995.

    In December 1993, the Company sold $2.0 billion of finance receivables and the business of U S WEST Financial Services, Inc. to NationsBank Corporation. Sales proceeds of $2.1 billion were used primarily to repay related debt. The pretax gain on the sale of approximately $100, net of selling expenses, was in line with management's estimate and was included in the Media Group's estimate of provision for loss on disposal. The management team that previously operated the entire capital assets segment transferred to NationsBank.

    Building sales and operating revenues of discontinued operations were $553 in 1994, $710 in 1993 and $672 in 1992. Income from discontinued operations for 1993 (to June 1) and 1992 totaled $38 and $103, respectively. Income (loss) from discontinued operations subsequent to June 1, 1993 through December 31, 1994 was deferred and is included within the provision for loss on disposal.

                                     VII-66

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 20: NET ASSETS OF DISCONTINUED OPERATIONS (CONTINUED)
    The  assets  and  liabilities  of  the  capital  assets  segment  have  been
separately  classified  on  the  Combined  Balance  Sheets  as  net  assets   of
discontinued operations.

    The components of net assets of discontinued operations follow:

NET ASSETS OF DISCONTINUED OPERATIONS

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1993
                                                                                     ---------  ---------
ASSETS
Cash and cash equivalents..........................................................  $       7  $      24
Finance receivables -- net.........................................................      1,073      1,131
Investment in real estate -- net of valuation allowance............................        465        711
Bonds at market value..............................................................        155        895
Investment in FSA..................................................................        329     --
Other assets.......................................................................        362        600
                                                                                     ---------  ---------
Total assets.......................................................................  $   2,391  $   3,361
                                                                                     ---------  ---------
                                                                                     ---------  ---------
LIABILITIES
Debt...............................................................................  $   1,283  $   1,496
Deferred income taxes..............................................................        693        681
Accounts payable, accrued liabilities and other....................................        103        244
Unearned premiums..................................................................     --            346
Minority interests.................................................................         10         40
                                                                                     ---------  ---------
Total liabilities..................................................................      2,089      2,807
                                                                                     ---------  ---------
Net assets of discontinued operations..............................................  $     302  $     554
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Finance receivables primarily consist of contractual obligations under long-term leases which the Company intends to run off. These long-term leases consist mostly of leveraged leases related to aircraft and power plants. For leveraged leases, the cost of the assets leased is financed primarily through non-recourse debt which is netted against the related lease receivable.

    The components of finance receivables follow:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1993
                                                                                     ---------  ---------
Receivables........................................................................  $   1,095  $   1,208
Unguaranteed estimated residual values.............................................        467        477
                                                                                     ---------  ---------
                                                                                         1,562      1,685
Less: Unearned income..............................................................        459        490
     Credit loss and other allowances..............................................         30         64
                                                                                     ---------  ---------
Finance receivables -- net.........................................................  $   1,073  $   1,131
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Investments in securities that are designated as available for sale are carried at market value. Any resulting unrealized gains or losses, net of applicable deferred income taxes, are reflected as a

                                     VII-67

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 20: NET ASSETS OF DISCONTINUED OPERATIONS (CONTINUED) component of Media Group equity. The 1994 net unrealized losses of $64 (net of a deferred tax benefit of $34) and the 1993 net unrealized gain of $35 (net of deferred taxes of $19), are included in Media Group equity.

    The amortized cost and estimated market value of investments in securities follow:

                                        DECEMBER 31, 1994                            DECEMBER 31, 1993
                           -------------------------------------------   ------------------------------------------
                                         GROSS        GROSS                           GROSS        GROSS
MARKETABLE DEBT            CARRYING   UNREALIZED    UNREALIZED   FAIR    CARRYING   UNREALIZED   UNREALIZED   FAIR
SECURITIES                  AMOUNT       GAINS      LOSSES(1)    VALUE    AMOUNT      GAINS        LOSSES     VALUE
- -------------------------  --------   -----------   ----------   -----   --------   ----------   ----------   -----
Municipal................    $113       --             $13       $100      $742        $51           $1       $792
Other....................      65       --              10         55        99          4         --          103
                                           --                                                        --
                           --------                    ---       -----   --------      ---                    -----
Total....................    $178       --             $23       $155      $841        $55           $1       $895
                                           --                                                        --
                                           --                                                        --
                           --------                    ---       -----   --------      ---                    -----
                           --------                    ---       -----   --------      ---                    -----

- ------------------------------
(1) The Media Group equity at December 31, 1994, includes a net unrealized loss on marketable debt securities of $49 (net of a deferred tax benefit of $26) associated with the Media Group's equity investment in FSA.

DEBT

    Interest rates and maturities of debt associated with the capital assets segment at December 31 follow:

                                                MATURITIES
                                ------------------------------------------   TOTAL   TOTAL
INTEREST RATES                  1995  1996   1997  1998   1999  THEREAFTER    1994    1993
- ------------------------------  ----  ----   ----  ----   ----  ----------   ------  ------
Up to 5%......................  $ 50  $--    $--   $--    $--       $5       $   55  $  496
Above 5% to 6%................     5   --      10   --     --     --             15       5
Above 6% to 7%................   100   --      54   --     --     --            154      54
Above 7% to 8%................     7     5      5   --     --     --             17      26
Above 8% to 9%................   --     35    --    --     150       4          189     264
Above 9% to 10%...............    61   --      48     5    --     --            114     177
Above 10%.....................   --    --     --     29    --     --             29      29
Commercial paper rates........   --    --     --    --     --     --           --        30
                                                                    --
                                ----  ----   ----  ----   ----               ------  ------
                                $223  $ 40   $117  $ 34   $150      $9          573   1,081
                                                                    --
                                                                    --
                                ----  ----   ----  ----   ----
                                ----  ----   ----  ----   ----
Allocated from continuing
 operations -- net............                                                  710     415
                                                                             ------  ------
Total.........................                                               $1,283  $1,496
                                                                             ------  ------
                                                                             ------  ------

    Debt of $119 and $124 at December 31, 1994 and 1993, respectively, was collateralized by first deeds of trust on associated real estate, assignment of rents from leases, and operating and management agreements.

                                     VII-68

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 20: NET ASSETS OF DISCONTINUED OPERATIONS (CONTINUED)
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK -- FINANCIAL GUARANTEES

    The Media Group retained certain risks in asset-backed obligations related to the commercial real estate portfolio. The principal amounts insured on the asset-backed and municipal obligations follow. The 1994 amounts do not include the financial guarantees of FSA which is now accounted for under the equity method.

                                                                          ASSET-BACKED (1)       MUNICIPAL (2)
                                                                            DECEMBER 31,          DECEMBER 31,
                                                                        --------------------  --------------------
TERM TO MATURITY                                                          1994       1993       1994       1993
- ----------------------------------------------------------------------  ---------  ---------  ---------  ---------
0 to 5 Years..........................................................  $     540  $   5,955  $  --      $   1,888
5 to 10 Years.........................................................        537      2,050     --          2,771
10 to 15 Years........................................................        391      1,286     --          2,176
15 to 20 Years........................................................     --            593     --          2,346
20 and Above..........................................................     --          2,501     --          4,606
                                                                        ---------  ---------  ---------  ---------
Total.................................................................  $   1,468  $  12,385  $  --      $  13,787
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

- ------------------------

(1) Excludes amounts ceded to other insurers of $6,210 in 1993 and includes $25 of assumed obligations in 1993.

(2) Excludes amounts ceded to other insurers of $5,576 in 1993 and includes $1,218 of assumed obligations in 1993.

    The principal amount of insured obligations in the municipal portfolio, net of amounts ceded, include the following types of issues:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
TYPE OF ISSUE                                                                                  1994       1993
- -------------------------------------------------------------------------------------------  ---------  ---------
General obligation.........................................................................  $  --      $   3,487
Tax-backed revenue.........................................................................     --          2,919
Housing revenue............................................................................     --          1,879
Municipal utility revenue..................................................................     --          1,783
Health care revenue........................................................................     --          1,399
Transportation revenue.....................................................................     --            710
Other......................................................................................     --          1,610
                                                                                             ---------  ---------
Total......................................................................................  $  --      $  13,787
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                                     VII-69

                              U S WEST MEDIA GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

NOTE 20: NET ASSETS OF DISCONTINUED OPERATIONS (CONTINUED)
    Concentrations  of   collateral   associated   with   insured   asset-backed
obligations, net of amounts ceded, follow:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
TYPE OF COLLATERAL                                                                              1994       1993
- --------------------------------------------------------------------------------------------  ---------  ---------
Residential mortgages.......................................................................  $  --      $   3,874
Consumer receivable.........................................................................     --          1,443
Securities:
  Government debt...........................................................................     --          2,039
  Non-government securities.................................................................     --          1,709
Commercial mortgages:
  Commercial real estate....................................................................        530        809
  Corporate secured.........................................................................        888      1,018
Investor-owned utility first mortgage bonds.................................................     --            772
Other asset-backed..........................................................................         50        721
                                                                                              ---------  ---------
Total.......................................................................................  $   1,468  $  12,385
                                                                                              ---------  ---------
                                                                                              ---------  ---------

ADDITIONAL FINANCIAL INFORMATION

    Information for U S WEST Financial Services, Inc., a member of the capital assets segment, follows:

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                            -------------------------------
SUMMARIZED OPERATING RESULTS                                                                  1994       1993       1992
- ------------------------------------------------------------------------------------------  ---------  ---------  ---------
Revenues..................................................................................  $      54  $     410  $     302
Income before parent support and income taxes.............................................      *          *             83
Income before parent support..............................................................      *          *             55
Net income................................................................................      *          *             55

                                                                                                   DECEMBER 31,
                                                                                               --------------------
SUMMARIZED FINANCIAL POSITION                                                                    1994       1993
- ---------------------------------------------------------------------------------------------  ---------  ---------
Net finance receivables......................................................................  $     981  $   1,020
Total assets.................................................................................      1,331      1,797
Total debt...................................................................................        533        957
Total liabilities............................................................................      1,282      1,748
Shareowner's equity..........................................................................         49         49

*Results of US WEST Financial Services, Inc. and included in discontinued operations.

                                     VII-70

                                                                      ANNEX VIII

                     ILLUSTRATIONS OF INTER-GROUP INTEREST

    The following illustrations demonstrate the calculations of the creation and changes in the Communications Group's Inter-Group Interest in the Media Group based on the assumptions set forth herein. In the illustrations below, (i) 2 billion shares of Media Stock are assumed to be authorized for issuance, of which 500 million shares have been deemed to represent 100% of the common stockholders' equity of the Company attributable to the Media Group, (ii) 500 million shares of Communications Stock are assumed to be issued and outstanding and (iii) no shares, therefore, are assumed to be initially issuable with respect to the Communications Group's Inter-Group Interest in the Media Group (the "Number of Shares Issuable with Respect to the Inter-Group Interest"). Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding.

    At any given time, the fractional interest in the equity value of the Company attributable to the Media Group ("Equity Value") that is intended to be represented by the outstanding shares of Media Stock (the "Outstanding Media Fraction") would be equal to:

                             Outstanding Shares of
                                  Media Stock
              ----------------------------------------------------
              Outstanding Shares of Media Stock + Number of Shares
               Issuable with respect to the Inter-Group Interest

    The balance of the Equity Value of the Media Group is intended to be represented by the Communications Group's Inter-Group Interest and, at any given time, the fractional interest in the Equity Value of the Communications Group that is intended to be represented by the Inter-Group Interest (the "Inter-Group Interest Fraction") would be equal to:

                         Number of Shares Issuable with
                      Respect to the Inter-Group Interest
              ----------------------------------------------------
              Outstanding Shares of Media Stock + Number of Shares
               Issuable with Respect to the Inter-Group Interest

The sum of the Outstanding Media Fraction and the Inter-Group Interest Fraction would always equal 100%.

PUBLIC OFFERING OF MEDIA STOCK

    The following illustrations reflect an assumed sale by the Company of 10 million shares of Media Stock in a public offering of Media Stock.

    Assume all of such shares are identified as sold for the account of the Media Group as an increase in its equity, with the net proceeds reflected entirely in the financial statements of the Media Group.

Shares previously issued and outstanding.......................  500 million
Newly issued shares for account of Media Group.................   10 million
                                                                 -----------
  Total issued and outstanding after initial public offering...  510 million
                                                                 -----------
                                                                 -----------

    - The Number of Shares Issuable with Respect to the Inter-Group Interest (0) would remain unchanged.

                                     VIII-1

    - As a result, the issued and outstanding shares (510 million) would represent an Outstanding Media Fraction of 100%, calculated as follows:

                                     510 million

                                   ---------------
                                     510 million

      The Inter-Group Interest Fraction would accordingly be zero.

    - The  Company would  have 1,490 million  authorized and  unissued shares of
      Media  Stock  remaining   (2  billion   minus  510   million  issued   and
      outstanding).

REPURCHASE OF MEDIA STOCK

    The following illustrations reflect an assumed repurchase by the Company of 50 million shares of Media Stock for the account of the Communications Group.

    Assume all such shares are identified as repurchased for the account of the Communications Group as a creation of an Inter-Group Interest in the Media Group, with the financial statements of the Communications Group being charged entirely with the consideration paid for such shares.

Shares previously issued and outstanding.......................  500 million
Shares repurchased for the account of Communications Group.....   50 million
                                                                 -----------
  Total issued and outstanding after repurchase................  450 million
                                                                 -----------
                                                                 -----------

    - The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by the number of any shares of Media Stock repurchased for the account of the Communications Group.

Number of Shares Issuable with Respect to the Inter-Group
 Interest prior to repurchase...................................           0
Number of shares repurchased for the account of Communications
 Group..........................................................  50 million
                                                                  ----------
Number of Shares Issuable with Respect to the Inter-Group
 Interest after repurchase......................................  50 million
                                                                  ----------
                                                                  ----------

    - As  a result, the total issued  and outstanding shares (450 million) would
      in  the  aggregate  represent  an  Outstanding  Media  Fraction  of   90%,
      calculated as follows:

                                     450 million

                             ---------------------------
                              450 million + 50 million

      The Inter-Group Interest Fraction would accordingly be increased to 10%.

    - In this case, in the event of any dividend or other distribution paid on the outstanding shares of Media Stock (other than a dividend or other distribution payable in shares of Media Stock), the financial statements of the Communications Group would be credited, and the financial statements of the Media Group would be charged, with an amount equal to 11% (representing the ratio of the Number of Shares Issuable with Respect to the Inter-Group Interest (50 million) to the total number of shares of Media Stock issued and outstanding following the repurchase (450 million)) of the aggregate amount of such dividend or distribution.

    - The Company would have 1,550 million authorized and unissued shares of such Media Stock
     (2 billion minus 450 million issued and outstanding).

MEDIA STOCK DIVIDENDS

    The following illustrations reflect assumed dividends of Media Stock on outstanding shares of Media Stock and outstanding shares of Communications Stock, respectively, after the assumed repurchase of 50 million shares of Media Stock for the account of the Communications Group.

                                     VIII-2

    MEDIA STOCK DIVIDEND ON MEDIA STOCK

    Assume the Company declares a dividend of 1/10 of a share of Media Stock on each outstanding share of Media Stock.

Shares previously issued and outstanding.......................  450 million
Newly issued shares for account of Media Group.................   45 million
                                                                 -----------
  Total issued and outstanding after dividend..................  495 million
                                                                 -----------
                                                                 -----------

    - The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased proportionately to reflect the stock dividend payable in shares of Media Stock to holders of shares of Media Stock. That is, the Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by a number equal to 11% (representing the ratio of the Number of Shares Issuable with Respect to the Inter-Group Interest (50 million) to the number of shares of Media Stock issued and outstanding (450 million), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend or outstanding shares of Media Stock (45 million), or 5 million.

Number of Shares Issuable with Respect to the Inter-Group
 Interest prior to dividend.....................................  50 million
Proportionate increase to reflect dividend of shares on
 outstanding shares of Media Stock..............................   5 million
                                                                  ----------
Number of Shares Issuable with Respect to the Inter-Group
 Interest after dividend........................................  55 million
                                                                  ----------
                                                                  ----------

    - As a result, the total issued and outstanding shares (495 million) would in the aggregate continue to represent an Outstanding Media Fraction of 90%, calculated as follows:

                                     495 million

                             ---------------------------
                              495 million + 55 million

      The Inter-Group Interest Fraction would accordingly continue to be 10%.

    - The Company would have 1,505 million authorized and unissued shares of Media Stock
     (2 billion minus 495 million issued and outstanding).

    MEDIA STOCK DIVIDEND ON COMMUNICATIONS STOCK

    Assume the Company declares a dividend of 1/20 of a share of Media Stock on each outstanding share of Communications Stock.

Shares previously issued and outstanding.......................  450 million
Newly issued shares for account of Communications Group........   25 million
                                                                 -----------
  Total issued and outstanding after dividend..................  475 million
                                                                 -----------
                                                                 -----------

    - Any dividend of shares of Media Stock to the holders of shares of Communications Stock would be treated as a dividend of shares issuable with respect to the Communications Group's Inter-

                                     VIII-3

      Group Interest. As a result, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Media Stock distributed to the holders of Communications Stock.

Number of Shares Issuable with Respect to the Inter-Group
 Interest prior to dividend.....................................  50 million
Number of shares dividend on outstanding shares of
 Communications Stock...........................................  25 million
                                                                  ----------
Number of Shares Issuable with Respect to the Inter-Group
 Interest after dividend........................................  25 million
                                                                  ----------
                                                                  ----------

    - As a result, the total issued  and outstanding shares (475 million)  would
      in   the  aggregate  represent  an  Outstanding  Media  Fraction  of  95%, calculated as follows:

                                     475 million

                             ---------------------------
                              475 million + 25 million

      The Inter-Group Interest Fraction would accordingly be reduced to 5%. Note, however, that after the dividend, the holders of Communications Stock would also hold 25 million shares of Media Stock, which would be intended to represent a 5% interest in the Equity Value attributable to the Media Group (together with the 5% Inter-Group Interest of the Communications Group).

    - The Company would have 1,525 million authorized and unissued shares of such Media Stock
     (2 billion minus 475 million issued and outstanding).

TRANSFER OF ASSETS BETWEEN COMMUNICATIONS GROUP AND MEDIA GROUP

    CONTRIBUTION OF ASSETS FROM COMMUNICATIONS GROUP TO MEDIA GROUP

    The following illustration reflects the assumed contribution by the Communications Group to the Media Group, after the assumed repurchase of 50 million shares of Media Stock for the account of the Communications Group, of $100 million of assets allocated to the Communications Group on a date on which the Market Value of the Media Stock is $20 per share.

Shares previously issued and outstanding.......................  450 million
Newly issued shares............................................            0
                                                                 -----------
  Total issued and outstanding after contribution..............  450 million
                                                                 -----------
                                                                 -----------

    - The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased to reflect the contribution to the Media Group of assets theretofore allocated to the Communications Group by the number equal to the value of the assets contributed ($100 million) divided by the Market Value of the Media Stock at that time ($20), or 5 million shares.

Number of Shares Issuable with Respect to the Inter-Group
 Interest prior to contribution.................................  50 million
Increase to reflect contribution to Media Group of assets
 allocated to the Communications Group..........................   5 million
                                                                  ----------
Number of Shares Issuable with Respect to the Inter-Group
 Interest after contribution....................................  55 million
                                                                  ----------
                                                                  ----------

    - As  a result, the total issued  and outstanding shares (450 million) would
      in  the  aggregate  represent  an  Outstanding  Media  Fraction  of   89%,
      calculated as follows:

                                     450 million

                             ---------------------------
                              450 million + 55 million

                                     VIII-4

      The Inter-Group Interest Fraction would accordingly be increased to 11%.

    - The Company would have 1,550 million authorized and unissued shares of Media Stock
     (2 billion minus 450 million issued and outstanding).

    TRANSFER OF ASSETS FROM MEDIA GROUP TO COMMUNICATIONS GROUP

    The following illustration reflects the assumed transfer by the Media Group to the Communications Group after the assumed repurchase of 50 million shares of Media Stock for the account of the Communications Group, of $100 million of assets allocated to the Media Group on a date on which the Market Value of Media Stock is $20 per share.

Shares previously issued and outstanding.......................  450 million
Newly issued shares............................................            0
                                                                 -----------
  Total issued and outstanding after transfer..................  450 million
                                                                 -----------
                                                                 -----------

    - The Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased to reflect the transfer to the Communications Group of assets theretofore allocated to the Media Group.

Number of Shares Issuable with Respect to the Inter-Group
 Interest prior to transfer....................................   50 million
Decrease to reflect transfer to Communications Group of assets
 allocated to Media Group......................................    5 million
                                                                 -----------
Number of Shares Issuable with Respect to the Inter-Group
 Interest after transfer.......................................   45 million
                                                                 -----------
                                                                 -----------

    - As a result, the total issued  and outstanding shares (450 million)  would
      in   the  aggregate  represent  an  Outstanding  Media  Fraction  of  91%, calculated as follows:

                                     450 million

                             ---------------------------
                              450 million + 45 million

      The Inter-Group Interest Fraction would accordingly be decreased to 9%.

    - The Company would have 1,550 million authorized and unissued shares of Media Stock
     (2 billion minus 450 million issued and outstanding).

                                     VIII-5

                                                                        ANNEX IX

                           PROPOSED AMENDMENTS TO THE
                         U S WEST, INC. 1994 STOCK PLAN

                                                                         ANNEX X

                           PROPOSED AMENDMENTS TO THE
                   U S WEST, INC. DEFERRED COMPENSATION PLAN

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Registrant's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Registrant's Restated Certificate of Incorporation and By-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by sections 102 and 145 of the DGCL, the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

    The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  2           --      Agreement and Plan of Merger,  dated as of           ,  1995, between U S  WEST,
                      Inc., a Colorado corporation, and U S WEST, Inc., a Delaware corporation, (Annex
                      I   to  the  Proxy  Statement  and  Prospectus  included  in  this  Registration
                      Statement).
 *3-A         --      Restated Certificate of Incorporation of U S WEST, Inc., a Delaware  corporation
                      (Annex  II to the  Proxy Statement and Prospectus  included in this Registration
                      Statement).
 *3-B         --      Bylaws of  U S  WEST,  Inc., a  Delaware corporation  (Annex  III to  the  Proxy
                      Statement and Prospectus included in this Registration Statement).
 *4-A         --      Amended  and Restated Rights Agreement dated as  of          , 1995, between U S
                      WEST, Inc. and State Street Bank and Trust Company as Rights Agent
 *5           --      Opinion of Weil, Gotshal & Manges regarding the legality of the securities being registered.
 *8           --      Opinion  of  Weil,  Gotshal  &  Manges  regarding  certain  federal  income  tax consequences.
 23-A         --      Consents of Coopers & Lybrand L.L.P.
*23-B         --      Consent  of Weil, Gotshal & Manges is contained in the opinions of counsel filed as Exhibits 5 and 8.
 24           --      Powers of Attorney.

- ------------------------
*To be filed by Amendment

ITEM 22.  UNDERTAKINGS.

    The Registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Securities Act, each filing of U S WEST's Annual Report pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, U S WEST, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of May, 1995.

                                          U S WEST, Inc.

                                          By ________/s/_STEPHEN E. BRILZ_______
                                                      Stephen E. Brilz
                                                     ASSISTANT SECRETARY

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

RICHARD D. MCCORMICK*                         Chairman of the Board,
                                               President and Chief Executive
                                               Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

JAMES M. OSTERHOFF*                           Executive Vice President and
                                               Chief Financial Officer

DIRECTORS:

RICHARD B. CHENEY*
REMEDIOS DIAZ-OLIVER*
GRANT A. DOVE*
ALLAN D. GILMOUR*
PIERSON M. GRIEVE*
ALLEN F. JACOBSON*
RICHARD D. MCCORMICK*
JERRY O. WILLIAMS*
MARILYN CARLSON NELSON*
FRANK POPOFF*
SHIRLEY M. HUFSTEDLER*

          *By /s/Stephen E. Brilz
              Stephen E. Brilz
              ATTORNEY-IN-FACT

Dated: May 12, 1995